Exhibit 1.18

MERGER AND LISTING PROSPECTUS	23 October 2020

The Boards of Directors of Altia Plc (“Altia”) and Arcus ASA (“Arcus”) have, on 29 September 2020, signed a combination agreement (the “Combination Agreement”) concerning the combination of their business operations and a merger plan (the “Merger Plan”), according to which Arcus shall be merged into Altia through a statutory cross-border absoprtion merger in such a manner that all assets and liabilities of Arcus shall be transferred without a liquidation procedure to Altia (the “Merger”). The Boards of Directors of Altia and Arcus have on 2 October 2020 proposed that the Extraordinary General Meetings of Altia and Arcus, convened to be held on 12 November 2020, would resolve upon the Merger as set forth in the Merger Plan. The completion of the Merger is subject to, inter alia, approval by the Extraordinary General Meetings of Altia and Arcus, obtaining of necessary regulatory approvals, including merger control approvals by the relevant competition authorities, fulfillment of other conditions to completion set forth in the Combination Agreement and the Merger Plan or waiver of such conditions. Furthermore, it is required for the completion of the Merger that the Combination Agreement has not been terminated in accordance with its provisions, and that the execution of the Merger is registered with the trade register maintained by the Finnish Patent and Registration Office (the “Finnish Trade Register”). Information on the conditions for the completion of the Merger included in the Combination Agreement and the Merger Plan is being presented in the section “Merger of Altia and Arcus – Combination Agreement – Conditions to the Completion of the Merger” and in the Merger Plan, which is attached to this Merger and Listing Prospectus (the “Merger Prospectus”) as Annex D. The Merger shall be completed on the date of registration of the execution of the Merger with the Finnish Trade Register (the “Effective Date”). The planned Effective Date is 1 April 2021 (effective registration time approximately at 00:01:01). The planned Effective Date is not binding and the actual Effective Date may be earlier or later than above date. Arcus shall automatically dissolve on the Effective Date.

The Merger is based on an exchange ratio reflecting a relative value of Altia and Arcus of 53.5:46.5. The shareholders of Arcus shall receive as merger consideration 0.4618 new shares in Altia (the “Merger Consideration Shares”) for each share owned by them in Arcus (the “Merger Consideration”). As the primary alternative, Altia expects to deliver the Merger Consideration Shares through a depository interest arrangement in the Norwegian Verdipapirsentralen (“VPS”). Alternatively, as a secondary alternative the Merger Consideration Shares may be delivered as depository receipts registered in VPS or as directly held shares in the Combined Company in the book-entry securities system maintained by Euroclear Finland Oy (“Euroclear Finland”). The allocation of the Merger Consideration will be based on the shareholding in Arcus at a record date to be set in connection with the completion of the Merger. No Merger Consideration will be distributed to shares in Arcus held by Arcus itself or by Altia. On the date of this Merger Prospectus, the total number of the Merger Consideration Shares to be issued is expected to be approximately 31,409,930 shares and the total number of shares in the Combined Company would thus be 67,550,415 (each a “Share” and collectively the “Shares”). The Merger Consideration Shares shall be registered on the book-entry accounts of the shareholders of Arcus on or about the Effective Date or as soon as possible thereafter in accordance with the practices followed by Euroclear Finland and the VPS. See “Merger of Altia and Arcus – Merger Plan – Merger Consideration”.

Altia has prepared and published this Merger Prospectus in order to issue Merger Consideration Shares to the shareholders of Arcus. Altia intends to apply for the Merger Consideration Shares to be listed on the official list of Nasdaq Helsinki Ltd (“Nasdaq Helsinki”) (the “Listing”). Altia and Arcus will seek to ensure that primarily, the Combined Company’s Shares through a depository interest arrangement, or secondarily, the depository receipts or directly-held Shares in the Combined Company will be subject to a secondary listing on the Oslo Børs in connection with the completion of the Merger or as soon as possible thereafter, for a transitional period of four (4) months from the first day of the secondary listing on the Oslo Børs (the “Secondary Listing”). The trading in the shares of Arcus on Oslo Børs is expected to end at the end of the last trading day preceding the Effective Date and the shares in Arcus are expected to cease to be listed on Oslo Børs as of the Effective Date, at the latest. Information on Altia’s obligation to supplement this Merger Prospectus has been presented in the section “Important Information”. The application for the Listing shall be done prior to the Effective Date. The trading in the Merger Consideration Shares on the official list of Nasdaq Helsinki is expected to begin approximately on the Effective Date or as soon as possible thereafter.

NOT FOR PUBLICATION OR DISTRIBUTION, IN WHOLE OR IN PART, DIRECTLY OR INDIRECTLY, IN OR INTO AUSTRALIA, CANADA, HONG KONG, JAPAN, SOUTH AFRICA OR ANY OTHER JURISDICTION WHERE SUCH PUBLICATION OR DISTRIBUTION WOULD VIOLATE APPLICABLE LAWS OR RULES OR WOULD REQUIRE ADDITIONAL DOCUMENTS TO BE COMPLETED OR REGISTERED OR REQUIRE ANY MEASURE TO BE UNDERTAKEN IN ADDITION TO THE REQUIREMENTS UNDER FINNISH LAW. SEE “IMPORTANT INFORMATION” ON PAGE ii AND “CERTAIN MATTERS” ON PAGES 54–55 BELOW.

Investing in the Combined Company involves a number of risks, see “Risk Factors.”

IMPORTANT INFORMATION

Altia has prepared and published this Merger Prospectus in order to issue Merger Consideration Shares to the shareholders of Arcus and carry out the Listing and the Secondary Listing. The Merger Prospectus has been prepared in accordance with the following regulations: the Finnish Securities Market Act (764/2012, as amended) (the “Finnish Securities Markets Act”), Regulation (EU) 2017/1129 of the European Parliament and of the Council of 14 June 2017, as amended (the “Prospectus Regulation”), Commission Delegated Regulation (EU) 2019/979 of 14 March 2019, supplementing Regulation (EU) 2017/1129 of the European Parliament and of the Council with regard to regulatory technical standards on key financial information in the summary of a prospectus, the publication and classification of prospectuses, advertisements for securities, supplements to a prospectus, and the notification portal, and repealing Commission Delegated Regulation (EU) No 382/2014 and Commission Delegated Regulation (EU) 2016/301, Commission Delegated Regulation (EU) 2019/980 of 14 March 2019 (Annexes 3, 12 and 20) supplementing Regulation (EU) 2017/1129 of the European Parliament and of the Council as regards the format, content, scrutiny and approval of the prospectus to be published when securities are offered to the public or admitted to trading on a regulated market, and repealing Commission Regulation (EC) No 809/2004 (together, the “Delegated Prospectus Regulation”), and the regulations and guidelines issued by the Finnish Financial Supervisory Authority (the “FIN-FSA”). The Merger Prospectus also includes a summary, which has been translated into Finnish. The FIN-FSA has approved the Merger Prospectus as competent authority under the Prospectus Regulation. The Merger Prospectus has been prepared in English and has been approved by the FIN-FSA as the competent authority under the Prospectus Regulation. The FIN-FSA only approves the Merger Prospectus as meeting the standards of completeness, comprehensibility, and consistency imposed by the Prospectus Regulation. Such approval should not be considered an endorsement of the issuer that is the subject of the Merger Prospectus. The Merger Prospectus has been drawn up as a simplified prospectus in accordance with Article 14 of the Prospectus Regulation. The record number of the FIN-FSA’s approval decision concerning the Merger Prospectus is FIVA 49/02.05.04/2020. The Merger Prospectus will be notified to the Financial Supervisory Authority in Norway in accordance with the Prospectus Regulation. This Merger Prospectus will expire after the Listing and the Secondary Listing have taken place or on 22 October 2021, at the latest.

In the Merger Prospectus, prior to the Effective Date, any reference to “Altia” or “Altia Group” means Altia Plc and its subsidiaries on a consolidated basis, except where it is clear from the context that the term means Altia Plc or a particular subsidiary or business group only. Prior to the Effective Date, any reference to “Arcus” or “Arcus Group” means Arcus ASA and its subsidiaries on a consolidated basis, except where it is clear from the context that the term means Arcus ASA or a particular subsidiary or business group only. However, references to the shares, share capital and corporate governance of Altia or Arcus refer to the shares, share capital and corporate governance of Altia Plc or Arcus ASA. The term “Combined Company” shall refer to Altia as of the Effective Date, once Arcus has merged into Altia.

Shareholders and investors should rely solely on the information contained in the Merger Prospectus as well as in the stock exchange releases published by Altia or Arcus. No person has been authorised to provide any information or give any statements other than those provided in the Merger Prospectus. Delivery of the Merger Prospectus shall not, under any circumstances, indicate that the information presented in the Merger Prospectus is correct on any day other than on the date of the Merger Prospectus, or that there would not have been any adverse changes or events after the date of the Merger Prospectus, which could have an adverse effect on Altia’s, Arcus’ or the Combined Company’s business, financial position or results of operations. If a significant new factor, material mistake or material inaccuracy relating to the information included in the Merger Prospectus which may affect the assessment of the securities arises or is noted prior to the Listing, this Merger Prospectus will be supplemented in accordance with the Prospectus Regulation. The obligation to supplement the Merger Prospectus under the Prospectus Regulation will end when the Merger Prospectus expires. Information given in the Merger Prospectus is not a guarantee or grant for future events by Altia or Arcus and shall not be considered as such. Unless otherwise stated, any estimates with respect to market development relating to Altia or Arcus or their industry are based upon reasonable estimates of the management of the respective company that such information concerns.

In a number of jurisdictions, in particular in Australia, Canada, Hong Kong, Japan and South Africa, the distribution of this Merger Prospectus may be subject to restrictions imposed by law (such as registration, admission, qualification and other regulations). No Merger Consideration Shares have been, or will be, registered under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”) or the securities laws of any state of the United States (as such term is defined in Regulation S under the U.S. Securities Act) and may not be offered, sold or delivered, directly or indirectly, in or into the United States absent registration, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the U.S. Securities Act and in compliance with any applicable state and other securities laws of the United States. This Merger Prospectus does not constitute an offer to sell or solicitation of an offer to buy any of the shares in the United States. In addition to Finland, Norway and the United States, no action has been or will be taken by Altia or Arcus to permit the possession or distribution of the Merger Prospectus (or any other offering or publicity materials or application form(s) relating to the Merger) in any jurisdiction where such distribution may otherwise lead to a breach of any law or regulatory requirement. Altia advises persons into whose possession this Merger Prospectus comes to inform themselves of and observe all possible applicable restrictions. The Merger Consideration Shares will be offered and sold in the United States in connection with the Merger in reliance upon the exemption from the registration requirements of the U.S. Securities Act provided by Rule 802 thereunder, see “Certain Matters – Notice to Shareholders in the United States” on pages 54–55 below.

Neither the Merger Prospectus, any notification nor any other merger material may be distributed or published in any jurisdiction except under circumstances that will result in compliance with any applicable laws and regulations. Neither Altia, Arcus nor financial advisors of Altia and Arcus accept any legal responsibility for persons who have obtained the Merger Prospectus in violation of these restrictions, irrespective of whether these persons are prospective recipients of the Merger Consideration Shares. No actions have been taken to register or qualify the Merger Consideration Shares for public offer in any jurisdiction other than Finland, Norway and the United States.

Any disputes arising in connection with this Merger Prospectus will be settled exclusively by a court of competent jurisdiction in Finland. Investors must not construe the contents of this Merger Prospectus as legal, investment or tax advice. Each investor should consult such investor’s own counsel, accountant or business advisor as to legal, investment and tax advice and related matters pertaining to the Merger.

Nordea Bank Abp is acting exclusively for Altia in connection with the Merger and for no one else and will not be responsible to anyone other than Altia for providing the protections afforded to its clients or for providing advice in relation to the Merger. ABG Sundal Collier ASA is acting exclusively for Arcus in connection with the Merger and for no one else and will not be responsible to anyone other than Arcus for providing the protections afforded to its clients or for providing advice in relation to the Merger.

TABLE OF CONTENT

IMPORTANT INFORMATION	ii
TABLE OF CONTENT	iii
SUMMARY	1
TIIVISTELMÄ	10
RISK FACTORS	19
Risks Related to the Merger	19
Risks Related to the Combined Company’s Operating Environment	23
Risks Related to the Highly Regulated Nordic Alcohol Market	26
Risks Related to the Combined Company’s Business	29
Risks Related to Financial Position and Financing	41
Risks Related to the Shares in the Combined Company	45
Risks Related to the Delivery of the Merger Consideration Shares and the Listing on Oslo Børs	46
COMPANIES, BOARD OF DIRECTORS, AUDITORS AND ADVISERS	49
CERTAIN MATTERS	51
CERTAIN IMPORTANT DATES	56
EXCHANGE RATES	57
MERGER OF ALTIA AND ARCUS	58
INFORMATION ON THE COMBINED COMPANY	70
ALTIA’S CAPITALISATION AND INDEBTEDNESS	74
SELECTED CONSOLIDATED FINANCIAL INFORMATION	76
UNAUDITED PRO FORMA FINANCIAL INFORMATION	90
INFORMATION ON ALTIA	102
Business of Altia	102
Overview of the Business	102
Business Strategy	104
Financial Targets	104
History	105
Altia’s Business Operations	105
Business segments	110
Investments	112
Property, Plant and Equipment	112
Intellectual Property	112
Sustainability	112
Organisation and Personnel	114
Material Agreements	115
Insurance	116
Legal Proceedings	116
Outlook and Trend Information	117
Overview of Disclosed Information over the Last 12 Months Relevant as at the Date of This Merger Prospectus	122
Altia’s Board of Directors, Management and Auditors	122
Altia’s Shares and Share Capital	129
Altia’s Ownership Structure	130
Altia’s Related Party Transactions	130
INFORMATION ON ARCUS	132
Business of Arcus	132

Overview of the Business	132
Business strategy	133
Financial Targets	134
History	135
Business Areas	135
Investments	137
Properties, Plant and Equipment	137
Intellectual Property	138
Corporate Social Responsibility	138
Organisation and Personnel	139
Material Agreements	140
Insurance	141
Legal Proceedings	141
Outlook and Trend Information	142
Overview of Disclosed Information over the Last 12 Months Relevant as at the Date of This Merger Prospectus	145
Arcus’ Board of Directors, Management and Auditors	145
Arcus’ Shares and Share Capital	150
Arcus’ Ownership Structure	151
Arcus’ Related Party Transactions	153
SHAREHOLDER RIGHTS	154
THE FINNISH SECURITIES MARKETS	158
TAXATION	162
DOCUMENTS ON DISPLAY	170
DOCUMENTS INCORPORATED BY REFERENCE INTO THIS MERGER PROSPECTUS	171
ANNEX A – THE ARTICLES OF ASSOCIATION OF ALTIA	A-1
ANNEX B – THE ARTICLES OF ASSOCIATION OF ARCUS	B-1
ANNEX C – INDEPENDENT AUDITOR’S ASSURANCE REPORT ON THE COMPILATION OF PRO FORMA FINANCIAL INFORMATION INCLUDED IN THIS MERGER PROSPECTUS	C-1
ANNEX D – MERGER PLAN	D-1

SUMMARY

Introduction

This summary should be considered as an introduction to this Merger and Listing Prospectus (the “Merger Prospectus”). Any decision by an investor to invest in the securities issued by Altia Plc should be based on consideration of this Merger Prospectus as a whole. An investor could lose all or part of the invested capital. Where a claim relating to the information contained in this Merger Prospectus is brought before a court, the plaintiff investor might, under the national legislation of the member states, have to bear the costs of translating this Merger Prospectus before the legal proceedings are initiated. Civil liability attaches only to those persons who have tabled the summary including any translation thereof, but only if the summary is misleading, inaccurate, or inconsistent when read together with the other parts of this Merger Prospectus or where it does not provide, when read together with the other parts of this Merger Prospectus, key information in order to aid investors when considering whether to invest in the securities issued by Altia Plc.

The identity and contact details of the issuer are:

Company	Altia Plc
Business identity code	1505555-7
Legal entity identifier (“LEI”)	52990007AXNSS4PNX352
Domicile	Helsinki, Finland
Registered office	Kaapeliaukio 1, FI-00180 Helsinki, Finland

Altia’s shares are subject to trading on Nasdaq Helsinki Ltd (“Nasdaq Helsinki”) under the trading code “Altia” (ISIN code: FI4000292438).

The identity and contact details of the merging company are:

Company	Arcus ASA
Business identity code	987 470 569
LEI	213800Z4X87YPAKKS645
Domicile	Nittedal, Norway
Registered office	Destilleriveien 11, 1481 Hagan, Norway

Arcus’ shares are subject to trading on Oslo Børs under the ticker code “ARCUS” (ISIN code: NO0010776875).

Hereinafter, the term “Combined Company” refers to Altia as of the date of registration of the execution of the merger of Altia and Arcus (the “Effective Date”).

The FIN-FSA has, in its capacity as competent authority under the Prospectus Regulation, approved the Merger Prospectus on 23 October 2020. The record number of the FIN-FSA’s approval of the Merger Prospectus is FIVA 49/02.05.04/2020. The FIN-FSA’s address is P.O. Box 103, FI-00101 Helsinki, Finland, its telephone number is +358 9 183 51 and its email address is kirjaamo@finanssivalvonta.fi.

Key Information on Altia and Arcus

Who is the Issuer of the Securities?

The issuer’s legal and commercial name is Altia Oyj in Finnish, Altia Abp in Swedish and Altia Plc in English. Altia is a Finnish public limited liability company organised under the laws of Finland and domiciled in Helsinki, Finland, and its LEI is 52990007AXNSS4PNX352.

Principal Activities

Altia is a leading Nordic alcoholic beverage company that operates in the wine and spirits markets in the Nordic countries, and has an existing presence in Estonia and Latvia.1 Altia also has production in Cognac, France. Altia produces, imports, markets, sells and distributes both own and partner brand beverages and exports alcoholic beverages to approximately 30 countries, most of which are in Europe, Asia and North America. Altia comprises three business segments: Finland & Exports, Scandinavia and Altia Industrial. The Finland & Exports and Scandinavia segments comprise importing, sale and marketing of wine, spirits and other beverage product categories. Within the Finland & Exports segment Altia operates in

 _________________________

1 The Company has a leading position in the combined Nordic wine and spirits sector as well as in Finland measured in volume.

Finland, the Baltics and travel retail channels and conducts exports. Within the Scandinavia segment Altia operates in Sweden, Norway and Denmark. The Altia Industrial segment comprises Altia’s production of grain spirit and technical ethanol, starch and feed component, logistics, procurement and manufacturing operations as well as contract services.

Major Shareholders

The following table sets forth the ten largest shareholders of Altia that appear in the shareholder register maintained by Euroclear Finland Oy (“Euroclear Finland”) as at 21 October 2020:

Shareholder	Number of Shares	Percent of shares and votes
Valtion Kehitysyhtiö Vake Oy1)	13,097,481	36.24
Ilmarinen Mutual Pension Insurance Company	1,113,300	3.08
Varma Mutual Pension Insurance Company	1,050,000	2.91
WestStar Oy	655,566	1.81
Veritas Pension Insurance Company Ltd.	420,000	1.16
FIM Fenno Sijoitusrahasto	151,025	0.42
Säästöpankki Kotimaa	150,000	0.42
Petter and Margit Forsström´s Foundation	140,200	0.39
Mandatum Life Insurance Company Limited	138,798	0.38
Sijoitusrahasto Visio Allocator	123,012	0.34
Other shareholders including nominee-registered shareholders	19,101,103	52.85
Total Shares in the Company	36,140,485	100.00

________

1) The State Business Development Company Vake Oy is wholly-owned by the State of Finland.

To the extent known to Altia, Altia is not, directly or indirectly, owned or controlled by any one person. Altia is not aware of any arrangements that may lead to a change of control in Altia.

Chief Executive Officer and Executive Management Team

The following table sets forth the members of Altia’s Executive Management Team as at the date of this Merger Prospectus:

Name	Year of birth	Position	Appointed
Pekka Tennilä	1969	CEO	2014
Janne Halttunen	1970	Senior Vice President, Scandinavia	2017 (member of the Executive Management Team since 2015)
Kari Kilpinen	1963	Senior Vice President, Finland & Exports	2017
Kirsi Lehtola	1963	Senior Vice President, HR	2016
Kirsi Puntila	1970	Senior Vice President, Marketing	2016
Hannu Tuominen	1958	Senior Vice President, Altia Industrial	2009 (member of the Executive Management Team since 2008)

Statutory Auditor

Altia’s statutory auditor is PricewaterhouseCoopers Oy, Authorised Public Accountants, with Authorised Public Accountant Ylva Eriksson as the auditor with principal responsibility. Ylva Eriksson is registered in the register of auditors referred in Section 9 of Chapter 6 of the Auditing Act (1141/2015, as amended).

What Is the Key Financial Information Regarding the Issuer?

The following tables present selected consolidated financial information of Altia as at and for the six months period ended 30 June 2020, and 30 June 2019, and as at and for the financial year ended 31 December 2019. The selected consolidated financial information presented below has been derived from Altia’s unaudited consolidated half-year financial report as at and for the six months ended 30 June 2020 prepared in accordance with “IAS 34 – Interim Financial Reporting”, including the unaudited comparative financial information for the six months ended 30 June 2019, and Altia’s audited consolidated financial statements as at and for the year ended 31 December 2019, prepared in accordance with IFRS as adopted by the EU, all of which are incorporated by reference into this Merger Prospectus.

The following tables set forth a summary of Altia’s key financial information as at the dates and for the periods indicated:

	As at and for the six months ended 30 June		As at and for the year ended 31 December
In EUR million, unless otherwise indicated	2020	2019	2019
	(unaudited)		(audited, unless otherwise indicated)
Income statement and statement of comprehensive income
Net sales	149.3	165.0	359.6
Operating result	9.2	4.5	25.1
Comparable EBITDA	18.8	13.7	44.8
Comparable EBITDA margin, %	12.6	8.3	12.41)
Result for the period	7.5	4.0	18.4
Earnings per share (basic and diluted), EUR	0.21	0.11	0.51
Balance sheet
Total assets	428.9	387.7	400.2
Total equity	149.5	137.6	151.2
Net debt	29.9	81.3	28.91)
Statement of cash flows
Net cash flow from operating activities	10.3	-4.0	52.6
Net cash flow from investing activities	-1.3	-2.2	-6.0
Net cash flow from financing activities	29.9	-7.4	-23.9
________________
1) Unaudited.

There are no qualifications in the audit report relating to Altia’s audited consolidated financial statement as at and for the year ended 31 December 2019.

Who is the Merging Company?

The merging company's legal and commercial name is Arcus ASA. Arcus is a Norwegian public limited liability company organised under the laws of Norway and domiciled in Nittedal, Norway, and its LEI is 213800Z4X87YPAKKS645.

Principal Activities

Arcus is a leading Nordic player in the production, import, sale and distribution of wine and spirits2. Arcus is represented in all Nordic countries, with subsidiary companies in Norway, Sweden, Denmark and Finland, as well as in Germany. Arcus has further exports of spirits to markets outside the Nordic region and Germany, most importantly to the United States. Arcus has three business segments, Wine, Spirits and Logistics. Within the business segment Wine, Arcus offers wines in all price brackets. The majority of the wine portfolio is comprised of a wide variety of partner brands supplied by a large number of international producers, and a limited, but growing, share of the portfolio are Arcus’ own brands that have been developed in-house, specifically customised to target local market preferences in each individual market. Within the business segment Spirits, Arcus’ portfolio consists of iconic Arcus brands with long histories and heritage, as well partner brands. The Spirits business segment is managed from Norway, with the exception of certain Danish brands (Aalborg and Gammel Dansk) which are managed locally but with support from Norway and other countries. The business segment Logistics, operating externally under the Vectura name, is Arcus’ logistics service provider in the Norwegian market.

Major Shareholders

Shareholders owning 5 percent or more of the shares in Arcus have an interest in Arcus’ share capital which is notifiable pursuant to the Norwegian Securities Trading Act. The following table sets forth shareholders owning 5 percent or more of the shares in Arcus, as registered in the Norwegian Central Securities Depositary as of 21 October 2020.

Shareholder	Number of shares	Percent of shares and votes
Canica AS	30,093,077	44.2%
Geveran Trading Co Ltd	6,750,000	9.9%
Other shareholders including nominee-registered shareholders	31,180,178	45.8%
Total Shares in the Company	68,023,255	100.0%

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2 Based on sales data from Vinmonopolet (Norway), Systembolaget (Sweden), Alko (Finland) and Nielsen (Denmark).

To the extent known to Arcus, Arcus is not, directly or indirectly, owned or controlled by any one person. Arcus is not aware of any arrangements that may lead to a change of control in Arcus

Chief Executive Officer and Management Team

The following table sets forth the members of Arcus’ Group Management Team as at the date of this Merger Prospectus:

Name	Position	Appointed
Kenneth Hamnes	Group CEO	2015
Sigmund Toth	Group CFO	2016
Erlend Stefansson	Group Director Spirits	2016
Eirik Andersen	Group Director Wine, Managing Director Vingruppen AS (Wine Norway)	2018
Svante Selling	Managing Director Vingruppen i Norden AB (Wine Sweden)	2018
Petra Thorén	Managing Director Vingruppen Oy (Wine Finland)	2020
David Måsender	Group Director Production	2020
Erik Bern	Group Director CSR, Group Technical Services	2018
Jan-Erik Nilsen	Group Director HR	2019
Per Bjørkum	Group Director IR and Communications	2013
Roar Ødelien	Managing Director Vectura AS	2019

Statutory Auditor

Arcus’ statutory auditor is Ernst & Young AS with Authorised Public Accountant Kjetil Rimstad as the auditor with principal responsibility. Ernst & Young AS is a member of the Norwegian Institute of Public Accountants.

What Is the Key Financial Information Regarding the Merging Company?

The following tables present selected consolidated financial information of Arcus as at and for the six months period ended 30 June 2020 and 30 June 2019, and as at and for the financial year ended 31 December 2019. The selected consolidated financial information presented below has been derived from Arcus’ unaudited consolidated half-year financial report as at and for the six months ended 30 June 2020 prepared in accordance with “IAS 34 – Interim Financial Reporting”, including the unaudited comparative financial information for the six months ended 30 June 2019, and Arcus’ audited consolidated financial statements as at and for the year ended 31 December 2019, prepared in accordance with IFRS as adopted by the EU, all of which are incorporated by reference into this Merger Prospectus.

The following tables set forth a summary of Arcus key financial information as at the dates and for the periods indicated:

	As at and for the six months ended 30 June		As at and for the year ended 31 December
In NOK million, unless otherwise indicated	2020	2019	2019
	(unaudited)		(audited)
Income statement
Total operating revenue	1,378	1,250	2,763
Adjusted EBITDA	186	129	397
Adjusted EBITDA margin %	13.5%	10.3%	14.4%
Adjusted operating result (EBIT)	123	75	277
Adjusted operating margin %	8.9%	6.0%	10.0%
Result for the period	82	8	133
Earnings per share (NOK)	1.19	0.11	1.94
Diluted earnings per share (NOK)	1.12	0.11	1.85
Balance sheet
Total assets	6,011	4,991	5,590
Total equity	1,741	1,521	1,662
Total liabilities	4,270	3,470	3,928
Statement of cash flows
Net cash flow from operating activities	519	-131	292
Net cash flow from investing activities	-24	-7	-71
Net cash flow from financing activities	-84	-198	-284

Unaudited Pro Forma Financial Information

The unaudited pro forma financial information (“Pro Forma Information”) is presented to illustrate the effect to the Merger of Altia and Arcus to Altia’s financial information as if the Merger had been undertaken at an earlier date. The Pro Forma Information has been presented for illustrative purposes only and, therefore, the hypothetical financial position and results of operations therein may differ from the Combined Company’s actual financial position and results of operations. In addition, the unaudited pro forma financial information does not reflect any cost savings, synergy benefits or future integration costs that are expected to be generated or may be incurred as a result of the Merger. The unaudited pro forma income statements for the six months ended 30 June 2020 and for the year ended 31 December 2019 give effect to the Merger as if it had occurred on 1 January 2019. The unaudited pro forma balance sheet as at 30 June 2020 gives effect to the Merger as if it had occurred on that date.

The Pro Forma Information has been compiled in accordance with the Annex 20 to the Commission Delegated Regulation (EU) 2019/980 and on a basis consistent with the accounting principles applied by Altia in its consolidated financial statements prepared in accordance with IFRS. The Merger will be accounted for as a business combination at consolidation using the acquisition method of accounting under the provisions of IFRS with Altia determined as the acquirer of Arcus.

The Pro Forma Information reflects adjustments to historical financial information to give pro forma effect to events that are directly attributable to the Merger and which are factually supportable. The pro forma adjustments include certain assumptions related to the fair value of purchase consideration, the purchase price allocation, accounting policy alignments and other adjustments, which are considered to be reasonable under the circumstances. Considering the ongoing regulatory approval processes which restricts Altia’s access to detailed data of Arcus, the pro forma adjustments presented are preliminary and based on information available at this time, thus subject to change among others due to that the final fair value of the purchase consideration will be determined based on the share price as at the Effective Date, the final purchase price allocation will be based on the fair values of Arcus’ assets acquired and liabilities assumed on the Effective Date and detailed review of Arcus’ accounting policies and financial statements presentation differences can only be done after the Effective Date.

There can be no assurance that the assumptions used in the preparation of the Pro Forma Information will prove to be correct and the final impact of the Merger to the financial information of Altia may materially differ from the pro forma adjustments reflected in the Pro Forma Information. Further, the accounting policies to be applied by the Combined Company in the future may differ from the accounting policies applied in the Pro Forma Information.

The following table set forth a summary of key figures relating to Pro Forma Information as at the dates and for the periods indicated:

	As at and for the six months ended 30 June 2020				For the year ended 31 December 2019
In EUR million, unless otherwise indicated	Altia historical	Arcus reclassified	Merger	Combined Company pro forma	Altia historical	Arcus reclassified	Merger	Combined Company pro forma
Net sales	149.3	127.2	—	276.5	359.6	280.4	—	640.0
Comparable EBITDA	18.8	17.4	—	36.1	44.8	39.9	—	84.7
EBITDA	18.0	15.7	1.1	34.8	43.1	37.9	-25.4	55.6
Operating result	9.2	9.9	-0.5	18.6	25.1	25.8	-29.1	21.8
Result for the period	7.5	7.6	-0.1	14.9	18.4	13.5	-24.7	7.2
Earnings per share – basic, EUR				0.22				0.10
Total assets	428.9	550.9	95.8	1,075.6
Total equity	149.5	159.6	106.0	415.1
Net debt				211.2
Gearing, %				50.9
Equity ratio, %				38.6

What are the Key Risks that Are Specific to the Combined Company?

•	There is no certainty that the Merger will be completed, or the completion may be delayed;

•	the Merger may not necessarily be completed in the manner currently contemplated, which could have a material adverse effect on the estimated benefits of the Merger or the market price of the shares in Altia and/or Arcus;

•	uncertain global economic, political and financial market conditions could have a material adverse effect on the Combined Company’s business, financial condition and results of operations;

•	the Combined Company operates in a very competitive industry and intensifying competition could have a material adverse effect on the Combined Company’s business;

•	changes to legislation regarding state-owned retail monopolies in the Combined Company’s core markets could have a negative impact on the Combined Company’s business;

•	increases in taxes, particularly increases to excise taxes, could adversely affect demand for the Combined Company’s products;

•	the Combined Company may be unsuccessful in fulfilling its strategy or the strategy itself may be unsuccessful, which may lead to the Combined Company not being able to achieve its financial targets and the actual results of operations may differ materially from the financial targets included in this Merger Prospectus;

•	the Combined Company is dependent on the supply of high-quality Finnish grain and Norwegian potato spirits, and changes in the prices or availability of grain and potato spirits or other raw materials, wine, eau-de-vie, supplies and finished products could have an adverse effect on the Combined Company’s business;

•	loss of agreements, unfavourable agreement terms or weakening of the relationships between the Combined Company and the key partners, customers, suppliers and distributors could affect the Combined Company’s business negatively;

•	failures in tender processes, in fulfilling requirements to maintain a product ranking or other requirements related to assortments could affect the Combined Company’s business adversely;

•	the Combined Company’s business may be adversely affected by disruptions and damage in its production and storage plants; and

•	difficulties in accessing additional financing or complying with financial covenants included in the Combined Company’s credit facilities as well as increases in costs of financing could have an adverse effect on the Combined Company’s financial condition and results of operations.

Key Information on the Securities

What Are the Main Features of the Securities?

As at the date of this Merger Prospectus, Altia’s registered share capital is EUR 60,480,378.36 and the number of shares issued is 36,140,485. Altia’s shares have no nominal value, are denominated in euro and all shares issued have been paid in full and issued in accordance with Finnish laws. Altia has one class of shares, the ISIN code of which is FI4000292438.

The shareholders of Arcus shall receive as merger consideration 0.4618 new shares in Altia (the “Merger Consideration Shares”) for each share owned by them in Arcus (the “Merger Consideration”). The Merger Consideration Shares correspond to the existing share class in Altia. Each Merger Consideration Share entitles to one vote at the General Meetings of Altia and all Merger Consideration Shares provide equal rights to dividend and other distributable funds of Altia, including the distribution of Altia’s assets in dissolution. There are no voting restrictions related to the Merger Consideration Shares and they are freely transferrable.

The rights attached to the Merger Consideration Shares are determined by the Finnish Companies Act (624/2006, as amended) (the “Companies Act”) and other applicable Finnish regulation and include, among other things, a pre-emptive right to subscribe for new shares in the Combined Company, right to attend and vote at the General Meetings of the Combined Company, right to dividend and other distributions of equity, and other rights under the Companies Act.

The dividends paid and other unrestricted equity distributed by Altia or Arcus for previous financial years are not an indication of the dividends to be paid by the Combined Company in the future, if any. There can be no assurance that the Combined Company will distribute any dividends or unrestricted equity in the future. The Combined Company will determine its dividend policy after the Effective Date and annually assess the preconditions for distributing dividend or other unrestricted equity.

Where Will the Securities Be Traded?

Altia shall apply for the listing of the Merger Consideration Shares to be issued by Altia to public trading on Nasdaq Helsinki. The listing of and trading in the Merger Consideration Shares shall begin on the Effective Date or as soon as reasonably possible thereafter.

Altia and Arcus will seek to ensure that primarily, the Combined Company’s Shares through a depository interest arrangement, or secondarily, the depository receipts or directly-held Shares in the Combined Company will be subject to a secondary listing on the Oslo Børs in connection with the completion of the Merger or as soon as possible thereafter, for a transitional period of four (4) months from the first day of the secondary listing on the Oslo Børs, after which the Combined Company’s Shares through a depository interest arrangement or depository receipts or directly-held Shares in the Combined Company shall be delisted from the Oslo Børs. The Board of Directors of the Combined Company is instructed to implement the delisting by separate application to the Oslo Børs. The trading in the shares of Arcus on Oslo Børs is expected to end at the end of the last trading day preceding the Effective Date and the shares in Arcus are expected to cease to be listed on Oslo Børs as of the Effective Date, at the latest.

What Are the Key Risks that Are Specific to the Securities?

•         The market price of the Shares may fluctuate considerably, which may result in investors losing all or part of their invested capital;

•	The listing on the Oslo Børs may not succeed as expected or the listing may not take place at all; and

•	The Merger Consideration Shares are expected to be delivered through a depository interest arrangement, which means that the Arcus shareholders receiving the Merger Consideration Shares will be considered nominee-registered shareholders, and may also involve additional bureaucratic burden and costs as well as risks relating to the trading in the Merger Consideration Shares.

Key Information on the Offer of Securities to the Public and the Admission to Trading on a Regulated Market

Why Is This Merger Prospectus Being Produced?

This Merger Prospectus has been prepared and published by Altia for the purposes of offering Merger Consideration Shares to the shareholders of Arcus and applying for the Listing and the temporary secondary listing on the Oslo Børs as described above in “Key Information on the Securities – Where Will the Securities Be Traded?”.

The Combined Company will be named Anora Group Oyj in Finnish (in Swedish Anora Group Abp, and in English Anora Group Plc). The Combined Company’s preliminary aggregated annual revenue is EUR 640 million and it will employ approximately 1,100 professionals around the Nordics and Baltics. With corporate and management functions across the Nordics, the Combined Company will have its legal domicile in Helsinki, Finland and headquarters in Helsinki.

The Combined Company will offer a unique portfolio of iconic local, regional, and global brands and have a strong foothold in the Nordic markets making it an attractive partner with its superior pan-Nordic route-to-market. With a solid combined cash flow, the Combined Company is well positioned for stronger international expansion. The Combined Company will continue Altia’s and Arcus’ targeted work to improve sustainable production, and to develop a modern and responsible drinking culture.

The Merger will form a wine and spirits brand house with a leading presence across the Nordics with existing presence also in the Baltics. The Combined Company will have a unique portfolio of iconic local, regional and global wine and spirits brands. This, combined with deep consumer insights and strong innovation capabilities will enable the Combined Company to achieve growth and meet changing consumer needs even better. The Combined Company will offer a one-stop shop for customers both in on- and off-trade. Further, its wide distribution presence in the complex Nordic markets and enhanced sales excellence, will make the Combined Company an even more attractive partner.

The Merger will allow the Combined Company to strive for growth and more powerful product launches both in and outside the Nordics. The Combined Company’s attractive brand portfolio has significant export potential. With a strong combined cash flow, the Combined Company will be a competitive Northern European player able to seek further growth also through targeted M&A.

There will be no proceeds accruing from the issuance of the Merger Consideration Shares to the Combined Company.

ABG Sundal Collier ASA and Nordea Bank Abp acting as the financial advisers, as well as other entities within the same groups, have provided to Altia and Arcus, and may provide to the Combined Company in the future, investment or other banking services in the ordinary course of their business.

The total costs estimated to be incurred by Altia and Arcus in connection with the Merger primarily comprise financial, legal and advisory costs and amount to approximately EUR 21.8 million (excluding financing transaction costs). Certain members of management of Altia and Arcus are, in accordance with customary practice, entitled to remuneration, which shall be paid due to the Merger (a part of which is to be paid only upon a successful completion of the Merger), amounting to approximately EUR 7.3 million in aggregate and which is included in the aforementioned total costs incurred in connection with the Merger. No expenses are charged by Altia or Arcus from their respective shareholders in relation to the Merger.

Under which Conditions and Timetable can I Invest in this Security?

The Boards of Directors of Altia and Arcus have, on 29 September 2020, signed a combination agreement (the “Combination Agreement”) concerning the combination of their business operations and a merger plan (the “Merger Plan”), according to which Arcus shall be merged into Altia through a statutory cross-border absorption merger in such a manner that all assets and liabilities of Arcus shall be transferred without a liquidation procedure to Altia (the “Merger”). The Boards of Directors of Altia and Arcus have on 2 October 2020 proposed that the Extraordinary General Meetings of Altia and Arcus, convened to be held on 12 November 2020, would resolve upon the Merger as set forth in the Merger Plan. The completion of the Merger is subject to, inter alia, approval by the Extraordinary General Meetings of Altia and Arcus, obtaining of necessary regulatory approvals, including merger control approvals by the relevant competition authorities, fulfilment of other conditions to completion set forth in the Combination Agreement and the Merger Plan or waiver of such conditions. Furthermore, it is required for the completion of the Merger that the Combination Agreement has not been terminated in accordance with its provisions, and that the execution of the Merger is registered with the trade register maintained by the Finnish Patent and Registration Office (the “Finnish Trade Register”). The Merger shall be completed on the date of registration of the execution of the Merger with the Finnish Trade Register (i.e. the Effective Date). The planned Effective Date is 1 April 2021 (effective registration time approximately at 00:01:01). The planned

Effective Date is not binding and the actual Effective Date may be earlier or later than above date. Arcus shall automatically dissolve on the Effective Date.

The Merger is based on an exchange ratio reflecting a relative value of Altia and Arcus of 53.5:46.5 (the “Exchange Ratio”). The shareholders of Arcus shall receive as Merger Consideration 0.4618 Merger Consideration Shares for each share owned in Arcus per each individual book-entry account. The Merger Consideration Shares shall be issued to the shareholders of Arcus in proportion to their shareholding in Arcus at a record date to be set in connection with completion of the Merger. No Consideration Shares will be issued with respect to shares in Arcus held by Arcus itself or by Altia.

On the date of this Merger Prospectus, the number of issued and outstanding shares in Arcus is 68,023,255, which includes 6,948 treasury shares. Based on the situation on the date of this Merger Prospectus and the agreed Exchange Ratio, the total number of shares in Altia to be issued as Merger Consideration would therefore be 31,409,930 shares. The final number of shares to be issued as Merger Consideration may be affected by, among others, any change concerning the number of shares issued by and outstanding in Arcus or held by Arcus as treasury shares, e.g., Arcus transferring existing treasury shares in accordance with existing share-based incentive plans, prior to the Effective Date.

In case the number of shares received by a shareholder of Arcus per each individual book-entry account as Merger Consideration is a fractional number, the fractions shall be rounded down to the nearest whole share for the purpose of determining the number of Merger Consideration Shares to be received by the relevant shareholder. Fractional entitlements to new shares of the Combined Company shall be aggregated and sold in public trading on Nasdaq Helsinki or the Oslo Børs and the proceeds shall be distributed to shareholders of Arcus entitled to receive such fractional entitlements in proportion to holding of such fractional entitlements. Any costs related to the sale and distribution of fractional entitlements shall be borne by Altia. With the exception of proceeds from the sale of possible fractional entitlements, no other cash consideration will be paid in connection with the Merger.

The Merger Consideration shall be distributed to the shareholders of Arcus on the Effective Date or as soon as reasonably possible thereafter. As the primary alternative, Altia expects to deliver the Merger Consideration Shares through a depository interest arrangement in the VPS. As secondary alternatives the Merger Consideration Shares could be delivered as depository receipts registered in the VPS or as directly held Shares in the Combined Company in the book-entry securities system maintained by Euroclear Finland.

Altia and Arcus will seek a temporary secondary listing of the Combined Company on the Oslo Børs for a transitional period of four (4) months from the first day of the secondary listing on the Oslo Børs, and in case of such a listing the Combined Company shall facilitate the holding and trading of Shares by current shareholders of Arcus primarily through a depository interest arrangement in the VPS, secondarily as VPS-registered depository receipts or, if possible, direct registration of the Combined Company’s Shares in the VPS, which is currently not envisaged to be possible. In the event that depositary interest arrangements registered in the VPS, depositary receipts registered in the VPS or the Combined Company's Shares are not temporarily listed on the Oslo Børs, the Combined Company shall facilitate and cover the cost of any shareholders of Arcus who wish, within (3) months from the Effective Date to switch to holding shares registered in Euroclear Finland, whether through a nominee structure or other structure generally suitable for the current shareholder base.

TIIVISTELMÄ

Johdanto

Tätä tiivistelmää on pidettävä tämän sulautumis- ja listalleottoesitteen (”Sulautumisesite”) johdantona. Mahdollisten sijoittajien tulisi perustaa Altia Oyj:n arvopapereita koskevat sijoituspäätöksensä tähän Sulautumisesitteeseen kokonaisuutena. Sijoittaja voi menettää sijoittamansa pääoman kokonaan tai osittain. Jos tuomioistuimessa pannaan vireille tähän Sulautumisesitteeseen sisältyviä tietoja koskeva kanne, kantajana toimiva sijoittaja voi jäsenvaltioiden kansallisen lainsäädännön mukaan joutua ennen oikeudenkäynnin vireillepanoa vastaamaan tämän Sulautumisesitteen käännöskustannuksista. Siviilioikeudellista vastuuta sovelletaan henkilöihin, jotka ovat jättäneet tämän tiivistelmän, sen käännös mukaan luettuna, mutta vain jos tiivistelmä on harhaanjohtava, epätarkka tai epäjohdonmukainen suhteessa tämän Sulautumisesitteen muihin osiin tai jos siinä ei anneta yhdessä tämän Sulautumisesitteen muiden osien kanssa keskeisiä tietoja sijoittajien auttamiseksi, kun he harkitsevat Altia Oyj:n arvopapereihin sijoittamista.

Liikkeeseenlaskija ja sen yhteystiedot:

Yhtiö	Altia Oyj
Y-tunnus	1505555-7
Oikeushenkilötunnus (”LEI”)	52990007AXNSS4PNX352
Kotipaikka	Helsinki, Suomi
Rekisteröity toimipaikka	Kaapeliaukio 1, 00180 Helsinki, Suomi

Altian osakkeet ovat julkisen kaupankäynnin kohteena Nasdaq Helsinki Oy:ssä (”Nasdaq Helsinki”) kaupankäyntitunnuksella ”ALTIA” (ISIN-koodi: FI4000292438).

Sulautuva yhtiö ja sen yhteystiedot:

Yhtiö	Arcus ASA
Y-tunnus	987 470 569
LEI	213800Z4X87YPAKKS645
Kotipaikka	Nittedal, Norja
Rekisteröity toimipaikka	Destilleriveien 11, 1481 Hagan, Norja

Arcuksen osakkeet ovat julkisen kaupankäynnin kohteena Oslo Børsissä kaupankäyntitunnuksella ”ARCUS” (ISIN-koodi: NO0010776875).

Jäljempänä termillä ”Yhdistynyt Yhtiö” viitataan Altiaan Altian ja Arcuksen sulautumisen täytäntöönpanon rekisteröinnin päivämäärästä eteenpäin (”Täytäntöönpanopäivä”).

Finanssivalvonta on Esiteasetuksen tarkoittamana toimivaltaisena viranomaisena hyväksynyt Sulautumisesitteen 23.10.2020. Finanssivalvonnan tämän Sulautumisesitteen hyväksymispäätöksen diaarinumero on FIVA 49/02.05.04/2020. Finanssivalvonnan osoite on PL 103, 00101 Helsinki, Suomi, puhelinnumero +358 9 183 51 ja sähköpostiosoite kirjaamo@finanssivalvonta.fi.

Keskeiset tiedot Altiasta ja Arcuksesta

Millainen on arvopaperien liikkeeseenlaskija?

Liikkeeseenlaskijan virallinen nimi ja liiketoiminnassa käytettävä toiminimi on suomeksi Altia Oyj, ruotsiksi Altia Abp ja englanniksi Altia Plc. Altia on suomalainen Suomen lainsäädännön mukaan perustettu julkinen osakeyhtiö, jonka kotipaikka on Helsinki ja LEI on 52990007AXNSS4PNX352.

Päätoimialat

Altia on johtava pohjoismainen alkoholijuomayhtiö, joka toimii viinien ja väkevien alkoholijuomien markkinoilla Pohjoismaissa, ja sillä on olemassa oleva asema myös Viron ja Latvian markkinoilla.3 Altialla on tuotantoa myös Cognacissa, Ranskassa. Altia valmistaa, maahantuo, markkinoi, myy ja jakelee omia brändejä sekä päämiestuotteita ja vie alkoholijuomia noin 30 maahan, jotka sijaitsevat pääosin Euroopassa, Aasiassa ja Pohjois-Amerikassa. Altialla on kolme liiketoimintasegmenttiä: Finland & Exports, Scandinavia ja Altia Industrial. Finland & Exports ja Scandinavia -segmentit

___________________________

3 Yhtiöllä on johtava asema viinien ja väkevien alkoholijuomien yhteenlasketulla Pohjoismaisella sektorilla sekä Suomessa volyymeissä mitattuna.

käsittävät viinien, väkevien alkoholijuomien ja muiden juomatuotteiden maahantuonnin, myynnin ja markkinoinnin. Altian Finland & Exports -segmentti toimii Suomessa, Baltian maissa ja matkustajamyynnissä sekä harjoittaa vientiä. Altian Scandinavia-segmentti toimii Ruotsissa, Norjassa ja Tanskassa. Altia Industrial -segmentti vastaa Altian viljaviinan, teknisen etanolin, tärkkelyksen ja rehuraaka-aineen tuotannosta, logistiikasta, hankinnasta ja valmistustoiminnasta sekä sopimuspalveluista.

Suurimmat osakkeenomistajat

Seuraavassa taulukossa esitetään Altian kymmenen suurinta Euroclear Finland Oy:n (”Euroclear Finland”) ylläpitämään osakasluetteloon 21.10.2020 rekisteröityä osakkeenomistajaa:

Osakkeenomistajat	Osakkeiden lukumäärä	Prosenttia osakkeista ja äänistä
Valtion Kehitysyhtiö Vake Oy1)	13 097 481	36,24
Keskinäinen Eläkevakuutusyhtiö Ilmarinen	1 113 300	3,08
Keskinäinen työeläkevakuutusyhtiö Varma	1 050 000	2,91
WestStar Oy	655 566	1,81
Eläkevakuutusosakeyhtiö Veritas	420 000	1,16
FIM Fenno Sijoitusrahasto	151 025	0,42
Säästöpankki Kotimaa	150 000	0,42
Petter ja Margit Forsströmin säätiö	140 200	0,39
Mandatum Henkivakuutusosakeyhtiö	138 798	0,38
Sijoitusrahasto Visio Allocator	123 012	0,34
Muut osakkeenomistajat, mukaan lukien hallintarekisteröityjen osakkeiden omistajat	19 101 103	52,85
Yhtiön osakkeet yhteensä	36 140 485	100,00
___________

1) Valtion Kehitysyhtiö Vake Oy on Suomen valtion kokonaan omistama.

Siltä osin kuin Altia on tietoinen, Altia ei ole suoraan tai välillisesti kenenkään yhden henkilön omistuksessa tai määräysvallassa. Altian tiedossa ei ole järjestelyjä, jotka voisivat johtaa määräysvallan siirtymiseen Altiassa.

Toimitusjohtaja ja johtoryhmä

Seuraavassa taulukossa esitetään Altian johtoryhmän jäsenet tämän Sulautumisesitteen päivämääränä:

Nimi	Syntymävuosi	Asema	Nimitetty
Pekka Tennilä	1969	Toimitusjohtaja	2014
Janne Halttunen	1970	Senior Vice President, Scandinavia	2017 (johtoryhmän jäsen vuodesta 2015)
Kari Kilpinen	1963	Senior Vice President, Finland & Exports	2017
Kirsi Lehtola	1963	Senior Vice President, HR	2016
Kirsi Puntila	1970	Senior Vice President, Marketing	2016
Hannu Tuominen	1958	Senior Vice President, Altia Industrial	2009 (johtoryhmän jäsen vuodesta 2008)

Lakisääteinen tilintarkastaja

Altian lakisääteinen tilintarkastaja on tilintarkastusyhteisö PricewaterhouseCoopers Oy, ja päävastuullisena tilintarkastajana on KHT Ylva Eriksson. Ylva Eriksson on rekisteröity tilintarkastuslain (1141/2015, muutoksineen) 6 luvun 9 §:n tarkoittamaan tilintarkastajarekisteriin.

Mitkä ovat liikkeeseenlaskijan keskeiset taloudelliset tiedot?

Seuraavissa taulukoissa esitetään Altian valikoituja konsernitilinpäätöstietoja 30.6.2020 ja 30.6.2019 päättyneiltä kuuden kuukauden jaksoilta sekä 31.12.2019 päättyneeltä tilikaudelta. Alla esitettävät valikoidut konsernitilinpäätöstiedot ovat peräisin ”IAS 34 – Osavuosikatsaukset” -standardin mukaisesti 30.6.2020 päättyneeltä kuuden kuukauden jaksolta laaditusta Altian tilintarkastamattomasta puolivuosikatsauksesta, ja niihin sisältyy vertailutietoina esitetyt tilintarkastamattomat konsernin taloudelliset tiedot 30.6.2019 päättyneeltä kuuden kuukauden jaksolta ja EU:n käyttöön ottamien IFRS-standardien mukaisesti 31.12.2019 päättyneeltä tilikaudelta laadittu Altian tilintarkastettu konsernitilinpäätös, jotka on sisällytetty tähän Sulautumisesitteeseen viittaamalla.

Seuraavissa taulukoissa esitetään yhteenveto Altian keskeisistä taloudellisista tiedoista ilmoitettuina ajankohtina ja ajanjaksoina:

	1.1.–30.6. ja 30.6.		1.1.–31.12. ja 31.12.
Milj. euroa, ellei toisin ilmoitettu	2020	2019	2019
	(tilintarkastamaton)		(tilintarkastettu, ellei toisin ole ilmoitettu)
Tuloslaskelma ja laaja tuloslaskelma
Liikevaihto	149,3	165,0	359,6
Liiketulos	9,2	4,5	25,1
Vertailukelpoinen käyttökate	18,8	13,7	44,8
Vertailukelpoinen käyttökateprosentti	12,6	8,3	12,41)
Kauden tulos	7,5	4,0	18,4
Osakekohtainen tulos (laimentamaton ja laimennusvaikutuksella oikaistu), euroa	0,21	0,11	0,51
Tase
Varat yhteensä	428,9	387,7	400,2
Oma pääoma yhteensä	149,5	137,6	151,2
Nettovelka	29,9	81,3	28,91)
Rahavirtalaskelma
Liiketoiminnan nettorahavirta	10,3	-4,0	52,6
Investointien nettorahavirta	-1,3	-2,2	-6,0
Rahoituksen nettorahavirta	29,9	-7,4	-23,9
____________________________________
1) Tilintarkastamaton.

Tilintarkastuskertomuksessa ei ole Altian 31.12.2019 päättyneen tilikauden tilintarkastettuun konsernitilinpäätökseen liittyviä muistutuksia.

Millainen on Sulautuva Yhtiö?

Sulautuvan yhtiön virallinen nimi ja liiketoiminnassa käytettävä toiminimi on Arcus ASA. Arcus on norjalainen Norjan lainsäädännön mukaan perustettu julkinen osakeyhtiö, jonka kotipaikka on Nittedal, Norja ja LEI on 213800Z4X87YPAKKS645.

Päätoimialat

Arcus on johtava pohjoismainen toimija viinin ja väkevien alkoholijuomien tuotannossa, maahantuonnissa, myynnissä ja jakelussa4. Arcus toimii kaikissa Pohjoismaissa, ja sillä on tytäryhtiöt Norjassa, Ruotsissa, Tanskassa, Suomessa ja Saksassa. Arcus vie väkeviä alkoholijuomia myös pohjoismaisten ja saksalaisten markkinoiden ulkopuolelle, pääasiassa Yhdysvaltoihin. Arcuksella on kolme liiketoimintasegmenttiä, Wine, Spirits, ja Logistics. Wine-liiketoimintasegmentissä Arcus tarjoaa kaikkien hintaluokkien viinejä. Valtaosa viinivalikoimasta koostuu laajasta valikoimasta lukuisten kansainvälisten tuottajien päämiesbrändejä ja rajattu mutta kasvava osa valikoimasta koostuu Arcuksen omista brändeistä, jotka se on itse kehittänyt erityisesti vastaamaan paikallisia mieltymyksiä kullakin yksittäisellä markkinalla. Spirits-liiketoimintasegmentissä Arcuksen valikoima koostuu ikonisista Arcus-brändeistä, joilla on pitkät historiat ja perinteet, sekä päämiesbrändeistä. Spirits-liiketoimintasegmenttiä hallinnoidaan Norjasta, poikkeuksena tietyt tanskalaiset brändit (Aalborg ja Gammel Dansk), joita hallinnoidaan paikallisesti Norjan ja muiden maiden tukemana. Logistics-liiketoimintasegmentti joka toimii ulkoisesti Vectura-toiminimen alla, toimii Arcuksen logistiikkapalveluiden toimittajana Norjan markkinoilla.

Suurimmat osakkeenomistajat

Viisi prosenttia tai enemmän Arcuksen osakkeista omistavien osakkeenomistajien tulee ilmoittaa omistuksensa Norjan arvopaperikauppalain mukaisesti. Seuraavassa taulukossa esitetään Norjan Verdipapirsentraleniin (VPS) 21.10.2020 rekisteröidyt osakkeenomistajat, jotka omistavat Arcuksen osakkeista viisi prosenttia tai enemmän:

__________________________

4 Perustuu Vinmonopoletilta (Norja), Systembolagetilta (Ruotsi), Alkolta (Suomi) ja Nielseniltä (Tanska) saatuihin myyntitilastoihin.

Osakkeenomistaja	Osakkeiden lukumäärä	Prosenttia osakkeista ja äänistä
Canica AS	30 093 077	44,2
Geveran Trading Co Ltd	6 750 000	9,9
Muut osakkeenomistajat, mukaan lukien hallintarekisteröityjen osakkeiden omistajat	31 180 178	45,8
Yhtiön osakkeet yhteensä	68 023 255	100,00

Siltä osin kuin Arcus on tietoinen, Arcus ei ole suoraan tai välillisesti kenenkään yhden henkilön omistuksessa tai määräysvallassa. Arcuksen tiedossa ei ole järjestelyjä, jotka voisivat johtaa määräysvallan siirtymiseen Arcuksessa.

Toimitusjohtaja ja johtoryhmä

Seuraavassa taulukossa esitetään Arcuksen johtoryhmän jäsenet tämän Sulautumisesitteen päivämääränä:

Nimi	Asema	Nimitetty
Kenneth Hamnes	Konsernin toimitusjohtaja	2015
Sigmund Toth	Konsernin talousjohtaja	2016
Erlend Stefansson	Group Director Spirits	2016
Eirik Andersen	Group Director Wine, Managing Director Vingruppen AS (Wine Norway)	2018
Svante Selling	Managing Director Vingruppen i Norden AB (Wine Sweden)	2018
Petra Thorén	Managing Director Vingruppen Oy (Wine Finland)	2020
David Måsender	Group Director Production	2020
Erik Bern	Group Director CSR, Group Technical Services	2018
Jan-Erik Nilsen	Group Director HR	2019
Per Bjørkum	Group Director IR and Communications	2013
Roar Ødelien	Managing Director Vectura AS	2019

Lakisääteinen tilintarkastaja

Arcuksen lakisääteinen tilintarkastaja on Ernst & Young AS, ja päävastuullisena tilintarkastajana on hyväksytty tilintarkastaja Kjetil Rimstad. Ernst & Young AS on Norjan tilintarkastajien järjestön jäsen.

Mitkä ovat Sulautuvan Yhtiön keskeiset taloudelliset tiedot?

Seuraavissa taulukoissa esitetään Arcuksen valikoituja konsernitilinpäätöstietoja 30.6.2020 ja 30.6.2019 päättyneiltä kuuden kuukauden jaksoilta sekä 31.12.2019 päättyneeltä tilikaudelta. Alla esitettävät valikoidut konsernitilinpäätöstiedot ovat peräisin ”IAS 34 – Osavuosikatsaukset” -standardin mukaisesti 30.6.2020 päättyneeltä kuuden kuukauden jaksolta laaditusta Arcuksen tilintarkastamattomasta puolivuosikatsauksesta, ja niihin sisältyy vertailutietoina esitetyt tilintarkastamattomat konsernin taloudelliset tiedot 30.6.2019 päättyneeltä kuuden kuukauden jaksolta ja EU:n käyttöön ottamien IFRS-standardien mukaisesti 31.12.2019 päättyneeltä tilikaudelta laadittu Arcuksen tilintarkastettu konsernitilinpäätös, jotka on sisällytetty tähän Sulautumisesitteeseen viittaamalla.

Seuraavissa taulukoissa esitetään yhteenveto Arcuksen keskeisistä taloudellisista tiedoista ilmoitettuina ajankohtina ja ajanjaksoina:

	1.1.–30.6. ja 30.6.		1.1.–31.12. ja 31.12.
Milj. Norjan kruunua, ellei toisin ilmoitettu	2020	2019	2019
	(tilintarkastamaton)		(tilintarkastettu)
Tuloslaskelma
Liikevaihto ……………………………………………..	1 378	1 250	2 763
Oikaistu käyttökate	186	129	397
Oikaistu käyttökatemarginaali, %	13,5%	10,3%	14,4%
Oikaistu liiketulos (EBIT)	123	75	277
Oikaistu liiketulosmarginaali, %	8,9%	6,0%	10,0%
Kauden tulos	82	8	133
Osakekohtainen tulos (NOK)	1,19	0,11	1,94
Laimennusvaikutuksella oikaistu osakekohtainen tulos (NOK)	1,12	0,11	1,85
Tase
Varat yhteensä	6 011	4 991	5 590
Oma pääoma yhteensä	1 741	1 521	1 662
Velat yhteensä	4 270	3 470	3 928
Rahavirtalaskelma
Liiketoiminnan nettorahavirta	519	-131	292
Investointien nettorahavirta	-24	-7	-71
Rahoituksen nettorahavirta	-84	-198	-284
____________________________________

Tilintarkastamattomat pro forma -taloudelliset tiedot

Tilintarkastamattomat pro forma -taloudelliset tiedot (“Pro forma -tiedot”) on esitetty tarkoituksena havainnollistaa Altian ja Arcuksen Sulautumisen vaikutuksia Altian taloudellisiin tietoihin ikään kuin Sulautuminen olisi tapahtunut aikaisempana ajankohtana. Pro forma -tiedot on esitetty yksinomaan havainnollistamistarkoituksessa, ja sen vuoksi niihin sisältyvä hypoteettinen taloudellinen asema ja liiketoiminnan tulos saattavat poiketa Yhdistyneen Yhtiön todellisesta taloudellisesta asemasta ja liiketoiminnan tuloksesta. Tilintarkastamattomat pro forma -taloudelliset tiedot eivät myöskään kuvaa mitään kustannussäästöjä, synergiaetuja tai tulevaisuudessa syntyviä integraatiokuluja, joita odotetaan muodostuvan tai joita saattaa syntyä Sulautumisen seurauksena. Tilintarkastamattomat pro forma -tuloslaskelmat 30.6.2020 päättyneeltä kuuden kuukauden jaksolta ja 31.12.2019 päättyneeltä tilikaudelta esittävät Sulautumisen vaikutukset ikään kuin Sulautuminen olisi tapahtunut 1.1.2019. Tilintarkastamattomassa pro forma -taseessa 30.6.2020 Sulautumisen vaikutukset esitetään ikään kuin Sulautuminen olisi toteutunut kyseisenä päivänä.

Pro forma -tiedot on laadittu komission delegoidun asetuksen (EU) 2019/980 liitteen 20 mukaisesti sekä Altian IFRS:n mukaisessa konsernitilinpäätöksessään soveltamien laatimisperiaatteiden mukaisesti. Sulautuminen käsitellään liiketoimintojen yhdistämisenä IFRS:n mukaista hankintamenetelmää käyttäen, ja Altia on määritetty Arcuksen hankkivaksi osapuoleksi.

Pro forma -tietoja laadittaessa historiallisiin taloudellisiin tietoihin on tehty oikaisuja, jotka koskevat välittömästi Sulautumisesta johtuvien tapahtumien pro forma -vaikutusta ja jotka ovat perusteltavissa tosiseikoin. Pro forma -oikaisut sisältävät tiettyjä oletuksia hankintavastikkeen käypään arvoon, hankintavastikkeen kohdistamiseen, tilinpäätöksen laatimisperiaatteiden yhdenmukaistamiseen ja muihin oikaisuihin liittyen, joiden uskotaan olevan kohtuullisia vallitsevissa olosuhteissa. Ottaen huomioon meneillään olevat viranomaisten hyväksyntäprosessit, jotka rajoittavat Altian pääsyä Arcuksen yksityiskohtaisiin tietoihin, esitettävät pro forma -oikaisut ovat alustavia ja perustuvat tällä hetkellä saatavilla oleviin tietoihin, ja esitetyt tiedot tulevat muuttumaan. Lopullinen hankintavastikkeen käypä arvo määritetään Täytäntöönpanopäivän osakekurssiin perustuen, hankintavastikkeen lopullinen kohdistaminen perustuu Arcuksen hankittujen varojen ja vastattavaksi otettujen velkojen käypiin arvoihin Täytäntöönpanopäivänä ja yksityiskohtainen läpikäynti Arcuksen tilinpäätöksen laatimisperiaatteista ja tilinpäätöksen esittämistavasta voidaan tehdä vasta Täytäntöönpanopäivän jälkeen.

Ei voi olla mitään varmuutta siitä, että Pro forma -tietoja laadittaessa käytetyt oletukset osoittautuvat oikeiksi, ja Sulautumisen lopullinen vaikutus Altian taloudellisiin tietoihin saattaa poiketa olennaisesti Pro forma -tiedoissa esitettävistä pro forma -oikaisuista. Lisäksi Yhdistyneen Yhtiön tulevaisuudessa soveltamat tilinpäätöksen laatimisperiaatteet saattavat poiketa Pro forma -tiedoissa sovelletuista laatimisperiaatteista.

Seuraavassa taulukossa esitetään yhteenveto Pro forma -tietoihin liittyvistä tunnusluvuista ilmoitettuina ajankohtina ja ajanjaksoina:

	1.1.–30.6.2020 ja 30.6.2020				1.1.–31.12.2019
Milj. euroa, ellei toisin ilmoitettu	Altia historial-linen	Arcus uudelleen-luokiteltu	Sulautu-minen	Yhdistynyt Yhtiö pro forma	Altia historial-linen	Arcus uudelleen-luokiteltu	Sulautu-minen	Yhdistynyt Yhtiö pro forma
Liikevaihto	149,3	127,2	—	276,5	359,6	280,4	—	640,0
Vertailukelpoinen käyttökate	18,8	17,4	—	36,1	44,8	39,9	—	84,7
Käyttökate	18,0	15,7	1,1	34,8	43,1	37,9	-25,4	55,6
Liiketulos	9,2	9,9	-0,5	18,6	25,1	25,8	-29,1	21,8
Kauden tulos	7,5	7,6	-0,1	14,9	18,4	13,5	-24,7	7,2
Osakekohtainen tulos (laimentamaton), euroa				0,22				0,10
Varat yhteensä	428,9	550,9	95,8	1 075,6
Oma pääoma yhteensä	149,5	159,6	106,0	415,1
Nettovelka				211,2
Nettovelkaantumisaste, %				50,9
Omavaraisuusaste, %				38,6

Mitkä ovat keskeiset Yhdistyneeseen Yhtiöön liittyvät riskit?

•	Ei ole varmuutta siitä, että Sulautuminen pannaan täytäntöön, tai täytäntöönpano voi viivästyä.

•	Sulautumista ei välttämättä panna täytäntöön tällä hetkellä suunnitellulla tavalla, millä voi olla olennaisen haitallinen vaikutus Sulautumisesta odotettaviin hyötyihin tai Altian ja/tai Arcuksen osakkeiden markkinahintaan.

•	Maailmantalouden, politiikan ja rahoitusmarkkinoiden epävarmoilla olosuhteilla voi olla olennaisen haitallinen vaikutus Yhdistyneen Yhtiön liiketoimintaan, taloudelliseen asemaan ja liiketoiminnan tulokseen.

•	Yhdistynyt Yhtiö toimii erittäin kilpaillulla markkinalla, ja kiristyvä kilpailu voi vaikuttaa Yhdistyneen Yhtiön liiketoimintaan olennaisen haitallisesti.

•	Valtionomisteisia vähittäismyyntimonopoleja koskevan lainsäädännön muuttuminen Yhdistyneen Yhtiön keskeisillä markkina-alueilla voi vaikuttaa negatiivisesti Yhdistyneen Yhtiön liiketoimintaan.

•	Verojen, erityisesti valmisteverojen, korotukset voivat vaikuttaa haitallisesti Yhdistyneen Yhtiön tuotteiden kysyntään.

•	Yhdistynyt Yhtiö voi epäonnistua sen strategian toimeenpanossa tai sen strategia voi itsessään olla epäonnistunut, minkä vuoksi Yhdistynyt Yhtiö ei välttämättä pysty saavuttamaan taloudellisia tavoitteitaan ja todellinen liiketoiminnan tulos voi poiketa olennaisesti Sulautumisesitteessä kuvatuista taloudellisista tavoitteista.

•	Yhdistynyt Yhtiö on riippuvainen korkealaatuisen suomalaisen viljan ja norjalaisen perunaväkiviinan saatavuudesta, ja muutoksilla viljan ja perunaväkiviinan tai muiden raaka-aineiden, viinien, eau-de-vien, tarvikkeiden ja valmiiden tuotteiden saatavuudessa tai hinnoissa voi olla haitallinen vaikutus Yhdistyneen Yhtiön liiketoimintaan.

•	Yhdistyneen Yhtiön ja keskeisten päämiesten, asiakkaiden, toimittajien ja jakelijoiden välisten suhteiden heikentyminen sekä näiden tahojen kanssa tehtyjen sopimusten menettäminen tai epäsuotuisat sopimusehdot voivat vaikuttaa haitallisesti Yhdistyneen Yhtiön liiketoimintaan.

•	Epäonnistuminen tarjousmenettelyissä, vaatimusten täyttämisessä ranking-sijoituksen ylläpitämiseksi tai muiden tuotevalikoimaa koskevien edellytysten täyttämisessä voi vaikuttaa haitallisesti Yhdistyneen Yhtiön liiketoimintaan.

•	Häiriöt ja vahingot tuotanto- ja varastolaitoksissa voivat vaikuttaa haitallisesti Yhdistyneen Yhtiön liiketoimintaan.

•	Vaikeudet lisärahoituksen saannissa tai Yhdistyneen Yhtiön lainoihin sisältyvien kovenanttiehtojen täyttämisessä sekä rahoituskustannusten nousu voivat vaikuttaa haitallisesti Yhdistyneen Yhtiön taloudelliseen asemaan ja tulokseen.

Keskeiset tiedot arvopapereista

Mitkä ovat arvopaperien tärkeimmät ominaisuudet?

Tämän Sulautumisesitteen päivämääränä Altian osakepääoma on 60 480 378,36 euroa ja liikkeeseen laskettujen osakkeiden lukumäärä on 36 140 485 osaketta. Altian osakkeilla ei ole nimellisarvoa, ne ovat euromääräisiä ja kaikki liikkeeseen lasketut osakkeet on maksettu täysimääräisesti ja laskettu liikkeeseen Suomen lakien mukaisesti. Altialla on yksi osakesarja, jonka ISIN-koodi on FI4000292438.

Arcuksen osakkeenomistajat saavat sulautumisvastikkeena 0,4618 uutta Altian osaketta (”Sulautumisvastikeosakkeet”) kutakin omistamaansa Arcuksen osaketta kohden (”Sulautumisvastike”). Sulautumisvastikeosakkeet vastaavat Altian olemassa olevaa osakesarjaa. Kukin Sulautumisvastikeosake oikeuttaa yhteen ääneen Altian yhtiökokouksissa, ja kaikki Sulautumisvastikeosakkeet tuottavat yhtäläiset oikeudet osinkoon ja muihin Altian jakokelpoisiin varoihin, mukaan lukien Altian varojen jakoon purkautumistilanteessa. Sulautumisvastikeosakkeisiin ei liity äänestysrajoituksia, ja ne ovat vapaasti luovutettavissa.

Sulautumisvastikeosakkeisiin liittyvät oikeudet määritellään Suomen osakeyhtiölaissa (624/2006, muutoksineen) (”Osakeyhtiölaki”) ja muussa soveltuvassa suomalaisessa lainsäädännössä, ja niihin kuuluu muun muassa etuoikeus merkitä Yhdistyneen Yhtiön uusia osakkeita, oikeus osallistua Yhdistyneen Yhtiön yhtiökokouksiin ja käyttää äänioikeutta, oikeus osinkoon ja muuhun oman pääoman jakamiseen sekä muut Osakeyhtiölain mukaiset oikeudet.

Altian tai Arcuksen aikaisemmilta tilikausilta maksama osinko tai muun vapaan oman pääoman jakaminen ei anna viitteitä Yhdistyneen Yhtiön tulevilta tilikausilta mahdollisesti maksamista osingoista. Ei voi olla varmuutta siitä, että Yhdistynyt Yhtiö jakaa tulevaisuudessa osinkoa tai vapaata omaa pääomaa. Yhdistynyt Yhtiö määrittää osinkokäytäntönsä Täytäntöönpanopäivän jälkeen ja arvioi vuosittain osingon tai muun vapaan oman pääoman jakamisen edellytyksiä.

Missä arvopapereilla käydään kauppaa?

Altia hakee liikkeeseen laskettavien Sulautumisvastikeosakkeiden ottamista julkisen kaupankäynnin kohteeksi Nasdaq Helsingissä. Sulautumisvastikeosakkeiden ottaminen kaupankäynnin kohteeksi tapahtuu ja kaupankäynti Sulautumisvastikeosakkeilla alkaa Täytäntöönpanopäivänä tai mahdollisimman pian sen jälkeen.

Altia ja Arcus pyrkivät varmistamaan, että ensisijaisesti Yhdistyneen Yhtiön Osakkeet osaketalletusetuuksina tai toissijaisesti talletustodistuksina tai suoraan omistettuina Yhdistyneen Yhtiön Osakkeina tullaan lisäksi rinnakkaislistaamaan Oslo Børsiin Sulautumisen täytäntöönpanon yhteydessä tai mahdollisimman pian sen jälkeen neljän (4) kuukauden siirtymäajaksi alkaen Oslo Børsiin tehtävän rinnakkaislistauksen ensimmäisestä päivästä, minkä jälkeen Yhdistyneen Yhtiön Osakkeiden osaketalletusetuuksien tai talletustodistusten tai suoraan omistettujen Yhdistyneen Yhtiön Osakkeiden listaus Oslo Børsissä tullaan päättämään. Yhdistyneen Yhtiön hallitus on ohjeistettu toteuttamaan pörssilistalta poisto Oslo Børsiin tehtävällä erillisellä hakemuksella. Kaupankäynnin Arcuksen osakkeilla Oslo Børsissä odotetaan päättyvän viimeistään viimeisenä Täytäntöönpanopäivää edeltävänä kaupankäyntipäivänä ja Arcuksen osakkeiden odotetaan lakkaavan olemasta listattuina Oslo Børsissä viimeistään Täytäntöönpanopäivästä lähtien.

Mitkä ovat keskeiset arvopapereihin liittyvät riskit?

•	Osakkeiden markkinahinta voi vaihdella huomattavasti, mikä voi johtaa siihen, että sijoittajat menettävät sijoittamansa pääoman kokonaan tai osittain;

•	Oslo Børsin listaus ei välttämättä toteudu odotetusti tai listaamista ei välttämättä tapahdu ollenkaan; ja

•	Sulautumisvastikeosakkeet odotetaan toimitettavan osaketalletusetuusjärjestelyn kautta, jolloin Sulautumisvastikeosakkeita saavia Arcuksen osakkeenomistajia pidettäisiin hallintarekisteröityinä osakkeenomistajina, minkä lisäksi toimitukseen voi liittyä myös muuta hallinnollista vaivaa ja kustannuksia sekä riskejä liittyen Sulautumisvastikeosakkeiden kaupankäyntiin.

Keskeiset tiedot arvopaperien julkisesta tarjoamisesta ja ottamisesta kaupankäynnin kohteeksi säännellyillä markkinoilla

Miksi tämä Sulautumisesite on laadittu?

Tämän Sulautumisesitteen on laatinut ja julkaissut Altia, jotta se voi tarjota Sulautumisvastikeosakkeita Arcuksen osakkeenomistajille ja hakea Listaamista sekä väliaikaista rinnakkaislistaamista Oslo Børsiin kuten edellä kohdassa ”Keskeiset tiedot arvopapereista – Missä arvopapereilla käydään kauppaa?” on kuvattu.

Yhdistyneen Yhtiön nimeksi tulee suomeksi Anora Group Oyj (ruotsiksi Anora Group Abp ja englanniksi Anora Group Plc). Yhdistyneen Yhtiön alustava yhteenlaskettu vuosittainen liikevaihto on 640 miljoonaa euroa, ja se tulee työllistämään noin 1 100 ammattilaista Pohjoismaissa ja Baltiassa. Yhdistyneellä Yhtiöllä tulee olemaan konserni- ja johtotoimintoja ympäri Pohjoismaita, ja Yhdistyneen Yhtiön virallinen kotipaikka tulee olemaan Helsinki, jossa myös pääkonttori tulee sijaitsemaan.

Yhdistyneellä Yhtiöllä tulee olemaan ainutlaatuinen valikoima ikonisia paikallisia, alueellisia ja globaaleja brändejä sekä vahva asema pohjoismaisilla markkinoilla, minkä lisäksi sen erinomaiset, kaikki Pohjoismaat kattavat markkinakanavat tekevät siitä houkuttelevan kumppanin. Yhdistetyn vakaan kassavirran ansiosta Yhdistynyt Yhtiö on hyvässä asemassa vahvempaan kansainväliseen laajentumiseen. Yhdistynyt Yhtiö jatkaa Altian ja Arcuksen työtä kestävän tuotannon parantamiseksi ja nykyaikaisen ja vastuullisen juomakulttuurin kehittämiseksi.

Sulautumisesta muodostuu johtava pohjoismainen viinien ja väkevien alkoholijuomien bränditalo, jolla on olemassa oleva asema markkina-asema myös Baltian maissa. Yhdistyneellä Yhtiöllä tulee olemaan ainutlaatuinen tuotevalikoima ikonisia paikallisia, alueellisia ja globaaleja viini- ja väkevien alkoholijuomien brändejä. Tämä yhdistettynä syvälliseen kuluttajatuntemukseen ja vahvaan innovaatio-osaamiseen mahdollistaa sen, että Yhdistynyt Yhtiö pystyy kasvamaan ja vastaamaan kuluttajien muuttuviin tarpeisiin entistä paremmin. Yhdistynyt Yhtiö tarjoaa täyden tuotevalikoiman ja palvelun sekä anniskelu- että vähittäismyyntiasiakkaille. Tämän lisäksi laaja jakeluverkosto monitahoisilla pohjoismaisilla markkinoilla ja tehostettu myyntiosaaminen tekevät Yhdistyneestä Yhtiöstä entistä houkuttelevamman kumppanin.

Sulautumisen myötä Yhdistynyt Yhtiö voi tähdätä kasvuun ja entistä vahvempiin tuotelanseerauksiin sekä Pohjoismaissa että niiden ulkopuolella. Yhdistyneen Yhtiön houkuttelevalla brändivalikoimalla on merkittävää vientipotentiaalia. Vahvan yhdistetyn kassavirran myötä Yhdistynyt Yhtiö tulee olemaan kilpailukykyinen pohjoiseurooppalainen toimija, jolla on mahdollisuus tavoitella lisäkasvua myös kohdennettujen yritysostojen kautta.

Yhdistyneelle Yhtiölle ei kerry tuottoja Sulautumisvastikeosakkeiden liikkeeseenlaskusta.

Taloudellisina asiantuntijoina toimivat ABG Sundal Collier ASA ja Nordea Bank Oyj sekä muut samoihin konserneihin kuuluvat tahot ovat tarjonneet Altialle ja Arcukselle, ja voivat tulevaisuudessa tarjota Yhdistyneelle Yhtiölle, sijoitus- tai muita pankkipalveluja osana tavanomaista liiketoimintaansa.

Altialle ja Arcukselle Sulautumisen yhteydessä syntyvien kokonaismenojen, jotka koostuvat lähinnä taloudelliseen raportointiin, lakiasioihin ja neuvontapalveluihin liittyvistä menoista, arvioidaan olevan noin 21,8 miljoonaa euroa (pois lukien rahoitukseen liittyvät transaktiomenot). Tietyt Altian ja Arcuksen johtoryhmien jäsenet ovat tavanomaisen käytännön mukaisesti oikeutettuja yhteensä noin 7,3 miljoonan euron suuruiseen korvaukseen, joka maksetaan Sulautumisen johdosta (josta osa maksetaan vain Sulautumisen onnistuneen täytäntöönpanon myötä) ja joka on sisällytetty edellä mainittuihin Sulautumisesta aiheutuviin kustannuksiin. Altia ja Arcus eivät veloita kustannuksia osakkeenomistajiltaan Sulautumiseen liittyen.

Millä ehdoilla ja missä aikataulussa tähän arvopaperiin voi sijoittaa?

Altian ja Arcuksen hallitukset ovat 29.9.2020 allekirjoittaneet yhdistymissopimuksen (”Yhdistymissopimus”) liiketoimintojensa yhdistämisestä ja sulautumissuunnitelman (”Sulautumissuunnitelma”), jonka mukaan Arcus sulautuu Altiaan lakisääteisellä rajat ylittävänä absorptiosulautumisena siten, että kaikki Arcuksen varat ja velat siirretään Altialle selvitysmenettelyttä (”Sulautuminen”). Altian ja Arcuksen hallitukset ovat 2.10.2020 ehdottaneet, että Altian ja Arcuksen ylimääräiset yhtiökokoukset, jotka on kutsuttu koolle 12.11.2020, päättäisivät Sulautumisesta Sulautumissuunnitelman mukaisesti. Sulautumisen täytäntöönpano edellyttää muun muassa Altian ja Arcuksen ylimääräisten yhtiökokousten hyväksyntää, vaadittavien viranomaislupien saamista, sisältäen asianmukaisten kilpailuviranomaisten hyväksynnät ja Yhdistymissopimuksen ja Sulautumissuunnitelman muiden täytäntöönpanoedellytysten täyttymistä tai niihin vetoamisesta luopumista. Lisäksi Sulautumisen täytäntöönpano edellyttää, että Yhdistymissopimusta ei ole irtisanottu sen ehtojen mukaisesti ja että Sulautumisen täytäntöönpano rekisteröidään Suomen Patentti- ja rekisterihallituksen ylläpitämään kaupparekisteriin (”Kaupparekisteri”). Sulautuminen toteutuu sinä päivänä, jona Sulautumisen täytäntöönpano rekisteröidään Kaupparekisteriin (eli Täytäntöönpanopäivänä). Täytäntöönpanopäivä on suunnitelmien mukaan 1.4.2021 (rekisteröintiaika arviolta klo 00.01.01). Suunniteltu Täytäntöönpanopäivä ei ole sitova, ja todellinen Täytäntöönpanopäivä voi olla aikaisemmin tai myöhemmin kuin edellä mainittu päivä. Arcus purkautuu automaattisesti Täytäntöönpanopäivänä.

Sulautuminen perustuu Altian ja Arcuksen suhteellisia arvoja heijastavaan vaihtosuhteeseen 53,5:46,5 (”Vaihtosuhde”). Arcuksen osakkeenomistajat saavat Sulautumisvastikkeena 0,4618 Sulautumisvastikeosaketta jokaisesta omistamastaan Arcuksen osakkeesta kutakin arvo-osuustiliä kohden. Sulautumisvastikeosakkeet annetaan Arcuksen osakkeenomistajille niiden osakeomistusten mukaisessa suhteessa Sulautumisen täytäntöönpanon yhteydessä määrättävänä täsmäytyspäivänä. Sulautumisvastikeosakkeita ei anneta Arcuksen itsensä tai Altian omistamia Arcuksen osakkeita vastaan.

Tämän Sulautumisesitteen päivänä Arcuksen liikkeeseen laskettujen ja ulkona olevien osakkeiden määrä on 68 023 255, joka sisältää myös 6 948 omaa osaketta. Tämän Sulautumisesitteen päivämäärän tilanteen ja sovitun Vaihtosuhteen mukaan Sulautumisvastikkeena annettavien Altian osakkeiden kokonaismäärä olisi siten 31 409 930 osaketta. Muun ohella mikä tahansa muutos Arcuksen liikkeeseen laskettujen ja ulkona olevien osakkeiden tai hallussaan pitämien omien osakkeiden määrässä, joka aiheutuu esimerkiksi siitä, että Arcus luovuttaa hallussaan pitämiään omia osakkeita olemassa olevien osakepohjaisten kannustinohjelmien mukaisesti ennen Täytäntöönpanopäivää, voi vaikuttaa lopulliseen Sulautumisvastikkeena annettavien osakkeiden kokonaislukumäärään.

Mikäli Arcuksen osakkeenomistajan Sulautumisvastikkeena saamien osakkeiden lukumäärä kutakin arvo-osuustiliä kohden on murtoluku, murto-osat pyöristetään alaspäin lähimpään kokonaiseen osakkeeseen kunkin osakkeenomistajan saaman Sulautumisvastikeosakkeiden määrän määrittämiseksi. Murto-osaiset oikeudet Yhdistyneen Yhtiön uusiin osakkeisiin yhdistetään ja myydään julkisessa kaupankäynnissä Nasdaq Helsingissä tai Oslo Børsissä, ja myyntitulot jaetaan tällaisten murto-osaisten oikeuksien omistusten mukaisessa suhteessa niille Arcuksen osakkeenomistajille, joilla on oikeus saada tällaisia murto-osaisia oikeuksia. Altia vastaa murto-osaisten oikeuksien myyntiin ja jakamiseen liittyvistä kuluista. Mahdollisten murto-osaisten oikeuksien myymisestä saatavaa myyntituloa lukuun ottamatta Sulautumisen yhteydessä ei makseta muuta käteisvastiketta.

Sulautumisvastike jaetaan Arcuksen osakkeenomistajille Täytäntöönpanopäivänä tai mahdollisimman pian sen jälkeen. Ensisijaisesti Altia odottaa antavansa Sulautumisvastikeosakkeet VPS:ään rekisteröityjen osaketalletusetuuksien kautta. Toissijaisesti Sulautumisvastikeosakkeet voitaisiin antaa VPS:ään rekisteröityinä talletustodistuksina tai suoraan omistettuina Yhdistyneen Yhtiön Osakkeina Euroclear Finlandin ylläpitämässä arvo-osuusjärjestelmässä.

Altia ja Arcus pyrkivät rinnakkaislistaamaan Yhdistyneen Yhtiön tilapäisesti Oslo Børsiin neljän (4) kuukauden siirtymäajaksi alkaen Oslo Børsiin tehtävän rinnakkaislistauksen ensimmäisestä päivästä, ja siinä tapauksessa Yhdistynyt Yhtiö järjestää oletusarvoisesti Arcuksen nykyisten osakkeenomistajien Osakkeiden hallussapidon ja kaupankäynnin ensisijaisesti VPS:ään rekisteröityinä osaketalletusetuuksina, toissijaisesti VPS-rekisteröityinä talletustodistuksina tai, jos mahdollista, suoraan VPS:ään rekisteröityinä Yhdistyneen Yhtiön Osakkeina, mitä ei tällä hetkellä pidetä mahdollisena. Siinä tapauksessa, että VPS:ään rekisteröityjä osaketalletusetuuksia, VPS:ään rekisteröityjä talletustodistuksia tai Yhdistyneen Yhtiön Osakkeita ei listata tilapäisesti Oslo Børsiin, Yhdistyneen Yhtiön tulee järjestää niiden Arcuksen osakkeenomistajien osakeomistusten siirtomahdollisuus, jotka haluavat kolmen (3) kuukauden sisällä Täytäntöönpanopäivästä siirtää osakkeiden hallussapidon Euroclear Finland Oy:lle joko hallintarekisterirakenteella tai muulla sen hetkiselle osakkeenomistajapohjalle yleisesti sopivalla rakenteella, sekä kattaa näiden siirtojen kustannukset.

RISK FACTORS

An investment in the Combined Company involves risks, which may be significant. The following describes the risks relating to the Merger, as well as the risks relating to the Combined Company and its business and shares as of the date hereof. Many of the risks related to the Combined Company are inherent to the Combined Company’s business and are typical in the Combined Company’s industry. Shareholders should carefully review and consider the information contained in this Merger Prospectus, and in particular, the risk factors described below. More information regarding the Combined Company and the reasons and benefits of the Merger is presented in the section “Information on the Combined Company”.

Unless a risk factor specifically refers to the Merger or business operations planned in conjunction with it, the risks presented describe the effects of their materialisation on the Combined Company through describing Altia’s and Arcus’ existing business operations prior to the Merger. Prior to the completion of the Merger, materialisation of the risks presented herein could also have the effect described in the risk factor on Altia or Arcus, or the prices of their respective shares, on a standalone basis. The description of risk factors below is based on information available and estimates made on the date of this Merger Prospectus and, therefore, is not necessarily exhaustive. Some of these factors are potential events that may or may not materialise, and as such neither Altia nor Arcus is able to present an estimate of the probability of such events materialising or failing to materialise. Should one or more of the risk factors described in this Merger Prospectus materialise, either individually, cumulatively or together with other circumstances, it could have a material adverse effect on the Combined Company’s business, financial position, results of operations, and the price of the shares of the Combined Company.

The Combined Company also faces additional risks not currently known or not currently deemed material, which could also have a material adverse effect on the Combined Company’s business, financial condition, results of operations and the price of the shares of the Combined Company. The market price of shares in the Combined Company, including the Merger Consideration Shares, could decline due to the realisation of these risks, and investors could lose part or all of their investment.

The risk factors presented herein have been divided into six categories based on their nature. These categories are:

•	Risks related to the Merger;
•	Risks related to the Combined Company’s Operating Environment;
•	Risks related to the Highly Regulated Nordic Alcohol Market;
•	Risks related to the Combined Company’s Business;
•	Risks related to the Financial Position and Financing of the Combined Company;
•	Risks related to the Shares in the Combined Company; and
•	Risks Related to the Delivery of the Merger Consideration Shares and the Listing on Oslo Børs.

Within each category, the risk factor estimated to be the most material on the basis of an overall assessment of the criteria set out in the Prospectus Regulation is presented first. However, the order in which the risk factors are presented after the first risk factor in each category is not intended to reflect either the relative probability or the potential impact of their materialisation. The order of the categories does not represent any evaluation of the materiality of the risk factors within that category when compared to risk factors in another category.

Risks Related to the Merger

There is no certainty that the Merger will be completed, or the completion may be delayed.

The completion of the Merger is subject to, among others, approval by the respective Extraordinary General Meetings of Altia and Arcus, merger control approvals from relevant competition authorities, the satisfaction or waiver of the other conditions precedent in the Combination Agreement and the Merger Plan, the Combination Agreement not having been terminated in accordance with its terms and the registration of the completion of the Merger with the Finnish Trade Register. For information on the conditions to the completion of the Merger in the Combination Agreement and the Merger Plan, see “Merger of Altia and Arcus – Combination Agreement” and “Merger of Altia and Arcus – Merger Plan” as well as the Merger Plan, which is attached to this Merger Prospectus as Annex D. The completion of the Merger is expected to be registered in the Finnish Trade Register on or about 1 April 2021 (i.e., the Effective Date).

The Boards of Directors of Altia and Arcus have, on 2 October 2020, each proposed that the Extraordinary General Meetings of Altia and Arcus, which are to be held on 12 November 2020, will, respectively, resolve on the Merger in accordance with the Merger Plan and approve the Merger Plan. If the Extraordinary General Meetings of either Altia or Arcus do not approve the Merger and the Merger Plan in the form proposed by the Boards of Directors of Altia and Arcus, the Merger will not be completed.

The Merger includes a statutory creditor notification process in Norway, during which the creditors of the merging company (i.e. creditors of Arcus) may object to the Merger within six weeks following the registration of the resolution on the Merger by Arcus’ Extraordinary General Meeting with the Norwegian Register of Business Enterprises. If any of Arcus’ creditors objects to the Merger within the six weeks creditor notification period and does not revoke such objection, this may delay the completion of the Merger until a competent district court has issued a confirmatory judgment stating that the underlying receivable of the opposing creditor does not exist, has been repaid or the opposing creditor has been provided with sufficient collateral, or that the Merger does not reduce the opposing creditor's prospects of receiving payment. If one or more creditors of Arcus object to the Merger in the creditor hearing process, the creditor hearing process could further delay the completion of the Merger.

To ensure sufficient funding and liquidity reserves following the completion of the Merger, Altia and Arcus have obtained certain consents and waivers from the lenders under their existing senior facilities agreements in order for their existing financing arrangements to continue in force and survive the Merger and to be wholly or partially refinanced by the Combined Company in connection with or after the Merger. In addition, Altia has received a back-up financing commitment by Nordea for the establishment of the Bridge Facilities Agreement (as defined in the section “Information on the Combined Company – Financing”). If Arcus fails to meet the terms of the waiver from the lender under its existing senior facilities agreement before the completion of the Merger, and if the Merger has not been completed by 31 December 2021, the post-completion financing would not be available for the Combined Company neither under the existing senior facilities agreements of Altia and Arcus nor the Bridge Facilities Agreement, which could delay the completion of the Merger or prevent it entirely.

Arcus and Altia will comply with the rules for arranging employee participation in connection with a cross-border absorption merger and enter into negotiations with the special negotiating body of Altia’s and Arcus’ employees regarding the arrangement of employee participation within the Combined Company. In case the negotiating parties fail to reach an agreement, the completion of the Merger could be delayed.

Further, the Ministry of Economic Affairs and Employment of Finland must approve the proposed acquisition by Arcus’ largest shareholder Canica AS of more than 10 percent in the Combined Company and there can be no certainty that such approval will be received, which could delay the completion of the Merger or prevent it entirely.

In addition, Altia and Arcus may fail in consolidating the sometimes conflicting requirements of laws and regulations of different jurisdictions applicable to the Merger, including Finland and Norway, which could result in the Norwegian Register of Business Enterprises not issuing the merger certificate or the Finnish Trade Register not registering the Merger, even though the other conditions for completing the Merger would have been satisfied or waived.

Should the Merger not be completed, Altia and Arcus would continue to operate as separate companies and the synergies and other estimated benefits attributed to the Combined Company would not materialise as described in this Merger Prospectus. Further, costs and management time of the two companies related to the Merger preparations would be lost and the significant Merger preparation costs would be borne by Altia and Arcus without the potential upside from the Merger. Similarly, any significant delay in the completion of the Merger could delay potential benefits attributed to the Merger, and could result in additional costs for both Altia and Arcus. A delay in the completion of the Merger or the lapsing of the Merger could also have a material adverse effect on the market price of the shares in Altia and/or Arcus and have a detrimental effect on the success and results of operations of the respective businesses of Altia and Arcus.

The Merger may not necessarily be completed in the manner currently contemplated, which could have a material adverse effect on the estimated benefits of the Merger or the market price of the shares in Altia and/or Arcus.

As described under “Merger of Altia and Arcus – Combination Agreement,” the completion of the Merger is conditional upon the satisfaction or, to the extent permitted by applicable law, waiver by Altia and/or Arcus, of a number of conditions set forth in the Combination Agreement, including receipt of merger control approvals from relevant competition authorities. There can be no assurance that such merger control approvals will be obtained or that any merger control approvals granted by the competition authorities will remain valid or unchanged. In addition, the terms and conditions of any merger control approvals related to the completion of the Merger may require, among other things, the divestment of certain assets anticipated to be part of the Combined Company. In such case, Altia or Arcus, as the case may be, may not be able to execute any such divestment within the required timeframe, at the desired price or at all, and any such divestment may have a material adverse effect on the Combined Company’s ability to realise some or any of the estimated benefits of the Merger. If the completion of the Merger is delayed or the Merger is not completed due to the required conditions not being satisfied or if Altia or Arcus must comply with any material conditions in order to obtain any merger control approvals, this could have a material adverse effect on the Combined Company’s ability to achieve the estimated benefits of the Merger in whole or at all and/or the market price of the shares in Altia and/or Arcus.

The Merger Consideration will not be adjusted to reflect fluctuations in the market price of the shares in Altia or Arcus, nor the fluctuations in the NOK to EUR ratio, and the value of the Merger Consideration for the purposes of consolidated financial reporting will be measured on the Effective Date.

Pursuant to the Merger Plan, a fixed number of the Merger Consideration Shares are being offered to Arcus’ shareholders. Therefore, the value of the Merger Consideration Shares may be lower or higher on the Effective Date than on the date of this Merger Prospectus or on the date on which the Extraordinary General Meeting of Altia or Arcus resolves upon the Merger. The number of Merger Consideration Shares will not be adjusted to reflect fluctuations in the market price of shares in Altia or Arcus. As a result, the market price of Altia’s and Arcus’ shares may increase or decrease, which may impact the real value of the Merger Consideration Shares but will not impact the number of Merger Consideration Shares to be issued. For example, for the Pro Forma Information Merger Consideration of EUR 305.0 million determined based on the aggregate fair value of the total number of the Merger Consideration Shares expected to be issued and the closing price of the Altia share on Nasdaq Helsinki on 30 September 2020, a change of 10 percent in the Altia share price would increase or decrease Merger Consideration expected to be transferred by approximately EUR 30.5 million. The preliminary estimate of the purchase consideration reflected in the Pro Forma Information does not purport to represent the actual consideration to be transferred upon the completion of the Merger. For consolidated financial reporting purposes, the fair value of the Merger Consideration Shares will be measured at the Effective Date at the then-current market price (fair value) of the Altia share to determine the value of the Merger Consideration for purchase accounting purposes. Fluctuation in the prices of Altia’s or Arcus’ shares may occur as the result of a number of reasons, many of which are outside of Altia’s or Arcus’ control, including as a result of the risk factors described in this section “Risk Factors”. Furthermore, the number of Merger Consideration Shares will not be adjusted to reflect fluctuations in the EUR to NOK exchange ratio. On 28 September 2020, the EUR to NOK exchange ratio was 11.058, and on 21 October 2020 it was 10.9315 according to the European Central Bank’s euro foreign exchange reference rate. Currency exchange ratios are inherently outside Altia’s or Arcus’ control and may fluctuate due to general economic trends, changes in monetary policies on a national or supranational level, or various other reasons. Therefore, the real NOK value of the Merger Consideration compared to EUR or any other currency may be lower on the Effective Date than on the date of this Merger Prospectus or on the date on which the Extraordinary General Meeting of Altia or Arcus resolves upon the Merger.

Arcus’ shareholders should assess the Merger Consideration with reference to the prevailing market price. See also “Unaudited Pro Forma Financial Information” for further information about the financial statement impact of the Merger Consideration and its effects to the Combined Company’s Unaudited Pro Forma Financial Information (as defined in “Unaudited Pro Forma Financial Information”).

The Combined Company may not necessarily be able to realise some or any of the estimated benefits of the Merger in the manner or within the timeframe currently estimated, or at all, and the implementation costs may exceed estimates.

Achieving the estimated benefits of the Merger will depend largely on the timely and efficient combination of the business operations of Altia and Arcus. The combination will involve certain risks and uncertainties, and there can be no assurance that the Combined Company will achieve any of the estimated benefits of the Merger, including the strategic, financial and operational benefits as well as cost and revenue synergy benefits described elsewhere in this Merger Prospectus, within the currently estimated timeframe, or that any such benefits can be achieved at all. Furthermore, adverse developments in general economic conditions or any conditions potentially imposed by regulatory authorities could, among other factors, limit, prevent or delay the Combined Company’s ability to realise estimated benefits, which could have a material adverse effect on the Combined Company’s business, financial position and results of operations.

Risks and challenges related to the combination of the business operations of Altia and Arcus include, but are not limited to, the following:

•	the placement of considerable demands on the Combined Company’s resources to manage the combination, including requiring significant amounts of management’s time, which may impair management’s ability to run the Combined Company’s business effectively during the merger process;

•	the efficiency, reliability, continuity and consistency of the combined group functions, financing operations, control as well as administrative and support functions, such as cash management, internal and other financing, hedging against market risks, insurance, financial control and reporting, information technology, communications, human resources and compliance functions;

•	the definition and implementation of a new strategy for the Combined Company;

•	the implementation of a new organisational and governance model for the Combined Company;

•	the working capacity of senior management and key personnel and their continued employment with the Combined Company;

•	the placement of considerable demands on the Combined Company’s resources to manage the combination, including requiring significant amounts of management’s time, which may impair management’s ability to run the Combined Company’s business effectively during the merger process;

•	the efficiency, reliability, continuity and consistency of the combined group functions, financing operations, control as well as administrative and support functions, such as cash management, internal and other financing, hedging against market risks, insurance, financial control and reporting, information technology, communications, human resources and compliance functions;

•	the definition and implementation of a new strategy for the Combined Company;

•	the implementation of a new organisational and governance model for the Combined Company;

•	the working capacity of senior management and key personnel and their continued employment with the Combined Company;

The assumptions and judgements relating to the estimated cost and revenue synergy benefits and related integration costs are inherently uncertain and are subject to a wide variety of significant business, economic, and competitive risks and uncertainties that could cause the actual cost and revenue synergy benefits, if any, and the related integration costs to differ materially from the estimates in this Merger Prospectus. For additional information on the assumptions used in estimating the cost and revenue synergy benefits expected to arise from the Merger and the related integration costs, see “Information on the Combined Company – Assumptions Used When Estimating the Cost Synergies and Integration Costs.”

Altia’s and Arcus’ access to information regarding each other has been limited, and they may not be adequately protected against possible known or unknown deficiencies and liabilities.

Altia’s and Arcus’ access to information regarding each other in connection with the Merger has been significantly limited due to, among other things, competition laws and regulations. For this reason, and notwithstanding the public information that Altia and Arcus disclose due to their disclosure obligations as listed companies, Altia and Arcus have only been able to conduct a limited due diligence review of each other. The limited due diligence review that Altia and Arcus have conducted of each other may have failed to identify and discover potential liabilities and deficiencies in Altia and/or Arcus, including onerous contract terms in key agreements or threatened liabilities for breaches of contract in business-critical relationships, legal proceedings, employer and pension obligations, non-compliance with applicable laws or standards, taxes, or other liabilities (whether or not contingent or included in the financial statements of Altia and Arcus, as incorporated in this Merger Prospectus by reference). As Altia and Arcus commence their operations as a Combined Company, the Combined Company’s management may learn additional information about deficiencies or liabilities which, individually or in aggregate, could result in significant additional costs and liabilities that are not described in this Merger Prospectus. Any of the above factors could have a material adverse effect on the business, financial position, results of operations, future prospects, or share price of the Combined Company.

The Unaudited Pro Forma Financial Information in this Merger Prospectus is presented for illustrative purposes only and may differ materially from the Combined Company’s actual results of operations and financial position following the Merger.

The unaudited pro forma financial information (“Pro Forma Information”) in this Merger Prospectus is presented for illustrative purposes only. Therefore, the hypothetical financial position and results of operations included in the Pro Forma Information are not necessarily indicative of what the Combined Company’s financial position or financial performance actually would have been had the Merger been completed as of the dates indicated and does not purport to project the operating results or financial position of the Combined Company as of any future date. The Pro Forma Information has been prepared based upon available information and certain assumptions and estimates related especially to the fair value of purchase consideration, the purchase price allocation and accounting policy alignments that are considered to be reasonable under the circumstances. Considering the ongoing regulatory approval processes which restricts Altia’s access to detailed data of Arcus, the pro forma adjustments presented are preliminary and based on information available at this time, thus subject to change. The final fair value of the purchase consideration will be measured on the Effective Date at the then-current market price of Altia share. The final allocation of the consideration will be based on the actual value of the Merger Consideration and the fair values of Arcus’ assets and liabilities on the Effective Date. In addition, subsequent to the Effective Date, there may be further refinements of the allocation of the purchase consideration as additional information becomes available. Detailed review of Arcus’ accounting policies and financial statements presentation differences can only be done after the Effective Date. There can be no assurance that the assumptions used in the preparation of the Pro Forma Information will prove to be correct and the final impact of the

Merger to the financial information of Altia may materially differ from the pro forma adjustments reflected in the Pro Forma Information. Further, the accounting policies to be applied by the Combined Company in the future may differ from the accounting policies applied in the Pro Forma Information. See “Unaudited Pro Forma Financial Information”.

Certain financing and other agreements or loans entered into by Altia and Arcus, respectively, may be terminated by Altia’s and Arcus’ respective counterparties as a result of the Merger.

As is customary, a number of Altia’s and Arcus’ financing and other agreements entered into with third parties include clauses that prevent or impose limitations on carrying out transactions with material effects on the business or ownership structure of the contracting parties or transferring the rights and obligations arising from such agreements without the consent or waiver of the other party, and may give the other party a right to terminate the agreement in the event of a merger or change of control. The applicability of these clauses in a statutory merger context is often subject to interpretation and uncertainty. Notwithstanding any notifications to or consents or waivers received from certain counterparties in relation to the Merger process, certain of Altia’s or Arcus’ financing and other agreements could be prematurely terminated due to the Merger which may result in additional costs to the Combined Company due to negotiations of alternative agreements. In addition, there can be no assurance that the Combined Company is able to negotiate alternative agreements with economically attractive terms or at all, which could have an adverse effect on the Combined Company’s finance expenses, among others. The risks related to the premature termination, if realised, could have a material adverse effect on the Combined Company’s business, financial condition and results of operations.

Risks Related to the Combined Company’s Operating Environment

Uncertain global economic, political and financial market conditions could have a material adverse effect on the Combined Company’s business, financial condition and results of operations.

The economic development and uncertainties related to the financial markets’ behaviour in Finland, Norway, the European Union (the “EU”), including the European Economic Area (the “EEA”), and elsewhere in the world could have an adverse effect on the Combined Company’s business and growth potential. The Combined Company is particularly exposed to macroeconomic conditions affecting Northern Europe, in addition to which economic, political and financial market conditions in Russia and the Baltics, the central Eastern European region, China and the United States may impact the demand for the Combined Company’s export operations. Both the European and the global economies and the financial markets are threatened, for instance, by debt crises and political conflicts, such as the United Kingdom’s departure from the EU, the deteriorated trade relations between the United States and China and the political developments, such as the policies of the U.S. presidential administration and the U.S. presidential election. In addition, during 2020, the spread of the coronavirus (COVID-19) pandemic (the “Coronavirus pandemic”) has caused significant short-term risks and uncertainties to the markets affecting the entire global operating environment. If the economic problems or uncertainties in Europe and globally continue or worsen, this may lead to some European countries leaving the eurozone or to the break-up of the entire eurozone, resulting in further adversity in the economic conditions of Europe. The Combined Company is also exposed to economic or financial market conditions as well as trade restrictions and agreements affecting wine producing countries such as Australia, Argentina, Chile and South Africa, in addition to which the political developments and geopolitical tensions in the Combined Company’s operating countries, such as those related to Hong Kong, may negatively impact its local sales.

The Coronavirus pandemic has substantially affected and continues to affect people’s lives and companies’ operations globally. Though the spread and severity of the pandemic are difficult to predict, the pandemic has during 2020 led to, among other things, states of emergencies being declared in several countries, travel restrictions, regional restrictions of people’s movement, and the closing of or restrictions imposed on stores, restaurants and production facilities worldwide. The Coronavirus pandemic, and other possible infectious diseases spreading in the future, with governments or authorities issuing restrictions on the free movement of people and travelling, orders to close down or restrict the business of restaurants and production sites, and policies for social distancing to restrict the spread of the virus may have an adverse effect on the Combined Company’s operations. Any such restrictions or policies set by authorities may present difficulties and delays to the manufacturing and supply chains of products sold by the Combined Company, as well as restrict the operations of the Combined Company’s production facilities. Additionally, restrictions or guidelines on the operations of the retail industry, including the state retail monopolies, may lead to decreased sales in different sales channels, particularly in export, travel retail and on-trade channels, and closures of borders between countries may result in reduced shopping at the borders and have an adverse effect on the Combined Company’s production and sales in home markets and abroad, which in turn may have an adverse effect on the Combined Company’s net sales and results of operations. Furthermore, if the Combined Company’s personnel fall ill or there is a suspected coronavirus infection within a team or shift or if the imposed movement restrictions affect their actions, this could have an adverse effect on the Combined Company’s personnel’s ability to perform their duties, particularly at the production facilities where personnel is needed on-site, and therefore also on the Combined Company’s business. Though the Coronavirus pandemic is still spreading globally, and the final effects are not known as at the date of this Merger Prospectus, it is already clear at this point that the pandemic will have a material adverse financial effect also on the Combined Company’s main operating markets in the Nordics and elsewhere. Additionally, it cannot be ruled out that due to the financial effects caused by the outbreak of the Coronavirus pandemic, the global economy could fall into a recession, or even a depression.

Furthermore, even though consumption of alcoholic beverages has historically been relatively stable over the cycle and not strongly affected by economic fluctuations5, an economic slowdown or a recession, or any other negative economic developments in the Nordics as well as in any new markets the Combined Company enters may negatively affect, including among other things, the net sales, profitability, liquidity, and business and financial condition of the Combined Company. Despite the rather resilient nature of the alcoholic beverages business, consumer behaviour and preferences are influenced by many factors beyond the Combined Company’s control, including consumer perception of current and future general economic conditions, levels of private consumer spending, as well as consumer preferences and purchasing power, which may lead to different choices between different product categories and brands, and hence affect demand for the Combined Company’s products. Further, the Combined Company may not be able to utilise the opportunities created by the economic fluctuations or be able to adapt to economic recession or periods of stagnation. A material decrease in consumers’ consumption or other detrimental changes in the economy may decrease the Combined Company’s revenue and diminish its profitability, and if the Combined Company fails to adapt to economic recession or stagnation, this may have a material adverse effect on the Combined Company’s business, results of operations, financial position, and future prospects. In addition, the demand for the Combined Company’s industrial products and services is also dependent on the general economic situation, as for example a globally weak demand for paper in turn decreases the demand for the Combined Company’s starch products. Further, weak economic conditions may put financial stress on the Combined Company’s customers and suppliers. Even though the state alcoholic beverage retail monopolies in Finland, Sweden and Norway can generally be seen as lower credit risk customers compared to other customers, negative economic developments can negatively impact the Combined Company’s opportunities to collect its receivables in a timely manner, or at all.

Further, the uncertainty in the international financial markets could have a material adverse effect on the Combined Company. The Combined Company’s business, liquidity and access to financing as well as its ability to conduct exports, especially with respect to new market openings may be materially affected by changes in the financial markets as well as measures taken by various governmental and supervisory authorities, central banks and other organisations as well as any sanctions measures, import restrictions or customs imposed by the United Nations, the European Union or the United States, over which the Combined Company has no control. Additionally, volatility in the financial markets and fluctuations in exchange rates as well as in interest rates may have an adverse effect on the availability of financing from banks and capital markets.

The materialisation of any of the above risks could have a material adverse effect on the Combined Company’s ability to conduct its business and its asset values, its opportunities to collect its receivables, future cost of debt and access to bank and capital market financing in the future, which, in turn, could have a material adverse effect on the Combined Company’s business, financial condition and results of operations.

The Combined Company operates in a very competitive industry and intensifying competition could have a material adverse effect on the Combined Company’s business.

Both Altia’s and Arcus’ important sales channels in the Nordics are the state-owned alcohol retail monopolies, which account for approximately 70 percent of Altia’s sales of consumer products6, and for Arcus, approximately 90 percent of the sales in the monopoly markets is to the state-owned alcohol retail monopolies. Following the combination of Altia’s and Arcus’ business operations, a significant part of the Combined Company’s net sales will therefore come through the state retail monopolies in the Nordic countries. Despite the high level of regulation in the markets in most of the countries in which the Combined Company operates, the alcoholic beverage sale and distribution is intensely competitive. The principal factors affecting the Combined Company’s competitive position include brand strength, product range, pricing, product quality, innovation and new product offerings, the product portfolio, distribution capabilities and the ability to foresee and respond to changing consumer trends and preferences as well as demand. The effect of these factors varies depending on the market and the product. In addition, changes in the operating environment, regulation and state retail monopolies’ operating models and strategies, including in relation to the monopoly status or liberation in the retail channel or e-commerce, could result in, among other things, increased price competition in the retail channel, and thus affect the Combined Company’s profitability.

The Combined Company’s competitors in the alcoholic beverage industry include both local and international producers. The Combined Company may face increased competition from multinational alcoholic beverage companies seeking to enter the Combined Company’s core markets by introducing their own brands, strengthening their own brands already present in the markets or by acquiring local brands. The Combined Company’s net sales and market share could suffer if its current or future competitors introduce new products to markets which respond better to consumer preferences, or if competing products are offered at prices that are lower than the prices of the Combined Company’s products in a segment where consumer price could be a sensitive factor. This may affect the Combined Company and hinder its growth potential

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5 Source: OECD (2017).

6 Breakdown of consumer beverage net sales of Altia by sales channel is based on the unaudited internal sales reporting.

and profitability. Due to differences in taxes levied on alcohol in European countries, the price levels in foreign e-commerce sites might attract consumers in the Combined Company’s home markets to order products competing with its products. The increased online sales of the products of the Combined Company’s competitors may also pose a risk for the sales of the Combined Company’s sales channels, if customers prefer to use foreign webstores instead of the sales channels in which the Combined Company’s products are sold.

The Combined Company’s distribution business is also very competitive, and the Combined Company’s competitors may seek to capture partners by different measures to increase their sales and to enhance their distribution operations, which could lead to the Combined Company’s partners, e.g. wine producers, terminating their cooperation with the Combined Company. In addition, in retail, customers are increasingly focusing their purchases directly toward producers instead of local distributors, which could pose a risk to the Combined Company’s partner business, particularly in the Baltics and Denmark. A decline in consumer demand in the Combined Company's core geographic markets in the Nordic and Baltic countries could further intensify competition and result in increased price competition and thus decrease the Combined Company’s profitability. Increased competition and unanticipated actions by competitors, including aggressive pricing policies, could lead to downward pressure on prices or a decline in the Combined Company's market share and profitability.

The Combined Company produces grain spirits, starch and technical ethanol and offers contract manufacturing services to its customers. Altia has a long-term exclusive production services agreement with Brown-Forman Finland Ltd (“Brown-Forman”) regarding the production of Finlandia Vodka, currently in force until 2035. In the event that competition on the global vodka market increases or the consumption of vodka decreases and the demand for Finlandia Vodka consequently decreases, it could affect the volumes that Brown-Forman in the future sources from the Combined Company and thus have an adverse effect on the Combined Company’s business and results of operations. Increased competition in the Combined Company’s industrial operations could also affect the demand for grain spirit, starch and technical ethanol, in particular, which could lead to a loss of agreements and customerships and have an adverse effect on the Combined Company’s operations and results of operations. Volatility in prices of different raw materials could lead to an unfavourable cost structure for the Combined Company’s grain spirit, ethanol and starch production versus competition from imported products.

Any of the foregoing could have a material adverse effect on the Combined Company’s business, financial condition and results of operations.

Demand for alcoholic beverages may be adversely affected by changes in consumer behaviour and preferences and governmental policies.

Consumption of certain beverages with higher alcohol content has declined in some European countries due to a variety of reasons such as increasing general health consciousness, an increase in lifestyle diseases, health risks associated with excessive alcohol consumption, awareness of the social costs of alcohol abuse or excessive alcohol consumption and a trend towards healthier or more low-energetic, or non-alcoholic, beverages such as soft drinks, juice and mineral water products and, in some jurisdictions, increased level of taxes on alcoholic beverages. These factors have affected and could in the future affect the social acceptability of alcohol consumption and increase governmental regulation of the alcohol industry in the markets in which the Combined Company operates, and thus negatively impact the Combined Company’s operations and the demand for the Combined Company’s products.

Consumer behaviour and preferences in the alcoholic beverage markets are affected by several factors, including general social changes, changes in purchasing power, the age structure of consumers, lifestyle trends, and changes in consumption preferences regarding the geographical origin of wines as well as growing awareness in environmental and corporate social responsibility matters. Substantial changes in the consumption habits and preferences for alcoholic beverages normally take place over a longer period of time. However, there is no certainty that such changes could not occur quickly and be profound and thereby affect the Combined Company’s ability to react and adapt to these changes. A sudden decline in customer demand of a specific product could lead to the Combined Company experiencing an over-supply of products or raw materials, as the Combined Company might have limited flexibility to adjust to a decline in consumer demand for a specific product due to volume commitments in certain supply agreements. Furthermore, governmental restrictions and policies due to the Coronavirus pandemic may for their part adversely affect the consumer buying behaviour.

In addition, segmentation of consumer groups into increasingly smaller subgroups as well as the demand for novelties are continuing, and it can be increasingly challenging to foresee changes in consumer behaviour and to react on and adapt to the changes. This results in challenges for innovation and the speed of launching products on the market and also challenges the supply chain, with the need to be able to operate both efficiently and profitably at the same time with smaller scale production. The selection criteria for alcoholic beverages besides the price, domestic origin and taste and brand perception are becoming more diverse. Health-oriented and ethical thinking has been a rising trend in the consumer market in recent years. The role of organic and fair-trade products in wine sales has increased during the past few years and this growth has been gaining strength as the Nordic alcohol retail monopolies have been actively driving such products in their listing processes. The growing interest and concern regarding the use of responsibly produced raw materials also pressures the Combined Company to actively monitor its operations with respect to corporate social responsibility aspects. Any adverse changes in consumer and public notions of the Combined Company may reduce the demand for its products and weaken its competitive position.

Another trend in the alcoholic beverages market is that a growing number of consumers are favouring lighter alcoholic beverages, such as wines, instead of spirits. A small proportion of consumers avoid all alcoholic beverages due to health-related, religious or other reasons and this proportion has increased especially among young people and could increase even more in the future due to a trend towards healthier beverages. Additionally, during recent years consumption among consumers has become increasingly polarised especially with regard to alternative stimulants, such as cannabis-based products consisting of cannabidiol and tetrahydrocannabinol. An increase in the demand for currently legal cannabis-based products along with possible future legislative developments relating to the legalisation of cannabis may lead to a decrease in the demand for the Combined Company’s products, resulting in a loss of business. Changes in consumer preferences may cause a reduction in the consumption of certain product categories or the consumption of alcoholic beverages as a whole. Any significant changes in consumer behaviour or preferences or any failure to anticipate and react to such changes could result in reduced demand for the Combined Company’s products and weaken its competitive position. The impact of any such change on the Combined Company’s operations could be exacerbated if any such shift affected any of the Combined Company’s key brands or beverage category in general, which could have a material negative impact on the Combined Company’s net sales and profitability.

In addition, negative publicity and scientific publications regarding the health effects of alcohol consumption, regulatory action or customer complaints and any potential litigation against companies in the industry may negatively impact the social acceptability and demand of the Combined Company’s products. Certain non-governmental and other organisations are also promoting information campaigns highlighting a connection between alcohol consumption and the increased risk of illnesses. Intensified information campaigns regarding the risks related to excessive alcohol consumption together with general health consciousness could have an impact on consumer behaviour and reduce the demand for alcoholic beverages.

Any of the foregoing could have a material adverse effect on the Combined Company’s business, financial condition and results of operations.

Risks Related to the Highly Regulated Nordic Alcohol Market

Changes to legislation regarding state-owned retail monopolies in the Combined Company’s core markets could have a negative impact on the Combined Company’s business.

In Finland, Sweden and Norway retail sales of alcoholic beverages to consumers are channelled through retail monopolies with enterprises wholly owned and controlled by the state in each of the jurisdictions (Alko, Systembolaget and Vinmonopolet, respectively) which have the exclusive right to sell wine, spirits and strong beer as well as strong RTDs (as defined below) to the retail market. Only beverages that contain a lower percentage of alcohol are permitted to be sold through ordinary retail channels. In Finland the alcohol limit in the retail channel is 5.5 percent ABV (as defined below), in Sweden 2.25 percent ABV (except for beer up to 3.5 percent ABV) and in Norway 4.75 percent ABV. The situation in Denmark, Estonia and Latvia is different as there are no retail monopolies, and alcoholic beverages including wine, spirits and beer are sold through ordinary retail channels. Even though the state retail monopolies currently enjoy high levels of public support7 and the total number of monopoly outlets has been increasing in Sweden and Norway and has been stable in Finland8, it is possible that the number of monopoly outlets or categories of products that need to be sold or will be sold through the monopoly outlets could be reduced or that the retail monopolies could be abolished altogether in the future, which could cause a major need for restructuring the Combined Company’s operating model and hence have a material adverse effect on the Combined Company's business, financial condition and results of operations.

Increases in taxes, particularly increases to excise taxes, could adversely affect demand for the Combined Company’s products.

The Combined Company is subject to tax laws in the countries where it operates. Excise taxes related to alcohol are the taxes with the heaviest impact on the Combined Company’s operational activities. Governments in the countries the Combined Company operates in may increase such taxes or impose new taxes altogether. For example, in Finland the alcohol tax increased in January 2019 and is planned to be increased again in 2021. Demand for the Combined Company’s products is generally sensitive to fluctuations in excise taxes, since excise taxes generally constitute the largest component of the sales price of alcoholic beverages for which excise duty increases may lead to increases via volumes in e-commerce, illegal distribution and a higher level of private import from neighbouring countries, for example. In the Nordic countries, increases in alcohol taxation and differences in consumer prices between neighbouring countries have increased the share of cross-border and tax-free sales and decreased sales from the state retail monopoly. The tax and excise regimes

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7 Source: Alko (2020), “Information on the Nordic Alcohol Market 2020”.

8 Source: Alko, Systembolaget and Vinmonopolet.

applicable to the Combined Company’s operations have in the past resulted, and could result in the future, in temporary increases or decreases in net sales that are responsive to the timing of any changes in taxation. Additionally, favourable legislative changes to the tax treatment of the distance purchase and distance sale of alcohol, or amendments to applicable guidelines on the taxation of such distance purchase or sale, may result in an increase of such activity, which in turn may lead to a decrease in the demand for the Combined Company's products.

The increase in taxes in the countries where the Combined Company operates may result in increased traveller imports of alcoholic beverages, e-commerce, tax-free imports and illegal distribution and sale of alcoholic beverages, which in turn may negatively impact on the demand for the Combined Company’s products and thus, result in decreases in net sales of the Combined Company. For example, the share of traveller imports accounted for approximately 14 percent of the Finnish alcoholic beverage consumption in 2019, and the volume of the traveller importation of alcoholic beverages to Finland was 61.4 million litres in 2019. Of such traveller imports 57 percent were imported from Estonia and the ships operating between Finland and Estonia.9 Any of the foregoing could have a material adverse effect on the Combined Company’s business, financial condition and results of operations.

Changes in the legislation or other regulations concerning alcoholic beverages or uncertainties or changes in the interpretation of such legislation or regulations could increase the Combined Company’s costs or limit its business activities.

The renewed Finnish Alcohol Act (1102/2017, the “Alcohol Act”), entered into force on 1 March 2018. The Alcohol Act allows the sale of ethanol based ready-to-drink beverages (“RTD”) of up to 5.5 percent alcohol by volume (“ABV”) in grocery stores. Although Altia has been able to make use of the opportunities that the renewed Alcohol Act created for the retail segment and thus expand the RTD product market, there is no guarantee that further reforms of the Alcohol Act or the alcohol legislation in the Combined Company’s operating countries could not affect the Combined Company’s ability to take advantage of the opportunities of such reforms in the future. It is possible that governments in the Combined Company’s operating countries could propose amendments to alcohol legislation due to political reasons, public health issues or other factors which can adversely affect the Combined Company’s operating environment and its business operations as well as sales channels.

The Combined Company’s products are also sold at duty-free shops in several airports, harbour outlets and cruises in the Nordics. Similarly to the state retail monopolies, duty-free shops are also heavily regulated, which for instance include limitations to the quantity of alcohol allowed for each customer to purchase and import without making a customs declaration. Changes to or dissolution of the state retail monopolies in the Nordic countries as well as increases in the quantity of alcohol permitted to be procured from duty-free shops, could increase competition and may result in the need to modify the Combined Company’s operating model and cause the Combined Company to incur material additional costs that could adversely affect its business.

Similarly, if changes to regulations or new regulations reduce the price of alcoholic beverages or make them otherwise more accessible for the retail market through more liberal e-commerce channels or otherwise, consumers may choose to purchase and import alcoholic beverages from neighbouring markets or order alcoholic beverages through such channels. The Combined Company may also want to develop its own e-commerce channels in different countries but there may be regulatory restraints and costs related to the establishment of such operations. Additionally, the effects of the Coronavirus pandemic on the future legislation remain to be seen, but the pandemic is likely to boost e-commerce and could also in the future lead to legislative initiatives supporting e-commerce and other distance sales. If the Combined Company does not succeed in adapting its business operations to such legislative changes this could lead to losses of net sales or decreases in market positions.

Furthermore, changes to the laws and regulations as well as decisions of the EU relating to geographical indications as well as definition, description, presentation and labelling of wines, spirit drinks and aromatised wine products or foodstuffs in general could have an effect on the Combined Company’s operations. In 2019, the European Commission adopted renewed regulation concerning the definition, presentation and labelling of spirit drinks, in addition to which there are ongoing discussions on whether the requirement on labelling of the list of ingredients and the nutritional information should be extended to cover alcoholic beverages. These kinds of amendments could have an effect on the labelling requirements of the Combined Company’s products.

Additionally, Altia has objected to the requirements proposed by Livsmedelsverket (the Swedish National Food Agency (“NFA”)) for the technical file for the geographic indication “Svensk Akvavit”, i.e. “Swedish Aquavit”. The technical file submitted by the NFA to the Commission requires that Swedish Aquavit must be made using Swedish neutral ethyl alcohol and Swedish water, and that the dilution of Swedish Aquavit with Swedish neutral ethyl alcohol and Swedish water must take place in Sweden. Currently Altia uses grain spirit from its Koskenkorva plant and spring water from the Rajamäki plant in the blending and bottling of its aquavits. It is expected that the Combined Company will continue the

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9 Source: The Finnish Institute for Health and Welfare, Report on Alcohol imports by passengers 2019 (3/2020) and Report on Alcoholic Beverage Consumption in 2019 (6/2020).

production of such aquavits in the future. In March 2019, the European Commission (“Commission”) completed an assessment of a technical file submitted by the NFA. The Commission’s examination did not include the verification of the compliance with other applicable rules, including requirements of the technical file on the mandatory bottling and/or dilution in the geographical area, since they are not, according to the Commission, related to the definition of geographical indications. Furthermore, Altia opposed the requirements and appealed all of the NFA’s decisions on the technical files to the Uppsala Administrative Court, which partly ruled against Altia in February 2020. Altia has appealed the decision to the Administrative Court of Appeals in Stockholm (Kammarrätten i Stockholm), where the case is currently pending. The Administrative Court has granted Altia leave to appeal. Should the Administrative Court of Appeals in Stockholm rule against Altia, the proposed requirements by the NFA could require substantial changes to Altia’s production process of its aquavit products, to the extent Altia wants to use the geographical indication Swedish Aquavit. This in turn could result in problems relating to the availability or sourcing of raw materials or additional costs relating to production, or limit the Combined Company’s business operations, should it not be able to adjust its production processes accordingly. See also “Information on Altia – Business of Altia – Legal Proceedings”.

Any of the foregoing could adversely affect the Combined Company's business, financial condition and results of operations.

The Combined Company is subject to extensive regulations limiting producing, advertising, marketing, promoting and distributing alcoholic beverages, and these regulations and any changes to these regulations could adversely affect its business activities.

Governments in the countries in which the Combined Company operates impose prohibitions and limitations on the marketing of alcoholic beverages, which can range from selective regulation to a near total ban, as is the case in Norway, where advertising and promotional activity relating to wine, beer and spirits is restricted not only to marketing the products, but also the trademarks asserted with the products. Such prohibitions and limitations may limit the Combined Company’s ability to successfully launch new products or brands as well as market its current product portfolio. Although certain relief on selling restrictions in Finland were adapted through the adoption of the renewed Finnish Alcohol Act, governments and regulatory bodies in the countries in which the Combined Company operates may pass laws or regulations that seek to restrict consumer access to alcohol by, for example, further restricting marketing of alcoholic beverages or controlling the times when alcohol retail monopolies are allowed to sell alcohol or increasing the minimum age for purchasing alcoholic beverages. Additionally, governments in the countries in which the Combined Company operates may also impose regulations on which products are allowed to enter the monopoly market. The sale of such products may also be allowed only for a limited period of time. The unpredictability of the politics and governmental regulations regarding the production, marketing and sales of alcoholic beverages may affect the Combined Company’s operational planning and its business in general. Such laws or regulations or any changes to such laws or regulations may adversely affect consumer demand for the Combined Company’s products. Further, the supervisory authorities’ policies in relation to enforcing and interpreting the regulation are often very strict, which also increase the unpredictability in the Combined Company’s business.

The EU and countries in which the Combined Company operates have also passed regulations relating to the production and sale of the Combined Company’s products, such as packaging and labelling requirements for, and limitations to the ingredients permitted in, alcoholic beverages. Changes to production, packaging, labelling and sales requirements for alcoholic beverages, such as the introduction of regulations that require any potential adverse effects of alcohol consumption to be highlighted on product labels, requiring certain alcoholic beverages to be sold in neutral packaging showing only certain product details or a ban on the use of certain ingredients could change consumers’ beverage preferences or increase sales of consumer products on unofficial markets, and thus result in a reduction in the Combined Company’s net sales or in the Combined Company incurring additional expenses relating to marketing or production. Failure to comply with any requirements relating to the production, packaging, labelling, sale and marketing of alcoholic beverages could affect the Combined Company’s operations negatively and result in product recalls.

At the same time, these prohibitions and limitations may act as a barrier to entry to the markets in the countries where the Combined Company operates for large multinational companies that operate through large volumes and global brand campaigns, which, if removed, could allow new competitors to enter the market in which the Combined Company operates. If the restrictions on selling, marketing, promotion and distribution were to be removed or the scope of the products sold through the state retail monopolies is reduced, this could lower or remove the potential barrier to entry and encourage other businesses to enter the markets. Any resulting competition could cause the Combined Company to lose market share.

Any of the foregoing could have a material adverse effect on the Combined Company’s business, financial condition and results of operations.

The Combined Company is subject to stringent labour and employment laws in certain jurisdictions in which it operates.

Labour and employment laws are relatively stringent in certain jurisdictions in which the Combined Company operates. These laws, regulations or requirements could limit the Combined Company's flexibility to change its organisational structure, and the increased number of employees and operating countries in the Combined Company could lead to an increase in administrative burden as well as increase costs and prolong collaborational or labour processes. For example, any potential plans to develop or restructure certain aspects of the Combined Company’s business would be subject to the applicable national information and consultation obligations which may affect to some extent the Combined Company’s ability to restructure its operations and organisation or entail additional costs. Labour laws also provide for periodic inspections by the competent authorities, and any findings of violations of applicable regulations may result in administrative, civil and punitive penalties, which could damage the Combined Company’s reputation in the eyes of its current and future employees and hamper its ability to recruit and retain key employees.

In certain jurisdictions, such as Norway and Finland, some of Altia’s and Arcus’ employees are members of unions or are represented by a works council. The Combined Company may be required to consult with the representatives of these unions or works councils about specific matters materially affecting employees' rights and obligations. Additionally, the increased number of employees in the Combined Company may require different structures in previous works council practises or a need to harmonise the group level practices. For example, the employees may require the implementation of a European Works Council. The terms and conditions of any agreements with unions or works councils could increase the Combined Company’s costs and affect how future operational changes (such as restructuring and workforce reduction) are carried out.

Risks Related to the Combined Company’s Business

The Combined Company may be unsuccessful in fulfilling its strategy or the strategy itself may be unsuccessful, which may lead to the Combined Company not being able to achieve its financial targets and the actual results of operations may differ materially from the financial targets included in this Merger Prospectus.

The future growth and success of the Combined Company will depend on the successful definition and implementation of a new strategy adopted by the Combined Company, including the combination of the business operations of Altia and Arcus. Subsequent to the completion of the Merger, the new management team of the Combined Company will together with the Board of Directors of the Combined Company also consider appropriate financial targets concerning profitable growth, payment of dividends and capital structure for the Combined Company. Altia’s current strategy and financial targets are described in more detail under “Information on Altia – Business of Altia – Business Strategy” and “Information on Altia – Business of Altia – Financial Targets” and Arcus’ current strategy and financial targets under “Information on Arcus – Business of Arcus – Business Strategy” and “Information on Arcus – Business of Arcus – Financial Targets”.

The achievement of any financial targets to be set by the Combined Company is dependent upon the successful implementation of the Combined Company’s strategy. The successful implementation of the Combined Company’s strategy depends upon a number of factors, some of which are completely or partially outside of the Combined Company’s control. The Combined Company may not be able to successfully execute its strategy due to, for example, the operating environment, market conditions, regulatory changes or operational challenges. The execution of the strategy may also cause increased costs as a result of the reorganisation of operations. The Combined Company may also decide to change or amend its strategy or adapt its strategy in response to changes in its operating environment. In addition, even if the Combined Company succeeds in the execution of its strategy, there can be no certainty that the chosen strategy is or will be successful. Costs related to pursuing a strategy or a changed or amended strategy or any failure in executing, changing or amending the Combined Company’s strategy, or a failure of the strategy itself or the changed or amended strategy, could have a material adverse effect on the Combined Company’s business, financial condition and results of operations.

The financial targets of Altia and Arcus and any future financial targets for the Combined Company constitute forward-looking statements, and it is possible that the Combined Company’s actual results of operations or financial condition could, as a result of various factors, alone or in combination, differ materially from those expressed or implied by these financial targets. The financial targets of Altia and Arcus are based on a number of assumptions that are inherently subject to significant business, operational, financial and other risks and changes, many of which are outside the respective companies’ or the Combined Company’s control. Key assumptions Altia, Arcus and their Board of Directors have made when setting the financial targets include, among other factors, assumptions as to the development of the economy in the Nordic and Baltic countries and development of the business operations regarding the development, launches of new products and retaining key customer accounts. However, these assumptions may be incomplete or invalid or may not continue to reflect the commercial, regulatory or financial environment which Altia, Arcus or the Combined Company operates in or will operate in the future. Furthermore, unexpected events may have an adverse effect on the Combined Company’s actual results and financial position, regardless of whether the assumptions on which the financial targets are based otherwise prove correct. Altia’s, Arcus’ or the Combined Company’s actual results of operations and financial condition may significantly vary from the financial targets set by Altia, Arcus or the Combined Company, and investors should not place undue reliance on them.

The Combined Company is dependent on the supply of high-quality Finnish grain and Norwegian potato spirits, and changes in the prices or availability of grain and potato spirits or other raw materials, wine, eau-de-vie, supplies and finished products could have an adverse effect on the Combined Company’s business.

The main raw materials in the Combined Company’s production include grain (mainly barley), grain spirit, potato spirits, spring water, wine, whiskey as well as various herbs and spices, and the Combined Company is thus dependent on the availability and price of such raw materials. . For example, the market price for barley may fluctuate significantly year by year as a result of various factors, including weather conditions and crop failures that affect the Finnish barley and other grain supply and demand and is therefore a significant risk for the Combined Company, especially with respect to its own products. Some supplementary raw materials that the Combined Company uses may not be able to replace barley in certain products. With respect to Arcus’ production of aquavit, Arcus is obligated to use spirits made from 95 percent Norwegian potatoes in order to market its aquavit as "Norwegian aquavit". Hoff SA, which is a Norwegian cooperative processing and distributing potatoes and potato products, is the only supplier of Norwegian potato spirits, and Arcus’ supplier agreement with Hoff SA is consequently of significant importance for Arcus’ production of Norwegian aquavit. If the contractual terms in the supplier agreement are amended in an unfavourable manner for Arcus or if the agreement is terminated, it could result in a significant disruption in the Combined Company’s production of Norwegian aquavit which could have a material adverse effect on the Combined Company’s profitability.

The costs of grain, grain spirit, potatoes and potato spirits, bulk wine, other raw materials and packaging materials used for the Combined Company’s products could increase due to a variety of reasons, such as global supply and demand, fuel and transport costs, weather conditions, agricultural uncertainty, crop failures and governmental import and export controls. For example, if the Coronavirus pandemic worsens this may result in restrictions on free movement of people and closure of production sites and vineyards, which may significantly affect the supply and price of bulk wine, which the Combined Company uses for its own brands. Similarly, the Combined Company may experience that its partners, whose products the Combined Company distributes, may experience similar difficulties in their operations, and thus not be able to supply the Combined Company with the relevant products or volumes thereof in a timely manner, or at all. The Combined Company seeks to maintain relationships with a variety of suppliers, but the imposition of onerous contractual terms in supply contracts with key suppliers or the consolidation of suppliers could have a material adverse effect on the Combined Company's profitability, and the loss of a key supplier could result in a disruption of the Combined Company’s business. Further, the price of eau-de-vie the Combined Company purchases for its cognac production can fluctuate as the structure of the wine growing regions and annual production quantities of eau-de-vie are controlled by BNIC (Bureau National Interprofessionnel du Cognac) and therefore, the pricing of eau-de-vie is impacted by the annual yield from the wine yards.

The Combined Company may not be able to pass on increases in production, raw materials, transportation or other costs to its customers in a timely manner, or at all, and increased prices of the Combined Company’s products may cause a decline in their sales volumes. If the Combined Company is unable to effectively manage the prices and availability of its raw materials and the finished products it distributes, this could have a material adverse effect on the Combined Company's business, financial condition and results of operations.

Loss of agreements, unfavourable agreement terms or weakening of the relationships between the Combined Company and the key partners, customers, suppliers and distributors could affect the Combined Company’s business negatively.

The success of the Combined Company’s business is in many ways dependent on functioning and successful relationships with its key partners (i.e. wine, spirit and other beverage producers), customers, agents, suppliers and distributors. Despite the Combined Company’s efforts to carefully select its business partners, the selection may turn out to be unsuccessful and have an adverse effect on the reputation of the Combined Company and its brands.

Altia and Arcus have entered into various agreements with different partners, other suppliers, customers and distributors, and a number of such agreements have short contract periods or can be terminated with short notice periods. If one or several important agreements are terminated or renegotiated on terms that are less favourable for the Combined Company, this could result in increased costs, decreased profitability and loss of net sales of the Combined Company. Operators in certain of the Combined Company’s sales channels, such as in travel retail, are large and therefore such customers tend to have high negotiation power. Furthermore, the state retail monopolies apply their own terms and conditions with respect to all importers, distributors and producers and such terms and conditions cannot therefore be negotiated by the Combined Company. Thus, certain of the Combined Company’s agreements may contain terms that can be considered unfavourable to the Combined Company and that may expose the Combined Company to additional costs as well as claims related to product liability and back-to-back liability. Such terms could relate to minimum volume commitments for the Combined Company, non-competition provisions that may limit the Combined Company’s business opportunities or an unfavourable distribution of liability, such as a liability for indirect damages, among other things. For example, consolidation among Altia’s and Arcus’ customer base and in the distribution channels along with an overlap of products could negatively affect the Combined Company’s opportunities to distribute its products due to e.g. possible non-competition obligations or other restrictive clauses. Furthermore, part of Altia’s and Arcus’ agreements with partners, suppliers and distributors are not written, but prices, deliveries and volumes as well as other terms and conditions are agreed annually by e-mail or otherwise orally for example, especially with travel retail customers and partners in the early stage of cooperation. This may lead to ambiguity and uncertainty in relation to the length and the terms and conditions governing the cooperation.

The Combined Company enters into partner agreements with wine and spirits producers, which entitle the Combined Company to distribute certain products of that particular producer, i.e. partner, in the Combined Company’s home market typically on an exclusive basis. If partner relationships are not systematically managed or if the Combined Company is unable to create value for its key partners, maintain consumer appreciation of the partner’s products, or if the development of sales and performance of the Combined Company is considered unsatisfactory, the partners may terminate their cooperation with the Combined Company. As the partner business is intensely competitive, even good relations with partners cannot guarantee that the cooperation continues during the agreement period or that the agreements are renewed or the cooperation extended. Any termination of these business relationships may result in disruption of the Combined Company’s operations and distribution channels as well as incurrence of breakage costs, which in turn may lead to a decrease in the Combined Company’s net sales and profitability. In addition, in order to develop its product portfolio, the Combined Company needs to continuously replace and renew certain of its partner agreements, especially as the market life cycle of many wines is limited. If the Combined Company is not able to replace or renew its agreements in a timely manner, or at all, or if the Combined Company breaches the agreements, this could have an adverse effect on the Combined Company’s business. For example, in February 2019, a former employee at a Swedish subsidiary of Arcus recruited key employees from Arcus and started a competing business, which resulted in a loss of contracts with certain wine producers, as they instead signed new contracts with the competing business. Arcus estimated that the impact on net sales due to the loss of the customers would be approximately SEK 108 million annually. See also “– The Combined Company’s success is dependent on its ability to attract and retain highly qualified and skilled personnel”.

In addition, Altia has certain key industrial cooperation and supply agreements concerning the supply of ethanol and certain by-products from the ethanol distillation process at the Koskenkorva plant. Altia’s key industrial customer agreements include, for example, a cooperation agreement with A-Rehu Oy regarding the purchase of animal feed component, a supply agreement with Chemigate Oy, which purchases a significant share of Altia’s unmodified starch and a long-term production services agreement and a logistics services agreement with Brown-Forman regarding the production of Finlandia Vodka. If any of these key industrial customer agreements were to be amended, terminated or not renewed for any reason, the Combined Company may not be able to find other customers or replace these agreements on economically viable terms. See “Information on Altia – Business of Altia – Business Segments – Altia Industrial” and “Information on Altia – Business of Altia – Material Agreements” for further information.

Termination of an important agreement or several agreements due to unsatisfactory sales, deterioration of the business relationships, breach of agreement or other factors could result in disruption to the Combined Company’s distribution channels, increased costs, decreased profitability and the loss of net sales. Any of the foregoing could have a material adverse effect on the Combined Company’s business, financial condition and results of operations.

Failures in tender processes, in fulfilling requirements to maintain a product ranking or other requirements related to assortments could affect the Combined Company’s business adversely.

One of the characteristics of state retail monopoly sales channels is that the product assortment is determined through structured tender processes. If the listing requirements of the state retail monopoly are fulfilled and a product ranking is maintained, the product will remain part of the state retail monopolies’ base assortment and be allocated shelf spacing. Failure to comply with the requirements of the tender processes or any other requirement set by the state retail monopolies or by other customers related to assortments such as complying with amfori Business Social Compliance Initiative (“amfori BSCI”) and any other requirements for responsible operations, such as quality or responsibility certificates, as well as failures in maintaining good positions in sales-based rankings, may result in the Combined Company’s products being de-listed from the monopoly assortment or losing store coverage or shelf spacing, which in turn may result in loss of market share and sales. This may have a material adverse effect on the Combined Company’s business, financial condition and results of operations.

The Combined Company’s business may be adversely affected by disruptions and damage in its production and storage plants.

Altia’s production and supply chain consist of the Koskenkorva plant in Finland, the technical ethanol plant in Rajamäki, the Aquavit distillery in Sundsvall in Sweden, the beverage production plants in Rajamäki in Finland and Tabasalu in Estonia, cognac production and aging facilities in Cognac in France, and its own distribution centres and warehouses in Finland, Sweden, Estonia and France, in addition to the third party operated distribution centres and warehouses in Latvia and Norway. Arcus currently operates a production and bottling site as well as a distribution center and warehouse at Gjelleråsen in Norway. In addition, Tiffon S.A, of which Arcus owns 34.75 percent, operates cognac production and aging facilities in France. The Combined Company is expected to continue production at these production sites. Any significant disruption in these production plants or warehouse facilities could have an adverse effect on the Combined Company’s business. As alcohol is highly inflammable, fire is a risk at the Combined Company’s production plants and other facilities as well as exposure to hazardous chemicals, particularly at its production and storage plants. A technical failure, fire, explosion, flooding, severe weather conditions or failure to comply with environmental requirements causing environmental pollution or any other event resulting in a significant or prolonged disruption at any of its production plants could result in a loss of production capacity and cause, among other things, damage, significant costs, loss of agreements, liabilities, legal claims or damage to the Combined Company’s reputation. Furthermore, failure to comply with, among other things, hygiene requirements, causing an outbreak of salmonella or other bacteria, virus or mould contaminating the Combined Company’s facilities, production equipment, raw materials or products, especially low- or non-alcoholic and organic products, could result in intervention or sanctions by a supervisory authority, and could cause, among other things, significant sanitation and clean-up costs and affect the Combined Company’s operations negatively and result in product recalls, production shutdowns as well as damage to the Combined Company’s and its brands’ reputation. Additionally, the spreading of the Coronavirus pandemic in one or several of the production sites or other facilities of the Combined Company could result in additional restrictive measures or such sites being temporarily closed down as well as in negative publicity, which in turn could damage the Combined Company’s brand and adversely impact on the demand for the products of the Combined Company. Furthermore, should the Coronavirus pandemic worsen or be prolonged, this may result in restrictions to the free movement of people and travelling restrictions, which may in turn affect the availability of spare and replacement parts and machinery as well as service and maintenance personnel and service providers for the Combined Company’s production facilities. Any of the foregoing could have a material adverse effect on the Combined Company’s business, financial condition and results of operations.

As a large part of the Combined Company’s net sales is generated during the last two months of the year due to the seasonal variations, any event affecting consumer demand or the Combined Company’s ability to supply products during that period could affect the Combined Company’s results adversely.

The Combined Company’s net sales and profitability during the year are heavily affected by seasonal effects, i.e. holiday and seasonal consumer shopping patterns, especially at the end of the year during Christmas and New Year, but also during other key festivities such as Easter, the 1st of May, the 17th of May (Norwegian constitution day) and Midsummer. Both Altia and Arcus have typically generated a large amount of their net sales, profit and cash flow during the fourth quarter of each financial year driven by especially the Glögg (mulled wine) category and the aquavit category, and Christmas and New Year in general due to higher consumption and gift purchases of more premium wine and spirits. On the other hand, the companies’ sales have generally been lower in the first quarter of each financial year, in addition to which excise taxes related to the high season at the end of the year are paid in January, resulting in large cash outflows at the beginning of the year. Net sales have historically been highest in the fourth quarter. In 2019, Altia generated EUR 73.8 million in net sales for the three months ended 31 March 2019, EUR 91.2 million for the three months ended 30 June 2019, EUR 84.5 million for the three months ended 30 September 2019 and EUR 110.1 million for the three months ended 31 December 2019. In 2019, Arcus generated NOK 552.1 million in net sales for the three months ended 31 March 2019, NOK 698.0 million for the three months ended 30 June 2019, NOK 650.8 million for the three months ended 30 September 2019 and NOK 861.8 million for the three months ended 31 December 2019. Profitability follows a similar pattern of seasonality as net sales, and it increases towards the end of the year especially due to the sales of those core brands that are seasonal in nature as well as seasonal sales, taking place in the end of the year.

The sale of Blossa Glögg, including the sale of each vintage flavour of Blossa Glögg, forms a substantial part of Altia’s net sales and EBITDA at the end of the year. A failure or adverse event in preparations for the Christmas sales season, such as in the development of the annual edition of Blossa Glögg or in Blossa Glögg’s raw material sourcing, production, distribution and marketing processes, or the occurrence of any other major adverse events during a high season, such as a natural disaster, pandemic or economic or political crisis could result in a significant reduction in net sales, and, consequently, a deterioration in full-year earnings. As an example, if the Coronavirus pandemic worsens during the important Christmas season, this may result in restrictions on free movement of people and recommendations on social distancing which in turn could negatively impact the sales within the different sales channels, particularly within travel retail and on-trade channels. In addition, if the annual edition of Blossa Glögg does not gain consumer favour and a significant part of Blossa Glögg inventory remains unsold, this could result in inventory write-offs and a negative effect towards the brand recognition. Furthermore, changes in temperature such as cold summers or unusually warm temperatures in the winter can result in temporary changes in consumer preferences and impact demand of certain types of alcoholic beverages the Combined Company produces and distributes. For example, the late arrival of winter may affect the sale of glöggs. Any of the foregoing could have a material adverse effect on the Combined Company’s business, financial condition and results of operations.

Inconsistent quality or contamination of the Combined Company’s products or similar products in the same categories as the Combined Company’s products could harm the reputation of the Combined Company’s products and adversely affect sales of those products.

The success of the Combined Company’s products depends on the appreciation and brand recognition that consumers have of those brands. A lack of consistency in the quality of products or contamination of the Combined Company’s products or at a production site, whether occurring accidentally or through deliberate or negligent action by a single employee or third-party or failures in quality control, could harm the integrity of, or consumer acceptance for, those products and therefore could adversely affect their sales. Further, a lack of consistency in the quality or contamination of products in the same categories as the Combined Company’s products could, by association, harm the integrity of or consumer support for the Combined Company's products, and could adversely affect sales.

The Combined Company may be subject to liability if contaminants or defects in raw materials such as glass bottles, closures, packaging materials, grain, spring water and bulk wine, the mislabelling of raw materials or defects in the distillation, blending or bottling process lead to defective products, low beverage quality, or illness or injury to consumers or damage to customers. With respect to spring water, Altia’s spirits products are based on clean spring water from Rajamäki. Any contamination or other decrease in quality of the spring water at Rajamäki could result in contaminated products and the Combined Company having to suspend or change production of products using spring water from Rajamäki. In addition, in the event of an actual or suspected case of contamination or damage, the Combined Company may voluntarily recall or withhold products from distribution or from the markets, or be required to halt deliveries temporarily. Any such incidents could affect the Combined Company's reputation and its results of operations.

In addition, the Combined Company purchases a large proportion of the raw materials for the production and packaging of its products from third-party producers and has only limited insight into the production and supply chains of such producers. As an importer and distributor, the Combined Company is nonetheless responsible to its customers for products produced by third parties and to the consumers served by the Combined Company’s customers, and there can be no assurance that the Combined Company is able to assure the quality of products purchased from third-party producers or that such products have been sustainably or responsibly produced.

Furthermore, the hygiene standards of products produced for human consumption are essential and especially emphasised in wines and low-alcoholic beverages, raw material production and bottling. Tanks of bulk wine from suppliers may, for example, contain mould that makes the wine unusable for production and sale. A substantial amount of the Combined Company’s products is bottled in glass bottles. The potential existence of glass or other foreign particles in bottles or deficiencies in the quality or integrity of glass bottles are inherent and typical risks of the beverage industry. It is also possible that beverages are bottled in the wrong bottles due to errors during the production process. Similarly, quality issues in other packaging formats like PET bottles and bag-in-box products or failures in the packaging itself could cause contamination, leakage, breakdown or other defects in the product quality or other damage.

As a result of quality problems, the Combined Company may become subject to product liability claims and other legal claims. A significant product liability or other legal claim or judgment or a widespread product recall may negatively impact the reputation of the affected product, the Combined Company or of the Combined Company’s brands. Even if a product liability claim is unsuccessful or is not fully pursued, the resulting negative publicity could adversely affect the Combined Company’s reputation and brand image.

The Combined Company’s business may be adversely affected by cyber threats, a breakdown of its IT-systems or a failure to develop those systems.

The Combined Company uses information technology systems for the processing, transmission and storage of electronic data relating to its operations and financial reporting, as well as for production, order bookings, warehouse and logistics facilities, human resources activities and other operations. A significant portion of communications between the Combined Company’s personnel, customers and suppliers relies on the efficient performance of information technology systems and the Combined Company’s operations are also indirectly dependent on data networks and data transfer, as well as data systems used by external experts. The Combined Company is consequently subject to several risks associated with maintaining, developing and securing its information technology and infrastructure systems.

The Combined Company’s data, information technology and infrastructure may be vulnerable to attacks by hackers, computer viruses or malicious code. Various cyber threats have increased in recent years along with the digitalisation of companies’ operations. The Combined Company may be targeted, for example, by phishing or malware attacks, denial-of-service attacks, breaches in information or data systems, ransomware or attacks targeting production processes. It may also be difficult for the Combined Company to detect cyber-attacks upon their occurrence, which could have an impact on the size of damage and length of disruption. In addition, the Combined Company’s information technology and infrastructure may be breached due to employee error or malfeasance or affected by other disruptions, including as a result of natural disasters or telecommunications breakdowns or other reasons beyond the Combined Company’s control. In addition, problems may emerge in the integration of the Combined Company’s data systems, including systems acquired in connection with the Merger or other potential corporate acquisitions, or integration of customers’, vendors or suppliers’ data systems into the Combined Company’s data systems, especially as the systems may be in use in various countries. If one or more such events occur, it could cause, among other things, disruptions or delays to the Combined Company’s operations, direct or indirect loss of profit, violations of personal data, significant remediation costs, legal proceedings, loss or negative publicity of intangible assets, especially trade secrets, which could expose the Combined Company to losses, damage and liability and which could cause its business and reputation to suffer.

Should any of the aforementioned risks or any other information security risk materialise, it could have, either individually or collectively, a material adverse effect on the Combined Company’s business, financial condition and results of operations.

New products and line extensions are an important part of the Combined Company's growth strategy, and success of the launch of new products and line extensions as well as the success of existing products is uncertain.

Product innovation is a significant part of the Combined Company’s strategy for future growth. The Combined Company seeks to develop its current product portfolio and focus on new products and brands, maintain the success of existing products and brands as well as to take advantage of its existing brands in new products and categories. However, the success in the development and launch of new products and product categories as well as maintaining the success of existing products and brands is dependent on several factors, all of which are not within the control of the Combined Company. The lifecycle of products in state retail monopolies may be restricted as a product needs to reach sufficient sales and maintain its product ranking. The lifecycle of the products is uncertain and depends on the customer acceptance, prevailing beverage trends as well as changes in tastes and consumption habits of consumers. As the marketing opportunities are very restricted due to marketing regulation, the product design and packaging are important factors to gain consumers’ attention and to make a purchase decision. In addition, the product’s taste, especially during the tender process of the products, along with the price point have an effect on the success of the product launches. Consumer tests and general reviews in traditional and social media can impact the success of the product launch. An unsuccessful launch of a new product may give rise to inventory write-offs and have an adverse impact on consumer perception of other products and brands of the Combined Company. In addition, the success of a new product could replace an existing product and thus reduce net sales from other existing Combined Company brands or products. There can be no assurance that the Combined Company will be able to maintain the success of existing products and brands and continuously successfully develop new brands, products and product categories or anticipate consumer response to such new brands, products or product categories. Failure to maintain the success of existing products and brands and develop and launch new product categories, brands, products, and new variants of existing products successfully could hinder the Combined Company’s growth potential and cause the Combined Company to lose market share. Any of the foregoing could have a material adverse effect on the Combined Company's business, financial condition and results of operations.

Potential problems relating to the ageing of cognac and aquavit and damage of the cognac, aquavit and other product inventory could adversely affect the Combined Company’s business.

The production of cognac requires long-term management of inventories of eau-de-vie, a derivative of distilled white wine that originates from a specific geographical area in France as opposed to other wines that the Combined Company can purchase elsewhere. In order to produce cognacs, the eau-de-vie must be aged in oak barrels for several years. The Combined Company must therefore seek to determine the desired levels and mix of different qualities and ages of its inventory of eau-de-vie based on assumptions regarding the future demand for each of the relevant products across the Combined Company’s product range. Costs incurred during the ageing process, including evaporation of eau-de-vie, are annually added to the value of the inventory, and the value of the inventory as such is significant. The value of the eau-de-vie and cognac inventory changes over time, and as at 30 June 2020 Altia’s eau-de-vie and cognac inventory amounted to EUR 41 million. Similar to cognac, the production of Norwegian aquavit requires long-term management of inventories of potato spirits mixtures based on spirits made from a minimum of 95 percent Norwegian potatoes, water and spices. The potato spirits mixtures are aged in oak barrels from a minimum of six months to over ten years, depending on the type of aquavit and the size of barrels in which the aquavits are stored. The loss and damage as a result of contamination, fire or disaster, or destruction resulting from negligence of the personnel of the Combined Company or the acts of third parties or otherwise of all or a portion of the inventory of eau-de-vie, potato spirits mixtures or other products may not be replaceable and, consequently, may lead to a substantial reduction in the supply of such products. Additionally, determining the desired levels and mix of qualities and ages of its inventory of eau-de-vie and potato spirits mixtures in any given year for future consumption involves an inherent risk of forecasting error due to the long planning period. This could either lead to an inability to supply future demand leading to a possible allocation of inventories or lead to a future surplus inventory or decrease of profitability. The materialisation of any of the above risks could have a material adverse effect on the Combined Company’s business, financial condition and results of operations.

Any disruption in the distribution and delivery of products may result in loss of customer contracts, liabilities, legal or other claims against the Combined Company or cause reputational harm to the Combined Company.

Arcus’ business segment Logistics operates externally under the Vectura name, which is Arcus’ logistics service provider in the Norwegian market with a service offering that includes inbound logistics, storage, and/or outbound logistics of products for its customers. Logistics is also one of the core areas of Altia Industrial’s operations. Altia uses third party warehouse operations in certain markets and it has several of its own logistics centres, and it also sells warehousing services to Altia’s customers. The Rajamäki plant’s distribution centre handles logistics for Altia across Finland, intra-company shipments to Altia distribution centers along with global warehouse and delivery services for Finlandia Vodka. The Combined Company is highly dependent on functioning logistics operations to deliver its products to its customers, and any significant disruption in the distribution of products could have an adverse effect on the Combined Company’s business.

Close cooperation with producers and partnerships as well as advanced IT systems are required to facilitate timely and appropriate distribution and delivery of products, however, there can be no assurance that the distribution of products may not be delayed or misdirected. For example, should the Combined Company experience a sudden significant increase in demand, there can be no assurance that the Combined Company’s logistics and warehouse operations would be able to respond to a significant increase in volume, which could result in orders being delayed or cancelled. Any delay in the distribution and subsequent delivery of products may result in loss of customer contracts, liabilities, legal or other claims by its customers, and cause reputational harm to the Combined Company. Furthermore, inventory costs or distribution costs may increase or accidents may occur which could result in significant loss of products. If any of these events materialise, such could have a material adverse effect on the Combined Company's reputation and its operations.

The Combined Company may not be able to protect the appeal and value of its brands.

The Combined Company’s success depends on the value and visibility of its brands. Maintaining and enhancing its brand image and reputation through a competitive product portfolio is one of the key factors affecting the Combined Company’s results of operations. The Combined Company’s own products and the products of the Combined Company’s partners are sold in the consumer market in which the visibility and reputation of the brands have substantial effects on the Combined Company and its products’ attractiveness to consumers. Altia’s flagship brands include Koskenkorva Vodka, Larsen Cognac and O.P. Anderson Aquavit, and regionally and locally important brands include Chill Out, Blossa and Xanté, as well as Leijona and Jaloviina in Finland and Explorer and Grönstedts in Sweden. Arcus’ core brands include the aquavit brands Gammel Opland, Løiten, Gammel Dansk, Linie, Gilde, Lysholm, Aalborg Akvavit and Aalborg Taffel. Brands may lose their value as a consequence of, among other things, negative publicity associated with the brands or with the Combined Company, Altia and/or Arcus. In addition, changes to traditional production methods or locations may affect the customer perception negatively and harm the brands. Impaired visibility or reputation of one or several core brands or local heritage brands of the Combined Company or negative publicity may have a material adverse effect on the Combined Company’s business, financial condition and results of operations.

Any event that materially damages the reputation of the Combined Company or one or more of the Combined Company’s core brands or local heritage brands, or any material failure by the Combined Company to sustain the reputation of its brands could have a material adverse effect on the value of those brands and the Combined Company’s business.

Any of the foregoing could have a material adverse effect on the Combined Company’s business, financial condition and results of operations.

The Combined Company may not be able to establish, protect, maintain or enforce its intellectual property, and the Combined Company may need to respond to claims brought by third parties.

The Combined Company owns and licenses trademarks such as its product names and package designs as well as other intellectual property rights that are important to its business and competitive position. Adequate protection of the Combined Company’s intellectual property is especially important as the product design and packaging are important factors to gain consumers’ attention. It could affect consumers’ purchasing decision if the Combined Company would, due to a failure to establish, protect, maintain or enforce intellectual property rights, need to make changes to its brands, which it would not be able to market as the same product. See “Information on Altia – Business of Altia – Intellectual Property” and “Information on Arcus – Business of Arcus – Intellectual Property”. The Combined Company may fail to establish, protect, maintain or enforce its intellectual property rights. The Combined Company also incurs costs for the establishment, protection, maintenance and enforcement of its intellectual property rights. The expansion of the business of the Combined Company into new countries will increase the costs associated with measures to establish, protect, maintain and enforce its intellectual property rights, as well as the risks associated with the increasing presence of products imitating or otherwise infringing the Combined Company’s intangible assets. Furthermore, it may not be possible to register, protect, maintain and enforce the intellectual property rights in all markets due to similar earlier or reminiscent rights. Some of the Combined Company’s intellectual property may not be capable of being registered due to, for example, descriptive elements, and the Combined Company may, therefore, have difficulties protecting such intellectual property.

The Combined Company’s ability to protect and maintain trademarks may be further hindered through degeneration of some of the Combined Company’s trademarks.

Third parties may infringe on or otherwise misuse the Combined Company’s intellectual property by, for example, imitating the Combined Company’s brands, packaging or other intangible property, which could have an adverse effect on the Combined Company’s trademarks, brands and business operations. Third parties may also require, for example, to assert rights in, or ownership of, the Combined Company’s trademarks or other intellectual property rights. Third parties may also seek to prohibit the use of, or seek restitution or compensation based on, the intellectual property rights that are similar to the intellectual property rights the Combined Company owns and licenses, or they may also seek to invalidate or rescind the Combined Company’s intellectual property rights. The Combined Company may fail to discover infringement or abuse of its intellectual property, or any steps taken by it may not be sufficient to protect or defend its intellectual property rights.

The Combined Company may in its business operations infringe third parties’ intellectual properties, for example, in connection with the launch of new products or brands or expanding into new distribution channels or new export markets. Such third parties may take legal action for alleged infringement of these intellectual property rights, seek sales injunctions or bring claims to invalidate or rescind the intellectual property rights as well as claims for damages, and any such legal proceedings could have an adverse effect on the Combined Company’s trademarks, brands or business operations and result in product recalls, trials and damage payments.

The Combined Company’s employment contracts do not necessarily provide terms and conditions regarding the automatic transfer of intangible rights to the Combined Company with respect to all of the Combined Company’s employees participating in product and packaging design. In addition, there is a risk that the Combined Company does not have written agreements with all design and marketing agencies that the Combined Company cooperates with developing its brands and marketing. Therefore, certain copyrights or other intellectual property rights related to the Combined Company’s packaging, brands and marketing may not have been transferred or may not transfer to the Combined Company from those employees who participated in planning or development work or from other third party designers and agencies and the Company may not be able to freely use, protect or enforce such intellectual property rights in its business.

Any of the foregoing could have a material adverse effect on the Combined Company's business, financial condition and results of operations.

Interruptions and other disturbances at key suppliers’, sub-suppliers’ or partners’ production sites could affect the Combined Company’s ability to supply its products in a timely manner.

The Combined Company purchases wine, whiskey, rum, grain, potato spirits, eau-de-vie liquids for cognac blends, non-alcoholic beverages and other raw and packaging materials for the Combined Company’s proprietary brands as well as for its industrial service customers from suppliers, as well as finished goods from the Combined Company’s partners. The Combined Company’s suppliers, sub-suppliers or partners may experience problems or disruptions at their production sites or in their supply channels, which could be due to several factors, such as capacity, labour or material shortages, production or quality failures or deficiencies, technical failures, strikes, natural disasters or phenomena such as extreme droughts, cold or downpour, crop failures, fire, explosion, flooding, acts of war, actions by authorities, terrorist attacks or failure to comply with environmental or hygiene requirements and damage resulting from non-compliance, in addition to which restrictions set by authorities on the free movement of people, orders to close down factories, and the closing of the country borders due to the Coronavirus pandemic, and other possible viruses or diseases spreading, may result in interruptions and other disturbances of deliveries of these parties. Business or production interruptions which occur on such production sites could lead to the suppliers, sub-suppliers or partners not being able to deliver necessary products and raw materials to the Combined Company as agreed or on-time. If such an event were to occur, the Combined Company’s business could be adversely affected. For example, the Combined Company could be compelled to source substitute products and raw material from other producers or from other geographical areas, which could increase its costs and cause disruptions or delays in the production resulting in loss of sales and damage.

Even though Altia and Arcus have implemented certain measures to monitor and promote the use of responsibly produced raw materials, minimising the environmental impacts and promoting human rights in the supply chain, and the Combined Company is expected to apply similar measures, there can be no assurance that the Combined Company's suppliers, sub-suppliers and partners operate in manners which are in accordance with responsible and ethical business practices. Such suppliers, sub-suppliers or partners may become the target of investigations and be issued fines or other sanctions, or even closed down as a result of inadequate working and socio-economic conditions, neglect of environmental impacts or similar issues. Any such issue could cause financial damage, legal claims and negative publicity, which in turn could negatively impact the demand for products from a specific supplier or the Combined Company’s brands. A failure by the Combined Company’s suppliers, sub-suppliers or partners to comply with the Combined Company’s customers’ demands on social and ethical compliance could also lead to the product being de-listed from the monopoly assortment or further deliveries of the product being stopped to the Combined Company’s customer resulting in a loss of sales. Furthermore, a serious violation of acceptable socio-economic standards, ethical business practices or sustainability principles by one producer could negatively impact all products from the region or the country and hence indirectly impact the demand for the Combined Company’s products.

Any of the foregoing could have a material adverse effect on the Combined Company’s business, financial condition and results of operations.

The Combined Company’s business and production plants are subject to significant regulation and failure to comply with provisions of such regulations and permits or any changes in such regulations and permits could result in business interruptions and increased costs.

In the countries in which the Combined Company operates, the importation, production, trade, distribution and sale of alcohol are subject to strict regulations and the Combined Company is required to obtain and maintain various administrative permits, approvals and licences to carry out its business activities. Failure to comply with applicable regulations or the conditions of permits, approvals or licenses, can result in punitive sanctions and even the loss of permits, approvals, or licenses required to operate the Combined Company’s business.

The Combined Company is also subject to numerous environmental, occupational and health and safety laws and regulations. The Combined Company may incur significant costs to maintain compliance with increasingly stringent environmental and occupational, health and safety requirements, or to respond to possible challenges or investigations relating to such requirements. The Combined Company aims to develop its environmental protection and environmental systems on the premise that the operation of the production plants takes place in accordance with valid permits controlled by the public authorities and with the objective to proactively reduce the Combined Company’s environmental impacts. Furthermore, Altia and Arcus have both identified their environmental targets, respectively, the achievement of which is monitored regularly by the Combined Company. The environmental targets of both Altia and Arcus include the reduction in the use of energy and water, and reductions in wastewater load, volumes of waste material as well as in costs arising from production lost, with Altia aiming for carbon neutrality in its own production in 2025. Despite the standards and targets adopted by the Combined Company, there is no assurance that the Combined Company will meet its environmental standards and targets, and it is possible that accidents, damage, human error or sabotage, for example, may lead to substantial environmental damage and, in such situations, legal action directed against the Combined Company, revocation of licences and other sanctions that could result in financial loss and harm the Combined Company’s reputation. Any of the foregoing could have a material adverse effect on the Combined Company’s business, financial condition and results of operations.

The Combined Company’s production plants especially in Finland, Estonia, Norway and France are situated in locations with a long history of industrial use and activity with potentially harmful environmental impacts, including due to the use, storage and disposal of potentially hazardous or detrimental materials. It cannot be excluded that the Combined Company may be required to investigate, remediate, monitor or otherwise pay for such measures at locations where operations are currently pursued or where they have been pursued in the past. Such a liability for costs might arise with respect to, among other things, real estate property that the Combined Company owns, has previously owned or where predecessor companies previously had operations, or in connection with the closure of a production facility.

A failure by the Combined Company to comply with applicable regulations or conditions included in permits could result in personal injury, occupational disease or other health and safety issues, environmental accidents, pollution, property damage and financial losses and expose the Combined Company to claims, liabilities or sanctions by governmental authorities. Any breach of regulations or conditions of permits could also expose the Combined Company to negative publicity which could harm the Combined Company's reputation and negatively impact the demand for the Combined Company’s products which in turn could result in the loss of sales.

Any of the foregoing could have a material adverse effect on the Combined Company's business, financial condition and results of operations.

The Combined Company’s success is dependent on its ability to attract and retain highly qualified and skilled personnel.

The Combined Company’s success is dependent on, among other things, the competence and professional skills of its employees and its management, as well as on the Combined Company’s ability to hire, develop, train, motivate and retain skilled and professional personnel. The management teams of Altia and Arcus have a proven track record of creating and executing strategy and have broad experience in the Nordic and Baltic alcohol markets as well as operating in a brand focused and trend driven market environment, which is an important contributor to the Combined Company’s growth and success. The loss of certain key personnel, due to the uncertainties related to the Merger or otherwise, including members of management, may have a material adverse effect on the Combined Company's business, especially when such individuals possess specialised knowledge that is not easily replaceable.

Furthermore, developing and establishing remuneration arrangements could result in additional costs for the Combined Company. Additionally, if the Combined Company is unable to satisfactorily harmonise and establish the variable remuneration schemes of the employees of the Combined Company, including any short-term incentives, long-term incentives or pension benefit plans, this may lead to dissatisfaction among employees which could negatively affect the Combined Company’s business operations. The successful harmonisation of the remuneration schemes requires investigations as well as establishing and combining of remuneration schemes, which may be expensive or require special resources or services provided by external specialists.

In addition, the wine industry is characterised by personal relationships between the producer (i.e. partner) and the import agent (i.e. distributor). Arcus’ wine operations are organised with a number of subsidiaries, where key personnel with strong industry relationships are encouraged to retain a minority ownership in the subsidiary acting as import agent. Although the Combined Company will aim to maintain good relations with such key employees, there is a risk that the Combined Company will not be able to retain the service of such key employees. In addition, the shareholder agreements entered into between the shareholders of certain of Arcus’ subsidiaries also include certain exit and redemption options for the key employees, whereby the key employees in certain situations and during certain time periods are entitled to sell their shares in the subsidiary in question. Such exit options might incentivise key employees to sell their shares in the subsidiary and simultaneously resign from the service or employment of the Combined Company. Furthermore, in the event of any key employees leaving the Combined Company, there is a risk that non-competition and non-solicitation provisions included in the key employees’ service or employment agreements or in the shareholder agreements may not be sufficient to prevent such key employees from starting a competing business and soliciting partners, suppliers, customers and/or employees from the Combined Company. Should the Combined Company fail to retain any key employees of its group companies, such failure could decrease sales and lower margins and result in the loss of key partners. Failure to retain key employees and partners could also result in reputational harm for the Combined Company.

The Combined Company may be negatively affected by legal or administrative proceedings directed at the Combined Company or the alcoholic beverages industry or other disputes and claims.

The Combined Company is and may in the future be subject to legal or administrative proceedings such as intellectual property claims, product liability claims, product labelling and marketing disputes, administrative claims as well as disputes related to corporate acquisitions. The Combined Company is and may also in the future from time to time be involved in disputes or litigation with its customers, suppliers, and current or former employees or other contractual parties due to alleged breaches of contract. The Combined Company may also become secondarily liable under certain contractual arrangements for third parties’ liabilities. If such legal or administrative proceedings result in fines, damages, other payments or reputational damage to the Combined Company or its brands, or if the Combined Company is required to alter its trademarks, labels or packaging or withdraw products from the market, the Combined Company’s business could be adversely affected. Any claims may result in significant costs and divert the management’s resources, which could disrupt the Combined Company’s operations and have a material adverse effect on the Combined Company’s financial conditions. Any legal or administrative proceedings against the Combined Company’s directors, officers and/or other key personnel may have an adverse effect on the reputation of the Combined Company, which may affect customers’ and partners’ willingness to purchase the products of, or conduct business activities with, the Combined Company. In addition, investigations, legal proceedings, complaints, demands and class actions by consumers or governmental authorities relating to, for example, illness, injury, alcohol abuse, illegal sales, marketing of alcoholic beverages and health concerns or other issues relating to alcohol or alcohol consumption may affect the alcohol beverage industry as a whole. Any legal proceedings, judgements or adverse publicity in any of the countries in which the Combined Company operates or exports its products and any future restrictions regarding the production, marketing, sale or consumption of alcoholic beverages due to any such legal proceedings may result in a significant reduction in the Combined Company's operations and net sales.

Any of the foregoing could have a material adverse effect on the Combined Company’s business, financial condition and results of operations.

Potential violations of laws and regulations could have material adverse effect to the Combined Company.

The Combined Company is subject to various laws and regulations affecting its operations such as laws and regulations concerning alcohol and foodstuffs, labelling, marketing, employment, data protection, competition, antitrust and anti-corruption issues, as well as corporate, securities and tax laws. As an example, the competition authorities may question the terms according to which a company with a strong market position enters into agreements with third parties or with parties that could be considered as the Combined Company’s competitors. Further, a failure to comply with e.g. securities laws, such as requirements related to disclosure and handling of insider information, could cause the Combined Company’s reputation to suffer. If any of the applicable laws and regulations were violated by the Combined Company or its employees or by its partners, distributors or suppliers, the Combined Company could experience increased costs or delays in the delivery of its products, be subject to fines, damages or penalties as well as orders and sanctions imposed by supervisory authorities and courts in countries the Combined Company operates in, or the Combined Company could suffer reputational harm, which could reduce demand for the Combined Company’s products and have a material adverse effect on the Combined Company’s business. For example, the maximum amount of a possible penalty payment for an infringement of Finnish and EU competition law is ten percent of the turnover of the undertaking concerned (on a group-wide basis) during the year in which the undertaking was last involved in the infringement.

In addition, the Combined Company’s activities in certain countries with a high corruption index may create the risk of corruption or bribery, for instance, in the form of unauthorised payments or offers of payments to foreign governments and their officials and political parties by the Combined Company’s employees, consultants, sales agents or distributors, for the purpose of obtaining or retaining business. Should the Combined Company be held responsible for the violations committed by such parties, severe criminal or civil sanctions could be imposed on the Combined Company which could cause the Combined Company’s reputation to suffer. In addition, regulatory or governmental bodies may seek to hold the Combined Company liable for successor liability violations of anti-bribery laws committed by companies in which it invests or that it acquires.

Even though the Combined Company seeks to comply with all laws and other regulations related to privacy and data protection, including the General Data Protection Regulation ((EU) 2016/679, the “GDPR”), it is possible that the Combined Company is found not to be compliant with the set requirements. The requirements based on privacy and data protection laws and other provisions can also be interpreted and applied in the case of the Combined Company in a different or unanticipated manner from the prevailing interpretations and practices of the EU, Finnish, Norwegian and other authorities. However, compliance with all laws and other regulations related to privacy and data protection in the Combined Company’s business and operations or consolidation of the data protection practices of Altia and Arcus may cause problems, difficulties or additional costs to the Combined Company. Any infringement of laws and other regulations related to privacy and data protection, including the GDPR, could adversely affect the Combined Company’s reputation among its customers and other stakeholders resulting in lack of trust or diminished trust in the Combined Company. Additionally, any data protection infringements or breaches by the Combined Company may also result in significant liability for damages towards the Combined Company’s contractual partners. Furthermore, under the GDPR, a national data protection authority will be able to impose administrative fines for breaches of the GDPR up to EUR 20 million or four percent of the total worldwide annual turnover of a company, whichever is the highest. Thus, a failure to comply with the regulation may, as a result of the sanctions imposed by the authorities or lost customer trust, have a material adverse effect on the Combined Company’s business, results of operations and financial position.

Failures or deficiencies in operational risk management and internal control processes may lead to lapses in quality control or otherwise have an adverse effect on the Combined Company’s results and reputation.

Both Altia and Arcus have adopted and regularly assess and develop their risk management and internal control processes and systems. Risk management and internal control strives to ensure that the companies are able to identify, assess and manage their key risks. Both Altia and Arcus have established a risk policy setting out their targets, principles and responsibilities for the risk management as well as the reporting principles. The risk management is aimed to be implemented on all organisational levels in accordance with the companies’ internal risk management systems. The Combined Company is expected to continue with a similar course of action in the future. However, the Combined Company’s risk management and internal control may not achieve its intended effects. The Combined Company’s risk management function may not be able to identify all material risks, monitor all relevant risks and determine efficient risk management procedures and responsible persons in the Combined Company. Despite adequate risk management procedures, some of the risks identified could be beyond the Combined Company’s control. The Combined Company may also experience the realisation of operational risks. The personnel or the management may also make mistakes, or commit negligence, vandalism, wrongdoing, fraud or other criminal behaviour or the Combined Company and its property and operations may become a victim of embezzlement or crime. The materialisation of any of these risks may have a material adverse effect on the Combined Company’s reputation, business, financial condition and results of operations.

Corporate transactions and joint arrangements pose risks, and the Combined Company’s operating results and financial condition may be adversely affected if it acquires businesses or enters into joint arrangements that do not perform as expected or that are difficult to integrate.

The Combined Company may seek further growth through corporate transactions, such as selective corporate, business or brand acquisitions and/or divestments and may also decide to expand its operations to other countries in the future. Acquisitions involve numerous risks and uncertainties, including, for example, the failure of the acquired target to achieve the projected financial targets in the near or long term; risks relating to the valuation; the assumption of unknown liabilities; integrating the acquired companies into the Combined Company; the diversion of management and other employees’ attention from other business concerns; cultural differences; and the failure to achieve the strategic objectives of these acquisitions, such as growth, cost savings and synergies. Furthermore, as the Combined Company is also dependent on its contractual partners, there can be no certainty that a corporate transaction would not have an adverse effect on the Combined Company’s contractual relationships with its different partners. Acquisitions may also result in increased expenditures and amortisation expenses related to intangible assets. Incurrence of additional debt, amortisation expenses or acquisition-related impairments could reduce the Combined Company’s profitability. There can also be no guarantee that the Combined Company will be able to identify or acquire suitable acquisition targets on acceptable terms or the Combined Company’s ability to conduct transactions may be restricted under applicable competition laws. If corporate transactions are not realised as planned or within the anticipated timeframe or at all, or if some of the other above-presented risks associated with corporate transactions are realised, it could reduce or delay the anticipated advantages of the transaction or prevent them entirely. This could have a material adverse effect on the Combined Company’s prospects, results of operations and financial condition.

The Combined Company may also choose to enter new markets and businesses by entering into joint arrangements, which may involve similar risks and uncertainties that are involved in acquisitions. Joint arrangements always pose risk and the Combined Company will not be able to exercise full control over joint arrangements, and is therefore reliant, to an extent, on its joint arrangement partners. Any of the joint arrangement partners may be incapable or reluctant to fulfil its commitments, encounter financial distress, require the Combined Company to make additional investments or dissent with the Combined Company in terms of its rights, responsibilities and obligations. Should the Combined Company decide to dispose its share in the joint arrangement, there can be no certainty that the Combined Company would be able to divest its investment at fair value or otherwise on favourable terms, or at all. Accordingly, should the Combined Company lose its joint arrangement partner, it could lose its production capacity or its possibility to exploit commercial agreements or access to the important markets. In addition, the Combined Company’s joint arrangement partners may have interests and targets deviating from the Combined Company’s financial and business targets, and they may engage in operations that are against the Combined Company’s instructions, requirements, operating principles or business targets. Altia and ABF Overseas Ltd have currently a joint arrangement in Roal Oy and Arcus have a joint ownership arrangements in Tiffon SA and Beverage Link AS, for example.

The Combined Company’s tax liabilities may increase as a result of tax audits or changes in the practises and interpretations.

The Combined Company is at times subject to tax audits conducted by national tax authorities. Tax audits or other auditing measures carried out by tax or other relevant authorities could result in an imposition of additional taxes (such as income taxes, taxes at source and property, capital, transfer and value-added taxes) and penalties, which could lead to an increase in the Combined Company’s tax liability either in such a way that the tax in question is imposed directly on the Combined Company or in such a way that the Combined Company is deemed liable for the tax as a secondary debtor. The French tax authorities performed a regular tax audit in Larsen S.A.S, a subsidiary of Altia, as a result of which Larsen S.A.S received a tax claim amounting to EUR 1.1 million relating to the mark-up used in the transfer pricing for products sold to other Group companies. Though Altia has submitted its counter arguments against the claim, there can be no certainty that the French authorities would not maintain their position. The Combined Company’s effective tax rate in any given financial year reflects a variety of factors that may not be present in succeeding financial years and may be affected by the interpretation or changes of the tax laws of the countries in which the Combined Company operates. Changes in tax laws and their interpretations as well as increased enforcement actions and penalties may alter the environment in which the Combined Company operates. In addition, certain tax positions taken by the Combined Company are based on industry practice and external tax advice and are based on assumptions that involve a degree of judgment. Any of the foregoing could have a material adverse effect on the Combined Company’s business, financial condition and results of operations.

Changes to tax laws or tax practice may take place, for example, due to the Anti-Tax Avoidance Directive ((EU) 2016/1164, “ATAD”) and Directive (EU) 2017/952 amending Directive (EU) 2016/1164 (“ATAD II”), which require member states of the EU to implement, among others, exit tax rules, limitations on the right to deduct interest expense and controlled foreign company rules as well as rules as regards hybrid mismatches. Due to the ATAD, Finland has amended the limitations on the right to deduct interest expense (e.g., to cover also external debt), controlled foreign company rules (e.g., the minimum ownership threshold was lowered to 25 percent), and exit tax rules for companies as well as enacted new law on hybrid mismatches. As of 2022, Finland must comply with ATAD II rules on reverse mismatches. These and additional future amendments due to the ATAD or ATAD II could increase the Combined Company’s tax burden. Furthermore, the OECD multilateral instrument, including the so-called principal purpose test, could increase uncertainty with respect to application of tax treaties.

The Combined Company may be affected by the price and availability of energy.

In the Combined Company’s production, energy is one of the most significant cost items. In addition to production, energy costs are reflected in transport and the entire logistics chain. Power failures or other difficulties with the availability of energy or disruptions in the distribution of energy could disrupt the production of the Combined Company or cease the operations at the Combined Company’s production facilities and warehouse centres resulting in the loss of production which in turn could cause the Combined Company to lose sales. There is no certainty that power back-ups would be sufficient in all situations. A substantial increase in energy prices or difficulties with or disruptions to the availability of energy may have a material adverse effect on the Combined Company’s business, financial condition and results of operations.

Strikes or other industrial action affecting the Combined Company, the retail monopolies or the Combined Company’s other customers could disrupt the Combined Company’s sales and business operations.

The Combined Company may become subject to or the Combined Company’s business operations may be affected by strikes or other industrial action that may interrupt its business operations. Some of Altia’s and Arcus’ employees, respectively, are represented by labour unions with which there are several collective bargaining agreements. The employer organisations representing the Combined Company and other employers will not necessarily be able to negotiate satisfactory collective bargaining agreements after the previous agreements have expired, which could lead to, among others, increased labour costs. In addition, the current collective bargaining agreements pertaining to Altia and Arcus will not necessarily prevent strikes or work stoppages, such as political demonstrations or politically motivated action.

While Altia and Arcus believe that they currently have good relations with unions and their employees generally, there can be no assurance that future development in relation to the Combined Company’s business would not affect such relationships and that strikes or other labour disputes would not occur at any of its facilities in the future. For example, unsuccessful change management in connection with the Merger could result in disrupting the Combined Company’s operations. Should any discussions on workforce reductions become relevant in the future, this could lead to concerns and restlessness among the employees. In addition, if negotiations regarding the representation of personnel in the management of the Combined Company do not result in preferable terms, this may lead to internal disputes and issues in implementing the combination of the operations of the Combined Company. Furthermore, the Combined Company distributes and sells alcoholic beverages to the national alcohol retail monopolies in the Nordics, and retail, wholesale, HoReCa (as defined below), travel retail, border trade and industrial markets. General business interruptions, such as strikes and other industrial actions at its suppliers and customers, especially the national alcohol retail monopolies, or in transportation operations could lead to significant loss of income for the Combined Company. Strikes or industrial action may disrupt the Combined Company’s operations and result in increased personnel expenses through an increase in negotiated wages or benefits. Any of the foregoing could have a material adverse effect on the Combined Company’s business, financial condition and results of operations.

The Combined Company’s insurance cover may prove insufficient.

Altia and Arcus maintain insurance covering, among others, property, damage and business interruption, cyber risks, liability insurances and cargo and employer’s statutory insurances. However, Altia and Arcus are not fully insured against all risks, and insurance against all types of risks and catastrophic events may not be available on reasonable economic terms or at all. Following the completion of the Merger, the Combined Company is expected to review its insurance policies and insurance coverage taking into account its operations risks and maintaining insurance policy and insurance coverage consistent with industry practices it considers appropriate. Notwithstanding the insurance coverage that the Combined Company carries, the occurrence of an event, accident or damage that causes losses in excess of limits specified under the relevant policy or is subject to material deductibles, policy exclusions or self-insured retentions, pose risks to the Combined Company. In addition, the Combined Company could be exposed to circumstances arising from events not covered by insurance policies, which are inherently unpredictable in terms of both their occurrence and severity. Such events include natural catastrophic events such as windstorms, severe winter weather, floods and earthquakes as well as pandemics. The Combined Company may also be exposed to the risk of terrorism, the materialisation of which could have a material adverse effect on the industry where the Combined Company operates and, thus, to the Combined Company’s business. In addition, there can be no certainty that the Combined Company will be able to maintain its current insurance coverage, or get additional insurance coverage, on terms and premiums acceptable to it.

Should the insurance coverage of the Combined Company prove to be insufficient to cover some or all losses associated with damage, liability, loss of income or other costs, this could cause significant additional costs to the Combined Company. Any liability, losses and damage not covered by the Combined Company’s current or future insurance policies could have a material adverse effect on the Combined Company’s business, financial condition and results of operations.

Risks Related to Financial Position and Financing

Difficulties in accessing additional financing or complying with financial covenants included in the Combined Company’s credit facilities as well as increases in costs of financing could have an adverse effect on the Combined Company’s financial condition and results of operations.

The target of the Combined Company’s capital management is to secure an effective capital structure that offers the Combined Company continuous access to the capital markets. Currently, Altia’s receivables from the state retail monopolies in Finland and Sweden, comprising in total a majority of receivables, are sold through an ongoing arrangement as a part of the working capital management. It is expected that the Combined Company will continue to mitigate risk related to the availability of financing by concluding credit agreements with varying maturities and diversifying its counterparty risk, concluding committed credit facilities and seeking financing by means of commercial papers. Given the uncertain conditions prevailing in the financial markets and the macroeconomic environment, there is no certainty that the Combined Company will be able to obtain financing, or it may only be able to obtain financing at a significantly higher cost than is currently the case with Altia and Arcus. Many factors such as financial market conditions, the general availability of credit and the Combined Company’s credit quality may affect the availability of financing. Financial market conditions may be affected by various factors, including adverse macroeconomic development, sovereign debt crises and unstable political environments. Any increased volatility and uncertainty as well as disruptions and adverse developments in the financial markets could constrain the Combined Company’s access to capital and result, for example, in a reduction of liquidity that could make it more difficult to obtain funding at reasonable price levels. Negative financial effects due to the Coronavirus pandemic and uncertainties in the financial sector related thereto may also have an impact on the possibilities of banks and other external financiers to offer financing, reduce banks’ possibilities to grant loans, tighten loan terms, and increase the price of debt financing. Should the Combined Company not be able to obtain necessary financing, this could have a material adverse effect on the Combined Company’s business, financial condition and result of operations.

Certain of the Combined Company’s financing arrangements contain customary undertakings and financial covenants, including gearing ratio covenant (the ratio of net debt to equity) and EBITDA covenant (the ratio of net debt to EBITDA). All financial covenants are calculated at group level. For further information on the financing agreements and related covenants, see “Information on Altia – Business of Altia – Material Agreements – Altia Senior Facilities Agreement” and “Information on Arcus – Business of Arcus – Material Agreements – Arcus Senior Facilities Agreement”. If the Combined Company is unable to comply with the covenants and other undertakings, conditions and warranties included in its financing agreements and other financing arrangements in the future or if it would be unable to make the payments on time as required thereunder, the counterparties to the financing agreements and such other financing arrangements may become entitled to require premature payment or terminate the financing arrangements. Such failures could also result in triggering cross default clauses in other loan or financing arrangements of the Combined Company, which could lead to premature acceleration of these loan or financing arrangements. The Combined Company could also be required to renegotiate its facilities agreements, request waivers or replace borrowings under the facilities agreements with other financing in order to prevent a default from occurring. There can be no certainty that the Combined Company would be able to take any such action on terms that are acceptable to it, or at all. If the Combined Company is not able to comply with the financial covenants included in its facilities agreements and other financing arrangements, this or any of the foregoing could have a material adverse effect on the Combined Company’s business, financial condition, results of operations and future prospects as well as make it difficult for the Combined Company to obtain additional financing on reasonable terms, or at all.

Changes in assumptions underlying the carrying amounts of certain assets, including a result of adverse market conditions, could result in impairment of such assets, including intangible assets such as goodwill.

In connection with the Merger, there will be material goodwill, other intangible assets and property, plant and equipment as well as right-of-use assets amounts recorded in the Combined Company’s consolidated balance sheet. On a pro forma basis, the Combined Company’s balance sheet included EUR 320.3 million of goodwill, EUR 112.5 million of other intangible assets and EUR 74.0 million of property, plant and equipment as well as EUR 122.4 million of right-of-use assets as at 30 June 2020. The Pro Forma Information is presented for illustrative purposes only and has been prepared based on available information and certain preliminary assumptions and estimates that are considered to be reasonable under the current circumstances taking into account the ongoing regulatory approval process, which restrict access to detailed information. Actual results of the Merger, including the final values of goodwill and other intangible assets to be recognised at the Effective Date, may materially differ from the values presented in the Pro Forma Information that are based on assumptions presented therein. For further information, see “Unaudited Pro Forma Financial Information”.

Goodwill is not amortised, but is tested for impairment annually or when there is a reason to assume that the carrying amount has exceeded the recoverable amount. Other intangible assets, property, plant and equipment and right-of-use assets are amortised or depreciated over their useful lives and tested for impairment when events or changes in circumstances indicate that the carrying value of the asset exceeds the recoverable amount.

Impairment testing is based on a number of estimates. The valuation of goodwill is inherently judgemental and subject to change from period to period because it requires management to make assumptions on the discount rate used, the terminal growth rate and development of the net sales and operating results, including the estimated cost levels of the main raw materials and energy. Significant changes in net sales or cost items, cash flow projections, discount rates or growth rates based on the Combined Company’s strategic plans could result in impairments of goodwill or other assets, which would lower the Combined Company’s results. Also other events or circumstances, such as increasing financial uncertainty, increasing competition and other factors leading to declining sales or profitability, could result in an impairment of goodwill or other assets. There can be no assurance that the Combined Company will not be required to record impairments in the value of goodwill, other intangible assets, property, plant and equipment or right-of-use assets in the future.

The Combined Company may not be able to maintain sufficient liquidity.

The Combined Company’s liquidity risk relates, for instance, to the Combined Company not being able to manage the level of its liquid assets or that the amount of the due trade payables becomes too large in proportion to its assets. Due to the inherent uncertainties involved with the Merger, the costs of its implementation may increase to higher than anticipated levels. Increasing costs arising from the implementation of the Merger could adversely impact the Combined Company’s results of operations, cash flows and profitability, which could in turn have an adverse impact of the amount of available liquid funds. Furthermore, the Combined Company’s business is seasonal in nature, and therefore the Combined Company’s liquidity needs vary considerably depending on the season. In addition, unfavourable developments in the general economic situation could have a significant effect on the Combined Company’s ability to obtain funding from the traditional financial market. Decreased customer demand due to economic downturns could negatively impact the Combined Company’s revenue and ability to maintain its operating cash flows. This could in turn lead to the depletion of its cash and cash equivalents reserves, resulting in the need to obtain further funding from markets. Given the uncertain conditions prevailing in the financial markets, the Combined Company may not be able to obtain such financing at favourable terms or at all. Failure to generate additional funds, whether from operations or additional debt or equity financings, may require the Combined Company to delay or abandon some or all of its anticipated strategy initiatives or to modify its business strategy. The above-mentioned factors may have a material adverse effect on the Combined Company’s business, financial position, and results of operations.

The Combined Company is exposed to changes in interest rates in interest-bearing liabilities.

As at 30 June 2020, Altia’s interest-bearing liabilities were EUR 131.1 million, of which EUR 12.0 million incurred interest at a fixed rate. As at 30 June 2020, Arcus’ interest-bearing liabilities were EUR 188 million, all being subject to variable interest rates. In connection with the Merger, Altia has agreed on certain financing arrangements as described under “Information on the Combined Company – Financing” providing for establishment of a back-up financing bearing interest subject to a fixed margin plus the applicable reference rate depending on in which currency a loan thereunder has been utilised. The Combined Company’s interest rate risk arises from its interest-bearing liabilities consisting of borrowings and lease liabilities. Interest-bearing liabilities issued at variable rates expose the Combined Company to cash flow interest rate risks. Interest-bearing liabilities issued at fixed rates expose the Combined Company to fair value interest rate risks. Interest rates can increase in response to numerous factors outside the Combined Company’s control, including government and central bank policies. Any increase in interest rates would cause the Combined Company’s current financial expenses to increase and could have a material adverse impact on the Combined Company’s financial condition, ability to raise capital, liquidity as well as its future refinancing expenses. The materialisation of risks associated with the interest rate fluctuations may therefore have a material adverse effect on the Combined Company’s business, financial condition and results of operations.

The Combined Company is exposed to foreign exchange rate risks.

The foreign exchange rate risk for the Combined Company relate to the fact that some of the Combined Company’s business transactions are made in currencies other than the euro, primarily Swedish krona, Norwegian krone, U.S dollar and Australian dollar. The Combined Company’s results of operations will be subject to both translation risks and transaction risks arising from fluctuations in currency exchange rates. Translation risks are mainly caused by the parent company’s foreign currency denominated net investments in foreign subsidiaries, which cause a translation difference in equity in the Combined Company’s balance sheet upon consolidation. Transaction risks caused by foreign currency denominated items in the balance sheet and future cash flows relating to sales, purchases and returns on equity. The key currencies in which the Combined Company has the most exchange rate risk exposures are the Swedish krona, the Norwegian krone, the U.S. dollar and the Australian dollar. Altia has aimed to manage exchange rate risks by using currency forwards or options.

Unfavourable fluctuations in exchange rates of especially the Swedish krona, the Norwegian krone, the U.S. dollar and the Australian dollar could have an adverse effect on the Combined Company’s business, financial condition and results of operations.

The Combined Company is exposed to credit and counterparty risks through the trade receivables and receivables associated with financial intermediaries.

Credit and counterparty risks materialise when counterparties are unable or unwilling to fulfil their obligations towards the Combined Company. The Combined Company’s credit risk arises from credit exposures to customers, from outstanding receivables, as well as cash in hand and at banks and derivative instruments with banks and financial institutions. Currently, Altia and Arcus manage their credit risk by active credit management and by taking into account customers’ credit rating when determining the payment term of invoices and other credit terms. The Combined Company will determine its own procedures and it is expected that the Combined Company will continue to manage its credit and counterparty risks with similar measures in the future. As at 30 June 2020, Altia’s and Arcus’ trade and other receivables amounted to EUR 41.5 million and EUR 108.5 million, respectively. As a majority of Altia’s and Arcus’ trade receivables are from state retail monopolies, and the remaining part is spread over a large number of customers, there is no significant concentration of credit risks, according to the assessment of the managements of both companies, and Altia’s and Arcus’ credit losses have historically been small. In addition, Altia’s receivables from the state retail monopolies in Finland and Sweden are currently sold pursuant to a factoring arrangement, in which case the buyer bears the credit risk related to such receivables. Even though the arrangement concerns receivables which are from the state retail monopolies, however, there is no assurance that such an arrangement can be continued in the future. Furthermore, in addition to the state retail monopolies, the Combined Company distributes and sells alcoholic beverages to the HoReCa market. A major part of the sales are conducted through large national wholesales, resulting in a lower risk in receivables. However, the sales which are conducted directly with operators in the HoReCa market, in which the financial situation of some of the operators in the market may be generally weak, are subject to the risk of such operators being unable to meet their contractual obligations to the Combined Company. In addition, any adverse effect on the economy in the Combined Company’s operating countries, due to for example the Coronavirus pandemic, may lead to increases in lay-offs and unemployment along with a decrease of the solvency of consumers and businesses, which in turn may cause increased credit losses to the Combined Company due to customers' payment difficulties. Financial and operational challenges experienced by customers may impact the Combined Company’s ability to collect outstanding receivables fully or in a timely manner, or at all, which, in turn, could lead to credit losses and require the Combined Company to contribute additional capital or obtain alternative financing to meet its obligations under any financing arrangements. In addition, the Combined Company’s credit risks will increase if its export operations increase significantly. An increase in credit losses or failure by counterparties to meet their obligations towards the Combined Company could have a material adverse effect on the Combined Company’s business, financial condition and results of operations.

Costs related to pension benefit plans could increase.

The Combined Company operates various pension plans in accordance with local conditions and practices in different countries. The Combined Company has defined benefit pension plans for supplementary pension in Norway and France. With respect to Arcus, most of Arcus’ Norwegian employees are covered by a contractual early retirement plan (the “AFP plan”). This AFP plan gives a lifelong supplement to the ordinary pension plan. This AFP plan is a collective-agreement based defined benefit pension scheme, and is financed through premiums that are set as a percentage of salary. So far, no reliable measurement and allocation of obligations and assets are available for the AFP plan. In accounting terms, the AFP plan is treated as a defined contribution pension plan in which premium payments are charged as current costs and no provisions are made in the financial statements. There is no accumulation of funds in the AFP plan and it is expected that the premium level will increase over the coming years. In addition, Arcus has in place general defined-contribution pension plans in Norway, Sweden, Denmark and Finland, the costs associated with which are related to the current premium invoices from the insurance company with which Arcus has signed a defined contribution pension agreement. Additionally, Arcus also has an unfunded pension arrangement for the Group CEO.

Accordingly, the Combined Company will be exposed to various risks related to the pension plans and unfunded pension arrangement, including the risk of actual investment returns being lower than assumed rates of return and the risk of results deviating from actuarial assumptions for areas such as mortality of plan participants. In addition, fluctuations in interest rates may cause changes in the annual cost and benefit obligations. As at 30 June 2020, Arcus’ unfunded benefit obligations amounted to EUR 1.7 million. If the costs of the pension benefit plans of the Combined Company increase significantly, that could have an adverse effect on the Company’s business, financial condition and results of operations.

If the Combined Company will be unable to utilise its deferred tax assets, this could have an adverse effect on the Combined Company’s results of operations.

As at 30 June 2020, Altia’s consolidated balance sheet included EUR 1.5 million of deferred tax assets. As at 30 June 2020, Arcus’ consolidated balance sheet included EUR 6.6 million of deferred tax assets. The Combined Company’s ability to generate taxable income will be subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond its control. If lower taxable income than the amount the Combined Company has assumed in determining its deferred tax assets is generated, then the value of its deferred tax assets would be reduced and deferred tax liabilities might be increased, which could have a material adverse effect on the Combined Company’s results of operations. In addition, the value of the Combined Company’s deferred tax assets would be reduced if tax rates were reduced.

Prior to the Merger, Arcus is to carry out intra-group reorganisation in relation to which Arcus will request the Ministry of Finance of the Kingdom of Norway to grant a tax relief decision which would confirm that any tax effect from the conversion of the merger receivable between Arcus and Arcus Holding AS is fully neutralized (no income and no loss) (the tax relief decision confirming such full neutralization of tax effects with full and irrevocable legal force hereafter referred to as the “Tax Relief”). See “Merger of Altia and Arcus – Merger Plan - Arrangements Outside of Ordinary Business Operations” for further information on the reorganisation. If the Tax Relief is not granted and thus Arcus is not able to carry out the reorganisation as intended, it may trigger potential write down of most of the remaining deferred tax asset in the balance sheet on the Effective Date.

Additionally, the Merger may result in forfeiture or restrictions on the utilisation of tax losses and carry forward interest expenses of the merging company and its subsidiaries in accordance with the laws of the country in question. Forfeiture of tax losses and carry forward interest expenses would reduce the value of the Combined Company’s deferred tax assets and increase the value of deferred tax liabilities and could have an adverse effect on the Combined Company’s results of operations and cash flows.

Risks Related to the Shares in the Combined Company

The market price of the Shares may fluctuate considerably, which may result in investors losing all or part of their invested capital.

The market price of the Combined Company’s shares, including the Merger Consideration Shares, may fluctuate considerably. The market price fluctuations may be due to change in sentiment in the market regarding the shares in the Combined Company or similar securities, as well as due to several other factors and events, such as changes in the Combined Company’s results of operations and development of its business. Further, the weakening of the general market situation or the financial markets may have a material adverse effect on the value and liquidity of the Shares. Even though the final economic effects of the Coronavirus pandemic cannot be estimated, the economic uncertainty caused by the pandemic may lead to long-lasting high volatility of stock exchanges globally and share prices may materially fluctuate. There can be no certainty that the Combined Company's shares' price does not follow the fluctuations of the market regardless of the Combined Company's results of operations. Furthermore, for instance certain exceptional events such as the Coronavirus pandemic and general financial conditions in Europe may have an overall effect on the financial markets. The Combined Company cannot predict or estimate said price volatility, and such factors are mainly beyond the control of Combined Company. Any of these factors could result in a decline in the market price of the shares in the Combined Company, which may result in investors losing all or part of their invested capital. See also “– Risks Related to the Merger – The Merger Consideration will not be adjusted to reflect fluctuations in the market price of the shares in Altia or Arcus, nor the fluctuations in the NOK to EUR ratio, and the value of the Merger Consideration for the purposes of consolidated financial reporting will be measured on the Effective Date.” above.

The Combined Company’s ability to pay dividends or other distributions of unrestricted equity in accordance with its dividend policy or otherwise is dependent on the availability of distributable funds, and the Combined Company may be unable to, or may decide not to, pay dividends or other distributions of unrestricted equity in the future.

Under the provisions of the Finnish Companies Act, the amount distributed by the Combined Company as dividends may not exceed the amount of distributable funds shown on its latest unconsolidated parent company audited financial statements adopted by the General Meeting of Shareholders. As the Combined Company will be the parent company of the Combined Company group, its distributable funds and thus its ability to pay dividends or distribute other unrestricted equity will depend upon several conditions such as the level of income to be derived by the Combined Company from the management fees, group contributions, dividend payments and interest income received from its subsidiaries, if any, and the level of its cash reserves. As a result, the possible distribution of dividends or other unrestricted equity will depend on the Combined Company’s and its subsidiaries’ results of operations, financial position, cash flows, need for working capital, investments, future prospects, terms of their financing agreements, ability to transfer income from the subsidiaries to the Combined Company and other factors. Any payment of dividends or the distributions of other unrestricted equity will always be at the discretion of the Combined Company’s Board of Directors and, ultimately, be dependent on a resolution of the General Meeting of Shareholders. Additionally, under the Finnish Companies Act the distribution of dividends is not permitted if it would jeopardise the Combined Company’s solvency. Furthermore, Altia’s 2020 Annual General Meeting authorised to Board of Directors to resolve on the payment of a dividend in the maximum amount of EUR 0.21 per share prior to the end of 2020, in addition to which Altia’s Board of Directors has proposed that the Extraordinary General Meeting of Altia resolving on the Merger authorises the Board of Directors of Altia to resolve on a Pre-Completion Dividend (as defined below). The Board of Director of Altia cannot resolve on the payment of these dividends if the payment would jeopardise Altia’s solvency. In case the dividend payments cannot be made, the completion of the Merger could be delayed or prevented.

The Combined Company will determine its dividend policy after the Effective Date and annually assess the preconditions for distributing dividend or other unrestricted equity. Notwithstanding any dividend policy adopted by the Combined Company, the Combined Company will annually evaluate the preconditions for the distribution of dividends or other unrestricted equity, while also considering, among other things, the Combined Company’s structure, financial condition, general economic and business conditions and future prospects, which may result in a deviation from or change in the dividend policy, including a decision not to distribute any dividends. The amount of any dividends to be potentially paid by the Combined Company in any given financial year is thus uncertain and there can be no guarantee that dividends are paid in any given financial year. Further, the dividends paid or other unrestricted equity distributed by Altia for previous financial periods are not an indication of the dividends to be paid for financial periods in the future, if any. See also “Information on Altia – Altia’s Shares and Share Capital – Dividends and Dividend Policy”.

Interests of certain larger shareholders of the Combined Company may differ from the interests of other shareholders.

Following the registration of the Merger Consideration Shares with the Finnish Trade Register, Canica AS will own approximately 22.4 percent and the State of Finland (or the State Business Development Company Vake Oy) will own approximately 19.4 percent of the shares in the Combined Company, based on the ownership percentages as of the date of this Merger Prospectus, and there can be no assurance that the interests of such shareholders, or other larger shareholders, will be in line with those of the Combined Company’s other shareholders, which may have an adverse effect on the value and liquidity of the Shares.

Future share issues and sales of significant number of shares in the Combined Company may reduce the price of the shares in the Combined Company and the future share issues may dilute the share of ownership of the shareholders.

The issuance or sale of a significant number of shares in the Combined Company or an understanding that such an issue or sale may take place in the future may have an adverse effect on the market price of the shares in the Combined Company and on the Combined Company’s ability to raise funds in the future with equity financing. Due to the significant percentage of shares in the Combined Company held by the largest shareholders, there can be no assurance that the largest shareholders will not affect trading and transaction volumes, which could have an adverse effect on the prevailing market price of the shares in the Combined Company. Furthermore, the perception that the largest shareholders may in the future sell a significant amount of its shares in the Combined Company may have an adverse effect on the price development of the shares in the Combined Company. In addition, any possible future directed share issue, or a rights issue where any shareholders decide not to exercise their subscription rights, could dilute shareholders’ relative share of shares and votes.

Holders of shares registered in custodial nominee accounts may not be able to exercise their voting rights.

Beneficial owners of shares that are registered in a custodial nominee account may not be able to exercise their voting rights, unless their ownership is re-registered in their names with Euroclear Finland prior to the general meeting of shareholders of the Combined Company. There can be no assurance that beneficial owners of shares in the Combined Company will receive the notice for a general meeting of shareholders in time to instruct their nominees to either effect a re-registration of their shares or otherwise vote their shares in the manner desired by such beneficial owners. See “Shareholder Rights – General Meeting”.

Certain foreign shareholders may not necessarily be able to exercise their pre-emptive subscription rights.

Under Finnish legislation, shareholders have specific pre-emptive subscription rights in proportion to their holdings when the Combined Company issues new shares or securities entitling the subscription of new shares. Certain shareholders of the Company who live or will live, or whose registered address is located in, certain countries other than Finland, including shareholders in the United States, may not necessarily be able to exercise their pre-emptive subscription rights in respect of the shares in the Combined Company, including Merger Consideration Shares, in any possible future offerings, unless the Combined Company’s shares have been registered according to the securities legislation of the country in question or in an otherwise similar manner, or unless a derogation from the registration or other equivalent regulations provided in the applicable legislation is available. This may lead to the dilution of such shareholders’ ownership in the Combined Company. Further, if the number of shareholders who are not able to exercise their pre-emptive subscription rights is high and if the pre-emptive subscription rights of such shareholders are sold on the market, it could have an adverse effect on the price of the subscription rights. A foreign shareholder’s right to have access to information concerning share issues and important transactions, including the Merger, may also be restricted due to the legislation of the country in question. See “Shareholders Rights – Pre-emptive Subscription Rights” for further information.

Risks Related to the Delivery of the Merger Consideration Shares and the Listing on Oslo Børs

The listing on the Oslo Børs may not succeed as expected or the listing may not take place at all.

In conjunction with the Merger, Altia and Arcus will seek to ensure that a secondary listing on the Oslo Børs for a transitional period of four (4) months from the first day of the said secondary listing takes place. However, the admission required for the listing on the Oslo Børs may not occur on the Effective Date or promptly thereafter, or may not be approved in all respects or at all. Failure to complete the listing on the Oslo Børs in the manner expected by Altia’s management, including a delay in such listing, may have a material adverse effect on the ability to trade the Merger Consideration Shares immediately following the Effective Date. As a consequence of the listing on the Oslo Børs, in addition to the requirements applicable to issuers listed on Nasdaq Helsinki, the Combined Company may need to comply with the requirements applicable to issuers who are listed on Oslo Børs. Compliance with said requirements may give rise to increased administrative work and costs, which may have an adverse effect on the financial position and results of operations of the Combined Company. Details of the listing on the Oslo Børs, including in which manner (if any) the Merger Consideration Shares will be listed, will not be available to Arcus’ shareholders before the Extraordinary General Meetings of Altia and Arcus convened to resolve on the Merger have taken place.

The Merger Consideration Shares are expected to be delivered through a depository interest arrangement, which means that the Arcus shareholders receiving the Merger Consideration Shares will be considered nominee-registered shareholders, and may also involve additional bureaucratic burden and costs as well as risks relating to the trading in the Merger Consideration Shares.

Altia expects to deliver the Merger Consideration Shares through a depository interest arrangement in the Norwegian Verdipapirsentralen (“VPS”). For a description of the depository interest arrangement, see “Merger of Altia and Arcus – Merger Plan – Merger Consideration – Distribution of the Merger Consideration and delivery of the Merger Consideration Shares”. If the Merger Consideration Shares are delivered in depository interests, Arcus’ shareholders will bear several other risks in addition to the risks related to the Shares as set forth in the section “Risks Related to the Shares in the Combined Company”. These risks are inherently related to the nature of the custodian arrangement relating to the depository interests.

The Arcus shareholders receiving the Merger Consideration Shares through the depository interest arrangement will be, after the Effective Date, treated as the Combined Company’s nominee-registered shareholders for Finnish law purposes. See “The Finnish Securities Market – Book-Entry Securities System – Custody of the shares and nominee registration”. It will not be possible for a shareholder to hold the Merger Consideration Shares directly in the VPS. Shares held by Finnish citizens, and issued by Finnish issuers, can only be kept on a book-entry account in the Finnish central securities depositary system (i.e. Euroclear Finland). For this reason, national legislation does not allow having shares nominee-registered in situations where the shareholder is a Finnish citizen, a Finnish corporate entity, or a Finnish foundation. For Finnish shareholders of Arcus, this entails with respect to the delivery of Merger Consideration Shares that such shareholders will have to transfer their Merger Consideration Shares held through the depository interest arrangement from the VPS to Euroclear Finland.

The Shares held through the depository interest arrangement will not be tradeable on Oslo Børs before the listing on the Oslo Børs has occurred, of which there can be no assurance. In addition, the contemplated secondary listing on the Oslo Børs is expected to take place only for a transitional period of four (4) months from the first day of the said secondary listing taking place, after which the shares will be delisted from Oslo Børs and traded only on Nasdaq Helsinki. In case the listing on the Oslo Børs does not take place as contemplated and after the delisting from Oslo Børs after the transitional period has taken place, shareholders wishing to trade in their Shares will have to sell their Shares on Nasdaq Helsinki, which may involve opening a book-entry account in Euroclear Finland Ltd or acting through a custodian bank having a Finnish book-entry account. This could incur significant bureaucratic burden and costs to shareholders and mean that the shareholders owning Shares through the depository interest arrangement in the VPS will not be able to react as swiftly to developments concerning the Combined Company’s operations as other shareholders.

If the listing on the Oslo Børs occurs, the market price and liquidity of the Shares listed on Oslo Børs through the depository interest arrangement may differ from the market price and liquidity of the Shares listed on Nasdaq Helsinki, and their market price and liquidity may fluctuate considerably. Altia or the Combined Company cannot predict the extent to which liquidity or functioning price formation will develop on Oslo Børs, especially given (i) the existing listing of the Altia shares, and the Shares after the Effective Date, on Nasdaq Helsinki, (ii) the pool of Shares being listed on Oslo Børs reflecting the number of Shares held by the depository interest custodian bank in Euroclear Finland, which after the completion of the Merger is expected to correspond to the number of Merger Consideration Shares issued by Altia and will thus likely be smaller than the total number of the Shares, and (iii) the temporary nature of the listing on the Oslo Børs. This could reduce the value of the Shares, and impair the ability, price or timing, for those shareholders holding their Shares through the depository interest arrangement in the VPS and wishing to sell their Shares.

Altia’s shares are, and after the Effective Date the Shares will be, traded in EUR on Nasdaq Helsinki, but the Shares held through the depository interests will be denominated in NOK. The payments and distributions to such Shares will also be made in NOK. Thus, the shareholders holding their Shares through the depository interest arrangement will bear foreign exchange risk that may incur due to any fluctuations in the NOK to EUR ratio.

Furthermore, the Merger Consideration shall be paid to the shareholders of Arcus on the Effective Date or as soon as reasonably possible thereafter in accordance with the practices followed by Euroclear Finland and the VPS. Regardless of the manner of delivery, there can be no assurance that the Merger Consideration Shares will be registered on the book-entry accounts of the Arcus shareholders on the Effective Date due to the technical settlement actions to be taken by Euroclear Finland, the VPS and the issuer agent. Thus, there may be a time gap between the Effective Date and the registration of the Merger Consideration Shares on the book-entry accounts, during which period the possibilities for Arcus shareholders to dispose of their Merger Consideration Shares may be limited.

If the Merger Consideration Shares cannot be delivered through a depository interest arrangement, information on and risks associated with the delivery will not be available to the shareholders before the Extraordinary General Meetings of Altia and Arcus.

As a secondary alternative, which would be considered only if the depository interest arrangement described above would not be available, the Merger Consideration Shares could be delivered as depository receipts registered in the VPS and issued by a bank, or directly in Euroclear Finland (see (“Merger of Altia and Arcus – Merger Plan – Merger Consideration – Distribution of the Merger Consideration and delivery of the Merger Consideration Shares”). In either of these scenarios, Arcus shareholders eligible to receive the Merger Consideration Shares will bear several other risks in addition to the risks related to the Shares as set forth in the section “Risks Related to the Shares in the Combined Company”. More information would be published through a supplement or update to this Merger Prospectus and as a stock exchange release in the unlikely event that the primary alternative, i.e. delivery of the Merger Consideration Shares in depository interests, cannot be implemented. This information will not be available to Arcus shareholders before the Extraordinary General Meetings of Altia and Arcus convened to resolve on the Merger have taken place. Moreover, if the depository interest arrangement described above would not be available, Arcus shareholders will need to assess if they wish to receive the Merger Consideration Shares according to the secondary alternative (i.e. in depository receipts in the VPS or directly held shares in Euroclear Finland, as applicable), or whether they would rather dispose of their Arcus shares before the Effective Date. If a large number of Arcus shares are offered to be sold before the Effective Date, this may depress the Arcus share price.

COMPANIES, BOARD OF DIRECTORS, AUDITORS AND ADVISERS

Recipient Company

Altia Plc
Kaapeliaukio 1
P.O. Box 350
FI-00101 Helsinki, Finland

Board of Directors of Altia

Name	Position
Sanna Suvanto-Harsaae	Chairman of the Board of Directors
Jyrki Mäki-Kala	Vice Chairman of the Board of Directors
Jukka Leinonen	Member of the Board of Directors
Tiina Lencioni	Member of the Board of Directors
Jukka Ohtola	Member of the Board of Directors
Anette Rosengren	Member of the Board of Directors
Torsten Steenholt	Member of the Board of Directors

The business address of all members of the Board of Directors is c/o Altia Plc, Kaapeliaukio 1, P.O. Box 350, FI-00101 Helsinki, Finland.

Auditor of Altia

PricewaterhouseCoopers Oy
Itämerentori 2
FI-00101 Helsinki, Finland
Auditor in charge: Ylva Eriksson
Authorised Public Accountant

Financial Adviser to Altia

Nordea Bank Abp
Satamaradankatu 5
FI-00020 Nordea, Helsinki, Finland

Legal Adviser to Altia

In relation to Finnish law	In relation to Norwegian law
Hannes Snellman Attorneys Ltd	Advokatfirmaet Thommesen AS
Eteläesplanadi 20	Haakon VIIs gate 10
FI-00130 Helsinki, Finland	NO-0116 Oslo, Norway

Merging Company

Arcus ASA
Destilleriveien 11
P.O. Box 64
1481 Hagan, Norway

Board of Directors of Arcus

Name	Position
Michael Holm Johansen	Chairman of the Board of Directors
Ann-Beth Johannesen Freuchen	Member of the Board of Directors
Leena Maria Saarinen	Member of the Board of Directors
Nils Kloumann Selte	Member of the Board of Directors
Kirsten Ægidius	Member of the Board of Directors
Carl Erik Hagen	Member of the Board of Directors
Ingeborg Flønes	Member of the Board of Directors
Erik Hagen	Member of the Board of Directors (elected by the employees)
Ann Therese Elisabeth Jacobsen	Member of the Board of Directors (elected by the employees)
Anne-Marie Flåten	Member of the Board of Directors (elected by the employees)

The business address of all members of the Board of Directors is Destilleriveien 11, 1481 Hagan, Norway.

Auditor of Arcus

Ernst & Young AS
Dronning Eufemias gate 6
0191 Oslo, Norway
Auditor in charge: Kjetil Rimstad
Authorised Public Accountant

Financial Adviser to Arcus

ABG Sundal Collier ASA
Munkedamsveien 45 Vika Atrium
0250 Oslo, Norway

Legal Adviser to Arcus

Advokatfirmaet Wiersholm AS
Dokkveien 1, 6 etg.
0250 Oslo, Norway

CERTAIN MATTERS

Statement Regarding Information in the Merger Prospectus

Altia is responsible for the information included in this Merger Prospectus (excluding the information about Arcus as set out below) and declares that information presented in this Merger Prospectus is, to the best knowledge of Altia, in accordance with the facts and contains no omission likely to affect its import.

Arcus is responsible for the information included in this Merger Prospectus in sections “Information on Arcus,” “Selected Consolidated Financial Information – Selected Consolidated Financial Information of Arcus and “Annex B – Articles of Association of Arcus”, information specifically concerning Arcus in the sections “Summary,” “Risk Factors,” “Companies, Board of Directors, Auditors and Advisers,” “Certain Matters,” “Certain Important Dates,” “Unaudited Pro Forma Financial Information,” “Merger of Altia and Arcus,” “Information on the Combined Company,” “Shareholder Rights,” “Taxation,” and “Annex D: Merger Plan” and declares that such information is, to the best knowledge of Arcus, in accordance with the facts and contains no omission likely to affect its import.

23 October 2020
Altia Plc	Arcus ASA

Forward-Looking Statements

This Merger Prospectus includes forward-looking statements. Such statements are not necessarily based on historical facts, but they are statements concerning future expectations. Forward-looking statements have been set forth in several parts of this Merger Prospectus, such as under sections “Summary”, “Risk Factors”, “Information on the Combined Company”, “Information on Altia”, “Information on Arcus” as well as in other such parts of this Merger Prospectus which contain information on the Combined Company's business-related future results, plans and expectations, including its strategic plans, plans on future growth and profitability, and general financial situation. Such statements are based on perceptions and assumptions of the management of Altia and Arcus and information currently available for the management of Altia and Arcus, and thus such statements may be considered as forward-looking statements. Among others, statements that include the words “believe”, “expect”, “anticipate”, “intend”, “plan”, “estimate”, “assume”, “may”, “aim”, “could” or other similar verbs or expressions may be considered as forward-looking statements. Other forward-looking statements can be identified from the context in which such statements have been made.

These forward-looking statements are being based on present plans, estimates, forecasts and expectations which in turn rest on certain expectations that are currently justifiable but may turn out to be incorrect. As forward-looking statements are being based on expectations, they are often associated with risks and factors of uncertainty. Shareholders should not rely on these forward-looking statements. Numerous factors of uncertainty may cause the Combined Company's actual results of operations or its financial position to differ materially from the results of operations or financial position that are expressly described in or may be concluded from the forward-looking statements included in this Merger Prospectus.

Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, level of performance or achievements of the Combined Company, or industry results, to differ even materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Examples of these risks, uncertainties and other factors are included in the section titled “Risk factors” in this Merger Prospectus. The aforesaid list is not exhaustive and new risks may emerge from time to time. Should one or more of these or other risks or uncertainties materialise, or should any underlying assumptions prove to be incorrect, the Combined Company's actual results of operations or financial position could differ materially from what has been described as expected, believed, estimated or anticipated in this Merger Prospectus.

Availability of the Merger Prospectus

This Merger Prospectus will be available on or about 23 October 2020 on Altia’s website at www.altiagroup.com/investors and at Altia’s registered office at Kaapeliaukio 1, 00180 Helsinki, Finland. Furthermore, the Merger Prospectus will also be available at Arcus’ website at www.arcus.no/en/investor and registered office at Destilleriveien 11, Gjelleråsen, Norway on the same date and at Nasdaq Helsinki at Fabianinkatu 14, 00100 Helsinki, Finland on or about 26 October 2020.

Presentation of Financial and Certain Other Information

Historical Financial Information of Altia

The financial information of Altia included in this Merger Prospectus has been derived from Altia’s unaudited consolidated half-year financial report as at and for the six months ended 30 June 2020 prepared in accordance with “IAS 34 – Interim Financial Reporting”, including the unaudited comparative financial information for the six months ended 30 June 2019, and Altia’s audited consolidated financial statements as at and for the year ended 31 December 2019, prepared in accordance with IFRS as adopted by the EU, both of which are incorporated by reference into this Merger Prospectus.

Historical Financial Information of Arcus

The financial information of Arcus included in this Merger Prospectus has been derived from Arcus’ unaudited consolidated half-year financial report as at and for the six months ended 30 June 2020 prepared in accordance with “IAS 34 – Interim Financial Reporting”, including the unaudited comparative financial information for the six months ended 30 June 2019 and Arcus’ audited consolidated financial statements as at and for the year ended 31 December 2019, prepared in accordance with IFRS as adopted by the EU, both of which are incorporated by reference into this Merger Prospectus.

Pro Forma Financial Information

The Pro Forma Information is presented for illustrative purposes only to give effect to the Merger of Altia and Arcus to Combined Company’s financial information as if the Merger had been undertaken at an earlier date. The pro forma income statements for the six months ended 30 June 2020 and for the year ended 31 December 2019 give effect to the Merger as if it had occurred on 1 January 2019. The pro forma balance sheet as at 30 June 2020 gives effect to the Merger as if it had occurred on that date. The Pro Forma Information is unaudited.

The Pro Forma Information has been compiled in accordance with the Annex 20 to the Commission Delegated Regulation (EU) 2019/980 and on a basis consistent with the accounting principles applied by Altia in its consolidated financial statements prepared in accordance with IFRS. The Pro Forma Information has not been compiled in accordance with Article 11 of Regulation S-X under the U.S. Securities Act or the guidelines established by the American Institute of Certified Public Accountants.

The Pro Forma Information reflects adjustments to historical financial information to give pro forma effect to events that are directly attributable to the Merger and which are factually supportable. The pro forma adjustments include certain assumptions related to the fair value of purchase consideration, the purchase price allocation, accounting policy alignments and other adjustments described in the accompanying notes to the Pro Forma Information and which are considered to be reasonable under the circumstances. Considering the ongoing regulatory approval processes which restricts Altia’s access to detailed data of Arcus, the pro forma adjustments presented are preliminary and based on information available at this time, thus subject to change. There can be no assurance that the assumptions used in the preparation of the Pro Forma Information will prove to be correct and the final impact of the Merger at the Effective Date to the financial information of Altia may materially differ from the pro forma adjustments reflected in the Pro Forma Information.

The hypothetical financial position and results of operations included in the Pro Forma Information are not necessarily indicative of what the Combined Company’s financial position or financial performance actually would have been had the Merger been completed as of the dates indicated and does not purport to project the operating results or financial position of the Combined Company as of any future date.

The Pro Forma Information does not include all information required to be included in financial statements prepared in accordance with IFRS and they should be read together with the historical financial information of Altia and Arcus incorporated by reference into this Merger Prospectus. See also “Unaudited Pro Forma Financial Information” and “Risk Factors – Risks Related to the Merger – The Unaudited Pro Forma Financial Information in this Merger Prospectus is presented for illustrative purposes only and may differ materially from the Combined Company’s actual results of operations and financial position following the Merger”.

Alternative Performance Measures

This Merger Prospectus includes certain performance measures of Altia’s and Arcus’ historical financial performance, financial position and cash flows, which, in accordance with the “Alternative Performance Measures” guidance issued by the European Securities and Markets Authority (“ESMA”), are not accounting measures defined or specified in IFRS, and therefore are considered as alternative performance measures.

Altia presents the following alternative performance measures:

• Operating result	• Return on equity (ROE), %
• EBITDA	• Return on invested capital (ROI), %
• EBITDA margin, %	• Borrowings
• Comparable operating result	• Net debt
• Comparable operating margin, %	• Gearing, %
• Comparable EBITDA	• Equity ratio, %
• Comparable EBITDA margin, %	• Net debt / Comparable EBITDA
• Items affecting comparability	• Earnings / share
• Invested capital	• Equity / share

Arcus presents the following alternative performance measures:

• Operating result	• Adjusted EBITDA margin, %
• EBITDA	• Items affecting comparability
• EBITDA margin, %	• Net debt
• Adjusted operating result	• Equity ratio, %
• Adjusted operating margin, %	• Earnings / share
• Adjusted EBITDA	• Organic Growth in revenues

Altia and Arcus present the alternative performance measures as additional information to the financial measures presented in the consolidated income statement, consolidated balance sheet, consolidated statement of cash flows, and the notes prepared in accordance with IFRS. In Altia’s and Arcus’ view, alternative performance measures provide management, investors, securities market analysts, and other parties with relevant and useful additional information on the results of operations, financial position, and cash flows of Altia and Arcus. For the detailed definitions and reasons for the use and reconciliation of alternative performance measures, see “Selected Consolidated Financial Information – Selected Consolidated Financial Information of Altia” and “– Selected Consolidated Financial Information of Arcus”.

Alternative performance measures should not be viewed in isolation or as a substitute to the IFRS financial measures and they are not accounting measures defined or specified in IFRS. All companies do not calculate alternative performance measures in a uniform way, and therefore, the alternative performance measures presented in this Merger Prospectus may not be comparable with similarly named measures presented by other companies.

Unless otherwise stated, the alternative performance measures are unaudited.

Rounding Adjustments

The figures presented in this Merger Prospectus, including the financial information, have been subject to rounding adjustments. Accordingly, in certain instances, the sum of the numbers in a column or row in tables may not conform exactly to the total figure given for that column or row. In addition, certain percentages presented in this Merger Prospectus reflect calculations based upon the underlying information prior to rounding and, accordingly, may not conform exactly to the percentages that would be derived if the relevant calculations were based upon the rounded numbers.

Currencies

As used herein, references to (i) “euro”, “EUR” or “€” are to the euro, the lawful currency of the participating member states in the Third Stage of the European and Monetary Union of the Treaty Establishing the European Community and (ii) “U.S. dollar” or “USD” or “$” are to the United States dollar, the lawful currency of the United States of America and (iii) “Swedish krona” or “SEK” are to the Swedish krona, the lawful currency of Sweden and (iv) “Norwegian krone” or “NOK” are to the Norwegian krone, the lawful currency of Norway. For information regarding recent rates of exchange between the euro and the U.S. dollar, Swedish krona and Norwegian krone, see “Exchange Rates”.

Market, Economic, and Industry Data and Management Reports and Findings

This Merger Prospectus contains estimates regarding the markets and industries in which Altia and Arcus operate as well as their competitive positions therein. The market, economic and industry data used throughout this Merger Prospectus is obtained from one or several designated sources or derived from various industry and other independent sources, such as the state retail monopolies Alko, Systembolaget and Vinmonopolet, and information obtained in other ways, unless otherwise stated. Information from the state retail monopolies covers the clear majority of the off-trade market and includes detailed data on the market size, product categories and sales per product. With respect to the on-trade market, the compilation of data requires applying certain assumptions in the available information, especially with respect to Denmark. In many cases, there is no publicly available information on market data, for example from industry associations, public authorities or other organisations and institutions. Altia and Arcus believe that their internal estimates of market data and information derived therefrom and included in this Merger Prospectus are helpful in order to give investors a better understanding of the industries in which Altia and Arcus operate as well as their positions therein. Although Altia and Arcus believe that their internal market estimates are fair, they have not been reviewed or verified by any external experts and Altia and Arcus cannot guarantee that a third-party expert using different methods would obtain or generate the same results.

Information Derived from Third Party Sources

Where certain information contained in this Merger Prospectus concerning Altia has been derived from a third party source, such a source has been identified herein. Altia confirms that such third party information (with the exception of information concerning Arcus, as stated above in section “— Statement Regarding Information in the Merger Prospectus”) has been accurately reproduced in the Merger Prospectus and that as far as Altia is aware and has been able to ascertain from information published by such third parties, no facts have been omitted which would render the reproduced information misleading or inaccurate.

Where certain information contained in this Merger Prospectus concerning Arcus has been derived from a third party source, such a source has been identified herein. Arcus confirms that such third party information (with the exception of information concerning Altia, as stated above in section “— Statement Regarding Information in the Merger Prospectus”) has been accurately reproduced in the Merger Prospectus and that as far as Arcus is aware and has been able to ascertain from information published by such third parties, no facts have been omitted which would render the reproduced information misleading or inaccurate.

Website Information

Altia and Arcus will publish this Merger Prospectus and any supplements thereto on their websites. The contents of Altia’s or Arcus’ websites or any other website do not form part of this Merger Prospectus, and prospective investors should not rely on such information in making their decision to invest in securities. However, as an exception from the above, the information incorporated by reference into the Merger Prospectus, which is available at Altia’s and Arcus’ websites, as well as any supplements to the Merger Prospectus to be published on the aforementioned websites, are a part of the Merger Prospectus.

Notice to Shareholders in the United States

The Merger Consideration Shares have not been, and will not be, registered under the U.S. Securities Act and are being issued in reliance on the exemption from registration set forth in Rule 802 under the U.S. Securities Act. Altia is a Finnish company and Arcus is a Norwegian company. The Merger, including the information distributed in connection with the Merger and the related shareholder votes, is subject to disclosure, timing and procedural requirements of a non-U.S. country, which are different from those of the United States. The financial information included or referred to in this Merger Prospectus has been prepared in accordance with IFRS, which may not be comparable to the accounting standards, financial statements or financial information of U.S. companies or applicable in the United States.

It may be difficult for U.S. shareholders of Arcus to enforce their rights and any claim they may have arising under U.S. federal or state securities laws, since Altia and Arcus are not located in the United States, and all or some of their officers and directors are residents of non-U.S. jurisdictions. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment. U.S. shareholders of Arcus may not be able to sue Altia or Arcus or their respective officers and directors in a non-U.S. court for violations of U.S. laws, including federal securities laws, or at the least it may prove to be difficult to evidence such claims. Further, it may be difficult to compel Altia or Arcus and their affiliates to subject themselves to the jurisdiction of a U.S. court. In addition, there is substantial doubt as to the enforceability in a foreign country in original actions, or in actions for the enforcement of judgments of U.S. courts, based on the civil liability provisions of the U.S. federal securities laws.

Arcus’ shareholders should be aware that Altia is prohibited from purchasing Arcus’ shares otherwise than under the Merger, such as in open market or privately negotiated purchases, at any time during the pendency of the Merger under the Merger Plan.

The Merger Consideration Shares have not been and will not be listed on a U.S. securities exchange or quoted on any inter-dealer quotation system in the United States. Neither Altia nor Arcus intends to take any action to facilitate a market in the Merger Consideration Shares in the United States. The Merger Consideration Shares have not been approved or disapproved by the U.S. Securities and Exchange Commission, any state securities commission in the United States or any other regulatory authority in the United States, nor have any of the foregoing authorities passed comment upon, or endorsed the merit of, the Merger or the adequacy of this document. Any representation to the contrary is a criminal offence in the United States.

Notice to Shareholders in the United Kingdom

This Merger Prospectus is for distribution only to persons who (i) have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”), (ii) are persons falling within Article 43 of the Financial Promotion Order (for example as shareholders in Arcus entitled to receive the merger consideration shares pursuant to the Norwegian Public Limited Liability Companies Act of 13 June 1997 No. 45, (iii) are persons falling within Article 49(2)(a) to (d) ("high net worth companies, unincorporated associations etc.") of the Financial Promotion Order, (iv) are outside the United Kingdom, or (v) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000) in connection with the issue or sale of the Merger Consideration Shares may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as "Relevant Persons"). This Merger Prospectus is directed only at Relevant Persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this document relates is available only to Relevant Persons and will be engaged in only with Relevant Persons.

Notice to Shareholders in the European Economic Area

This Merger Prospectus has been prepared on the basis that any offer of the Merger Consideration Shares in any Member State of the European Economic Area (“EEA”) other than offers (the “Permitted Public Offers”) which are made prior to the Effective Date, and which are contemplated in the Merger Prospectus in Finland or Norway once the Merger Prospectus has been approved by the competent authority in Finland and published in accordance with the Prospectus Regulation, and in respect of which Altia has consented in writing to the use of the Merger Prospectus, will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of the Merger Consideration Shares. Accordingly any person making or intending to make an offer in that Member State of the Merger Consideration Shares which are the subject of the offer contemplated in this Merger Prospectus, other than the Permitted Public Offers, may only do so in circumstances in which no obligation arises for Altia to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation, in each case, in relation to such offer. Altia has not authorised, nor does it authorise, the making of any offer (other than Permitted Public Offers) of the Merger Consideration Shares in circumstances in which an obligation arises for Altia to publish or supplement a prospectus for such offer.

In relation to each Member State of the EEA, with effect from and including 21 July 2019 (the “Prospectus Regulation Applicability Date”) no offer has been made and will not be made (other than a Permitted Public Offer) of the Merger Consideration Shares which are the subject of the offering contemplated by this Merger Prospectus to the public in that Member State, except that, with effect from and including the Prospectus Regulation Applicability Date, an offer of such Merger Consideration Shares is made to the public in that Member State:

a) to any legal entity which is a qualified investor as defined in the Prospectus Regulation;

b) to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Regulation), as permitted under the Prospectus Regulation, subject to obtaining the prior consent of Altia for any such offer; or

c) in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no offer of the Merger Consideration Shares is made which would require Altia to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

In this section, the expression an offer of the Merger Consideration Shares to the public in relation to any Merger Consideration Shares in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Merger Consideration Shares to be offered so as to enable an investor to decide to purchase or subscribe to the Merger Consideration Shares, as the same may be varied in that Member State by any measure implementing the Prospectus Regulation in that Member State.

The expression “Prospectus Regulation” means Regulation (EU) 2017/1129 (as amended), and includes any relevant implementing measure in the EEA Member State concerned.

CERTAIN IMPORTANT DATES

2 October 2020	Notice of the Extraordinary General Meeting of Altia
2 October 2020	Notice of the Extraordinary General Meeting of Arcus
On or about 23 October 2020	Merger Prospectus available
2 November 2020	Record date of the Extraordinary General Meeting of Altia
9 November 2020 at 10:00 a.m. (EEST)	Last date for the holders of nominee-registered shares to be temporarily entered into the shareholders’ register maintained by Euroclear Finland in order to gain the right to participate in the Extraordinary General Meeting of Altia
9 November 2020 at 4:00 p.m. (EEST)	Last date for the notice of participation in the Extraordinary General Meeting of Altia
9 November 2020 at 4:00 p.m. (CET)	Last date for the notice of participation in the Extraordinary General Meeting of Arcus
12 November 2020 at 2:00 p.m. (EEST)	Extraordinary General Meeting of Altia
12 November 2020 at 1:00 p.m. (CET)	Extraordinary General Meeting of Arcus
1 April 2021	Planned Effective Date (provided that the conditions for the execution of the Merger are fulfilled)
On or as soon as reasonably possible after the Effective Date	Merger Consideration Shares registered in the book-entry accounts of the shareholders of Arcus
On or about the Effective Date	Trading in the Merger Consideration Shares commences on the official list of Nasdaq Helsinki
On or as soon as reasonably possible after the Effective Date	Trading in the Merger Consideration Shares commences on Oslo Børs (if the listing on Oslo Børs takes place)

EXCHANGE RATES

The following table presents the average, high, low, and period-end reference rates as published by the European Central Bank for the U.S. dollar (“USD”) per EUR as at the dates and for the periods indicated:

	Reference rates of USD per euro
	Average	High	Low	Period-End
2017	1.1297	1.2060	1.0385	1.1993
2018	1.1810	1.2493	1.1261	1.1450
2019	1.1195	1.1535	1.0889	1.1189
2020 (through 21 October 2020)	1.1288	1.1987	1.0707	1.1852

The following table presents the average, high, low, and period-end reference rates as published by the European Central Bank for the Swedish krona (“SEK”) per EUR as at the dates and for the periods indicated:

	Reference rates of SEK per euro
	Average	High	Low	Period-End
2017	9.6351	10.0160	9.4183	9.8438
2018	10.2583	10.6923	9.7645	10.2548
2019	10.5891	10.9173	10.1855	10.4400
2020 (through 21 October 2020)	10.5476	11.1523	10.2390	10.3645

The following table presents the average, high, low, and period-end reference rates as published by the European Central Bank for the Norwegian krone (“NOK”) per EUR as at the dates and for the periods indicated:

	Reference rates of NOK per euro
	Average	High	Low	Period-End
2017	9.3270	9.9738	8.8070	9.8403
2018	9.5975	10.0025	9.4145	9.9483
2019	9.8511	10.2748	9.5778	9.8460
2020 (through 21 October 2020)	10.7248	12.3165	9.8315	10.9315

The above rates are provided solely for the convenience of the reader and are not necessarily the rates used in the preparation of Altia’s or Arcus’ financial statements and financial statement information. No representation is made that the euros could have been converted into U.S. dollars, Swedish krona or Norwegian krone at the rates shown or any other rate at such dates or during such periods.

MERGER OF ALTIA AND ARCUS

The following review provides an overview of the Merger and the Combined Company and is based on, among other things, the assumption that the Merger will be completed in the manner and the timeframe contemplated in this Merger Prospectus. However, there can be no assurance that the Merger will be completed, or that the business operations of Altia and Arcus will be combined in the manner or timeframe contemplated in this Merger Prospectus, any of which could cause any of the statements below regarding the Combined Company to not materialise. See “Risk Factors – Risks Related to the Merger.”

Background for the Merger

On 29 September 2020, the Boards of Directors of Altia and Arcus concluded the Combination Agreement concerning the combination of their business operations and signed the Merger Plan, according to which Arcus shall be merged into Altia. Summaries of the Combination Agreement and the Merger Plan are presented below in the sections “— Combination Agreement” and “— Merger Plan”. The Merger Plan is attached to this Merger Prospectus as Annex D.

The rationale for the combination of Altia and Arcus and the financial grounds are described below in the section “Information on the Combined Company”.

Overview of the Merger

The proposed Merger will be executed through a tax-neutral statutory cross-border absorption merger of Arcus into Altia in such a manner that all assets and liabilities of Arcus shall be transferred without a liquidation procedure to Altia. The Merger will be carried out in accordance with Chapter 16 of the Finnish Companies Act (624/2006, as amended) (the "Finnish Companies Act"), Chapter 13 of the Norwegian Public Limited Liability Companies Act of 13 June 1997 No. 45 (the "Norwegian Public Companies Act"), Section 52 a of the Finnish Business Income Tax Act (360/1968, as amended), and Chapter 11 of the Norwegian Income Tax Act.

The shareholders of Arcus shall receive as Merger Consideration 0.4618 Merger Consideration Shares for each share owned by them in Arcus. The allocation of the Merger Consideration will be based on the shareholding in Arcus at a record date to be set in connection with the completion of the Merger. No Merger Consideration will be distributed to shares in Arcus held by Arcus itself or by Altia. On the date of this Merger Prospectus, the total number of the Merger Consideration Shares to be issued is expected to be approximately 31,409,930 shares and the total number of shares in the Combined Company would thus be 67,550,415.

The Merger Consideration Shares may be delivered in the form of directly held shares in the Combined Company in the book-entry securities system maintained by Euroclear Finland, depository receipts or depositary interests registered at the Norwegian Central Securities Depository or similar arrangements.

The Boards of Directors of Altia and Arcus have on 2 October 2020 proposed that the Extraordinary General Meetings of Altia and Arcus, convened to be held on 12 November 2020, would resolve upon the Merger as set forth in the Merger Plan. The completion of the Merger is subject to, inter alia, approval by the Extraordinary General Meetings of Altia and Arcus, obtaining of necessary regulatory approvals, including merger control approvals by the relevant competition authorities, fulfilment of other conditions to completion set forth in the Combination Agreement and the Merger Plan or waiver of such conditions. Furthermore, it is required for the completion of the Merger that the Combination Agreement has not been terminated in accordance with its provisions, and that the execution of the Merger is registered with the Finnish Trade Register. Information on the conditions for the completion of the Merger included in the Combination Agreement and the Merger Plan are presented below in the section “— Combination Agreement – Conditions to the Completion of the Merger” and in the Merger Plan, which is attached to this Merger Prospectus as Annex D. Arcus shall automatically dissolve on the Effective Date. However, the Board of Directors of Altia may at their sole discretion decide to maintain a branch office of the Combined Company in Norway following the dissolution of Arcus.

The planned Effective Date, meaning the planned date of registration of the execution of the Merger, is 1 April 2021 (effective registration time approximately at 00:01:01). The planned Effective Date is not binding and the actual Effective Date may be earlier or later than above date. The listing of and trading in the Merger Consideration Shares shall begin on the Effective Date or as soon as reasonably possible thereafter.

Recommendation and Fairness Opinions

The Board of Directors of Altia has concluded that the proposed transaction is in the best interests of Altia and its shareholders. The Board of Directors of Altia made its assessment after taking into account, amongst other factors, the fairness opinion of Nordea delivered to the Board of Directors of Altia on 29 September 2020 (the “Nordea Fairness Opinion”).

The Board of Directors of Arcus has concluded that the proposed transaction is in the best interests of Arcus and its shareholders. The Board of Directors of Arcus made its assessment after taking into account, amongst other factors, the fairness opinion of ABG Sundal Collier ASA delivered to the Board of Directors of Arcus on 29 September 2020 (the “ABG Fairness Opinion”).

Shareholder Support

Altia’s largest shareholder, the State Development Company Vake Oy, holding approximately 36.2 percent of the shares and votes in Altia, has stated their support for the transaction with an intention to attend Altia’s Extraordinary General Meeting and vote in favour of the Merger. Ilmarinen Mutual Pension Insurance Company, Varma Mutual Pension Insurance Company and Canica AS, holding in aggregate approximately 9.4 percent of the shares and votes in Altia, and Canica AS, Geveran Trading Co Ltd and Hoff SA, holding in aggregate approximately 59.0 percent of the shares and votes in Arcus, have irrevocably undertaken, subject to certain conditions, to attend the respective Extraordinary General Meetings of Altia and Arcus and to vote in favour of the Merger.

Financing

For information on the financing of the Combined Company, see “Information on the Combined Company – Financing”.

Proceeds of the Merger

There will be no proceeds accruing from the issuance of the Merger Consideration Shares to the Combined Company.

Combination Agreement

This summary is not an exhaustive presentation of the terms and conditions of the Combination Agreement. The summary aims to describe the terms and conditions of the Combination Agreement to the extent that such terms and conditions may materially affect a shareholder’s assessment of the terms and conditions of the Merger. Nothing in the Combination Agreement (or this summary thereof) confers any rights or obligations on any person other than Altia and Arcus.

General

On 29 September 2020, the Boards of Directors of Altia and Arcus concluded the Combination Agreement concerning the combination of their business operations and signed the Merger Plan, according to which Arcus shall be merged into Altia. The proposed Merger will be completed as a tax-neutral statutory cross-border absorption merger of Arcus into Altia in accordance with Chapter 16 of the Finnish Companies Act, Chapter 13 of the Norwegian Public Companies Act, Section 52 a of the Finnish Business Income Tax Act (360/1968, as amended), and Chapter 11 of the Norwegian Income Tax Act. As a consequence of the completion of the Merger, all assets and liabilities of Arcus are transferred without a liquidation procedure to Altia, and Arcus will dissolve and automatically cease to exist as an independent separate legal entity. More information on the conditions for the completion of the Merger is provided in the section “— Conditions to the Completion of the Merger”.

Representations and Warranties

The Combination Agreement contains certain customary representations and warranties as well as undertakings, such as each party conducting its business in the ordinary course before the completion of the Merger, keeping the other party informed of any and all matters that may be of material relevance for the purposes of effecting the completion of the Merger, preparing the necessary regulatory filings and notifications, including competition filings, preparing the Merger Prospectus, cooperating with the other party in relation to the financing of the Combined Company and organising employee representation in the Combined Company, and that Arcus conducts negotiations with the Arcus creditors potentially opposing the Merger and actions concerning settlement of Arcus employee incentives. In addition, Altia and Arcus each undertake not to solicit proposals competing with the transaction agreed in the Combination Agreement. For information about the organisation and governance structure of the Combined Company, see “Information about the Combined Company – Board of Directors and Management” and “Information on the Combined Company – Corporate Governance and Listing of the Shares.”

In addition, Altia and Arcus have given each other certain representations and warranties related to, inter alia, authority to enter into the Combination Agreement, due incorporation, status of the shares in the respective company, preparation of financial statements and interim reports, compliance with applicable licenses, laws and agreements, legal proceedings, ownership of intellectual property, employees and the due diligence materials provided to the other party.

Conditions to the Completion of the Merger

The completion of the Merger is conditional upon the satisfaction or, to the extent permitted by applicable law, waiver of each of the conditions set forth below:

•	the Merger, the Merger Plan, the proposed articles of association of the Combined Company, the issuance of the Merger Consideration Shares to the shareholders of Arcus, the resolution on an authorisation of the Board of Directors of Altia to resolve on the payment of an extra dividend, the resolution on the number, election and remuneration of the Board of Directors of the Combined Company (including the election of the Chairman and Vice Chairman of the Board of Directors) as well as an amendment and temporary deviation from the charter of Altia’s Shareholders’ Nomination Board having been duly approved by the Extraordinary General Meeting of Altia;

•	the Merger and the Merger Plan having been duly approved by the Extraordinary General Meeting of Arcus;

•	the Extraordinary General Meeting of Altia having approved the Pre-Completion Dividend (as defined below) to the shareholders of Altia and such distribution having been executed;

•	the necessary competition approvals having been obtained for the Merger;

•	the necessary regulatory approvals having been obtained from the Ministry of Economic Affairs and Employment of Finland arising as a result of the issuance of the Merger Consideration Shares (or corresponding depositary receipts or depositary interests representing such shares, as the case may be) to Canica AS, following which it will hold more than ten percent (10%) of shares in Altia;

•	Altia having obtained written confirmations from Nasdaq Helsinki that the Listing will take place promptly upon the completion of the Merger;

•	the financing required in connection with the Merger being available materially in accordance with the post-completion financing arrangement;

•	no event of default under any arrangement in respect of financial indebtedness of either Altia or Arcus having occurred and is continuing or is reasonably likely to occur as a result of the completion of the Merger, if such event of default would, in the opinion of the boards of directors of both Altia and Arcus acting in good faith, be reasonably expected to have a material adverse effect on the combined group;

•	no material adverse effect having occurred on or after the signing date of the Combination Agreement and neither party having, on or after said date, received information on a material adverse effect having occurred prior to the said date and previously undisclosed to it;

•	Altia and Arcus having in all material respects complied with their respective covenants and obligations included in the Combination Agreement, including having satisfied all their obligations to fulfil the statutory requirements for the Merger and the completion of the Merger under the Finnish Companies Act and the Norwegian Public Companies Act; and

•	the Combination Agreement remaining in force and not having been terminated.

Termination

The Combination Agreement may be terminated by mutual written consent duly authorised by the Boards of Directors of Altia and Arcus. Each of Altia and Arcus may further terminate the Combination Agreement, inter alia, if (i) the Merger has not been completed by 30 September 2021, unless such date has under certain circumstances been postponed by a maximum of three (3) months, (ii) it becomes evident (including, without limitation, due to a material adverse effect incapable of being cured occurring, appearing or being disclosed to the other party after the signing of the Combination Agreement or due to a party failing to fulfil any of its undertakings or obligations resulting in the failure of the completion) that the completion of the Merger cannot take place by the aforementioned date regardless of any possible course of action by Altia and Arcus, (iii) the Extraordinary General Meeting of Altia and/or the Extraordinary General Meeting of Arcus have failed to approve the Merger, (iv) if any governmental entity (including any competition authority) gives an order or takes any regulatory action that is non-appealable and conclusively prohibits the completion of the Merger, or (v) in case of a breach by the other party of any of the representations and warranties given under the Combination Agreement if such breach has resulted, or could reasonably be expected to result, in a material adverse effect, as described in the Combination Agreement.

Costs and Expenses

With the exception of certain jointly incurred costs, Altia and Arcus shall bear their own fees, costs and expenses incurred in connection with the merger.

Governing Law

The Combination Agreement is governed by Finnish law.

Merger Plan

This summary is not an exhaustive presentation of all the terms and conditions of the Merger Plan. The summary aims to describe the terms and conditions of the Merger Plan to the extent that such terms and conditions may materially affect a shareholder’s assessment of the terms and conditions of the Merger. Nothing in the Merger Plan (or this summary thereof) confers any rights or obligations on any person other than Altia and Arcus.

The Merger Plan is attached to this Merger Prospectus as Annex D. The Merger Plan with its appendices is available for inspection on Altia’s website at https://altiagroup.com/investors/merger, and on Arcus’ website at https://www.arcus.no/en/investor/arcus-altia-merger, as well as at Altia’s registered office located at Kaapeliaukio 1, FI-00180 Helsinki, Finland, and at Arcus’ registered office located at Destilleriveien 11, 1481 Hagan, Norway, on weekdays during normal business hours.

General

Pursuant to the Combination Agreement and the Merger Plan entered into by and between Altia and Arcus on 29 September 2020, the Boards of Directors of Altia and Arcus propose to the Extraordinary General Meetings of the respective companies that the Extraordinary General Meetings resolve on a merger of Arcus into Altia where all assets and liabilities of Arcus shall be transferred through a cross-border absorption merger without a liquidation procedure to Altia, as set forth in the Merger Plan. As Merger Consideration, the shareholders of Arcus shall receive new shares of Altia, in proportion to their existing shareholdings in Arcus, as discussed under “— Merger Consideration” below.

Amendments to Altia’s Articles of Association

The Merger Plan includes a proposal on amending the Articles of Association of Altia in connection with the registration of the execution of the Merger with the Finnish Trade Register. The amendments proposed in the Merger include the change of the company name into Anora Group Plc, a change to the Combined Company's field of business, a change to the term of office of the members of the Board of Directors conditionally elected at the Extraordinary General Meeting of Altia and related changes to items that shall be decided on at the Annual General Meeting of the Combined Company to be held in 2021.

Board of Directors of the Combined Company

According to the Articles of Association of the Combined Company proposed in the Merger Plan, the Combined Company shall have a Board of Directors consisting of a minimum of three (3) and a maximum of eight (8) members. The number of members of the Board of Directors of the Combined Company following the completion of the Merger shall be confirmed and the members of the Board of Directors shall be elected by the Extraordinary General Meeting of Altia resolving on the Merger. Both decisions shall be conditional upon the registration of the execution of the Merger with the Finnish Trade Register, i.e. the Effective Date. The term of such members of the Board of Directors shall commence on the Effective Date and shall expire at the end of the Annual General Meeting of the Combined Company in 2022. As part of its approval of the Merger, the Board of Directors of Altia proposes to the Extraordinary General Meeting of Altia a temporary amendment to the Articles of Association to enable the term of such members of the Board of Directors of the Combined Company to expire at the end of the Annual General Meeting of the Combined Company in 2022.

The Shareholders’ Nomination Board of Altia, after consultation with the Nomination Committee of Arcus, proposes to the Extraordinary General Meeting of Altia resolving on the Merger, that the Board of Directors of the Combined Company shall consist of eight (8) members elected by the shareholders and that Michael Holm Johansen, current member of the Board of Directors of Arcus, be conditionally elected as the Chairman of the Board of Directors of the Combined Company, that Sanna Suvanto-Harsaae, current member of the Board of Directors of Altia, be conditionally elected as the Vice Chairman of the Board of Directors of the Combined Company, that Jyrki Mäki-Kala and Torsten Steenholt, each a current member of the Board of Directors of Altia, be conditionally elected to continue to serve on the Board of Directors of the Combined Company, that Kirsten Ægidius, Ingeborg Flønes and Nils Selte, each a current member of the Board of Directors of Arcus, be conditionally elected as new members of the Board of Directors of the Combined Company, and that Sinikka Mustakari be conditionally elected as a new member of the Board of Directors of the Combined Company, all for the term commencing on the Effective Date and expiring at the end of the Annual General Meeting of the Combined Company in 2022.

In addition, Arcus and Altia will comply with the rules for arranging employee participation in connection with a cross-border absorption merger, which may include arrangements to have employee representatives on the Board of Directors of the Combined Company.

The Shareholders’ Nomination Board of Altia, after consultation with the Nomination Committee of Arcus, proposes to the Extraordinary General Meeting of Altia resolving on the Merger that the remuneration payable to the members conditionally elected as members of the Board of Directors of the Combined Company would be in line with the resolutions of the Annual General Meeting of Altia held on 4 June 2020. The annual remuneration of the members conditionally elected to the Board of Directors of the Combined Company shall be paid in proportion to the length of their term in office. The remuneration of the members of the Board of Directors potentially nominated by the employees as employee representatives shall be determined by the Board of Directors separately but will not in any event exceed the remuneration of the other members of the Board of Directors.

The term of the members of the Board of Directors of Altia not conditionally elected to continue to serve on the Board of Directors of the Combined Company for the term commencing on the Effective Date shall end on the Effective Date. The term of the members of the Board of Directors of Arcus shall end on the Effective Date.

The Shareholders’ Nomination Board of Altia, after consultation with the Nomination Committee of Arcus, may amend the above-mentioned proposal concerning the election of members of the Board of Directors of the Combined Company, in case one or more of the above-mentioned persons would not be available for election at the Extraordinary General Meeting of Altia resolving on the Merger.

The Board of Directors of Altia, after consultation with the Shareholders’ Nomination Board of Altia and the Nomination Committee of Arcus, may as necessary convene a General Meeting of Shareholders after the Extraordinary General Meeting of Altia resolving on the Merger to resolve to supplement or amend the composition of the Board of Directors of the Combined Company or their remuneration prior to the Effective Date, in case a conditionally elected member of the Board of Directors of the Combined Company dies, resigns or for any other reason has to be replaced by another person or their remuneration be amended for some other reason.

As part of its approval of the Merger, the Board of Directors of Altia proposes to the Extraordinary General Meeting of Shareholders a temporary deviation from the Charter of Altia's Shareholders' Nomination Board to the effect that, should the Effective Date be later than 1 June 2021, the members of the Shareholders' Nomination Board of the Combined Company will be determined based on the three (3) largest shareholders in the Combined Company on the tenth business day following the Effective Date.

Merger Consideration

General

The shareholders of Arcus shall receive as merger consideration 0.4618 Merger Consideration Shares for each share owned in Arcus per each individual book-entry account. The Merger Consideration Shares shall be issued to the shareholders of Arcus in proportion to their shareholding in Arcus at a record date to be set in connection with completion of the Merger.

No Merger Consideration Shares will be issued with respect to shares in Arcus held by Arcus itself or by Altia.

On the date of this Merger Prospectus, the number of issued and outstanding shares in Arcus is 68,023,255, which includes 6,948 treasury shares. Based on the situation on the date of this Merger Prospectus and the agreed Exchange Ratio, the total number of shares in Altia to be issued as Merger Consideration would therefore be 31,409,930 shares. There is only one share class in Altia, and the shares of Altia do not have a nominal value.

In case the number of shares received by a shareholder of Arcus per each individual book-entry account as Merger Consideration is a fractional number, the fractions shall be rounded down to the nearest whole share for the purpose of determining the number of Merger Consideration Shares to be received by the relevant shareholder. Fractional entitlements to new shares of the Combined Company shall be aggregated and sold in public trading on Nasdaq Helsinki or the Oslo Børs and the proceeds shall be distributed to shareholders of Arcus entitled to receive such fractional entitlements in proportion to holding of such fractional entitlements. Any costs related to the sale and distribution of fractional entitlements shall be borne by Altia.

With the exception of proceeds from the sale of possible fractional entitlements, no other cash consideration will be paid in connection with the Merger.

Exchange ratio

The Merger is based on an exchange ratio reflecting a relative value of Altia and Arcus of 53.5:46.5 (the “Exchange Ratio”), in addition to which an extra dividend in the maximum total amount of EUR 0.40 per share in Altia (corresponding to approximately EUR 14,456,194) will be paid to Altia’s shareholders before the Merger is completed (the extra dividend is in addition to the dividend of EUR 0.21 per share authorised by the Annual General Meeting of Altia held on 4 June 2020 (corresponding to approximately EUR 7,589,501.85) and payable before the end of 2020).

The Exchange Ratio has been determined based on the relative valuations of Arcus and Altia. The value determination has been made by applying generally used valuation methods and has been based on market-based valuations and profitability contributions of Altia and Arcus. See also above “— Recommendation and Fairness Opinions”.

Allocation of the Merger Consideration

The allocation of the Merger Consideration will be based on the shareholding in Arcus at a record date to be set in connection with completion of the Merger.

The final total number of shares in the Combined Company to be issued as Merger Consideration shall be determined on the basis of the number of shares in Arcus held by shareholders of Arcus, other than shares held by Arcus itself or Altia, at a record date to be set in connection with completion of the Merger. Such total number of shares to be issued as Merger Consideration shall be rounded down to the nearest full share.

The final number of shares to be issued as Merger Consideration may be affected by, among others, any change concerning the number of shares issued by and outstanding in Arcus or held by Arcus as treasury shares, e.g., Arcus transferring existing treasury shares in accordance with existing share-based incentive plans, prior to the Effective Date.

Distribution of the Merger Consideration and delivery of the Merger Consideration Shares

The Merger Consideration shall be distributed to the shareholders of Arcus on the Effective Date or as soon as reasonably possible thereafter.

As the primary alternative, Altia expects to deliver the Merger Consideration Shares through a depository interest arrangement in the VPS. As secondary alternatives the Merger Consideration Shares could be delivered as depository receipts registered in the VPS or as directly held shares in the Combined Company in the book-entry securities system maintained by Euroclear Finland. The secondary alternatives would only be considered in the unlikely event that the delivery of the Merger Consideration Shares as depository interests would not be possible e.g. due to technical issues in Euroclear or the VPS that cannot reasonably be resolved, or if no registrar agreement on the arrangement of delivering the Merger Consideration Shares as depository interests can reasonably be reached with a bank offering custodian and registrar service in Norway, or for any other reason.

Below is a brief overview of the depository interest arrangement as well as the other alternative ways of delivering the Merger Consideration Shares based on the information available to Altia as at the date of this Merger Prospectus.

Depository interest arrangement

As the primary alternative, the Merger Consideration Shares are expected to be delivered through a depository interest arrangement in VPS. The depository interest arrangement does not constitute a separate financial instrument but denotes a custodian and registrar arrangement whereby a bank (the “Custodian and Registrar Bank”) acts as the custodian and registrar of the Merger Consideration Shares on behalf of the beneficial owners of the shares. Altia currently expects the Custodian and Registrar Bank to be Nordea Bank Abp, filial i Norge (“Nordea Norway”). For the sake of clarity, the Merger Consideration Shares may be delivered through the depository interest arrangement regardless of whether the listing on the Oslo Børs occurs.

If the Merger Consideration Shares are delivered through a depository interest arrangement, the Arcus shareholders eligible to receive Merger Consideration Shares will after the execution of the Merger and delivery of the Merger Consideration Shares become beneficial owners (“Beneficial Owners”) of the Shares, which are ordinary shares of the Combined Company (ISIN code FI4000292438) that are governed by Finnish law. The relationship and obligations between the Custodian and Registrar Bank and the Beneficial Owners, as well as the Custodian and Registrar Bank’s obligations and responsibilities as registrar in the VPS, will be governed by the registrar agreement (expected to be governed by Norwegian law) and the Norwegian Securities Registration Act.

The Custodian and Registrar Bank will register the Beneficial Owners as owners of the Merger Consideration Shares in the VPS. No action is required from the Beneficial Owners to receive the Merger Consideration Shares. The Custodian and Registrar Bank will act as a custodian on behalf of the Beneficial Owners and hold on the Beneficial Owners’ behalf, in its book-entry account in Euroclear Finland, such number of Shares as corresponds to the number of Shares registered in the VPS through the depository interest arrangement.

The Beneficial Owners are for Finnish law purposes considered nominee registered shareholders. See “The Finnish Securities Market – Book-Entry Securities System – Custody of the shares and nominee registration”. The Beneficial Owners are in all material respects entitled to the same rights and obligations as any other nominee registered shareholders of the Shares (as described in the section “Shareholder Rights”). The Custodian and Registrar Bank will register the corporate events of the Combined Company in the VPS (such as payments of dividends, issuances of shares, etc.) based on instructions from the Combined Company. Shares held by Finnish citizens, and issued by Finnish issuers, can only be kept on a book-entry account in the Finnish central securities depositary system (i.e. Euroclear Finland). For this reason, national legislation does not allow having shares nominee-registered in situations where the shareholder is a Finnish citizen, a Finnish corporate entity, or a Finnish foundation. For Finnish shareholders of Arcus, this entails with respect to the delivery of Merger Consideration Shares that such shareholders will have to transfer their Merger Consideration Shares held through the depository interest arrangement from the VPS to Euroclear Finland.

A Beneficial Owner not wishing to hold his or her shares as depository interests registered in the VPS may convert their ownership from the VPS to Euroclear Finland. In that event, the Beneficial Owner will be able to hold their Shares directly on their Finnish book-entry account in Euroclear Finland, or by nominee registration through a custodian bank having a Finnish book-entry account. The Custodian and Registrar Bank may charge a fee for effecting the conversion from the VPS to Euroclear Finland. For Nordea Norway, such conversion fee is currently NOK 650 per conversion event. Nordea Norway will not currently charge any additional fees from the Beneficial Owner for holding the Combined Company’s shares in the VPS. Ordinary banking and service fees will apply in accordance with terms and conditions applicable to the Beneficial Owner’s customer relationship from time to time.

In the event the listing on the Oslo Børs occurs, the Shares will be tradeable in NOK on Oslo Børs through the depository interest arrangement. The trades will be settled in the VPS in accordance with the T+2 settlement period. The pool of the Shares tradeable on Oslo Børs will be the same number of Shares as is held in the Custodian and Registrar Bank’s account in Finland, which after the completion of the Merger is expected to correspond to the number of Merger Consideration Shares issued by Altia. The Shares will otherwise continue to be tradeable on Nasdaq Helsinki.

Before the listing on the Oslo Børs, the Shares registered in the VPS through the depository interest arrangement will only be tradeable through privately negotiated trades. However, they can be converted from the VPS to Euroclear Finland as outlined above, in which case they will be publicly tradeable on Nasdaq Helsinki. In the event the listing on the Oslo Børs for some unexpected reason does not occur, the Combined Company has for a period of three (3) months from completion of the Merger agreed to facilitate and cover the costs of any Beneficial Owner who wishes to switch to holding shares registered in Euroclear Finland Ltd., whether through a nominee structure or other structure generally suitable for the current shareholder base.

Other alternatives

Depository receipts. As a secondary alternative, which would be considered only if the depository interest model described above would not be available, the Merger Consideration Shares could be delivered as depository receipts registered in the VPS and issued by a bank. A depository receipt is a separate financial instrument that represents entitlements to the underlying shares (the Combined Company’s Shares) and has an independent ISIN code. In the event the Merger Consideration Shares are delivered as depository receipts, the Arcus shareholders eligible to receive the Merger Consideration Shares will own depository receipts representing the Merger Consideration Shares, whereas the bank issuing the depository receipts will own the Shares underlying the depository receipts. A depository receipt would be governed by the laws of Norway, whereas the Share underlying the depository receipt would be governed by the laws of Finland. Depository receipts as financial instruments should be technically capable of being listed on Oslo Børs.

Should the delivery of the Merger Consideration Shares through the depository interest arrangement in the VPS not be feasible, Nordea has agreed with Altia to evaluate alternative solutions through depository receipts or similar arrangements. More information on the delivery of the Merger Consideration Shares as depository receipts in VPS would be published through a supplement or update to this Merger Prospectus and as a stock exchange release well in advance of the Effective Date in the unlikely event that the primary alternative, i.e. delivery of the Merger Consideration Shares through the depository interest arrangement, would not be available.

Directly held shares. As a tertiary alternative, which would be considered only if the depository interest model described above would not be available, the Merger Consideration Shares could be delivered directly in Euroclear Finland (for the sake of clarity, delivery as directly-registered shares in the VPS is not envisaged to be technically possible). In this alternative, the Merger Consideration Shares would not be registered in the VPS. To receive the Merger Consideration Shares, the Arcus shareholder would need to have a Finnish book-entry account, or act through a custodian bank having a Finnish book-entry account. Altia does not currently expect it to be possible to list such Euroclear Finland registered Shares directly on Oslo Børs. More information on the delivery of the Merger Consideration Shares in Euroclear Finland would be published through a supplement to this Merger Prospectus and as a stock exchange release well in advance of the Effective Date in the unlikely event that the primary alternative, i.e. delivery of the Merger Consideration Shares through the depository interest arrangement, would not be available.

The Merger Consideration Shares shall carry full shareholder rights, including rights to dividends, as from the date of their registration with the Finnish Trade Register.

Listing of the Merger Consideration Shares and delisting of the shares of Arcus

Altia shall apply for the listing of the Merger Consideration Shares to be issued by Altia to public trading on Nasdaq Helsinki. The listing of and trading in the Merger Consideration Shares shall begin on the Effective Date or as soon as reasonably possible thereafter. Altia and Arcus will seek to ensure that primarily, the Combined Company’s Shares through a depository interest arrangement, or secondarily, the depository receipts or directly-held Shares in the Combined Company, as the case may be, will be subject to a secondary listing on the Oslo Børs in connection with the completion of the Merger or as soon as possible thereafter, for a transitional period of four (4) months from the first day of the secondary listing on the Oslo Børs, after which the Combined Company’s Shares through a depository interest arrangement or depository receipts or directly-held Shares in the Combined Company, as the case may be, shall be delisted from the Oslo Børs. The Board of Directors of the Combined Company is instructed to implement the delisting by separate application to the Oslo Børs. The trading in the shares of Arcus on Oslo Børs is expected to end at the end of the last trading day preceding the Effective Date and the shares in Arcus are expected to cease to be listed on Oslo Børs as of the Effective Date, at the latest.

Share Capital of the Combined Company

The share capital of the Combined Company shall be increased by EUR 1,019,621.64 in connection with the registration of the execution of the Merger.

Arrangements Outside of Ordinary Business Operations

In the Merger Plan, both Altia and Arcus agree to conduct their respective business operations in the ordinary course of business consistent with their past practice, unless specifically agreed otherwise.

The Board of Directors of Altia proposes to the Extraordinary General Meeting of Altia resolving on the Merger that the Board of Directors be authorised to resolve on the payment of an extra dividend, in one or several instalments, in the maximum amount of EUR 0.40 per share, in addition to the authorization by Altia’s Annual General Meeting held on 4 June 2020 to resolve on a payment of dividend in the maximum amount of EUR 0.21 per share prior to the end of 2020, to the shareholders of Altia prior to the Effective Date (in aggregate a maximum total amount of EUR 0.61 per share representing approximately EUR 22,045,695.85) (the “Pre-Completion Dividend”).

Additionally, the Board of Directors of Arcus proposes to the Extraordinary General Meeting of Arcus resolving on the Merger to carry out a change to Arcus’ corporate structure before completion of the Merger by creating a new holding company, Arcus Holding AS, for the operations of the Arcus Group. This reorganisation will be carried out by way of a demerger of Arcus whereby substantially all of the assets, rights and liabilities of Arcus will be transferred to a new company, Arcus NewCo AS, and a parallel tripartite merger of Arcus NewCo AS into Arcus Holding AS, resulting in substantially all of the current assets, rights and liabilities of Arcus being owned by Arcus Holding AS (the "Reorganisation"). In order to facilitate for the demerger in the Reorganisation, Arcus will propose to increase the nominal value of each of Arcus' shares from NOK 0.02 to NOK 5.00 by way of a bonus issue (the “Bonus Issue”). After completion of the Reorganisation and the Merger, Arcus Holding AS will be a wholly owned subsidiary of the Combined Company serving as a holding company for the former Arcus’ part of the operations of the combined group.

Other than in connection with the distribution of the Pre-Completion Dividend by Altia to its shareholders, the Reorganisation and Bonus Issue in Arcus, the existing option-based incentive plans of the key employees of Arcus, the annual share savings programme for employees of Arcus, and the share-based incentive programme of Altia, Altia and Arcus have agreed during the Merger process not to resolve on any matters (regardless of whether such matters are ordinary or extraordinary) which would affect the shareholders’ equity or number of outstanding shares in the relevant company, including but not limited to share issues or redemptions, acquisition or disposal of treasury shares, dividend distributions, changes in share capital, or any comparable actions, or take or commit to take any such actions, unless the parties specifically agree otherwise.

Conditions for the Merger

The completion of the Merger is conditional upon the satisfaction or, to the extent permitted by applicable law, waiver of each of the conditions set forth under “— Combination Agreement – Conditions to the Completion of the Merger” above.

Employees’ Participation in the Merger Process

At the date of this Merger Prospectus, Altia does not have any employee representatives in the Board of Directors, whereas Arcus has three (3) employee representatives in the Board of Directors based on a group scheme comprising Arcus' Norwegian subsidiaries and in accordance with applicable law, agreement and a decision by the previous Norwegian Industrial Democracy Board. Arcus and Altia will comply with the rules for arranging employee participation in connection with a statutory cross-border merger, which may include arrangements to have employee representatives on the Board of Directors of the Combined Company.

Since the Combined Company will be domiciled in Finland, it will be subject to the Finnish regulations on employee participation. The Finnish Act on Personnel Representation in the Company Administration (725/1990) and the Finnish Act on Employee Involvement in European Companies (SE) (758/2004) as referred to therein, which implement the directive 2005/56/EC of the European Parliament and of the Council of 26 October 2005, set out the rules for arranging employee participation in connection with a statutory cross-border merger. In accordance with the aforementioned acts, unless the parties make a joint decision of applying the so-called standard rules set forth by Section 9b of the Finnish Act on Personnel Representation in the Company Administration and the relevant Sections of the Finnish Act on Employee Involvement in European Companies (SE), the parties will enter into negotiations with the special negotiating body of the employees regarding the arrangement of employee participation within the Combined Company.

Other Issues

The Merger Plan is governed by the and construed in accordance with Norwegian and Finnish law, as applicable, without giving effect to any choice or conflict of law provision or rule (whether of Norway, Finland or any other jurisdiction) that would cause the application of the laws of any other jurisdiction other than Norway or Finland.

Extraordinary General Meeting of Altia Approving the Merger

General

The Board of Directors of Altia has, on 2 October 2020, proposed that the Extraordinary General Meeting of Altia convened to be held on 12 November 2020, approves the Merger Plan and resolves on the Merger in accordance with the Merger Plan.

Right to Participate

General

Each shareholder, who is registered on the record date of the Extraordinary General Meeting of Altia, on 2 November 2020, in the shareholders’ register of Altia maintained by Euroclear Finland, has the right to participate in the Extraordinary General Meeting. A shareholder whose shares are registered on his/her personal Finnish book-entry account is registered in Altia’s shareholders’ register.

A shareholder who is registered in Altia’s shareholders’ register and wants to participate in the Extraordinary General Meeting of Altia must register for the meeting by giving prior notice of attendance no later than on 9 November 2020 at 4.00 p.m. (Finnish time), by which time the registration needs to have been received by Altia. Such notice can be given:

•	on Altia website at www.altiagroup.com/investors;

•	by email to investor.relations@altiagroup.com;

•	by telephone to +358 20 770 6908 from Monday to Friday from 9:00 a.m. to 4:00 p.m. (Finnish time); or

•	by mail to Altia Plc, EGM, Kaapeliaukio 1, P.O Box 350, 00101 Helsinki, Finland.

In connection with the registration, a shareholder is required to notify his/her name, personal identification number, address, telephone number, the name of a possible assistant and the name and the personal identification number of a possible proxy representative. The personal data are used only in connection with the Extraordinary General Meeting of Altia and the processing of related registrations.

Holder of Nominee Registered Shares

A holder of nominee-registered shares has the right to participate in the Extraordinary General Meeting of Altia by virtue of such shares based on which he/she on the record date of the Extraordinary General Meeting of Altia, i.e. on 2 November 2020, would be entitled to be registered in the shareholders’ register of Altia maintained by Euroclear Finland. The right to participate in the Extraordinary General Meeting of Altia requires, in addition, that the shareholder has, on the basis of such shares, been temporarily registered in the shareholders’ register maintained by Euroclear Finland at the latest on 9 November 2020 at 10:00 a.m. (Finnish time). This constitutes due registration for the Extraordinary General Meeting of Altia with regard to nominee-registered shares. Changes in the shareholding after the record date do not affect the right to participate in the meeting or the number of voting rights held in the meeting.

A holder of nominee-registered shares is advised to request without delay the necessary instructions regarding the temporary registration in the shareholders’ register of Altia, the issuing of proxy documents and the registration for the Extraordinary General Meeting of Altia from his/her custodian bank. The account management organization of the custodian bank must temporarily register a holder of nominee-registered shares who wishes to participate in the Extraordinary General Meeting of Altia in the shareholders’ register of Altia at the latest by the deadline stated above and possibly vote in advance on behalf of the holder of nominee-registered shares. Additional information on advance voting is provided on Altia’s website at www.altiagroup.com/investors.

Proxy Representatives and Powers of Attorney

A shareholder may participate in the Extraordinary General Meeting of Altia and exercise his/her rights at the meeting by way of proxy representation. All shareholders are encouraged to vote in advance or exercise their voting rights in the Extraordinary General Meeting of Altia by using the proxy service provided by Altia. Additional information on advance voting and the proxy service provided by Altia is provided on Altia’s website at www.altiagroup.com/investors.

A proxy representative shall produce a dated proxy document or otherwise in a reliable manner demonstrate his/her right to represent the shareholder at the Extraordinary General Meeting of Altia. When a shareholder participates in the Extraordinary General Meeting of Altia by means of several proxy representatives, representing the shareholder with shares in different book-entry accounts, the shares by which each proxy representative represents the shareholder shall be identified in connection with the registration for the Extraordinary General Meeting of Altia.

Proxy documents should be delivered to Altia prior to the expiration of the registration period.

Voting Rights and the Majority Required for the Approval of the Merger

Each share in Altia entitles the holder to one vote at the Extraordinary General Meeting of Altia. The Merger and the Merger Plan must be approved by the shareholders of Altia representing at least two-thirds of the votes cast and shares represented at the Extraordinary General Meeting of Altia. The Merger Plan must be approved in the form proposed by the Board of Directors of Altia. If the Extraordinary General Meeting of Altia does not approve the Merger and the Merger Plan, the Merger would not be completed.

Altia’s largest shareholder, the State Development Company Vake Oy, holding approximately 36.2 percent of the shares and votes in Altia, has stated their support for the transaction with an intention to attend Altia’s Extraordinary General Meeting and vote in favour of the Merger. Additionally, shareholders holding in aggregate approximately 9.4 percent of the shares and votes in Altia have irrevocably undertaken to attend the Extraordinary General Meeting of Altia and to vote in favour of the Merger. See “— Shareholder Support” above.

Extraordinary General Meeting of Arcus Approving the Merger

General

The Board of Directors of Arcus has, on 2 October 2020, proposed that the Extraordinary General Meeting of Arcus convened to be held on 12 November 2020, approves the Merger Plan and resolves on the Merger in accordance with the Merger Plan.

Right to Participate

General

A shareholder who is registered in Arcus' shareholders’ register in VPS and wants to participate in the Extraordinary General Meeting of Arcus must register for the meeting by giving prior notice of attendance to Arcus no later than on 9 November 2020 at 16:00 hours (CET), by which time the registration needs to have been received by Arcus. A shareholder who is registered in Arcus' shareholders' register in VPS before or on 12 November 2020 will therefore have the right to participate in the Extraordinary General Meeting of Arcus, provided that the notice of attendance is received by Arcus no later than 9 November 2020 at 16:00 hours (CET). The notice of attendance is attached to the notice to the Extraordinary General Meeting of Arcus published on 2 October 2020.

The notice of attendance may be sent to Arcus as follows:

•	by mail to Nordea Bank Abp, branch in Norway, Essendrops gate 7, P.O. Box 1166 Sentrum, 0107 Oslo Norway;

•	by e-mail to Nordea Bank Abp, branch in Norway, to e-mail address nis@nordea.com;

•	by submitting an electronic attendance notice at the Arcus website at www.arcus.no/investor; or

•	by registration of attendance through VPS Investor Services.

In connection with the registration of attendance to the Extraordinary General Meeting of Arcus, a shareholder is required to notify his/her name and address, and the name of a possible proxy representative. Shareholders who are companies are also required to attach documentation in the form of certificate of registration, or a separate power of attorney. The information and contact details are used only in connection with the Extraordinary General Meeting of Arcus and the processing of related registrations.

Holder of Nominee Registered Shares

A beneficial holder of nominee-registered shares in Arcus who wants to vote for its shares on the Extraordinary General Meeting in Arcus must register its shares in a separate VPS account in its own name prior to the Extraordinary General Meeting, or prove that the transfer to such account has been reported to VPS prior to the Extraordinary General Meeting. A holder of nominee-registered shares is advised to request the necessary instructions regarding the registration of its shares in a separate VPS account from a relevant custodian bank that can establish and register a separate VPS account for the holder of nominee-registered shares.

Proxy Representatives and Powers of Attorney

A shareholder may participate in the Extraordinary General Meeting of Arcus and exercise his/her rights at the meeting by way of proxy representation. All shareholders are encouraged to vote in advance or exercise their voting rights in the Extraordinary General Meeting of Arcus by proxy representation. Additional information on advance voting and proxy representation is included in the notice to the Extraordinary General Meeting of Arcus published on 2 October 2020.

Shareholders who wishes to exercise their voting rights in the Extraordinary General Meeting of Arcus by proxy representation must submit the proxy form attached in the notice to the Extraordinary General Meeting to Arcus, or register a proxy form, through one of the alternative submission procedures set out above in relation to the notice of attendance. Proxy forms must be received by Arcus no later than on 9 November 2020 at 16:00 hours (CET).

Voting Rights and the Majority Required for the Approval of the Merger

Each share in Arcus entitles the holder to one vote at the Extraordinary General Meeting of Arcus. The Merger and the Merger Plan must be approved by the shareholders of Arcus representing at least two-thirds of the votes cast and shares represented at the Extraordinary General Meeting of Arcus. The Merger Plan must be approved in the form proposed by the Board of Directors of Arcus. If the Extraordinary General Meeting of Arcus does not approve the Merger and the Merger Plan, the Merger would not be completed.

Arcus' largest shareholders, Canica AS, Geveran Trading Co Ltd and Hoff SA, holding in aggregate approximately 59% of the shares and votes in Arcus, have irrevocably undertaken, subject to certain conditions, to attend the Extraordinary General Meeting of Arcus and to vote in favour of the Merger.

Fees and Costs Relating to the Merger

The total costs estimated to be incurred by Altia and Arcus in connection with the Merger primarily comprise financial, legal and advisory costs and amount to approximately EUR 21.8 million (excluding financing transaction costs). Certain members of management of Altia and Arcus are, in accordance with customary practice, entitled to remuneration, which shall be paid due to the Merger (a part of which is to be paid upon a successful completion of the Merger), amounting to approximately EUR 7.3 million in aggregate and which is included in the aforementioned total costs incurred in connection with the Merger.

The CEO of Altia is entitled to a transaction bonus in the maximum amount of 70% of his annual base salary and a retention bonus in the maximum amount of 70% of his annual base salary. The CEO of Arcus is entitled to a transaction bonus equivalent to 8.5 months of his fixed base salary, irrespective of a successful completion of the Merger, and an additional transaction bonus equivalent to 6 months of his fixed base salary upon a successful completion of the Merger. The latter amount will be gradually reduced in the event that the CEO should resign prior to completion of the Merger.

Listing of the Merger Consideration Shares

The listing of and trading in the Merger Consideration Shares on the official list of Nasdaq Helsinki shall begin on the Effective Date or as soon as reasonably possible thereafter. In addition, Altia and Arcus will seek to ensure that primarily, the Combined Company’s Shares through a depository interest arrangement, or secondarily, the depository receipts or directly-held Shares in the Combined Company, as the case may be, will be subject to a secondary listing on the Oslo Børs for a transitional period of four (4) months. For more information on the listing of the Merger Consideration Shares, see “– Listing of the Merger Consideration Shares and delisting of the shares of Arcus”.

Issuing and Paying Agent

Nordea is acting as issuing and paying agent and financial adviser in respect of the Merger, i.e., assisting Altia with certain administrative services concerning the issuance of the Merger Consideration Shares. In Finland the entity performing the activities of an issuing and paying agent is Nordea Bank Abp (the address of which is Satamanradankatu 5, FI-00020 Nordea, Finland) and in Norway Nordea Bank Abp, filial i Norge (the address of which is Essendrops gate 7, N-0368 Oslo, Norway). The fact that Nordea is acting as issuing and paying agent does not, in itself, mean that Nordea regards Arcus’ shareholders as customers of Nordea. For the purposes of the issuance of the Merger Consideration Shares, Arcus shareholder is regarded as a customer of Nordea only if Nordea has provided advice to the Arcus shareholder regarding the issuance of the Merger Consideration Shares or has otherwise contacted the Arcus shareholder individually regarding the issuance of the Merger Consideration Shares, or if the Arcus shareholder has an existing customer relationship with the bank. As a consequence of Nordea not regarding the Arcus shareholder as a customer in respect of the issuance of the Merger Consideration Shares, the investor protection rules set forth in the Finnish Investment Service Act (747/2012, as amended) will not apply to the issuance of the Merger Consideration Shares. This means, among other things, that neither customer categorisation nor a suitability assessment will take place with respect to the issuance of the Merger Consideration Shares. Accordingly, the Arcus shareholder is personally responsible for ensuring that he or she possesses sufficient experience and knowledge to understand the risks associated with the issuance of the Merger Consideration Shares.

Arcus shareholder in the issuance of the Merger Consideration Shares will provide personal data to Nordea. Personal data provided to Nordea will be processed in data systems to the extent required to provide services and administer matters in Nordea. Personal data obtained from a party other than the customer to whom the processing relates may also be processed. Personal data may also be processed in data systems at companies and organisations with which Nordea cooperate. Information regarding the processing of personal data is provided by Nordea’s branch offices, which also accept requests for correction of personal data. Information regarding addresses may be obtained by Nordea through automatic data runs at Euroclear Finland.

The issuance of the Merger Consideration Shares is not subject to an underwriting agreement on a firm commitment basis or otherwise by Nordea or any other party.

INFORMATION ON THE COMBINED COMPANY

The following discussion provides an overview of the Combined Company and is based on, among other things, the assumption that the Merger will be completed in the manner and the timeframe contemplated in this Merger Prospectus. However, there can be no assurance that the Merger will be completed in the manner or timeframe contemplated in this Merger Prospectus or at all, any of which could cause any of the statements below regarding the Combined Company to not materialise. See “Risk Factors – Risks Relating to the Merger – There is no certainty that the Merger will be completed, or the completion may be delayed” and “Risk Factors – Risks Relating to the Merger – The Merger may not necessarily be completed in the manner currently contemplated, which could have a material adverse effect on the estimated benefits of the Merger or the market price of the shares in Altia and/or Arcus.” See also “Certain Matters – Market, Economic, and Industry Data and Management Reports and Findings.”

The following discussion includes estimates relating to the cost and revenue synergy benefits expected to arise from the Merger and the combination of the business operations of Altia and Arcus as well as the related integration costs. Such estimates present the expected future impact of the Merger on the Combined Company’s business, financial condition and results of operations. Such estimates have been prepared by Altia and Arcus and are based on a number of assumptions and judgments. The assumptions relating to the estimated cost and revenue synergy benefits and the related integration costs are inherently uncertain and are subject to a wide variety of significant business, economic, and competitive risks and uncertainties that could cause the actual cost and revenue synergy benefits from the Merger, if any, and the related integration costs to differ materially from the estimates in this Merger Prospectus. For information on the assumptions used to estimate the cost and revenue synergy benefits expected to arise from the Merger and the combination of the business operations of Altia and Arcus as well as the related integration costs, see “— Assumptions Used When Estimating Synergies and Integration Costs” below.

Overview

The Combined Company will be named Anora Group Oyj (in Swedish Anora Group Abp, and in English Anora Group Plc). The Combined Company’s preliminary aggregated annual revenue in 2019 is EUR 640 million and it will employ approximately 1,100 professionals around the Nordics and Baltics. With corporate and management functions across the Nordics, the Combined Company will have its legal domicile in Helsinki, Finland and headquarters in Helsinki.

The Combined Company will offer a unique portfolio of iconic local, regional, and global brands and have a strong foothold in the Nordic markets making it an attractive partner with its superior pan-Nordic route-to-market. With a solid combined cash flow, the Combined Company is well positioned for stronger international expansion. The Combined Company will continue Altia’s and Arcus’ targeted work to improve sustainable production, and to develop a modern and responsible drinking culture.

The Rationale of the Combination

The merger will form a wine and spirits brand house with a leading presence across the Nordics with existing presence also in the Baltics. The Combined Company will have a unique portfolio of iconic local, regional and global wine and spirits brands. This, combined with deep consumer insights and strong innovation capabilities, will enable the Combined Company to achieve growth and meet changing consumer needs even better. The Combined Company will offer a one-stop shop for customers both in on- and off-trade. Further, its wide distribution presence in the complex Nordic markets and enhanced sales excellence, will make the Combined Company an even more attractive partner.

The Merger will allow the Combined Company to strive for growth and more powerful product launches both in and outside the Nordics. The Combined Company’s attractive brand portfolio has significant export potential. With a strong combined cash flow, the Combined Company will be a competitive Northern European player able to seek further growth also through targeted M&A. The Combined Company expects to prepare a more detailed strategy for the Combined Company following the completion of the Merger.

Synergies

The Merger provides a step-change in scale with expected efficiencies throughout the value chain. It will allow the Combined Company to improve its cost position and seek for additional efficiency gains long term. The Merger will also form more competitive Industrial and Logistics business units through increased internal volumes. The combination targets EBITDA net synergies of around EUR 8–10 million annually, to be achieved through cost synergies in sourcing, manufacturing, logistics and SG&A as well as revenue synergies from home markets and beyond. The companies expect that most of the synergies will be achieved within approximately two years from completion of the merger. The combination is also expected to create long-term positive effects that will continue to materialise even after this period.

The above statements regarding cost and revenue synergy benefits and related integration costs constitute forward-looking statements, which should not be unduly relied upon. Numerous factors may cause actual results of operations to differ materially from the results of operations implied in the forward-looking statements. For additional information, see “Certain Matters – Forward-Looking Statements.” For information on the assumptions used to estimate the cost and revenue synergy benefits expected to arise from the Merger and the combination of the business operations of Altia and Arcus and the related integration costs, see “— Assumptions Used When Estimating Synergies and Integration Costs” below. See also “Risk Factors – Risks Relating to the Merger – The Combined Company may not necessarily be able to realise some or any of the estimated benefits of the Merger in the manner or within the timeframe currently estimated, or at all, and the implementation costs may exceed estimates.”

Assumptions Used When Estimating Synergies and Integration Costs

The estimates relating to cost and revenue synergy benefits expected to arise from the Merger and the combination of the business operations of Altia and Arcus as well as the related integration costs have been prepared by Altia and Arcus and are based on a number of assumptions and judgments. Such estimates present the expected future impact of the Merger on the business, financial condition and results of operations of the Combined Company. The assumptions relating to the estimated cost and revenue synergy benefits and related integration costs are inherently uncertain as Altia’s and Arcus’ information regarding each other has been significantly limited due to, among other things, competition laws and regulations, and are subject to a wide variety of significant business, economic, and competitive risks and uncertainties that could cause the actual cost and revenue synergy benefits from the Merger, if any, and the related integration costs to differ materially from the estimates in this Merger Prospectus.

The assumptions include, among other things:

•	the completion of the Merger and the combination of Altia and Arcus in the manner and timeframe contemplated in this Merger Prospectus;

•	the successful implementation of an organisation for the Combined Company that sets out clear roles and responsibilities;

•	the streamlining of the Combined Company’s organisation in the planned manner and timeframe;

•	the integration of Altia’s and Arcus’ IT systems to be conducted in the manner presumed and scale estimated;

•	no material changes in the costs underlying the analysis of cost synergy benefits, which are based on historical performance data, during the integration; and

•	no material changes in global macroeconomic conditions.

Board of Directors and Management

According to the proposed Articles of Association of the Combined Company, the Combined Company shall have a Board of Directors consisting of a minimum of three (3) and a maximum of eight (8) members. The Shareholders’ Nomination Board of Altia, after consultation with the Nomination Committee of Arcus, proposes to the Extraordinary General Meeting of Altia resolving on the Merger that the Board of Directors of the Combined Company shall consist of eight (8) members elected by the shareholders and that Michael Holm Johansen, current member of the Board of Directors of Arcus, be conditionally elected as the Chairman of the Board of Directors of the Combined Company, that Sanna Suvanto-Harsaae, current member of the Board of Directors of Altia, be conditionally elected as the Vice Chairman of the Board of Directors of the Combined Company, that Jyrki Mäki-Kala and Torsten Steenholt, each a current member of the Board of Directors of Altia, be conditionally elected to continue to serve on the Board of Directors of the Combined Company, that Kirsten Ægidius, Ingeborg Flønes and Nils Selte, each a current member of the Board of Directors of Arcus, be conditionally elected as new members of the Board of Directors of the Combined Company, and that Sinikka Mustakari be conditionally elected as a new member of the Board of Directors of the Combined Company, all for the term commencing on the Effective Date and expiring at the end of the Annual General Meeting of the Combined Company in 2022. Seven (7) of the Board nominees are considered independent of the Combined Company and six (6) Board nominees are considered independent of the significant shareholders of the Combined Company. For a description of the proposed members of the Board of Directors of the Combined Company, see sections “Information on Altia – Altia’s Board of Directors, Management and Auditors – Board of Directors” and “Information on Arcus – Arcus’ Board of Directors, Management and Auditors – Board of Directors”. The proposed new Board member Sinikka Mustakari holds an office as Ministerial Adviser in the Government Ownership Steering Department of the Finnish Prime Minister’s Office and is therefore not independent of a significant shareholder of the Combined Company.

Upon completion of the Merger, the current CEO of Altia, Pekka Tennilä, will become the Combined Company’s CEO, and the current CFO of Arcus, Sigmund Toth, will become the CFO of the Combined Company. For a presentation of the CEO of the Combined Company, see “Information on Altia – Altia’s Board of Directors, Management and Auditors –

Executive Management Team” and for description of the CFO of the Combined Company, see “Information on Arcus – Arcus’ Board of Directors, Management and Auditors – Group Management Team”.

Corporate Governance and Listing of the Shares

The Combined Company will be domiciled, and its headquarters will be, in Helsinki, Finland and its reporting languages will be Finnish and English. The shares in the Combined Company will continue to be listed on Nasdaq Helsinki. The Combined Company will continue to follow those rules and regulations for corporate governance applicable to a company whose shares are listed on Nasdaq Helsinki.

In addition, Altia and Arcus will seek to ensure that the shares in the Combined Company will be subject to a secondary listing on the Oslo Børs for a transitional period of four (4) months. For more information on the listing of the Merger Consideration Shares, see “Merger of Altia and Arcus – Listing of the Merger Consideration Shares and delisting of the shares of Arcus”.

Shares and Ownership

As at the date of this Merger Prospectus, Altia has 36,140,485 shares outstanding (excluding treasury shares) and Arcus has 68,016,307 shares outstanding (excluding treasury shares). The Merger is based on an exchange ratio reflecting a relative value of Altia and Arcus of 53.5:46.5. Pursuant to the Merger Plan, Arcus’ shareholders will receive as Merger Consideration 0.4618 new shares in Altia for each share owned in Arcus. On the date of this Merger Prospectus, the total number of the Merger Consideration Shares to be issued is expected to be approximately 31,409,930 shares and the total number of shares in the Combined Company would thus be 67,550,415. Each share in the Combined Company entitles the holder to one vote at the general meetings of shareholders of the Combined Company. See also “Shareholder Rights”

The following table presents the largest shareholders of the Combined Company based on the shareholdings in Altia on 30 September 2020 and in Arcus on 28 September 2020, assuming that all of Altia’s and Arcus’ shareholders are shareholders also on the date of the completion of the Merger. With the exception of Canica AS’ shareholding in Altia, no nominee-registered shareholdings have been taken into account in the below table.

Shareholder	Number of Shares	Percent of shares and votes
Canica AS	15,137,926	22.4
The State Business Development Company Vake Oy1)	13,097,481	19.4
Geveran Trading Co Ltd	3,117,150	4.6
Hoff SA	1,522,554	2.3
Ilmarinen Mutual Pension Insurance Company	1,113,300	1.6
Sundt AS	1,108,070	1.6
Varma Mutual Pension Insurance Company	1,050,000	1.6
Verdipapirfondet Eika Spar	897,582	1.3
Folketrygdfondet	831,240	1.2
Danske Invest Norske Instit. II	819,414	1.2
Other shareholders including nominee-registered shareholders	28,855,698	42.7
Total Shares in the Combined Company	67,550,415	100.00
__________

1) The State Business Development Company Vake Oy is wholly-owned by the State of Finland.

Financing

Altia and Arcus have obtained certain waivers and consents for their existing financing arrangements in order for the existing financing arrangements to continue in force and survive the Merger and to be wholly or partially refinanced by the Combined Company after the Merger. Such financing arrangements include Altia Senior Facilities Agreement entered into with a syndicate of Nordea Bank Abp, OP Corporate Bank plc and Svenska Handelsbanken AB (publ), Branch Operation in Finland, and Arcus Senior Facilities Agreement on bilateral basis with Skandinaviska Enskilda Banken AB (publ). For further information on the existing senior facilities agreements, please refer to “Information on Altia – Business of Altia – Material Agreements – Altia Senior Facilities Agreement” and “Information on Arcus – Business of Arcus – Material Agreements – Arcus Senior Facilities Agreement”.

The waiver Arcus has obtained is conditional and its effectiveness subject to satisfaction on certain terms and conditions that must be met prior to the Effective Date. To ensure sufficient funding and liquidity reserves following the completion of the Merger, Altia has obtained a commitment from Nordea to establish a back-up facility for refinancing certain existing indebtedness of Arcus on pre-agreed terms. The back-up financing committed in connection with the combination consists of a EUR 73 million bridge term and EUR 77 million bridge revolving credit facilities (the “Bridge Facilities Agreement”), available from the Effective Date. The bridge facilities have a maturity date falling eighteen (18) months after the signing of the Bridge Facilities Agreement. Upon meeting the terms of such consents and waivers by Arcus before the Effective Date, the back-up financing would no longer be needed and the Bridge Facilities Agreement or the related commitment would therefore be cancelled.

In accordance with the terms of the financing commitment and the terms agreed therein, Altia and Nordea will enter into the Bridge Facility Agreement prior to the Effective Date upon a failure to meet the terms of the waiver by Arcus. If the Merger has not been completed by 31 December 2021, the bridge facilities will be cancelled. In accordance with the terms of the Bridge Facilities Agreement, the bridge facilities will be available to the Combined Company as of the Effective Date provided that certain customary conditions precedent have been fulfilled. The purpose of the bridge term facility is to refinance outstanding term loans under the Arcus Senior Facilities Agreement. The bridge revolving credit facility shall be used for general corporate purposes of the Group and to refinance the existing working capital facility under the Arcus Senior Facilities Agreement. The interest rate paid on the loans under the bridge facilities consist of a sum of fixed margin and the applicable reference rate depending on in which currency a loan has been utilised.

The Bridge Facilities Agreement will include usual terms concerning early repayment and cancellation. The Bridge Facilities Agreement will also include a requirement that the Combined Company must use all net proceeds received from issues on the capital markets (excluding commercial papers) for the early repayments towards loans borrowed under the Bridge Facilities Agreement. The Bridge Facilities Agreement will be substantially based on the Altia Senior Facilities Agreement and include a gearing ratio covenant, customary undertakings, representations, events of default and acceleration clauses with certain exceptions and conditions. The loans drawn under the Bridge Facilities Agreement will be unsecured.

Certain Other Financing Arrangements

As part of its working capital management, Altia also has entered into sales receivables financing arrangements through which the majority of its receivables from the state retail monopolies in Finland and Sweden are sold.

Altia’s non-current debt also includes a term loan from Varma Mutual Pension Insurance Company with a face value of EUR 15 million. The loan carries a maturity of 10 years and is repayable by Altia in semi-annual instalments of EUR 750,000 (each) until the final repayment date occurring in January 2027.

Altia’s current debt also includes short-term funding through the commercial paper market drawn to secure liquidity position during the Coronavirus pandemic. As at the date of this Merger Prospectus, the nominal value of the commercial papers issued amounted to EUR 30 million.

Arcus also has long-term leasing arrangements in place. As at 30 June 2020, non-current lease liabilities amounted in NOK 1,203 million.

Certain of Altia’s and Arcus’ financing agreements and other financing arrangements include customary clauses concerning mergers and change of control, which could be breached as a result of the Merger unless such financing agreements and arrangements are amended or appropriate waivers and consents from the relevant contracting parties are obtained. Altia and Arcus have initiated necessary processes to obtain the necessary consents and waivers from such contracting parties. Furthermore, certain existing financing arrangements are contemplated to be refinanced or terminated in connection with the Merger in case not all necessary waivers and consents are obtained.

For further information on the existing senior facilities agreements, please refer to “Information on Altia – Business of Altia – Material Agreements – Altia Senior Facilities Agreement” and “Information on Arcus – Business of Arcus – Material Agreements – Arcus Senior Facilities Agreement”.

ALTIA’S CAPITALISATION AND INDEBTEDNESS

The following table sets forth Altia’s capitalisation and indebtedness as at 30 June 2020 (i) on an actual basis as derived from Altia’s unaudited consolidated half-year financial report as at and for the six months ended on 30 June 2020 and (ii) on a pro forma basis, considering the effects of the Merger assuming that the Merger had been completed on 30 June 2020. This table should be read in conjunction with “Unaudited Pro Forma Financial Information”, “Information on the Combined Company – Financing” and Altia’s and Arcus’ audited consolidated financial statements and unaudited consolidated half-year financial reports as at and for the six months ended on 30 June 2020 incorporated by reference into this Merger Prospectus.

	As at 30 June 2020
	(unaudited)
In EUR million	Altia historical	Pro forma
Capitalisation
Current financial debt
Guaranteed / secured 1)	5.0	11.6
Unguaranteed / unsecured	50.0	50.0
Total	55.0	61.6

Non-current financial debt
Guaranteed / secured 1)	16.2	126.5
Unguaranteed / unsecured	59.9	131.4
Total	76.1	257.9
Equity attributable to owners of the parent
Share capital	60.5	61.5
Invested unrestricted equity fund	1.2	304.4
Fair value reserve	0.6	0.6
Legal reserve	0.1	0.1
Hedge reserve	-1.0	-1.0
Translation differences	-23.7	-23.7
Retained earnings	111.9	72.9
Equity attributable to owners of the parent	149.5	414.7
Non-controlling interests	-	0.4
Total equity	149.5	415.1
Total equity and borrowings	280.6	734.6

Net indebtedness
Liquidity (A)
Cash and cash equivalents	101.2	108.3
Liquidity total	101.2	108.3

Current financial debt (B)
Current financial debt	55.0	61.6
Total current financial indebtedness	55.0	61.6

Net current financial indebtedness (C=B-A)	-46.2	-46.7

Non-current financial debt (D)
Non-current financial debt	76.1	257.9

Total non-current financial indebtedness	76.1	257.9

Total financial indebtedness (C+D)	29.9	211.22)

__________________________________

1) Altia historical includes current lease liabilities of EUR 3.5 million and current loans from pension institutions of EUR 1.5 million and non-current lease liabilities of EUR 5.7 million and non-current loans from pension institutions of EUR 10.5 million. The pro forma figures include current lease liabilities of EUR 10.1 million and current loans from pension institutions of EUR 1.5 million and non-current lease liabilities of EUR 116.0 million and non-current loans from pension institutions of EUR 10.5 million.

2) The Pro Forma Information has been presented for illustrative purposes only. Therefore, the hypothetical financial position included in the Pro Forma Information may differ from the Combined Company’s actual financial position. The Pro Forma Information is not intended to be indicative of any anticipated financial position as of any future date. For more information on pro forma adjustments and basis of compilation, see “Unaudited Pro Forma Financial Information”.

For more information on contractual obligations and contingent liabilities, see Altia’s and Arcus’ audited consolidated financial statements and unaudited consolidated half-year financial reports as at and for the six months ended on 30 June 2020 incorporated by reference into this Merger Prospectus.

There has not been any material changes in Altia’s capitalisation and indebtedness between 30 June 2020 and the date of this Merger Prospectus.

Working Capital Statement

Altia believes that the working capital available to it is sufficient to cover its needs for at least 12 months following the date of this Merger Prospectus.

SELECTED CONSOLIDATED FINANCIAL INFORMATION

Selected Consolidated Financial Information of Altia

The following tables present selected consolidated financial information of Altia as at and for the six months period ended 30 June 2020, and 30 June 2019, and as at and for the financial year ended 31 December 2019. The selected consolidated financial information presented below has been derived from Altia’s unaudited consolidated half-year financial report as at and for the six months ended 30 June 2020 prepared in accordance with “IAS 34 – Interim Financial Reporting”, including the unaudited comparative financial information for the six months ended 30 June 2019, and Altia’s audited consolidated financial statements as at and for the year ended 31 December 2019, prepared in accordance with IFRS as adopted by the EU, all of which are incorporated by reference into this Merger Prospectus.

The selected consolidated financial information provided herein should be read together with “Certain matters – Presentation of Financial and Certain Other Information” and Altia’s audited consolidated financial statements as at and for the year ended 31 December 2019 and unaudited consolidated half-year financial report as at and for the six months ended on 30 June 2020 incorporated by reference into this Merger Prospectus.

Consolidated Income Statement

	For the six months ended 30 June		For the year ended 31 December
	2020	2019	2019
In EUR million, unless otherwise indicated	(unaudited)	(unaudited)	(audited)
Net sales	149.3	165.0	359.6
Other operating income	2.9	3.9	7.6
Materials and services	-84.1	-99.4	-213.1
Employee benefit expenses	-23.0	-23.1	-45.9
Other operating expenses	-27.1	-32.9	-65.0
Depreciation, amortisation and impairment	-8.8	-9.0	-17.9
Operating result	9.2	4.5	25.1
Finance income	0.2	2.5	3.5
Finance expenses	-1.2	-3.5	-5.7
Share of profit in associates and joint ventures and income from interests in joint operations	1.1	1.2	1.6
Result before taxes	9.3	4.7	24.6
Income tax expense	-1.9	-0.7	-6.2
Result for the period	7.5	4.0	18.4

Result for the period attributable to:
Owners of the parent	7.5	4.0	18.4
Earnings per share for the result attributable to owners
of the parent, EUR
Basic and diluted	0.21	0.11	0.51

Consolidated Statement of Comprehensive Income

	For the six months ended 30 June		For the year ended 31 December
	2020	2019	2019
In EUR million	(unaudited)	(unaudited)	(audited)
Result for the period	7.5	4.0	18.4

Other comprehensive income
Items that will not be reclassified to profit or loss
Remeasurements of post-employment benefit obligations	-	-	-0.2
Related income tax	-	-	0.0
Total	-	-	-0.2
Items that may be reclassified to profit or loss
Cash flow hedges	-0.0	-0.8	-1.3
Translation differences	-1.7	-2.1	-2.4
Income tax related to these items	0.0	0.2	0.3
Total	-1.7	-2.8	-3.5
Other comprehensive income for the period, net of tax	-1.7	-2.8	-3.6
Total comprehensive income for the period	5.8	1.2	14.8
Total comprehensive income attributable to:
Owners of the parent	5.8	1.2	14.8

Consolidated Balance Sheet

	As at 30 June		As at 31 December
	2020	2019	2019
In EUR million	(unaudited)	(unaudited)	(audited)

ASSETS
Non-current assets
Goodwill	80.0	79.8	80.1
Other intangible assets	22.5	27.1	25.2
Property, plant and equipment	59.1	62.5	60.9
Right-of-use assets	8.9	11.5	10.4
Investments in associates, joint ventures and interests in joint operations	8.9	8.2	8.8
Financial assets at fair value through other comprehensive income	1.4	1.4	1.4
Deferred tax assets	1.5	1.4	0.9
Total non-current assets	182.3	192.1	187.7

Current assets
Inventories	101.1	111.6	92.0
Contract assets	-	0.1	0.2
Trade and other receivables	41.5	51.9	54.4
Current tax assets	2.7	4.5	1.6
Cash and cash equivalents	101.2	27.7	64.2
Total current assets	246.6	195.7	212.4
TOTAL ASSETS	428.9	387.7	400.2

EQUITY AND LIABILITIES

Equity attributable to owners of the parent
Share capital	60.5	60.5	60.5
Invested unrestricted equity fund	1.2	1.2	1.2
Fair value reserve	0.6	0.6	0.6
Legal reserve	0.1	0.1	0.1
Hedge reserve	-1.0	-0.7	-1.0
Translation differences	-23.7	-21.7	-22.1
Retained earnings	111.9	97.5	111.9
Total equity	149.5	137.6	151.2

Non-current liabilities
Deferred tax liabilities	16.4	16.7	16.7
Borrowings	70.4	76.8	76.1
Lease liabilities	5.7	8.2	7.1
Employee benefit obligations	1.3	1.3	1.4
Total non-current liabilities	93.7	103.0	101.3

Current liabilities
Borrowings	51.5	20.5	6.5
Lease liabilities	3.5	3.4	3.4
Trade and other payables	127.9	122.4	134.7
Contract liabilities	-	0.2	0.5
Current tax liabilities	2.8	0.6	2.5
Total current liabilities	185.7	147.1	147.6
Total liabilities	279.4	250.1	249.0
TOTAL EQUITY AND LIABILITIES	428.9	387.7	400.2

Consolidated Statement of Cash Flows

	For the six months ended 30 June		For the year ended 31 December
	2020	2019	2019
In EUR million	(unaudited)	(unaudited)	(audited)

Cash flow from operating activities
Result before taxes	9.3	4.7	24.6
Adjustments
Depreciation, amortisation and impairment	8.8	9.0	17.9
Share of profit in associates and joint ventures and income from investments in joint operations	-1.1	-1.2	-1.6
Net gain on sale of non-current assets	-	-0.0	-0.0
Finance income and costs	1.0	1.1	2.2
Other adjustments	0.0	-0.4	-0.8
	8.7	8.3	17.7

Change in working capital
Change in inventories, increase (-) / decrease (+)	-9.4	-12.2	7.4
Change in contract assets, trade and other receivables, increase (-) / decrease (+)	11.8	8.8	5.3
Change in contract liabilities, trade and other payables, increase (+) / decrease (-)	-5.5	-8.7	3.8
Change in working capital	-3.0	-12.1	16.5

Interests paid	-0.8	-0.8	-1.6
Interests received	0.1	0.1	0.2
Other finance income and expenses paid	-0.4	-1.3	-1.7
Income taxes paid	-3.6	-2.9	-3.1
Financial items and taxes	-4.7	-4.9	-6.1

Net cash flow from operating activities	10.3	-4.0	52.6

Cash flow from investing activities
Payments for property, plant and equipment and intangible assets	-2.5	-3.2	-6.8
Proceeds from sale of property, plant and equipment and intangible assets	0.1	0.0	0.1
Investments in associated companies and joint ventures	-	-	-0.2
Interest received from investments in joint operations	0.9	0.9	0.9
Dividends received	0.2	-	-
Net cash flow from investing activities	-1.3	-2.2	-6.0

Cash flow from financing activities
Changes in commercial paper program	45.0	14.0	-
Repayment of borrowings	-5.7	-5.8	-6.5
Repayment of lease liabilities	-1.7	-1.9	-3.7
Dividends paid and other distributions of profits	-7.6	-13.7	-13.7
Net cash flow from financing activities	29.9	-7.4	-23.9

Change in cash and cash equivalents	38.9	-13.6	22.7

Cash and cash equivalents at the beginning of the period	64.2	42.0	42.0
Translation differences on cash and cash equivalents	-1.9	-0.8	-0.5
Change in cash and cash equivalents	38.9	-13.6	22.7
Cash and cash equivalents at the end of the period	101.2	27.7	64.2

Consolidated Segment Information

	For the six months ended 30 June		For the year ended 31 December
	2020	2019	2019
In EUR million	(unaudited)	(unaudited)	(audited)
In EUR million
Net sales, external
Finland & Exports	53.0	59.6	128.6
Scandinavia	50.1	50.7	120.7
Altia Industrial	46.1	54.7	110.2
Group net sales, external	149.3	165.0	359.6

Comparable EBITDA
Finland & Exports	8.3	8.2	20.6
Scandinavia	2.8	1.7	12.1
Altia Industrial	7.1	3.3	11.4
Other	0.6	0.5	0.7
Group comparable EBITDA	18.8	13.7	44.8
Total items affecting comparability	-0.7	-0.2	-1.7
Group EBITDA	18.0	13.5	43.1
Depreciation, amortisation and impairment	-8.8	-9.0	-17.9
Group operating result	9.2	4.5	25.1

Financial Key Figures

	As at and for the six months ended 30 June		As at and for the year ended 31 December
	2020	2019	2019
In EUR million, unless otherwise indicated	(unaudited)	(unaudited)	(unaudited, unless otherwise indicated)
Net sales	149.3	165.0	359.61)
Comparable EBITDA	18.8	13.7	44.81)
Comparable EBITDA margin, %	12.6	8.3	12.4
EBITDA	18.0	13.5	43.11)
EBITDA margin, %	12.1	8.2	12.0
Comparable operating result (EBIT)	9.9	4.7	26.8
Comparable operating margin, %	6.7	2.9	7.5
Operating result	9.2	4.5	25.11)
Result before taxes	9.3	4.7	24.61)
Result for the period	7.5	4.0	18.41)
Items affecting comparability	-0.7	-0.2	-1.71)
Cash and cash equivalents	101.2	27.7	64.21)
Total equity	149.5	137.6	151.21)
Borrowings	121.8	97.3	82.6
Invested capital	271.3	234.9	233.8
Return on equity (ROE), %	15.2	12.0	12.2
Return on invested capital (ROI), %	9.3	8.0	8.5
Net debt	29.9	81.3	28.9
Gearing, %	20.0	59.1	19.1
Equity ratio, %	34.9	35.5	37.8
Net cash flow from operating activities	10.3	-4.0	52.61)
Net debt / Comparable EBITDA	0.6	2.0	0.6
Earnings / share (Basic and diluted), EUR	0.21	0.11	0.511)
Equity / share, EUR	4.14	3.81	4.18
Number of outstanding shares at the end of the period (1,000 shares)	36,140,485	36,140,485	36,140,485
Average number of personnel	651	701	682
__________________________________ 1) Audited.

The Definitions and Reasons for the Use of Financial Key Indicators

Key figure	Definition	Reason for the use
EBITDA	Operating result before depreciation and amortisation	EBITDA is the indicator to measure the performance of the Group.
EBITDA margin, %	EBITDA / Net sales
Comparable operating result	Operating result excluding items affecting comparability

Comparable EBITDA, comparable EBITDA margin, comparable operating result and comparable operating margin are presented in addition to EBITDA and operating result to reflect the underlying business performance and to enhance comparability from period to period. Altia believes that these comparable performance measures provide meaningful supplemental information by excluding items outside normal business, which reduce comparability between the periods.

Comparable EBITDA is an internal measure to assess performance of Altia and key performance measure at segment level together with Net Sales.

Comparable EBITDA margin is also one of Altia’s financial targets. Comparable EBITDA is commonly used as a base for valuation purposes outside the Company and therefore important measure to report regularly.

Comparable operating margin, %	Comparable operating result / Net sales
Comparable EBITDA	EBITDA excluding items affecting comparability
Comparable EBITDA margin, %	Comparable EBITDA / Net sales
Items affecting comparability	Items affecting comparability comprise of material items outside normal business such as net gains or losses from business and assets disposals, costs for closure of business operations and restructurings, cost for major corporate projects such as direct transaction costs related to business acquisition and the contemplated merger, cost impact of inventory fair value adjustment arising from business acquisitions, costs related to other corporate development projects, and cost impact of voluntary pension plan change
Invested capital	Total equity + Borrowings	Base for ROI measure.
Return on equity (ROE), %	Result for the period (rolling 12 months) / Total equity (average of reporting period and comparison period)	This measure can be used to evaluate how efficiently Altia has been able to generate results in relation to the total equity of the Company.
Return on invested capital (ROI), %	(Result for the period + Interest expenses (rolling 12 months)) / (Total equity + Non-current and current borrowings) (average of reporting period and comparison period)	This measure is used to evaluate how efficiently Altia has been able to generate results in relation to the total investments made to the Company.
Borrowings	Non-current borrowings + Current borrowings	Net debt is an indicator to measure the total external debt financing of the Group.
Net debt	Non-current and current Borrowings + Non-current and current lease liabilities – cash and cash equivalents
Gearing, %	Net debt / Total equity	Gearing ratio helps to show financial risk level and it is a useful measure for management to monitor the level of Group’s indebtedness. Important measure for the loan portfolio.
Equity ratio, %	Total equity / Total assets – Advances received	Equity / assets ratio helps to show financial risk level and it is a useful measure for management to monitor the level of Group’s capital used in the operations.
Net debt / Comparable EBITDA	Net debt / Comparable EBITDA (rolling 12 months)	The level of Net debt / Comparable EBITDA is one of Altia’s financial targets and shows the financial risk of the Company.
Earnings / share (Basic and diluted)	Result for the period attributable to shareholders of the parent company / Share-issue adjusted number of shares during the period
Equity / share	Equity attributable to shareholders of the parent company / Share-issue adjusted number of shares at the end of period

Reconciliation of Alternative Performance Measures

	For the six months ended 30 June		For the year ended 31 December
	2020	2019	2019
In EUR million, unless otherwise indicated	(unaudited)	(unaudited)	(unaudited, unless otherwise indicated)
Items affecting comparability
Net gains or losses from business and assets disposals	-	-0.1	0.1
Costs for closure of business operations and restructurings	-0.3	-0.1	-0.2
Major corporate projects
Costs related to the closed voluntary pension scheme	-0.5	-	-1.6
Total items affecting comparability	-0.7	-0.2	-1.71)

Comparable EBITDA
Operating result	9.2	4.5	25.11)
Less:
Depreciation, amortisation and impairment	8.8	9.0	17.91)
Total items affecting comparability	0.7	0.2	1.71)
Comparable EBITDA	18.8	13.7	44.81)
% of net sales	12.6	8.3	12.4

Comparable EBIT
Operating result	9.2	4.5	25.11)
Less:
Total items affecting comparability	0.7	0.2	1.71)
Comparable EBIT	9.9	4.7	26.8
% of net sales	6.7	2.9	7.5
__________________________________ 1) Audited.

Significant Change in the Financial Position of Altia

In Altia’s view there has not been any significant change in the financial position or result of operations since 30 June 2020 and to the date of this Merger Prospectus.

Selected Consolidated Financial Information of Arcus

The following tables present selected consolidated financial information of Arcus as at and for the six months period ended 30 June 2020, and 30 June 2019, and as at and for the financial year ended 31 December 2019. The selected consolidated financial information presented below has been derived from Arcus’ unaudited consolidated half-year financial report as at and for the six months ended 30 June 2020 prepared in accordance with “IAS 34 – Interim Financial Reporting”, including the unaudited comparative financial information for the six months ended 30 June 2019, and Arcus’ audited consolidated financial statements as at and for the year ended 31 December 2019, prepared in accordance with IFRS as adopted by the EU, all of which are incorporated by reference into this Merger Prospectus.

The selected consolidated financial information provided herein should be read together with “Certain matters – Presentation of Financial Information” and Arcus’ audited consolidated financial statements as at and for the year ended 31 December 2019 and unaudited consolidated half-year financial report as at and for the six months ended on 30 June 2020 incorporated by reference into this Merger Prospectus.

Consolidated Income Statement

	For the six months ended 30 June		For the year ended 31 December
	2020	2019	2019
In NOK million, unless otherwise indicated	(unaudited)	(unaudited)	(audited)
Operating revenue and expenses
Sales revenue	1,354	1,228	2,710
Other operating revenue	24	23	52
Total operating revenue	1,378	1,250	2,763
Net gain on sale of fixed assets	0	0	0
Cost of sales	-800	-732	-1,601
Salaries and other personnel costs	-241	-221	-439
Depreciation and amortisation	-63	-53	-120
Other operating expenses	-149	-169	-329
Share of profit from associated companies and jointly controlled Entities	-2	0	4
Operating profit before other income and expenses	123	75	277
Other income and expenses	-18	-13	-20
Operating profit	105	62	258

Interest income	10	9	22
Other financial income	90[1]	14[1]	30
Interest costs	-47[1]	-54	-99
Other financial costs	-50[1]	-21[1]	-39
Net financial profit / loss	3	-52	-85

Profit before tax	108	11	172
Tax	-26	-3	-39
Result for the period	82	8	133

Result for the period attributable to:
Non-controlling interest	1	0[2]	1[2]
Owners of the parent	81	8[2]	132[2]

Earnings per share (NOK)
Earnings per share	1.19	0.11	1.94
Diluted earnings per share	1.12	0.11	1.85

__________________________________

1) Reclassified to align with the financial year 2019 presentation.

2) Unaudited and restated. In the unaudited consolidated half-year financial report as at and for the six months ended 30 June 2020, Arcus has made a change regarding the presentation of the non-controlling interests’ share of profit, so that the profit shown in the income statement relates only to the non-controlling interests’ where there are no put options associated. The comparative figures for the year ended 31 December 2019 were also changed.

Consolidated Statement of Comprehensive Income

	For the six months ended 30 June		For the year ended 31 December
	2020	2019	2019
In NOK million	(unaudited)	(unaudited)	(audited)
Profit for the year	82	8	133

Items that will not be reclassified against the statement of income
Estimate deviations, pensions	0	0	-2
Tax on items that will not be reclassified against the statement of income	0	0	0
Total	0	0	-2

Items that may be reclassified against the statement of income
Translation differences on translation of foreign subsidiaries	111	-24	-5
Tax on items that may be reclassified against the statement of income	0	0	0
Total	111	-24	-5

Total comprehensive income for the period	193	-16	127
Total comprehensive income attributable to:
Non-controlling interest	1	-0[1]	1[1]
Parent company shareholders	192	-15[1]	126[1]

__________________________________

1) Unaudited and restated. In the unaudited consolidated half-year financial report as at and for the six months ended 30 June 2020, Arcus has made a change regarding the presentation of the non-controlling interests’ share of profit, so that the profit shown in the income statement relates only to the non-controlling interests’ where there are no put options associated. The comparative figures for the year ended 31 December 2019 were also changed.

Consolidated Balance Sheet

	As at 30 June		As at 31 December
	2020	2019	2019
In NOK million	(unaudited)	(unaudited)	(audited)
ASSETS
Intangible assets
Goodwill	1,106	1,025	1,048
Brands	899	799	854
Software	19	24	21
Total intangible assets	2,024	1,849	1,923

Tangible assets
Tangible fixed assets	163	149	152
Rights of use	1,239	1,047	1,279
Total tangible fixed assets	1,402	1,196	1,431

Deferred tax assets	72	118	86
Total financial assets	69	60	65
Total fixed assets	3,567	3,222	3,506

Current assets
Inventories	583	496	487
Receivables
Accounts receivables and other receivables	1,187	1,174	1,393
Cash and cash equivalents	675	99	205
Total current assets	2,445	1,769	2,084

TOTAL ASSETS	6,011	4,991	5,590

EQUITY AND LIABILITIES
Paid-in-equity
Share capital	1	1	1
Share premium	771	771	771
Total paid-in-equity	772	772	772
Retained earnings
Other equity	969	749	890
Total equity	1,741	1,521	1,662

Provisions
Deferred tax liability	117	100	101
Pension obligations	19	21	24
Liabilities at fair value through profit or loss	60	68	69
Other provisions for liabilities	0	0	0
Total provisions	196	189	194

Other non-current liabilities
Debt to financial institutions	776	685	704
Lease obligations	1,203	1,017	1,151
Other non-current liabilities	1	0	0
Total other non-current liabilities	1,980	1,701	1,855

Total non-current liabilities	2,176	1,890	2,050

Current liabilities
Debt to financial institutions	0	180	0
Lease obligations	72	49	154
Trade payables	1,903	1,350	1,719
Tax payable	7	0	5
Dividend payable	113	0	0
Total current liabilities	2,094	1,580	1,878

Total liabilities	4,270	3,470	3,928

TOTAL EQUITY AND LIABILITIES	6,011	4,991	5,590

Consolidated Statement of Cash Flows

	For the six months ended 30 June		For the year ended 31 December
	2020	2019	2019
In NOK million	(unaudited)	(unaudited)	(audited)

Cash flow from operating activities
Profit before taxes	108	11	172
Depreciation and amortisation	63	53	120
Dividends received from associated companies and jointly controlled entities	1	0	0
Taxes paid	-22	-20	-35
Net interest in period	46	53	98
Other items without cash effects	12	-9	-6
Change in inventories	-96	-55	-46
Change in trade receivables	223	175	-39
Change in tax payables	184	-341	-27
Net cash flow from operating activities	519	-131	292

Cash flow from investment activities
Proceeds from sale of tangible and intangible fixed assets	0	0	0
Payments on acquisitions of tangible and intangible fixed assets	-20	-7	-20
Payments on acquisitions of Brands	0	0	0
Payments on acquisition of operations	0	0	-51
Other investments	-4	0	0
Net cash flow from investing activities	-24	-7	-71

Cash flows from financing activities
Payouts - co-investment program	0	-2	-2
New debt to financial institutions	-3	0	0
Repayment on interest-bearing debt	-35	-24	-66
Change other long term loans	0	1	1
Interest paid in period	-46	-53	-97
Paid dividend and Group contributions	-1	-116	-116
Other financing payments	0	-4	-3
Net cash flow from financing activities	-84	-198	-284

Effect of exchange rate fluctuations on cash and cash equivalents	60	-28	-15

Net change in cash and cash equivalents	470	-365	-78
Holdings of cash and cash equivalents as of beginning of period	205	283	283
Cash and cash equivalents at the end of the period	675	-82	205

Consolidated Segment Information

	For the six months ended 30 June		For the year ended 31 December
	2020	2019	2019
In NOK million	(unaudited)	(unaudited)	(unaudited, unless otherwise indicated)
In NOK million
Total operating revenues, external
Wine	870	769	1,594
Spirits	332	323	822
Logistics	156	139	303
Other and eliminations	20	20	44
Group total operating revenues, external	1,378	1,250	2,763

Adjusted EBITDA
Wine	99	64	161
Spirits	48	30	147
Logistics	3	-1	13
Unallocated and adjustments, incl. IFRS16 effects	18	23	56
Group EBITDA	168	116	377
Total adjustments	18	13	20
Group adjusted EBITDA	186	129	397
Depreciation and amortisation	63	53	120
Group adjusted operating result	123	75	258
__________________________________ 1) Audited.

Financial Key Figures

	As at and for the six months ended 30 June		As at and for the year ended 31 December
	2020	2019	2019
In NOK million, unless otherwise indicated	(unaudited)	(unaudited)	(unaudited, unless otherwise indicated)
Total operating revenue1)	1,378	1,250	2,763
Adjusted EBITDA	186	129	397
Adjusted EBITDA margin, %	13.5%	10.3%	14.4%
EBITDA	168	116	377
EBITDA margin, %	12.2%	9.3%	13.7%
Adjusted operating result (EBIT)	123	75	277
Adjusted operating margin, %	8.9%	6.0%	10.0%
Operating result1)	105	63	258
Result before taxes1)	108	11	173
Result for the period1)	82	8	133
Items affecting comparability	18	13	20
Cash and cash equivalents1)	675	99	205
Total equity1)	1,741	1,521	1,662
Net debt	1,381	1,836	1,807
Equity ratio, %	29.0%	30.5%	29.7%
Net cash flow from operating activities1)	519	-131	292
Earnings / share (Basic and diluted), NOK1)	1.19 (1.12)	0.11 (0.11)	1.94 (1.85)
Number of outstanding shares at the end of the period (1,000 shares)	68,023	68,023	68,023
__________________________________ 1) Audited.

The Definitions and Reasons for the Use of Financial Key Indicators

Key figure	Definition	Reason for the use
Operating margin, %	Operating result / Total operating revenue	Operating result shows result generated by the operating activities.
EBITDA	Operating result before depreciation and amortisation	EBITDA is the indicator to measure the performance of Arcus.
EBITDA margin, %	EBITDA / Total operating revenue
Adjusted operating result	Operating result excluding non-recurring items and restructuring costs

Adjusted EBITDA, adjusted EBITDA margin, adjusted operating result and adjusted operating margin are presented in addition to EBITDA and operating result to reflect the underlying business performance and to enhance comparability from period to period. Arcus believes that these comparable performance measures provide meaningful supplemental information by excluding items outside normal business, which reduce comparability between the periods.

Adjusted EBITDA is an internal measure to assess performance of Arcus and key performance measure at segment level together with Total operating Revenue.

Adjusted EBITDA margin is also one of Arcus’ financial targets. Adjusted EBITDA is commonly used as a base for valuation purposes outside Arcus and therefore important measure to report regularly.

Adjusted operating margin, %	Adjusted operating result / Total operating revenue
Adjusted EBITDA	EBITDA excluding non-recurring items and restructuring costs
Adjusted EBITDA margin, %	Adjusted EBITDA / Total operating revenue
Items affecting comparability

Material items outside normal business, including as net gains or losses from business and assets disposals, impairment losses, cost for closure of business operations and restructurings as well as Arcus’ major corporate projects including direct transaction costs related to business acquisitions, voluntary pension plan change and Arcus’ costs related to other corporate development.

Net debt	Non-current and current borrowings + Non-current and current lease liabilities – cash and cash equivalents	Net debt is an indicator to measure the total external debt financing of Arcus
Equity ratio, %	Total equity / Total assets	Equity / assets ratio helps to show financial risk level and it is a useful measure for management to monitor the level of Arcus’ capital used in the operations.
Earnings / share (Basic and diluted)	Result for the period attributable to shareholders of the parent company / Share-issue adjusted number of shares during the period

Reconciliation of Alternative Performance Measures

	For the six months ended 30 June		For the year ended 31 December
	2020	2019	2019
In NOK million, unless otherwise indicated	(unaudited)	(unaudited)	(unaudited, unless otherwise indicated)
Adjustments
Personnel policy and other organisational measures	4	9	9
Other transaction costs	14	5	10
Other non-recurring items			1
Total adjustments	18	13	20

Adjusted EBITDA
Operating result1)	105	62	258
Less:
Depreciation, amortisation and impairment1)	63	53	120
Total adjustments	18	13	20
Adjusted EBITDA	186	129	397
% of total operating revenue	13.5%	10.3%	14.4%

Adjusted EBIT
Operating result1)	105	62	258
Less:
Total adjustments	18	13	20
Adjusted EBIT	123	75	277
% of total operating revenue	8.9%	6.0%	10.0%
__________________________________ 1) Audited.

Significant Change in the Financial Position of Arcus

In Arcus’ view there has not been any significant change in the financial position or result of operations since 30 June 2020 and to the date of this Merger Prospectus.

UNAUDITED PRO FORMA FINANCIAL INFORMATION

Basis of Compilation

General

The following pro forma combined financial information (the “Pro Forma Information”) is presented for illustrative purposes only to give effect to the Merger of Altia and Arcus to Altia’s financial information as if the Merger had been undertaken at an earlier date. The Pro Forma Information is unaudited.

The pro forma income statements for the six months ended 30 June 2020 and for the year ended 31 December 2019 give effect to the Merger as if it had occurred on 1 January 2019. The pro forma balance sheet as at 30 June 2020 gives effect to the Merger as if it had occurred on that date.

The Pro Forma Information has been compiled in accordance with the Annex 20 to the Commission Delegated Regulation (EU) 2019/980 and on a basis consistent with the accounting principles applied by Altia in its consolidated financial statements prepared in accordance with IFRS. The Pro Forma Information has not been compiled in accordance with Article 11 of Regulation S-X under the U.S. Securities Act or the guidelines established by the American Institute of Certified Public Accountants.

The Pro Forma Information has been presented for illustrative purposes only. Therefore, the hypothetical financial position and results of operations included in the Pro Forma Information are not necessarily indicative of what the Combined Company’s financial position or financial performance actually would have been had the Merger been completed as of the dates indicated and does not purport to project the operating results or financial position of the Combined Company as of any future date.

The Pro Forma Information reflects adjustments to historical financial information to give pro forma effect to events that are directly attributable to the Merger and which are factually supportable. The pro forma adjustments include certain assumptions related to the fair value of purchase consideration, the purchase price allocation, accounting policy alignments and other adjustments described in the accompanying notes to the Pro Forma Information and which are considered to be reasonable under the circumstances. Considering the ongoing regulatory approval processes which restricts Altia’s access to detailed data of Arcus, the pro forma adjustments presented are preliminary and based on information available at this time, thus subject to change among others due to the following:

•	Final fair value of the purchase consideration will be determined based on the share price as at the Effective Date;

•	Final purchase price allocation will be based on the fair values of Arcus’ assets acquired and liabilities assumed on the Effective Date; and

•	Detailed review of Arcus’ accounting policies and financial statements presentation differences can only be done after the Effective Date.

There can be no assurance that the assumptions used in the preparation of the Pro Forma Information will prove to be correct and the final impact of the Merger to the financial information of Altia may materially differ from the pro forma adjustments reflected in the Pro Forma Information. Further, the accounting policies to be applied by the Combined Company in the future may differ from the accounting policies applied in the Pro Forma Information.

The Pro Forma Information does not reflect any cost savings, synergy benefits or future integration costs that are expected to be generated or may be incurred as a result of the Merger.

Combination of Altia and Arcus through the Merger

The Boards of Directors of Altia and Arcus have, on 29 September 2020, signed a combination agreement (the “Combination Agreement”) concerning the combination of their business operations and a merger plan (the “Merger Plan”), according to which Arcus shall be merged into Altia through a statutory cross-border merger in such a manner that all assets and liabilities of Arcus shall be transferred without a liquidation procedure to Altia. The Boards of Directors of Altia and Arcus have on 2 October 2020 proposed that the Extraordinary General Meetings of Altia and Arcus, convened to be held on 12 November 2020, would resolve upon the Merger as set forth in the Merger Plan. The completion of the Merger is subject to, inter alia, approval by the Extraordinary General Meetings of Altia and Arcus, obtaining of necessary merger control approvals by the relevant competition authorities, fulfilment of other conditions to completion set forth in the Combination Agreement and the Merger Plan or waiver of such conditions. For further information on the conditions for the completion of the Merger included in the Combination Agreement and the Merger Plan, see section “Merger of Altia and Arcus – Combination Agreement – Conditions to the Completion of the Merger” and the Merger

Plan, which is attached to this Merger Prospectus as Annex D. The completion of the Merger is expected to be registered in the Finnish Trade Register on or about 1 April 2021.

The shareholders of Arcus shall receive as Merger Consideration 0.4618 Merger Consideration Shares for each share owned by them in Arcus. On the date of this Merger Prospectus, the total number of the Merger Consideration Shares to be issued is expected to be approximately 31,409,930 shares. This corresponds to an ownership in the Combined Company post-completion of 53.5 percent for Altia shareholders and 46.5 percent for Arcus shareholders. The Board of Directors of Altia will propose to its Extraordinary General Meeting resolving on the merger that the Board of Directors be authorised to resolve on the payment of an extra dividend in the maximum total amount of EUR 0.40 per share to Altia’s shareholders before the completion of the Merger. The extra dividend will be in addition to the dividend in the maximum total amount of EUR 0.21 per share authorised by the Annual General Meeting of Altia held on 4 June 2020 and payable to Altia’s shareholders by the end of 2020. The maximum total amount of the dividend to be distributed is EUR 0.61 per share (being in total approximately EUR 22.0 million).

Altia and Arcus have obtained certain waivers and consents for their existing financing arrangements in order for the existing financing arrangements to continue in force and survive the Merger. In the Pro Forma Information it has assumed that the existing financing of Altia and Arcus continue in accordance with the existing arrangements, and the costs of obtaining waivers and consents have been recorded as expenses.

Prior to the Merger, Arcus is to carry out a Reorganisation to which Arcus will request the Ministry of Finance of the Kingdom of Norway to grant a Tax Relief. See “Merger of Altia and Arcus – Merger Plan - Arrangements Outside of Ordinary Business Operations” for further information on the Reorganisation. For the pro forma purposes it has been assumed that Reorganisation will take place as planned.

The Merger will be accounted for as a business combination at consolidation using the acquisition method of accounting under the provisions of IFRS 3, Business Combinations, with Altia determined as the acquirer of Arcus. The acquisition method of accounting applies the fair value concepts defined in IFRS 13, Fair Value Measurement, and requires, among other things, that the identifiable assets acquired and liabilities assumed in a business combination are recognised at their fair values as of the acquisition date, with any excess of the purchase consideration over the fair value of identifiable net assets acquired recognised as goodwill. The preliminary purchase price allocation presented herein has been made solely for the purpose of preparing this Pro Forma Information.

Historical Financial Information

The Pro Forma Information has been derived from the following financial information, which are incorporated by reference into this Merger Prospectus:

•	Altia’s audited consolidated financial statements for the year ended 31 December 2019;

•	Altia’s unaudited consolidated half-year financial report as at and for the six months ended 30 June 2020;

•	Arcus’ audited consolidated financial statements for the year ended 31 December 2019;

•	Arcus’ unaudited consolidated half-year financial report as at and for the six months ended 30 June 2020

Other Considerations

All amounts in the Pro Forma Information are presented in millions of euros unless otherwise indicated. The figures have been rounded, and therefore the sum of individual figures in a column or row may not conform exactly to the total amount presented for that column or row.

Arcus’ historical financial information and certain other pro forma adjustments presented in Norwegian kroner have been translated into euros using the average NOK to EUR foreign exchange rate of 9.8444 for the year ended 31 December 2019, the average exchange rate of 10.8287 for the six months ended 30 June 2020, and the exchange rate of 10.9120 for the balance sheet as at 30 June 2020. Thus, the euro amounts adjusted in the pro forma balance sheet may differ from the corresponding adjustments in the pro forma income statements.

Independent auditor’s assurance report on the compilation of the Pro Forma Information is attached to this Merger Prospectus as Annex C.

Unaudited Pro Forma Income Statement for the Six Months Ended 30 June 2020

	For the six months ended 30 June 2020
In EUR million, unless otherwise indicated	Altia historical	Arcus reclassified	Merger	Combined Company pro forma
		(Note 1)	(Note 2)

Net sales	149.3	127.2	-	276.5
Other operating income	2.9	0.1	-	3.0
Materials and services	-84.1	-73.9	-	-158.0
Employee benefit expenses	-23.0	-21.2	-	-44.2
Other operating expenses	-27.1	-16.5	1.1	-42.6
Depreciation, amortisation and impairment	-8.8	-5.8	-1.5	-16.2
Operating result	9.2	9.9	-0.5	18.6
Finance income	0.2	9.3	-	9.5
Finance expenses	-1.2	-9.0	-	-10.2
Share of profit in associates and joint ventures and income from interests in joint operations	1.1	-0.2	-	0.9
Result before taxes	9.3	10.0	-0.5	18.8
Income tax expense	-1.9	-2.4	0.3	-3.9
Result for the period	7.5	7.6	-0.1	14.9

Result for the period attributable to:
Owners of the parent	7.5	7.5	-0.1	14.8
Non-controlling interests	-	0.1	-	0.1

Earnings per share for the result attributable to owners of the parent, EUR
Basic	0.21			0.22

Unaudited Pro Forma Income Statement for the Year Ended 31 December 2019

	For the year ended 31 December 2019
In EUR million, unless otherwise indicated	Altia historical (audited)	Arcus reclassified	Merger	Combined Company pro forma
		(Note 1)	(Note 2)

Net sales	359.6	280.4	-	640.0
Other operating income	7.6	0.2	-	7.8
Materials and services	-213.1	-162.6	-4.6	-380.3
Employee benefit expenses	-45.9	-43.1	-7.3	-96.2
Other operating expenses	-65.0	-37.0	-13.5	-115.5
Depreciation, amortisation and impairment	-17.9	-12.1	-3.7	-33.8
Operating result	25.1	25.8	-29.1	21.8
Finance income	3.5	5.3	-	8.9
Finance expenses	-5.7	-14.0	-0.9	-20.6
Share of profit in associates and joint ventures and income from interests in joint operations	1.6	0.4	-	2.0
Result before taxes	24.6	17.5	-30.0	12.1
Income tax expense	-6.2	-4.0	5.2	-4.9
Result for the period	18.4	13.5	-24.7	7.2

Result for the period attributable to:
Owners of the parent	18.4	13.4	-24.7	7.1
Non-controlling interests	-	0.1	-	0.1

Earnings per share for the result attributable to owners of the parent, EUR
Basic	0.51			0.10

Refer to the accompanying notes to the Pro Forma Information

Unaudited Pro Forma Balance Sheet as at 30 June 2020

	As at 30 June 2020
In EUR million	Altia historical	Arcus reclassified	Merger	Combined Company pro forma
		(Note 1)	(Note 2)
ASSETS
Non-current assets
Goodwill	80.0	101.4	139.0	320.3
Other intangible assets	22.5	84.1	5.9	112.5
Property, plant and equipment	59.1	14.9	-	74.0
Right-of-use assets	8.9	113.6	-	122.4
Investments in associates, joint ventures and interests in joint operations	8.9	6.3	-	15.2
Financial assets at fair value through other comprehensive income	1.4	0.0	-	1.5
Deferred tax assets	1.5	6.6	-1.9	6.2
Other non-current receivables	-	0.0	-	0.0
Total non-current assets	182.3	326.9	142.9	652.1

Current assets
Inventories	101.1	53.4	4.1	158.7
Trade and other receivables	41.5	105.6	-	147.2
Current tax assets	2.7	3.1	3.5	9.3
Cash and cash equivalents	101.2	61.9	-54.8	108.3
Total current assets	246.6	224.0	-47.1	423.5
TOTAL ASSETS	428.9	550.9	95.8	1,075.6

EQUITY AND LIABILITIES
Equity
Equity attributable to owners of the parent	149.5	159.2	106.0	414.7
Non-controlling interests	-	0.4	-	0.4
Total equity	149.5	159.6	106.0	415.1

Non-current liabilities
Deferred tax liabilities	16.4	10.7	-	27.1
Borrowings	70.4	71.1	0.4	141.9
Lease liabilities	5.7	110.3	-	116.0
Employee benefit obligations	1.3	1.7	-	3.0
Liabilities at fair value through profit or loss	-	5.5	-	5.5
Other non-current liabilities	-	0.1	-	0.1
Total non-current liabilities	93.7	199.4	0.4	293.5

Current liabilities
Borrowings	51.5	-	-	51.5
Lease liabilities	3.5	6.6	-	10.1
Trade and other payables	127.9	184.7	-10.6	301.9
Current tax liabilities	2.8	0.6	-	3.4
Total current liabilities	185.7	191.9	-10.6	367.0
Total liabilities	279.4	391.3	-10.2	660.5
TOTAL EQUITY AND LIABILITIES	428.9	550.9	95.8	1,075.6

Refer to the accompanying notes to the Pro Forma Information

Notes to the Pro Forma Information

The following unaudited pro forma adjustments will have a continuing impact on the Combined Company’s results or financial position, unless otherwise indicated.

Note 1 – Arcus Reclassified

Altia has performed a preliminary review on Arcus’ accounting policies and financial statements presentation, primarily based on publicly available information, in order to determine whether any adjustments are necessary to ensure comparability in the Pro Forma Information. Based on the information available at this time, Altia is not aware of any accounting policy differences that could have a material impact on the Pro Forma Information. However, certain reclassifications have been made to align Arcus’ historical financial information with Altia’s financial statements presentation. Upon the completion of the Merger, the Combined Company will conduct a detailed review of accounting policies and financial statements presentation. As a result of that review, the Combined Company may identify additional accounting policy or presentation differences between the two companies than presented herein. Further, the accounting policies to be applied by the Combined Company in the future may differ from the accounting policies applied in the Pro Forma Information.

The following tables set forth the reclassifications of Arcus’ historical income statement information for the six months ended 30 June 2020 and for the year ended 31 December 2019 and balance sheet information as at 30 June 2020 that have been made to align Arcus’ historical financial information with Altia’s presentation and the translation of Arcus’ historical financial information presented in Norwegian kroner into euros.

Pro forma adjustments for Arcus reclassified in the pro forma income statements

	For the six months ended 30 June 2020				For the year ended 31 December 2019
	Arcus historical	Reclassifi-cations	Arcus reclassified	Arcus reclassified	Arcus historical (audited)	Reclassifi-cations	Arcus reclassified	Arcus reclassified
				(Note 1)				(Note 1)
	In NOK million			In EUR million	In NOK million			In EUR million

Net sales	-	1,377.3	1,377.3	127.2	-	2,760.8	2,760.8	280.4
Other operating income	-	1.1	1.1	0.1	-	2.0	2.0	0.2
Materials and services	-	-800.0	-800.0	-73.9	-	-1,601.1	-1,601.1	-162.6
Employee benefit expenses	-	-229.6	-229.6	-21.2	-	-423.9	-423.9	-43.1
Other operating expenses	-149.4	-29.5	-178.9	-16.5	-329.4	-35.1	-364.5	-37.0
Depreciation, amortisation and impairment	-	-62.9	-62.9	-5.8	-	-119.6	-119.6	-12.1
Sales revenue	1,354.1	-1,354.1	-	-	2,710.4	-2,710.4	-	-
Other operating revenue	24.2	-24.2	-	-	52.4	-52.4	-	-
Net gain on sale of fixed assets	0.1	-0.1	-	-	0.0	-0.0	-	-
Cost of sales	-800.0	800.0	-	-	-1,601.1	1,601.1	-	-
Salaries and other personnel costs	-241.0	241.0	-	-	-439.2	439.2	-	-
Depreciation and amortisation	-62.9	62.9	-	-	-119.6	119.6	-	-
Share of profit from associated companies and jointly controlled entities	-2.1	2.1	-	-	4.1	-4.1	-	-
Other income and expenses	-18.2	18.2	-	-	-19.7	19.7	-	-
Operating result	104.9	2.1	107.0	9.9	257.8	-4.1	253.7	25.8

Finance income	-	100.2	100.2	9.3	-	52.5	52.5	5.3
Finance expenses	-	-97.1	-97.1	-9.0	-	-137.8	-137.8	-14.0
Share of profit in associates and joint ventures and income from interests in joint operations	-	-2.1	-2.1	-0.2	-	4.1	4.1	0.4
Interest income	10.2	-10.2	-	-	22.5	-22.5	-	-
Other financial income	90.01)	-90.0	-	-	30.0	-30.0	-	-
Interest costs	-46.91)	46.9	-	-	-99.1	99.1	-	-
Other financial costs	-50.11)	50.1	-	-	-38.7	38.7	-	-
Result before taxes	108.0	-	108.0	10.0	172.5	-	172.5	17.5

Income tax expense	-25.8	-	-25.8	-2.4	-39.2	-	-39.2	-4.0
Result for the period	82.1	-	82.1	7.6	133.3	-	133.3	13.5

Result for the period attributable to:
Owners of the parent	81.0	-	81.0	7.5	132.32)	-	132.3	13.4
Non-controlling interests	1.1	-	1.1	0.1	1.02)	-	1.0	0.1

____________________________________

1) Reclassified to align with the financial year 2019 presentation.

2) Unaudited and restated. In the unaudited consolidated half-year financial report as at and for the six months ended 30 June 2020, Arcus has made a change regarding the presentation of the non-controlling interests’ share of profit, so that the profit shown in the income statement relates only to the non-controlling interests’ where there are no put options associated. The comparative figures for the year ended 31 December 2019 were also changed.

Pro forma adjustments for Arcus reclassified in the pro forma balance sheet

	As at 30 June 2020
	Arcus historical	Reclassifications	Arcus reclassified	Arcus reclassified
				(Note 1)
	In NOK million			In EUR million
ASSETS
Non-current assets
Goodwill	1,105.9	-	1,105.9	101.4
Other intangible assets	-	917.6	917.6	84.1
Property, plant and equipment	-	162.9	162.9	14.9
Right-of-use assets	1,239.2	-	1,239.2	113.6
Investments in associates, joint ventures and interests in joint operations	-	68.3	68.3	6.3
Financial assets at fair value through other comprehensive income	-	0.3	0.3	0.0
Deferred tax assets	72.1	-	72.1	6.6
Brands	899.1	-899.1	-	-
Software	18.6	-18.6	-	-
Tangible fixed assets	162.9	-162.9	-	-
Investments in associated companies and jointly controlled entities	68.3	-68.3	-	-
Other investments in shares	0.3	-0.3	-	-
Other non-current receivables	0.5	-	0.5	0.0
Total non-current assets	3,566.8	-	3,566.8	326.9

Current assets
Inventories	583.0	-	583.0	53.4
Trade and other receivables	-	1,152.7	1,152.7	105.6
Current tax assets	-	33.6	33.6	3.1
Cash and cash equivalents	-	675.1	675.1	61.9
Trade receivables	1,047.4	-1,047.4	-	-
Prepayments to suppliers	55.0	-55.0	-	-
Other receivables	84.0	-84.0	-	-
Bank deposits	675.1	-675.1	-	-
Total current assets	2,444.5	-	2,444.5	224.0
TOTAL ASSETS	6,011.3	-	6,011.3	550.9

EQUITY AND LIABILITIES
Equity
Equity attributable to owners of the parent	1,736.8	-	1,736.8	159.2
Non-controlling interests	4.6	-	4.6	0.4
Total equity	1,741.4	-	1,741.4	159.6

Non-current liabilities
Deferred tax liabilities	117.2	-	117.2	10.7
Borrowings	-	775.5	775.5	71.1
Lease liabilities	1,203.4	-	1,203.4	110.3
Employee benefit obligations	-	18.8	18.8	1.7
Pension obligations	18.8	-18.8	-	-
Liabilities at fair value through profit or loss	59.8	-	59.8	5.5
Debt to financial institutions	775.5	-775.5	-	-
Other non-current liabilities	0.9	-	0.9	0.1
Total non-current liabilities	2,175.7	-	2,175.7	199.4

Current liabilities
Lease liabilities	71.9	-	71.9	6.6
Trade and other payables	-	2,015.7	2,015.7	184.7
Current tax liabilities	-	6.6	6.6	0.6
Trade payables	665.4	-665.4	-	-
Tax payable	6.6	-6.6	-	-
Unpaid public duties	1,017.5	-1,017.5	-	-
Other current liabilities	332.7	-332.7	-	-
Total current liabilities	2,094.2	-	2,094.2	191.9
Total liabilities	4,269.8	-	4,269.8	391.3
TOTAL EQUITY AND LIABILITIES	6,011.3	-	6,011.3	550.9

Note 2 – Merger

Altia has made a preliminary purchase price allocation which is based upon estimates that are believed to be reasonable. As the Merger has not yet been completed, all of the detailed valuation studies necessary to arrive at the required estimates of fair value for all of Arcus’ assets to be acquired and liabilities to be assumed have not been completed. Upon the completion of the Merger, the Combined Company will conduct a detailed valuation of all assets and liabilities as of the acquisition date at which point the fair value of acquired assets and assumed liabilities may materially differ from the amounts presented herein. Arcus’ unaudited consolidated balance sheet information as at 30 June 2020 was used in the preliminary purchase price allocation presented below. The final fair values will be determined on the basis of assets acquired and liabilities assumed at the Effective Date. The following tables set forth the pro forma adjustments related to the Merger for the six months ended 30 June 2020, for the year ended 31 December 2019 and as at 30 June 2020.

Summary of Merger related pro forma adjustments to the pro forma income statements

	For the six months ended 30 June 2020					For the year ended 31 December 2019
In EUR million	Fair valuation of net assets	Note	Transac- tion costs	Financing arrange- ments	Merger	Fair valuation of net assets	Note	Transac- tion costs	Financing arrange- ments	Merger
	(Note 2b)		(Note 2d)	(Note 2e)	(Note 2)	(Note 2b)		(Note 2d)	(Note 2e)	(Note 2)

Materials and services	-		-	-	-	-4.6	iii	-	-	-4.6
Employee benefit expenses	-		-	-	-	-		-7.3	-	-7.3
Other operating expenses	-		1.1	-	1.1	-		-13.5	-	-13.5
Depreciation, amortisation and impairment	-1.5	ii	-	-	-1.5	-3.7	ii	-	-	-3.7
Operating result	-1.5		1.1	-	-0.5	-8.3		-20.8	-	-29.1
Finance expenses	-		-	-	-	-		-	-0.9	-0.9
Result before taxes	-1.5		1.1	-	-0.5	-8.3		-20.8	-0.9	-30.0
Income tax expense	0.3	vi	-	-	0.3	1.8	vi	3.2	0.2	5.2
Result for the period	-1.2		1.1	-	-0.1	-6.4		-17.6	-0.7	-24.7

Summary of Merger related pro forma adjustments to the pro forma balance sheet

	For the six months ended 30 June 2020					For the year ended 31 December 2019
In EUR million	Fair valuation of net assets	Note	Transac- tion costs	Financing arrange- ments	Merger	Fair valuation of net assets	Note	Transac- tion costs	Financing arrange- ments	Merger
	(Note 2b)		(Note 2d)	(Note 2e)	(Note 2)	(Note 2b)		(Note 2d)	(Note 2e)	(Note 2)

Materials and services	-		-	-	-	-4.6	iii	-	-	-4.6
Employee benefit expenses	-		-	-	-	-		-7.3	-	-7.3
Other operating expenses	-		1.1	-	1.1	-		-13.5	-	-13.5
Depreciation, amortisation and impairment	-1.5	ii	-	-	-1.5	-3.7	ii	-	-	-3.7
Operating result	-1.5		1.1	-	-0.5	-8.3		-20.8	-	-29.1
Finance expenses	-		-	-	-	-		-	-0.9	-0.9
Result before taxes	-1.5		1.1	-	-0.5	-8.3		-20.8	-0.9	-30.0
Income tax expense	0.3	vi	-	-	0.3	1.8	vi	3.2	0.2	5.2
Result for the period	-1.2		1.1	-	-0.1	-6.4		-17.6	-0.7	-24.7

Note 2a – Purchase Consideration

The purchase consideration is determined based on the fair value of the Merger Consideration Shares. For pro forma purposes, the preliminary estimate of the fair value of the purchase consideration transferred in exchange of Arcus corresponds to the aggregate fair value of the total number of the Merger Consideration Shares expected to be issued based on the closing price of the Altia share on Nasdaq Helsinki on 30 September 2020. The Merger Consideration settled in shares has been recorded in the Invested unrestricted equity fund and Share capital in the unaudited pro forma balance sheet as at 30 June 2020 pursuant to the Merger Plan.

The following table sets forth the preliminary estimate of the consideration transferred to acquire Arcus as if the acquisition of Arcus occurred on 30 June 2020:

Preliminary estimate of purchase consideration
Number of Merger Consideration Shares expected to be issued	31,409,930
Share price, EUR (Closing price of Altia share on Nasdaq Helsinki on 30 September 2020)	9.71
Preliminary fair value estimate of the consideration in the Merger, EUR in million	305.0

The preliminary estimate of the purchase consideration reflected in the Pro Forma Information does not purport to represent the actual consideration to be transferred upon the completion of the Merger. In accordance with IFRS, the fair value of the consideration transferred will be measured at the Effective Date at the then-current market price (fair value) of the Altia share. This requirement will likely result in a purchase consideration different from the amount used in the Pro Forma Information and that difference may be material. A change of 10 percent per share in the Altia share price would increase or decrease the consideration expected to be transferred by approximately EUR 30.5 million, which would be reflected in the Pro Forma Information as an increase or decrease to goodwill.

Note 2b – Fair valuation of net assets

The following table sets forth the preliminary fair valuation of net assets acquired:

In EUR million	Arcus reclassified	Fair valuation of net assets	Note	Acquired assets and assumed liabilities
	(Note 1)	(Note 2b)

Goodwill	101.4	-101.4	i	-
Other intangible assets	84.1	5.9	ii	90.0
Property, plant and equipment	14.9	-		14.9
Right-of-use assets	113.6	-		113.6
Investments in associates, joint ventures and interests in joint operations	6.3	-		6.3
Financial assets at fair value through other comprehensive income	0.0	-		0.0
Deferred tax assets	6.6	-1.9	vi	4.7
Other non-current receivables	0.0	-		0.0
Total non-current assets	326.9	-97.4		229.5
Inventories	53.4	4.1	iii	57.6
Trade and other receivables	105.6	-		105.6
Current tax assets	3.1	-		3.1
Cash and cash equivalents	61.9	-		61.9
Total current assets	224.0	4.1		228.1
Deferred tax liabilities	-10.7	-		-10.7
Borrowings	-71.1	-0.4	iv	-71.5
Lease liabilities	-110.3	-		-110.3
Employee benefit obligations	-1.7	-		-1.7
Liabilities at fair value through profit or loss	-5.5	-		-5.5
Other non-current liabilities	-0.1	-		-0.1
Total non-current liabilities	-199.4	-0.4		-199.8
Lease liabilities	-6.6	-		-6.6
Trade and other payables	-184.7	-0.8	v	-185.5
Current tax liabilities	-0.6	-		-0.6
Total current liabilities	-191.9	-0.8		-192.7
Net assets acquired	159.6	-94.5		65.1
Goodwill			i	240.3
Non-controlling interests				0.4
Purchase consideration				305.0

i.	Goodwill recognised in the pro forma balance sheet represents the excess of the preliminary purchase consideration transferred over the preliminary fair value of identifiable net assets acquired. The preliminary goodwill of EUR 240.3 million arising in the combination is mainly attributable to synergies, growth potential to monopoly channel, future customer relationships and the overall market presence in the Nordics and it is expected not to be deductible for tax purposes.

For pro forma presentation purposes, the difference of EUR 139.0 million between Arcus’ existing goodwill of EUR 101.4 million and the preliminary goodwill arising in the Merger of EUR 240.3 million is adjusted to goodwill in the pro forma balance sheet.

ii.	The preliminary fair value of Arcus’ Other intangible assets of EUR 90.0 million in the pro forma balance sheet consist mainly of brands and customer relationships. In addition, Other intangible assets include software that’s carrying value is assumed to approximate the fair value.

The preliminary fair values of brands and customer relationships included in Other intangible assets have been determined using the “income approach” which requires an estimate or forecast of expected future cash flows. Either the multi-period excess earnings method or the relief-from-royalty method has been used as the income-based valuation method. The preliminary fair values for the brands and customer relationships have been determined on a portfolio level based on a limited publicly available information. Upon the completion of the Merger, the Combined Company will conduct a detailed valuation of intangible assets. As a result of the more detailed valuation process upon completion of the Merger, the assumptions used and the resulting fair values of brands and customer relationships may differ from the preliminary fair values included in this Pro Forma Information and could have an impact on the Combined Company’s results of operations.

For the pro forma amortisation expense purposes, brands have been assumed to have useful lives ranging from 5 to 30 years and customer relationships have been assumed to have a useful life of 20 years. The pro forma amortisation adjustment includes also elimination of amortisation for the brands already recorded in Arcus’ historical income statements.

The amortisation adjustments will have a continuing impact on the Combined Company’s results of operations.

iii.	The preliminary fair value adjustment recorded to Inventories in the pro forma balance sheet reflects the preliminary fair value of acquired inventories. Altia expects that the acquired inventory will turn over within a year and, accordingly, a fair value adjustment has been recorded as expense in the pro forma income statement for the year 2019. This adjustment will not have a continuing impact on the Combined Company’s results of operations.

iv.	The preliminary fair value adjustment to non-current Borrowings represents the elimination of capitalised transaction costs related to Arcus’ existing financing arrangements in the pro forma balance sheet.

v.	Arcus’ Board of Directors has due to the Merger resolved to terminate the senior executives’ option programme with effect from completion of the Merger and Arcus has agreed with the option holders that they shall be compensated with a cash payment following completion. All of the options will lapse on completion. Pro forma adjustment recorded as Trade and other payables in the unaudited pro forma balance sheet as at 30 June 2020 reflects the aggregate amount of assumed liabilities as at the acquisition date.

vi.	The pro forma adjustment to deferred tax assets reflects the deferred tax impact arising from the fair value adjustments. In addition, the pro forma adjustment reflects the offsetting of deferred tax assets and deferred tax liabilities arising from the fair value adjustments, as they relate to income taxes on the same jurisdiction and a right to set off tax assets against tax liabilities exists.

Prior to the Merger, Arcus is to carry out Reorganisation to which Arcus will request the Ministry of Finance of the Kingdom of Norway to grant a Tax Relief. See “Merger of Altia and Arcus – Merger Plan - Arrangements Outside of Ordinary Business Operations” for further information on the Reorganisation. If the Tax Relief is not granted and thus Arcus is not able to carry out the Reorganisation as intended, it may trigger potential write down of most of the remaining deferred tax asset in the balance sheet on the Effective Date.

The tax rates used in the adjustment are based on preliminary assumptions related to the underlying jurisdictions that the income or expense will be recorded. The effective tax rate of the Combined Company could be different depending on the post-merger activities, including cash needs, geographical mix of net income and tax planning strategies.

Note 2c – Dividend distribution

The maximum total amount of the dividend proposed to be distributed to Altia’s shareholders before the completion of the Merger totalling approximately EUR 22.0 million has been reflected in the pro forma balance sheet by deducting the dividend from Retained earnings and from Cash and cash equivalents.

In addition, a liability related to a dividend distribution from the year 2019 of EUR 10.3 million recorded in Arcus’ historical balance sheet as at 30 June 2020 as current liabilities has been presented as paid in the pro forma balance sheet, and has been eliminated from Trade and other payables and deducted from Cash and cash equivalents.

Note 2d – Transaction costs

The total transaction costs of EUR 21.8 million estimated to be incurred by Altia and Arcus in connection with the Merger primarily comprise of financial, legal and advisory costs (excluding financing transaction costs) as well as certain Merger related employee benefits to be paid to certain members of management of Altia and Arcus in connection with the Merger.

The total estimated transaction costs to be expensed as Other operating expenses of EUR 13.5 million and Employee benefit expenses of EUR 7.3 million have been recorded in the pro forma income statement for the year ended 31 December 2019. The Merger related transaction costs already recorded in Arcus’ historical income statement for the six months ended 30 June 2020 have been eliminated from Other operating expenses in the pro forma income statement for that period.

The amount of the estimated transaction costs of EUR 1.0 million directly related to the issuance and listing of the Merger Consideration Shares to be recognised directly to the equity has been deducted from Invested unrestricted equity fund (net of tax EUR 0.8 million) in the pro forma balance sheet.

In the pro forma balance sheet, the total estimated transaction costs have been deducted from cash and cash equivalents. The pro forma adjustment to Trade and other payables reflects the elimination of transaction costs already recorded in Arcus’ historical balance sheet as at 30 June 2020.

The income tax impact from the transaction costs adjustment has been calculated using the Finnish tax rate of 20.0 percent for the tax deductible costs and Merger related employee benefits to be incurred in Finland. Transaction costs in Norway are considered non tax deductible. The tax impact from Merger related employee benefits to be incurred in Norway has been calculated with the Norwegian tax rate of 22.0 percent.

The transaction costs adjustment will not have a continuing impact on the Combined Company’s results of operations.

Note 2e – Financing arrangements

Altia and Arcus have obtained certain waivers and consents for their existing financing arrangements in order for the existing financing arrangements to continue in force and survive the Merger. In the pro forma balance sheet, the existing financing of Altia and Arcus continue in accordance with the existing arrangements. For further information on the financing, see “Information on the Combined Company – Financing”.

The pro forma adjustment in the unaudited pro forma income statement for the year ended 31 December 2019 reflects the estimated waiver fees as well as bank fees such as back-stop facility costs arising in connection with the Merger and recorded directly as expenses and deducted from Cash and cash equivalents. This adjustment will not have a continuing impact on the Combined Company’s results.

The tax impact from the adjustment is calculated using the Finnish tax rate of 20.0 percent for the costs to be incurred in Finland and the Norwegian tax rate of 22.0 percent for the costs to be incurred in Norway.

Note 2f – Equity structure

The following table sets forth the reconciliation of pro forma total equity attributable to owners of the parent and includes adjustments to reflect the impacts of the Merger to the equity attributable to owners of the parent of the Combined Company in the unaudited pro forma balance sheet as at 30 June 2020.

	As at 30 June 2020
In EUR million	Altia historical	Purchase consideration	Dividend distribution	Transaction costs	Financing arrange-ments	Combined Company pro forma
		(Note 2a)	(Note 2c)	(Note 2d)	(Note 2e)

Share capital	60.5	1.01)	-	-	-	61.5
Invested unrestricted equity fund	1.2	304.0	-	-0.8	-	304.4
Fair value reserve	0.6	-	-	-	-	0.6
Legal reserve	0.1	-	-	-	-	0.1
Hedge reserve	-1.0	-	-	-	-	-1.0
Translation differences	-23.7	-	-	-	-	-23.7
Retained earnings	111.9	-	-22.0	-16.2	-0.7	72.9
Total equity attributable to owners of the parent	149.5	305.0	-22.0	-17.0	-0.7	414.7

____________________________________

1) For the pro forma presentation of equity, EUR 1.0 million of the Merger Consideration has been recorded as an increase in Share capital in accordance with the Merger Plan.

Note 3 – Pro Forma Earnings per Share

Pro forma basic earnings per share has been calculated by dividing the pro forma result for the period attributable to owners of the parent company by the pro forma weighted average number of shares outstanding during the period as adjusted for the Merger Consideration Shares.

The following table sets forth the pro forma basic earnings per share attributable to owners of the parent company for the periods indicated:

	For the six months ended 30 June 2020	For the year ended 31 December 2019
Result for the period attributable to owners of the parent company, in EUR million	14.8	7.1
Weighted average number of shares outstanding – historical	36,140,485	36,140,485
Merger Consideration Shares	31,409,930	31,409,930
Pro forma weighted average number of shares outstanding – basic	67,550,415	67,550,415
Pro forma earnings per share – basic, EUR	0.22	0.10

Note 4 – Additional Pro Forma Information

Pro Forma Financial Key Figures

In EUR million, unless otherwise indicated	For the six months ended 30 June 2020	For the year ended 31 December 2019	As at 30 June 2020
Net sales	276.5	640.0
EBITDA1)	34.8	55.6
Comparable EBITDA2)	36.1	84.7
Net debt3)			211.2
Gearing4), %			50.9
Equity ratio5), %			38.6

____________________________________

1) EBITDA	=	Operating result before depreciation and amortisation.
2) Comparable EBITDA	=	EBITDA excluding items affecting comparability. Items affecting comparability comprise of material items outside normal business such as net gains or losses from business and assets disposals, costs for closure of business operations and restructurings, cost for major corporate projects such as direct transaction costs related to business acquisition and the contemplated merger, cost impact of inventory fair value adjustment arising from business acquisitions, costs related to other corporate development projects, and cost impact of voluntary pension plan change.
3) Net debt	=	Non-current and current Borrowings + Non-current and current Lease liabilities – Cash and cash equivalents
4) Gearing, %	=	Net debt / Total equity
5) Equity ratio, %	=	Total equity / Total assets – Advances received

Reconciliation of Pro Forma Comparable EBITDA and Pro Forma EBITDA to Pro Forma Operating Result

	For the six months ended 30 June 2020				For the year ended 31 December 2019
In EUR million	Altia historical	Arcus reclas-sified	Merger	Combined Company pro forma	Altia historical	Arcus reclas-sified	Merger	Combined Company pro forma
		(Note 1)	(Note 2)			(Note 1)	(Note 2)

Operating result	9.2	9.9	-0.5	18.6	25.1	25.8	-29.1	21.8
Depreciation, amortisation and impairment	8.8	5.8	1.5	16.2	17.9	12.1	3.7	33.8
EBITDA	18.0	15.7	1.1	34.8	43.1	37.9	-25.4	55.6
Items affecting comparability
Net gains or losses from business and assets disposals	-	-	-	-	-0.1	-	-	-0.1
Cost for closure of business operations and restructurings	0.3	0.5	-	0.8	0.2	1.1	-	1.3
Costs related to the closed voluntary pension scheme	0.5	-	-	0.5	1.6	-	-	1.6
Merger related costs	-	1.1	-1.1	-	-	-	20.8	20.8
Inventory fair valuation	-	-	-	-	-	-	4.6	4.6
Other major corporate projects	-	0.1	-	0.1	-	1.0	-	1.0
Total items affecting comparability	0.7	1.7	-1.1	1.3	1.7	2.0	25.4	29.1
Comparable EBITDA	18.8	17.4	-	36.1	44.8	39.9	-	84.7

INFORMATION ON ALTIA

Business of Altia

Overview of the Business

Altia is a leading Nordic alcoholic beverage company that operates in the wine and spirits markets in the Nordic countries, and has an existing presence in Estonia and Latvia.10 Altia also has production in Cognac, France. Altia produces, imports, markets, sells and distributes both own and partner brand beverages and exports alcoholic beverages to approximately 30 countries, most of which are in Europe, Asia and North America. The Group comprises three business segments: Finland & Exports, Scandinavia and Altia Industrial. The Finland & Exports and Scandinavia segments comprise importing, sale and marketing of wine, spirits and other beverage product categories. Within the Finland & Exports segment Altia operates in Finland, the Baltics and travel retail channels and conducts exports. Within the Scandinavia segment Altia operates in Sweden, Norway and Denmark. The Altia Industrial segment comprises Altia’s production of grain spirit and technical ethanol, starch and feed component, logistics, procurement and manufacturing operations as well as contract services. Together with the Finland & Exports and Scandinavia segments, i.e., the consumer brand operations, Altia Industrial improves the efficiency of the use of raw materials and production and logistics capacity.

Altia’s business model is based on offering a strong portfolio of its own brands and a versatile range of international partner brands as well as providing services to its customers that utilise Altia’s production, packaging and logistics capacity. In addition to the production, export and import of alcoholic beverages, by-products from the production process are sold to Altia’s industrial customers in other industries, such as grain spirit for the beverage industry, technical ethanol, starch and feed components. Altia’s integrated operating model creates economies of scale in sourcing, production and distribution and Altia can take advantage of its shared operations, including consumer research, innovation, product development, overall know-how and effective use of centralised support functions.

Altia’s home markets include Finland, Sweden, Norway, Denmark, Estonia, Latvia and travel retail. Altia’s own brands include the flagship brands Koskenkorva Vodka, Larsen Cognac and O.P. Anderson Aquavit and other regionally and locally important brands such as Chill Out, Blossa, and Xanté, as well as Leijona and Jaloviina in Finland and Explorer and Grönstedts in Sweden. Altia’s key partner brands include, among others, Bollinger, Finlandia Vodka, Jack Daniel’s, Amarula, Codorníu, Robert Mondavi, Trapiche, Nederburg, Tarapacá, Lindeman’s and Penfolds. In addition to the import, marketing, sale and distribution of partner products, Altia also offers services related to product and brand development to its partners, as well as production and bottling at Altia’s production plants.

Altia’s head office is located in Helsinki, Finland. Altia has a distillery in Koskenkorva village in Finland, an aquavit distillery in Sundsvall, Sweden, alcohol beverage and technical ethanol plants in Rajamäki in Finland, an alcohol beverage plant in Tabasalu municipality in Estonia, as well as warehouse operations and offices in Altia’s home markets. Altia also has a cognac house with production, storage and cognac aging cellars in Cognac, France.

Altia covers all significant sales channels and its most significant customers and business partners are the Nordic alcohol retail monopolies, international alcoholic beverage companies, alcoholic beverage wholesalers, restaurants, travel retailers such as shipping and airline companies, grocery stores, and importers operating in export markets as well as industrial customers in Finland and Sweden. Within Finland, Sweden and Norway, important sales channels are the state retail monopolies (Alko, Systembolaget and Vinmonopolet), which accounted for approximately two thirds of Altia’s consumer product net sales in 2019.11

The following table presents a selection of Altia’s key performance indicators for the six months ended 30 June 2020 and 30 June 2019, and for the year ended 31 December 2019. See “Certain matters – Presentation of Financial and Certain Other Information – Historical Financial Information of Altia” and “Selected Consolidated Financial Information – Selected Consolidated Financial Information of Altia – Financial key figures” for further information on the calculation of Altia’s key performance indicators.

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10 The Company has a leading position in the combined Nordic wine and spirits sector as well as in Finland measured in volume.

11 Breakdown of Finland & Exports and Scandinavia segments’ net sales in 2019 based on unaudited management reporting.

	For the six months ended 30 June		For the year ended 31 December
	2020	2019	2019
In EUR million, unless otherwise indicated	(unaudited)	(unaudited)	(audited, unless otherwise indicated)
Net sales	149.3	165.0	359.6
Operating result	9.2	4.5	25.1
Comparable EBITDA2)	18.8	13.7	44.8
Comparable EBITDA, %2)	12.6	8.3	12.41)

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1) Unaudited.

2) Alternative performance measure. See “Selected Consolidated Financial Information – Selected Consolidated Financial Information of Altia – Reconciliation of Alternative Performance Measures”.

The following table presents external net sales of Altia by business segment for the six months ended 30 June 2020 and 30 June 2019, and for the year ended 31 December 2019.

	For the six months ended 30 June		For the year ended 31 December
	2020	2019	2019
In EUR million	(unaudited)	(unaudited)	(audited)
Finland & Exports	53.0	59.6	128.6
Scandinavia	50.1	50.7	120.7
Altia Industrial	46.1	54.7	110.2
Total	149.3	165.0	359.6

The following table presents Altia’s net sales by product category for the six months ended 30 June 2020 and 30 June 2019, and for the year ended 31 December 2019.

	For the six months ended 30 June		For the year ended 31 December
	2020	2019	2019
In EUR million	(unaudited)	(unaudited)	(audited)
Spirits	53.2	56.3	121.3
Wine	48.8	52.3	124.9
Other beverages	1.2	1.7	3.1
Industrial products and services	46.1	54.7	110.2
Total	149.3	165.0	359.6

The following table presents net sales of Altia by country for the year ended 31 December 2019.

For the year ended 31 December 2019
In EUR million	(audited)
Finland	211.7
Sweden	97.2
Norway	22.6
Estonia	9.3
Latvia	10.1
Denmark	2.8
Other countries	5.9
Total	359.6

Altia’s net sales are balanced in terms of business segments and product sales as well as in terms of Altia’s own and partner brands. The consumer product net sales[8] are almost equally divided between the Finland & Exports and the

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12 The net sales of the Finland & Exports and Scandinavia segments.

Scandinavia segments. The consumer product net sales are almost equally divided between wines and spirits and are also geographically balanced.

Business Strategy

Altia announced a refined strategy as a stand-alone company in February 2020. The purpose of Altia’s current strategy and operations is to support the development of a modern and responsible Nordic drinking culture and to develop better drinking experiences, which Altia summarises in the phrase – “Let’s Drink Better”. Altia’s vision is to be the Nordic distillery that masters the sustainable production of high-quality grain-based spirits, and provides the best route-to-market through distribution and channel execution for its brands and partners.

Altia builds its Nordic brands with relevance and value for new generations. Altia’s aim is to create unique brand experiences in each channel and touchpoint and to expand into new occasions, categories and segments recruiting new consumers. Altia aims to be the innovation role model in beverages, from the Nordics. In addition, Altia aims to be the forerunner in sustainability and is committed to carbon neutral production by 2025. Altia has identified the following six megatrends: authenticity, sustainability, health consciousness, premiumisation, convenience and digitalisation, which have been important pillars in forming the strategy. Altia has made the following four strategic choices to support Altia’s profitable growth ambitions towards its financial targets.

Strengthen Nordic market presence in grain-based spirits

Altia aims to strengthen its vodka market presence with full category view and to grow in adjacent grain-based spirits categories, such as gins, liqueurs, aquavits and RTDs, organically and through mergers and acquisitions (“M&A”). In addition, Altia focuses on building consumer engagement through digital channels, such as viinimaa.fi and folkofolk.se, in order to create brand preference and ongoing dialogue.

Altia considers M&A as a tool to accelerate its Nordic market presence in grain-based spirits and targets premium and craft products that can scale up through Altia’s market access into its current markets.

Boost Nordic channel excellence of Altia’s own brands and partner business execution

According to Altia, Altia enables the best route-to-market in the Nordics for its brands and for its partners and aims to further develop its partner portfolio offering. In addition, Altia aims to further strengthen its sales execution across channels – monopoly, on-trade, retail and travel retail, while also focusing on leveraging digital enablers such as dynamic, data-driven marketing to drive sales in physical channels.

Take Altia’s core spirit brands to new markets

Altia aims to establish a position in selected attractive spirit-growth markets through export and M&A, and seeks well targeted acquisitions to gain market access for its core spirit brands in growing spirits markets. Altia also aims to leverage cross-selling opportunities for its grain-based spirits in new markets and to explore e-commerce opportunities and presence in digital channels and market places.

Unlock value potential of Altia Industrial

Altia’s goal is to differentiate through its sustainability profile while continuing to improve its supply chain efficiency and pursue end-to-end supply chain digitalisation.

In addition, Altia aims to capture the potential of more value-added industrial products of the Koskenkorva distillery’s side streams.

Financial Targets

Altia’s Board of Directors has adopted the following financial targets. These financial targets constitute forward-looking statements that are not guarantees of future financial performance. Altia’s actual results of operations could differ materially from those expressed or implied by these forward-looking statements as a result of many factors, including but not limited to those described under “Certain Matters – Forward-Looking Statements”, “Risk Factors” and “— Outlook and Trend Information – Key Factors Affecting the Results of Operations”. Any financial targets discussed herein are targets only and are not, and should not be viewed as forecasts, projections, estimates or views of Altia’s future performance.

The long-term financial targets of Altia are:

•	Profitable growth:

o	Comparable EBITDA margin target to reach 15 percent in the long-term.

o	Annual net sales growth of 2 percent over time (CAGR).

•	Dividend policy: A targeted dividend pay-out ratio of 60 percent or above of the result for the period.

o	Altia aims to pursue an active dividend policy, and result of the period not considered necessary to grow and develop Altia will be distributed to the shareholders.

•	Capital structure: Altia’s target is to keep reported net debt in relation to comparable EBITDA below 2.5x in the long-term.

o	The capital structure should enable flexibility and allow the Company to capture strategic opportunities while maintaining a solid financial position.

Altia’s long-term financial targets are based on a number of assumptions, such as assumptions as to the development of the economy in the Nordic and Baltic countries and the development of Altia’s business operations, launches of new products and retaining key partner and customer accounts. These assumptions underlying Altia’s financial targets may not prove to be correct and the results of Altia’s operations may deviate significantly from the financial targets due to these and other factors described under, among other factors, “Certain Matters – Forward-Looking Statements”, “Risk Factors” and “— Outlook and Trend Information – Key Factors Affecting the Results of Operations”.

For information regarding Altia’s financial performance during the six months ended 30 June 2020 and 30 June 2019 as well as the year ended 31 December 2019, see “Selected Consolidated Financial Information”.

History

The roots of Altia can be traced back to 1888 when a yeast plant was established in Rajamäki, Finland. The plant manufactured compressed yeast and in the same process also spirits, ether and vinegar. After Finland’s independence in 1917, the Prohibition Act was issued in 1919 and the state of Finland acquired the ownership of the plant. A public utility, named Valtion Alkoholiliike, was established to produce alcohol for medicinal, technical and scientific purposes during the Finnish Prohibition Act 1919–1932. In 1932, when the Prohibition Act was abolished, a state-owned monopoly company Oy Alkoholiliike Ab was established. Oy Alkoholiliike Ab ran a monopoly for producing and trading in alcoholic beverages in Finland either by itself or by granting production and selling licences.

During 1969–1995, Altia operated under the name Oy Alko Ab, and held the exclusive monopoly rights for the production and trade of wine and strong spirits in Finland.13 In 1995, after Finland joined the European Economic Area (EEA), the monopolies relating to foreign trade as well as the production and wholesale monopoly of alcohol were dismantled. In 1999, the final division between retail and production business was carried out and the retail store chain Alko Inc. was transferred under the Ministry of Social Affairs and Health, regaining its retail monopoly status, and the new Altia Group was established.

After Altia having run and developed its operations in an autonomous way and having operated in an internationally competitive environment for years, the State of Finland considered a listing on Nasdaq Helsinki and a reduction of the state ownership in Altia as a natural next step for Altia’s growth and development in Finland and internationally. In March 2018, the shares of Altia were listed on the official list of Nasdaq Helsinki with the objective to improve Altia’s ability to successfully pursue its strategy and to increase its strategic flexibility.

Altia’s Business Operations

Business Model

Altia’s business model is based on offering a strong portfolio of Altia’s own brands and a versatile range of international partner brands, as well as providing services to its customers utilising its production, packaging and logistics capacity. In addition, Altia’s business operations include the sale of by-products from production processes to industrial customers in other industries.

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13 Source: Häikiö, Martti: Alkon historia. Alko Plc and Otava Publishing Company Ltd, 2007; Kauppila, Olli: Rajamäen tehtaat 1888–1988. 100- Vuotiskirja. Alko Plc, 1988;. Viinapolttimosta monialayritykseksi: Katsaus Alko-Yhtiöiden historian; Altia Group, 1999.

In its own brands, Altia is actively leveraging its shared operations, including product development, innovation and consumer insight, sourcing, production, logistics and other support functions. The operations of Altia Industrial enable flexible and agile production and the use of efficient bottling and packaging facilities for nearly all Altia brands. With respect to Altia’s own and partner brands, the benefits of Altia’s business model are demonstrated when Altia is able to take advantage of its long experience and extensive knowledge of local consumer preferences and behaviour in developing, branding, packaging and marketing of new products to support business that benefits both Altia and its partners. With respect to partner brands and industrial services, the benefits are demonstrated, for example, when Altia is able to combine importing brand products and bulk wines from the same partner. This results in scale advantages and enables Altia to utilise its product development and know-how as well as packaging and logistics capacity more efficiently by packing bulk wines, in addition to glass bottles, in bag-in-box containers and PET bottles at the Rajamäki plant. In addition, providing more extensive services to partners as well as mere distribution strengthens the cooperation relationship. Having own brand operations and production plants, Altia is able to differentiate itself from companies that only operate as distributors, and thereby provide more services to its partners.

Product and Service Offering

Altia’s flagship brands include Koskenkorva Vodka, Larsen Cognac and O.P. Anderson Aquavit. Additionally, regionally and locally relevant brands include Chill Out, Blossa and Xanté, as well as Leijona and Jaloviina in Finland, Explorer and Grönstedts in Sweden and Saaremaa in the Baltics.

According to Altia, it has presence in all relevant categories. The key Altia wine brands include Blossa which belongs to the market leading glögg brands in the Nordics, and Chill Out which has established market presence especially in Sweden and Finland. In addition, Altia’s own brands include products with an established foothold in stable local markets, such as Magyar Feher Bor, St. Elmo, Luna Negra, El Tiempo and Ballet in Finland, as well as Aussie, True Colours and Expedition in Sweden. Approximately 58 percent of the Finland & Exports and Scandinavia segments’ net sales were from the Altia brands and the rest is from partner brands in 2019. The distribution agreements regarding Altia’s own brands are typically in force for a few years’ initial period and thereafter, in one-year renewal periods or until further notice, unless the agreement is discontinued.

Altia has a wide assortment of partner brands from approximately 150 partners. Altia’s key partner spirits brands include, for example, Finlandia Vodka, Amarula, Jack Daniel’s, De Kuyper, Hernö Gin, Boulard, Black Velvet and Bunnahabhain. Key wine brands of Altia’s partners include, for example, Bollinger, Codorníu, Trapiche, Nederburg, Tarapacá, Robert Mondavi, Lindeman’s, Castillo de Gredos and Penfolds. Altia’s twelve largest partners accounted for approximately 60 percent of the partner brands’ net sales in 2019.14 The partner agreements are typically in force for an initial period of two to three years and thereafter they continue to be in force normally until further notice or in one to three one-year renewal periods at a time, unless the agreement is discontinued.

Altia distils grain spirit from Finnish barley for the basis of many of Altia’s own spirit beverages and for Finlandia Vodka. The share of grain spirit that is not used in the production of alcoholic beverages is processed and made into technical ethanol. In addition, starch and feed components are produced as by-products of the distillation process. Technical ethanol, starch and feed components are sold to Altia’s various industrial customers. Altia also offers contract manufacturing services to its customers.

Production

Altia has six plants, three in Finland, one in Sweden, one in Estonia and one in France. Altia’s distillery and starch plant is located in Koskenkorva village, in Southern Ostrobothnia, Finland, and the aquavit distillery in Sundsvall, Sweden. Altia’s alcohol beverage plants are located in Rajamäki (Finland) and Tabasalu (Estonia). Altia’s technical ethanol plant

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14 The breakdown of the net sales is based on unaudited management reporting.

is also located in Rajamäki. Furthermore, Altia has cognac production, aging cellars, bottling and warehousing in Cognac, France. In addition to the production plants, Altia has its own or third-party operated distribution centers and warehouse operations in all of its operating countries: Finland, Estonia, Latvia, Sweden, Denmark, Norway and France. See also “— Property, Plant and Equipment” for further information.

Koskenkorva plant

Altia’s Koskenkorva plant is located in the village of Koskenkorva in Ilmajoki in Southern Ostrobothnia. The plant consists of a distillery and starch plant that are integrated via an automated production control system. The whole integrated plant is largely automatised. In addition to grain spirit, the plant produces several by-products, such as technical ethanol, starch and raw materials for animal feed. The Koskenkorva plant is certified to produce organic grain spirits for alcoholic beverages.

The Koskenkorva plant is a modern production plant where the raw materials are used efficiently utilising advanced production technology and processes. In 2019, Altia produced approximately 22.2 million kilos of grain spirit and technical ethanols, 65.1 million kilos of starch and 65.6 million kilos of raw material for animal feed. Grain spirit made from Finnish barley is the raw material for Altia’s alcoholic beverages and for Finlandia Vodka. Altia is the only producer of Finlandia Vodka in the world. Altia also provides grain spirits to external beverage customers.

According to Altia, the Koskenkorva plant is the largest starch plant in the Nordic countries and the only producer of barley starch in the world. Barley starch is used as a binding agent in the paper and paperboard industries, as a fermentation and freshness agent in beer production, and in other food industry applications. In addition to production, the Koskenkorva plant carries out research and development work to find additional, new product applications to increase the overall added value of the by-products, for example with respect to barley protein.

Altia’s Koskenkorva plant is based on the bio and circular economy, making use of almost one-hundred percent of the grain it uses as a raw ingredient. The carbon dioxide generated in the distillation process is captured and used for example in greenhouse cultivation. The grain husk that would otherwise not be used in the plant’s production is incinerated in the plant’s own bioenergy power plant, which supplies steam to the Koskenkorva operations. With the establishment of the bioenergy power plant, the Koskenkorva plant has managed to more than halve its carbon emissions. Altia has a permit for the use of ash from the bioenergy power plant as fertiliser.

Aquavit distillery in Sundsvall

Altia established a new distillery in 2017 in Sundsvall, Sweden, where all of Altia’s Swedish aquavit distillate production is located in the O.P. Anderson Distillery. The distillery operates in collaboration with the pharmaceutical company Unimedic. It combines all the main stages of the aquavit concentrate production in one location: spice distillation, spice extraction, blending of ingredients and barrel maturation of the aquavit distillates. The core of the aquavit production process is the distillation. Altia distils aquavit batches by using copper pots, which are central to the original method for making aquavit distillate. After liquid aging that takes place in barrels, the aquavit concentrates are delivered to Altia’s Rajamäki plant, where grain spirit shipped from Koskenkorva and water from the Rajamäki springs are added. After mild filtration, the finished aquavit is bottled.

Alcoholic beverage plant in Rajamäki

Altia produces wines and spirits at its alcoholic beverage plant in Rajamäki. During 2019, the Rajamäki plant produced 65.8 million litres of spirits and wine. With the exception of cognac, brandy and some speciality products (Cognac, Tabasalu products and products manufactured by sub-contractors), Altia’s own products are bottled at the Rajamäki plant. The flexible technology at the Rajamäki plant facilitates various packaging methods: the plant has six packaging lines for bottles and two for bag-in-box containers. According to Altia, the plant is the second largest alcoholic beverage plant in the Nordics by production volume.

In addition to the grain spirit from the Koskenkorva plant, Altia’s spirits products are based on clean spring water, which is used as an ingredient as such without any chemical purification or filtration. The Rajamäki plant has been certified in accordance with several international quality, environment, food safety and occupational health standards and Altia also has a Fairtrade Certificate that covers the Rajamäki plant as well as a certificate for the production of organically produced alcoholic beverages.

Customer Service and Logistics is one of the core areas of Altia Industrial operations. Altia uses third party warehouse operations in certain markets (Latvia, Norway and France) and it has several of its own logistics centres (Estonia, Sweden and Finland), and it also sells warehousing services to Altia’s customers. By combining warehousing and transportation of its own products with those of its customers, Altia has achieved benefits of scale in logistics. The Rajamäki plant’s distribution centre handles logistics for Altia across Finland, intra-company shipments to Altia distribution centers along with global warehouse and delivery services for Finlandia Vodka. The main delivery channels in Finland are Alko, HoReCa customers, contract manufacturing customers and Altia’s other logistics centres.

Technical ethanol plant in Rajamäki

The technical ethanol plant processes technical ethanol for different industrial needs mainly from the Koskenkorva plant, but also imports technical ethanol from suppliers abroad. Altia’s Naturet brand is specified for ethanol-based geothermal fluids. Denatured ethanol is used as a raw material also in hand sanitizers. Altia has a wide selection of ethanol-based products that are available as tanker-lorry deliveries or as pre-packaged smaller size deliveries. The plant is suited for storing and processing combustible fluids.

Alcoholic beverage plant in Tabasalu

Altia’s Tabasalu plant is located approximately 15 kilometres from Tallinn, the capital of Estonia. The Tabasalu plant has two bottling lines. The plant bottles beverages for the Baltic markets and for private label customers. The distribution of Altia’s products in Estonia and shipping of the goods to Altia’s other markets is handled in the Tabasalu plant.

Cognac production and aging cellars in Cognac

Altia owns Larsen S.A.S in Cognac, France, which operates the production of all of Altia’s cognac brands including liquid sourcing, aging, maturation, storage, blending and bottling of the finished products. Cognac can be produced only from the wine grapes grown in the Cognac AOC region according to the appellation d’origine controlee (AOC) regulation governed by French law. Wine grapes are produced at six tightly defined cognac-producing regions (crus), and the wine produced from these regions is distilled to eau-de-vie. Altia sources different crus of distilled eau-de-vie liquids through contracts with wine growers, distilleries and traders.

Whiskey production in Ireland

Altia has agreed on production cooperation for Irish whiskey with the Irish Walsh Whiskey Distillery. The cooperation agreement covers the production, aging and warehousing of artisan Irish whiskey. The bottling takes place at the Rajamäki plant in Finland.

Sourcing

Altia’s sourcing is organised by different specialised sourcing category teams, which enables both economies of scale benefits and flexible and fast execution for product innovation. Altia’s sourcing categories include sourcing of packaging materials and raw materials for production as well as indirect sourcing, wine bulk sourcing, sourcing of transportation and barley sourcing. The largest categories in volume are the sourcing of partner goods and indirect sourcing. Altia sources bulk wine, eau-de-vie for cognac blends, whiskey, grain, herbs and spices, enzymes and other raw materials as well as glass and PET bottles, labels, capsules, bag-in-box containers, shippers and other packaging materials from suppliers.

Altia is a significant purchaser of domestic barley in Finland. In 2019, Altia used 208.7 million kilograms of barley at its Koskenkorva plant, which represents approximately 12 percent of the total barley harvest in Finland and more than 30 percent of the barley sold in Finland. The barley is sourced mainly from approximately 1,400 farmers, directly or through grain handling companies. Altia’s barley consumption has increased constantly, mainly due to the increasing demand for barley starch for the paper and paperboard industries. Even though Altia has taken certain measures to ensure the availability of Finnish barley through contract cultivation and cooperation with grain producers and grain handling companies, Altia may also need to use other grains than barley, for example wheat, in case of insufficient harvest or other crop failures.

Altia has a wine sourcing team that operates around the world in wine regions looking for suitable wines, which are then shipped in bulk to Altia’s alcohol beverage plant in Finland. Altia utilises its partners’ supplier base also for the supply of bulk wines for its own brands. Altia imports approximately 17 million litres of wine annually.

Product Innovation

Altia’s systematic product development process has resulted in several successful product launches. Annually, Altia launches about 100 innovations and novelties under its own brands. The launch of products proceeds from idea generation and concept creation to product development, production and finally to product launch. Altia’s operating result included research and development expenditures of EUR 2.3 million in 2019. See “Risk Factors – New products and line extensions are an important part of the Combined Company's growth strategy, and success of the launch of new products and line extensions as well as the success of existing products is uncertain.”

Altia highly appreciates the role of continuous renewal and innovation in its operations and has the ambition of being the innovation role-model in beverages, from the Nordics. There are several trends that shape the business and brands of Altia. Firstly, consumers appreciate authenticity, locality and craftsmanship as they seek what they can trust in an uncertain and changing world. Secondly, consumers are increasingly aware of environmentally friendly options and require sustainability in every aspect of innovations, from production methods to packaging and communication. Third, there is an increasing health consciousness among consumers, increasing the demand for low and non-alcoholic, and lower sugar products. The importance of natural ingredients is also emphasised. Fourth, consumers prioritise quality over quantity, which is why premiumisation is an important innovation trend. Finally, consumers seek convenience through easy access and convenient packaging, among other things, increasing the demand for smaller serving sizes and ready-to-drink solutions as well as products that are easy to serve and share.

In 2019, Altia refreshed its innovation strategy to set the path for future development. The key drivers in Altia’s innovation strategy are a greater focus on creating better consumer experiences, supporting creative culture and investing in future explorations. The objective is to use all the data and understanding needed to make well-informed, consumer-driven decisions. In addition to innovations for its existing brands, Altia strengthened its performance in other growing spirits categories in 2019. A number of new gin, liqueur, rum and ready-to-drink concepts were introduced to Altia’s customers. Such innovations include for example the launch of the first ever rum to be distilled and produced in Finland, Rum Ö, the novelty liquer Koskenkorva Ginger and Chill Out Aperitivo, which is a low alcoholic bittersweet wine cocktail. During the first half of 2020, Altia has continued to launch new products, through the extension of the Koskenkorva Vodka brand with Koskenkorva 7 Botanicals, Koskenkorva Lemon and Koskenkorva Mojito, and the first organic RTD product of the Koskenkorva RTD offering, Koskenkorva Green. New mild spirits were launched in the Leijona brand such as Leijona Bahama Mango Mojito and Leijona Yuzu Raspberry and Leijona Savu. The O.P. Anderson brand was extended with an organic dry gin, which was awarded the Master medal in July 2020 by Spirits Business in the category London Dry Gin. Other successful gin launches included Explorer Pink Gin and Hernö Pink Gin. Further, the Xanté brand was extended with Xanté Rum & Pear and Xanté Coconut Cream & Pear in Finland.

Sales and Marketing

The marketing of alcoholic beverages is highly regulated in Finland, Sweden and Norway. In addition to the legal requirements, Altia is voluntarily committed to promoting responsible consumption and marketing alcoholic beverages in a responsible manner in accordance with the guidelines by spiritsEUROPE, the European spirits industry body. Experience in permitted ways to promote products, local presence as well as being on top of local trends are key success factors. For marketing of its products, Altia utilises several channels within the legal framework for doing so, such as product design and packaging, social media and other digital channels, traditional advertisements and promotions at duty-free retailes and HoReCa channels, consumer fairs, and press coverage in editorial content.

Altia reaches consumers online through different channels and offers an opportunity to follow current trends. The Finnish website Viinimaa serves consumers by offering information on wine regions and production, grape varieties, and responsibility initiatives. It also introduces consumers to Altia’s and its partners’ wines and spirits and provides wine recommendations for different occasions. The site includes direct links to Alko’s web store. Folk o folk is a website for Swedish consumers to familiarise themselves with Altia’s and its partners’ wines and spirits. The site allows customers to search for products, learn about them and it also offers information about seasonal trends. The site also includes direct links to Systembolaget’s web store.

Business segments

The Group comprises three business segments: Finland & Exports, Scandinavia and Altia Industrial. The Finland & Exports and Scandinavia segments conduct the import, sale and marketing of wine, spirits and other beverage product categories. The Altia Industrial segment contains Altia’s production of ethanol, starch, feed, logistics, procurement and manufacturing operations as well as contract services.

Finland & Exports

Main products and services

Altia’s Finland & Exports segment comprises the import, sale and marketing of wines, spirits and other beverages in Finland and the Baltics, as well as exports and travel retail. Altia exports its brands to approximately 30 countries and is actively seeking new markets to expand into. Export operations are mainly conducted through distributors.

The main brands of this segment locally are Koskenkorva, Leijona, Jaloviina, Chill Out, Blossa, Renault, Larsen and Saaremaa. Finland and the Baltic countries belong to the vodka region, which is reflected in Altia’s brand portfolio, as Leijona and Koskenkorva are the most sold brands in Finland. Leijona and Jaloviina are mainly sold in Finland while Saaremaa is an established vodka brand in Estonia. Glögg forms a significant share of the wine market in Finland and Blossa has a strong foothold in the market. Altia has also introduced its own Chill Out wine selection, which is among the best-selling wine brands at Alko.15

Travel retail is an important sales channel especially in the Nordic countries mainly due to differing alcohol tax rates between countries, and Altia has significant sales in travel retail. Travel retail provides Altia with an established channel to communicate its brands. Travel retail constitutes the major part of Altia’s target market for travel retail and exports.

Furthermore, Koskenkorva Vodka, O.P. Anderson and Larsen possess significant export potential. Altia’s largest export countries in 2019 in terms of net sales were Russia, China, the United States, Armenia, Spain, Iceland, Germany and Canada. In 2019, Altia also expanded into two new export markets: Ukraine and Slovakia, and in 2020 to Germany.

Customers

The sales channels and key customers of the Finland & Exports segment are Alko and retail, wholesale and the HoReCa channel, travel retail and border trade. The Finnish retail monopoly Alko is the largest customer of Altia in the Finnish market. The relevance of the retail channel has increased as a result of the renewed Alcohol Act, which allowed the selling of ethanol based RTDs in grocery stores. The HoReCa channel offers brand visibility and thus plays an important role in brand building. The travel retail sales channel, consisting of sea traffic, air traffic and border trade, is important in reaching Finnish, Scandinavian and Baltic consumers around the Baltic Sea.

Key focus areas

Key focus areas for the Finland & Exports segment include a focus on innovation to launch new products in the state retail monopoly and to continue as an important partner and route-to-market, to grow exports in key markets Russia and Asia, to capture new markets as well as to grow in the Finnish grocery trade channel through innovations. Altia also aims to strengthen brand positions and expand distribution in travel retail. Furthermore, the continuous development of consumer-phasing digital platforms such as viinimaa.fi and nordicspirits.com and the continuous evaluation of the product portfolio and on-going revenue management are key focus areas for the Finland & Exports segment.

Scandinavia

Main products and services

Altia’s Scandinavia segment comprises the import, sale and marketing of wines, spirits and other beverages in Sweden, Norway and Denmark. The main brands of this segment are O.P. Anderson, Explorer, Grönstedts, Koskenkorva, Blossa, Chill Out, Larsen, Xanté, Brøndums and 1-Enkelt.

Altia’s wine portfolio, led by the flagship product Blossa, provides Altia with a good position in the steadily growing wine market with high potential. Furthermore, as the largest wine market in Nordics, the Swedish market acts as a trend setter for other Nordic wine markets. Environmental issues and sustainability have become increasingly important aspects

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15 Source: Alko 2019.

to Scandinavian consumers and Altia has aimed to respond to the trend by increasing its presence in the new organic wine assortments as well as adapting old brands to meet the new trends.

Customers

The sales channels and key customers of the Scandinavia segment are the state retail monopolies, and the retail, wholesale and HoReCa channels. Due to regulatory differences Altia’s customer base in the Scandinavia segment differs significantly between countries. In 2019, Conaxess Trade Beverages was appointed the distributor of Altia’s selected brands on the Danish domestic market. The grocery retail has remained a rather small channel in terms of alcohol sales but is still an important sales channel for non- and low-alcoholic products. The HoReCa channel offers brand visibility and thus plays an important role in brand building.

Key focus areas

Key focus areas in the Scandinavia segment include to strengthen Altia’s position in the growing gin, liqueur, rum and sparkling wine categories through innovations, to continue to lead the development of sustainable products and packaging and to strengthen its brand positions and expand distribution in on-trade. In addition, the continuous development of the consumer-phasing digital platform folkofolk.se and the continuous evaluation of the product portfolio and on-going revenue management are key focus areas for the Scandinavia segment.

Altia Industrial

Main products and services

Altia Industrial is a Nordic operator providing its industrial customers with high-quality products and services. The Altia Industrial segment comprises of the Koskenkorva distillery and Rajamäki plant operations producing grain spirits, technical ethanol, starch and feed component as by-products, as well as contract manufacturing and logistics services for external customers. It also includes supply chain operations, i.e. production and logistics operations in different countries and sourcing. Altia’s core expertise includes processing renewable agricultural raw materials and their efficient utilisation in Altia’s manufacturing processes and products. Altia uses Finnish grain, mainly barley, which is the focus of its operations. Altia also uses other renewable raw materials in its products to ensure its ability to constantly provide the customers with a quality product at a reasonable price.

Customers

Altia’s key industrial customer agreements include cooperation, production and supply agreements concerning the supply of grain spirits and technical ethanol as well as starch and feed components.

Grain spirit made from Finnish barley is the raw material for Altia’s alcoholic beverages, including Finlandia Vodka. Since 2000, Altia has had a long-term exclusive production services agreement with Brown-Forman regarding the production of Finlandia Vodka, currently in force until 2035. Altia is the only producer of Finlandia Vodka in the world. Finlandia Vodka is blended and bottled at Altia’s alcohol beverage plant in Rajamäki. In 2019, the agreement with Brown-Forman accounted for a major part of net sales of industrial services under the Altia Industrial segment. In addition, Altia’s industrial services’ customers include significant wine producers.

For technical ethanol products, Altia’s key customers are fairly evenly divided in several industries, including the techno-chemical and chemical industries, construction sector that exploit geothermal fluids as well as pharmaceutical and the packing industries. The largest of these customer groups is the techno-chemical industry. Naturet geothermal fluids are sold to drilling contractors, heating, ventilation, and air conditioning wholesalers and other companies involved in geothermal heating systems.

Customers purchasing barley starch are, among others, companies operating in the chemical, forest and beverage industries. The feed component produced at the Koskenkorva plant is sold to A-Rehu. A-Rehu is the only purchaser of the feed component Altia produces on a continuing basis as a part of the Koskenkorva production process. There is a continuous “over-the-fence” flow of the animal feed component from Altia’s process directly to A-Rehu’s process.

Key focus areas

Key focus areas for the Altia Industrial segment include developing and maintaining customer relationships and growing sales of industrial products. In addition, Altia aims at enhancing the work safety culture and implementing minimum requirements of work safety practices across all sites. Altia Industrial is focusing on improving capabilities of wine packaging and in-house production of low- and non-alcohol products, and also on improving professional procurement activities across all sourcing categories and enhancing digitalisation and the automation of the supply chain.

Investments

For the six months ended 30 June 2020, Altia’s gross capital expenditure amounted to EUR 2.5 million and for the year ended 31 December 2019 to EUR 6.8 million, representing 1.7 and 1.9 percent respectively of Altia’s net sales for the respective period. In 2019, capital expenditure was related to a number of safety and replacement investments, and the development of information systems at the Koskenkorva plant. For the six months ended 30 June 2020, capital expenditure was related mainly to production process investments at Rajamäki, and in addition a number of smaller improvement and maintenance investments at the Rajamäki and Koskenkorva plants have been carried out.

Property, Plant and Equipment

The most significant property, plant and equipment include manufacturing and warehouse buildings (such as distilleries, production and ageing cellars, alcohol beverage plants and warehousing operations), the real property owned by Altia and machinery and equipment related to the alcoholic beverage industry. The real property owned by Altia is located in Finland, Estonia and France. In addition to Altia-owned plants, Altia has leased office spaces for its sales, marketing and administrative operations in Helsinki, Stockholm, Oslo, Copenhagen and Riga, as well as a storage facility in France. Altia also leases warehouse and office space for its logistics centre in Brunna, Sweden. The fixed-term lease agreements expire within different periods of time and according to some of the fixed-term lease agreements, the tenant has the first priority to lease the leased area for another lease period. Some of the lease agreements include an obligation for Altia to restore the premises to their original purpose of use at the end of the lease term. In addition, according to the land lease agreement regarding an electrical substation in Koskenkorva, Altia is obliged to remove buildings, structures, equipment and other assets owned by Altia, as well as to clean up the leased area.

Intellectual Property

The Group owns a large portfolio of trademarks and copyrights, know-how and trade secrets relating to its business. The Group owns material trademarks relating to all of its own brands and is therefore dependent on the maintenance and protection of its trademarks. Brands are among the most important assets in the alcoholic beverage industry, since a strong brand provides a significant competitive advantage to its owner. The Group aims to register and protect its brands in the markets in which the brands are sold. The Group’s intellectual property rights are handled centrally. The registered trademarks are mostly held by Altia, and some trademarks are registered by local Group companies, including e.g. Altia Denmark A/S, Altia Sweden AB, Altia Latvia SIA, Altia Eesti AS and Larsen S.A.S. The Group holds approximately 1,200 trademark registrations covering, among other things, Altia’s more than 250 active brands, including its flagship brands Koskenkorva Vodka, Larsen Cognac and O.P. Anderson Aquavit, and other regionally and locally relevant brands such as Blossa, Chill Out and Xanté, as well as Leijona, Jaloviina, Explorer and Grönstedts. Altia has registered certain designs relevant for its business, including, e.g., the ornament of the True Colours bottle (registered in EU and Norway, application pending in USA and Canada), and Koskenkorva Vodka bottle (registered in EU, Norway, USA, application is pending in Canada).

Altia also has proprietary secrets, technology, know-how, processes and other intellectual property rights that are not registered, which Altia aims to protect through confidentiality measures. Altia considers its beverage and ingredient recipes as trade secrets.

In addition, Altia has registered approximately 170 domain names, including the domain names: Altia.fi, Altia.se, Altia.no, Altia.lv, Altia.ru, viinimaa.fi, folkofolk.se, nordicspirits.com, and several domain names containing the names of most of Altia’s core brands. Altia has also registered domain names relating to the Combined Company’s new name, Anora Group, such as anorasuomi.fi, anorasverige.se, anoranorge.com and anoradanmark.com.

Sustainability

Sustainability is a strategic priority and key success factor for Altia, built on a long-term basis. Altia considers itself a forerunner in sustainability and its aim is to support the development of a modern and responsible Nordic drinking culture. Altia’s sustainability work is guided by Altia’s purpose and strategy, the expectations of its stakeholders, its business principles, four of the UN’s Sustainable Development Goals selected by Altia, and by the ethical principles of amfori BSCI, which are based on international conventions and to which Altia is committed. In the recent years, Altia has carried out its Responsibility and Sustainability Program for 2018–2020, of which the most important measures have been included in the operational planning of each business unit. Sustainability has been incorporated into Altia’s refined strategy, published in February 2020, and in 2020, Altia adopted a new, long-term program, the Sustainability Roadmap 2030.

The Sustainability Roadmap 2030 highlights circular economy and carbon neutral operations at the core of Altia’s sustainability efforts. Altia’s company purpose, Let's Drink Better, gives the base and framework for the sustainability work, based on which the new roadmap is built on. The Sustainability Roadmap is based on the United Nations Sustainable Development Goals and is divided into four focus areas: Our Distillery, Our Society, Our Drink and Our

People. The Our Distillery focus area includes all of Altia’s sustainability goals related to environmental responsibility. In particular, environmental efforts include reducing emissions, improving energy efficiency, investing in green technology, water protection and saving measures related to pure ground water, particularly in Rajamäki, and promoting carbon farming practices amongst farmers. See “— Environmental Matters” below for further information on the environmental aspects of Altia’s sustainability work. The Our Society focus area includes the sustainability goals related to the development of the product portfolio as well as enhancing a responsible Nordic drinking culture, while the Our Drink focus areas includes packaging development and the sustainability goals of Altia’s core brands, through which the sustainability work is manifested. The Our People focus area concentrates on the safety and wellbeing of Altia’s employees as well as the people in Altia’s supply chain. For further information, see “— Occupational Health and Safety Matters” below.

Altia is a member of amfori and participates in amfori BSCI to improve the social performance of its supply chains. According to Altia’s management, Altia is currently the only wine and spirits importer in the Nordic and Baltic countries which is a member of amfori BSCI. Altia is in the process of implementing an amfori BSCI compliance requirement (including freedom of association, prohibition of child labour and forced labour, non-discrimination, working hours, occupational health and safety etc.) in its agreements with suppliers of wine, raw materials and packaging materials, and partners, as well as parties offering contract manufacturing services. Compliance with amfori BSCI guidelines is supervised, amongst other means, by amfori BSCI audits, which are planned by utilising the amfori BSCI country risk classification. From 2018 onwards, Altia has arranged audits also by itself. Furthermore, Altia has created its own Code of Conduct for Suppliers and Subcontractors and the requirements of the Code are being implemented as part of contracts with suppliers. To promote accountability and foster a responsible company culture, Altia has also set up an external whistleblowing channel for all parties operated by an independent organisation to encourage reporting of any suspected violations of its business principles, laws or ethically sustainable courses of action.

During the past few years, Altia has increased the share of organic, Fairtrade, low-alcohol and non-alcoholic products in its portfolio.

Environmental Matters

Altia’s environmental impacts relate mainly to Altia’s own production operations at the Koskenkorva and Rajamäki plants in Finland and the Tabasalu plant in Estonia. The production volumes at the plant in Cognac, France and the related environmental impacts are smaller compared to the other plants. The most important permits relating to environmental matters are environmental permits pursuant to the Environmental Protection Act concerning the operations of the Rajamäki and Koskenkorva plants. In addition, Altia has water abstraction permits pursuant to the Water Act for water abstraction relating to the operations at the plants. The permits are valid until further notice.

Altia’s key environmental aspects are determined in assessments of environmental aspects conducted at three-year intervals. In the assessment conducted in 2018, the most significant environmental aspects were identified as energy consumption, water consumption, wastewater and waste generation, and environmental goals have been determined in order to reduce Altia’s most significant environmental impacts. The achievement of environmental goals is monitored on a monthly basis. Measures necessary for meeting environmental targets are determined annually for each production plant, and these targets are included in their environmental programmes.

Wastewater quality is monitored at Koskenkorva and Rajamäki on a daily basis by measuring the chemical oxygen demand (COD) in wastewater samples. Wastewater from production operations at Koskenkorva is pre-treated and wastewater from the Rajamäki plant is treated before it is delivered to municipal wastewater treatment plants. At Tabasalu, wastewater is collected in tanks and transported to a municipal treatment plant. During the reporting period, no consequences were imposed on Altia for violations of permit limits or environmental laws and regulations. The wastewater treatment of the Rajamäki plant was further improved in 2019 by renewing the neutralisation method and adding a new biological treatment to reduce organic load of wastewater.

Altia signed its first voluntary Energy Efficiency Agreement in 2008 and successfully completed the targets set during the contract period of 2008–2016. In 2017, Altia joined the new contract period of this agreement, which will continue until 2025. Altia’s target during the new contract period is an energy consumption reduction of 10 percent by the year 2025, compared to consumption in the beginning of 2014.

Altia has made numerous efforts to increase Altia’s energy efficiency and the effects of the measures are monitored continuously. Environmental management systems at the Koskenkorva plant, the Rajamäki alcoholic beverage plant, the technical ethanol unit and the Helsinki head office have been certified in accordance with the ISO 14001 standard. Environmental systems are developed by means of regular internal and external audits. In addition, Altia’s Rajamäki alcoholic beverage plant has also been certified according to the ISO 22000 food safety management standard.

The bioenergy power plant at the Koskenkorva plant enabled Altia to reduce the Koskenkorva plant’s carbon dioxide emissions by 58 percent in 2019, compared to 2014. The plant’s fuel self-sufficiency in steam production was 62 percent in 2019. Ashes from the biopower plant have been approved for fertiliser use, meaning that unprocessed ashes can be used in fields even in groundwater areas. See also “— Altia’s Business Operations – Production – Koskenkorva plant”.

Altia cooperates with contract farmers to promote sustainable farming practices and improve material efficiency to continuously reduce the environmental impacts of its production operations. Altia has been cooperating with Baltic Sea Action Group (BSAG) since 2015 and committed to promote the sustainability of the farming methods used in its beverage production. As part of the Baltic Sea commitment, Altia and selected contract growers participate in the Carbon Action pilot project of the BSAG, the Finnish Meteorological Institute and Sitra. The Carbon Action project studies how climate change and the eutrophication of the Baltic Sea can be controlled by storing carbon in the soil through more effective farming practices.

Altia improves the efficiency of its logistics operations by combining the transport of its own products with that of its partners’ products and by operating close to its customers. Packing of wines close to destination markets reduces the environmental impacts arising from the transport from their countries of origin. Altia’s environmental expenses did not have a significant impact on the result for the year 2019 and on the financial position.

Occupational Health and Safety Matters

Altia’s health and safety management system has been certified in accordance with the OHSAS 18001:2007 standard. The certification covers the Koskenkorva plant, the operations at Rajamäki and the head office functions in Helsinki. Altia received the approval of ISO 45001:2018 Occupational health and safety management systems in early 2020.

The objectives of the occupational health and safety system include the reduction of sickness absences and accidents and the absences the latter cause. To highlight the importance of occupational health and safety, action plans have been made also for the plants and logistics centres that are not covered by the certification. Altia has launched also four minimum requirements covering: Personnel safety equipment, External craftsmen, Chemical handling and Working on heights.

The accident frequency and sickness absences are monitored in all of Altia’s operating countries. In 2019, the sickness absence rate16 was 3.7 percent (3.4 percent in 2018). The accident absence rate17 for accidents requiring at least one day of absence was 9 (12 in 2018). There were no fatal work-related accidents in 2019.

Organisation and Personnel

Group legal structure

At the date of this Merger Prospectus, Altia consists of the parent company Altia Plc and several subsidiaries and associated companies in different countries. The parent company of the Group, Altia Plc, is responsible for, among other things, the management of the Group as well as treasury and accounting functions, HR, legal affairs and corporate communications. The business operations of the Group are carried out by several of Altia Plc’s local subsidiaries that employ local resources and operating models. In addition to Finland, Altia operates mainly in Sweden, Norway, Denmark, Latvia, Estonia and France.

On 30 June 2020, Altia had a total of 12 subsidiaries. The following table presents the subsidiaries of Altia along with respective ownership shares of Altia on 30 June 2020.

Subsidiaries of Altia	Consolidated shareholding and voting right (percent)	Country of incorporation
Group companies
Altia Eesti AS	100	Estonia
Altia Denmark A/S	100	Denmark
SIA Altia Latvia	100	Latvia
Altia Norway AS	100	Norway
Altia Sweden AB	100	Sweden
Best Buys International AS	100	Norway
Bibendum AS	100	Norway
Interbev AS	100	Norway
Larsen SAS	100	France
Premium Wines AS	100	Norway
Strøm AS	100	Norway
Oy Wennerco Ab	100	Finland

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16 The number of sickness-related absence hours per working hours x 100%.

17 The number of accidents leading to at least one day’s absence per million working hours without commuting accidents.

Joint arrangements and associated companies
Roal Oy	50	Finland
Palpa Lasi Oy	25.53	Finland

Employees

Altia had a total of 663 employees as at 30 June 2020. Altia employs a part of its employees on fixed-term contracts especially at the Rajamäki plant mainly due to seasonality. The number of such employees during the first half of 2020 was 31 on average.

The following table presents Altia’s employees per country as at 30 June 2020.

Number of employees per country	As at 30 June 2020
Finland	411
Sweden	110
Denmark	4
Norway	22
Latvia	33
Estonia	58
France	25
Total	663

The following table presents the average number Altia’s employees per business segment for the six months ended 30 June 2020.

Number of employees per Business segment	30 June 2020
Finland & Exports	90
Scandinavia	72
Altia Industrial	408
Parent company	81
Total	651

Material Agreements

Except as set forth below, Altia has not entered into (i) material agreements outside of its ordinary course of business during the two financial years immediately preceding the date of this Merger Prospectus or (ii) other agreements outside its ordinary course of business based on which a company belonging to the Altia Group would have material obligations or rights as at the date of this Merger Prospectus that are material from the Altia Group’s perspective. For further information on transactions carried out by Altia with its related parties, see “— Altia’s Related Party Transactions”.

Production services agreements between Brown-Forman Finland Ltd and Altia

Altia and its affiliates have entered into a number of agreements with Brown-Forman and its affiliates, including a long-term production services agreement since 2000, which was renewed on 30 May 2008 and has later been amended (the “Production Services Agreement”). The most recent amendment concerning key provisions of the Production Services Agreement were made in April 2017 and July 2020.

The Production Services Agreement relates to production services provided by Altia for the production of Finlandia Vodka products (all products excluding RTD products; “FV Products”). The distillation of the grain spirit used in FV Products will take place at Altia’s Koskenkorva distillery and other processing, blending and bottling at the Rajamäki plant. Throughout the duration of the Production Services Agreement, Brown-Forman will purchase all of its requirements for FV Products from Altia. The Production Services Agreement expires on 31 December 2035. Negotiations for the possible extension of the agreement must commence no less than 24 months prior to the expiration of the agreement i.e. on 31 December 2033, at the latest.

Brown-Forman may terminate the Production Services Agreement for all products or any of them on 36 months’ notice in the event that control of Altia Plc is acquired by another person (other than a person controlled by the State of Finland). Further, in such circumstances, Brown-Forman also has the right to request Altia to supply finished vodka or ethanol in bulk instead of the bottled product in addition to certain other exceptional circumstances relating to, for example, to Altia not being able to meet agreed supply requirements. However, Altia is obliged to supply vodka or ethanol in bulk only for such a period as such exceptional circumstances remain in force.

Altia has also under the Production Services Agreement committed to obtain contractual undertakings with respect to the continued supply of FV Products in case significant distillery or bottling assets of Altia are transferred or divested.

Altia Senior Facilities Agreement

On 13 December 2017, Altia entered into an unsecured EUR 75 million term loan and a EUR 60 million revolving credit facilities agreement with OP Corporate Bank plc as coordinating mandated lead arranger, OP Corporate Bank plc, Handelsbanken Capital Markets, Svenska Handelsbanken AB (publ) and Nordea Bank AB (publ) Finnish Branch as mandated lead arrangers and bookrunners, and OP Corporate Bank plc, Nordea Bank AB (publ) Finnish Branch and Svenska Handelsbanken AB (publ), Branch Operation in Finland as original lenders (the “Altia Senior Facilities Agreement”). The term facilities under the Altia Senior Facilities Agreement have been utilised for the refinancing of certain previous financial indebtedness of Altia and financing dividend payments (on or before 31 December 2017). The revolving credit facility may be utilised for the financing of general corporate purposes of the Altia Group. As at the date of this Merger Prospectus, no revolving credit facility was in use.

The EUR 20 million term loan facility under the Altia Senior Facilities Agreement terminates on 9 January 2022, and is repaid in yearly instalments of EUR 5 million starting on 9 January 2019. The EUR 55 million term loan facility terminates on 9 January 2023 unless it is extended by one year pursuant to the terms of the Altia Senior Facilities Agreement and is repaid in full on its termination date. The EUR 60 million revolving credit facility terminates on 9 January 2023 unless it is extended by one year pursuant to the terms of the Altia Senior Facilities Agreement. Amounts drawn down under the revolving credit facility fall due on the last day of the applicable interest period and may be drawn down again after repayment. Interest on loans drawn under the facilities is determined in reference to the EURIBOR and are defined as the sum of the applicable margin and EURIBOR. The margin for each of the facilities depends on the gearing covenant.

The Altia Senior Facilities Agreement contains a financing covenant relating to gearing, according to which the ratio of net-interest bearing debt to the consolidated equity of Altia must not exceed 120 percent. Compliance with the gearing covenant is monitored quarterly. The Altia Senior Facilities Agreement contains other customary covenants, including covenants regarding compliance with laws and sanctions, negative pledges, restrictions on mergers, acquisitions and disposals, restrictions on granting loans and guarantees, restrictions on change of business, and restrictions on subsidiary indebtedness. The Altia Senior Facilities Agreement contains customary events of default and customary terms on acceleration situations including payment defaults, breach of the financing covenant and breach of other provisions of the Altia Senior Facilities Agreement as well as on cross-default. In addition, the Altia Senior Facilities Agreement contains customary representations and information undertakings.

The Altia Senior Facilities Agreement contains a change of control clause, which entitles each lender to cancel its commitment and request repayment of all its share of the loans outstanding, as well as not to fund new utilisations. The change of control clause is triggered by any person or persons acting in concert, directly or indirectly, other than the Republic of Finland, gaining control of the shares representing more than fifty (50) percent of the capital and voting rights in Altia or after the Listing if Altia ceases to be listed on Nasdaq Helsinki (other than in case the Republic of Finland at any time owning shares representing more than fifty (50) percent of the capital and voting rights in Altia).

Insurance

Altia has insurance policies covering certain, but not all aspects of its operations and risks, such as property, damage and business interruption, cyber and crime insurances, liability insurances as well as cargo insurance and employer’s statutory insurances. Altia believes that its existing insurance policies are adequate, in terms of both the amounts covered and the conditions of coverage, so as to be able to cover the insurable major risks of its business, taking into account the cost of the insurance coverage and the potential risks to business operations. However, there can be no assurance that no losses will be incurred or that this coverage will be sufficient to cover the damages in the event of a significant event or claim. See “Risk Factors – The Combined Company’s insurance cover may prove insufficient”.

Legal Proceedings

Altia becomes involved from time to time in various claims and legal proceedings arising in the ordinary course of business, such as employee claims, disputes with suppliers, customers and competitors, and proceedings initiated by public authorities. Except as stated below, Altia is not as of the date of this Merger Prospectus and, has not been within the past twelve months, party to any material governmental, legal or arbitration proceeding that may have or have had a significant effect on the financial position or profitability of Altia, and Altia is not aware of any such proceedings pending or threatened. Altia notes, however, that the outcome of any current or future legal proceedings can be extremely difficult to predict, and Altia offers no assurances in this regard.

Altia has objected to the requirements proposed by Livsmedelsverket (the Swedish National Food Agency (“NFA”)) for the technical file for the geographic indication “Svensk Akvavit”, i.e. “Swedish Aquavit”. The proposed requirements were submitted by the NFA to the European Commission (“Commission”) for adoption and inclusion into Regulation

(EC) No. 110/2008. Following correspondence between the Commission and the NFA, the NFA submitted amended technical files to the Commission. Altia appealed all of the NFA’s decisions on the technical files to the Uppsala Administrative Court. The technical file submitted by the NFA to the Commission includes the following requirements which Altia opposes: (i) that Swedish Aquavit must be made using Swedish neutral ethyl alcohol and Swedish water, and (ii) that the dilution of Swedish Aquavit with Swedish neutral ethyl alcohol and Swedish water must take place in Sweden. Altia opposed these requirements as they may constitute barriers to trade, are new and do not reflect current practice for the significant proportion of Swedish Aquavit produced.

On 27 March 2019, the Commission announced that it had completed the assessment of i.a. the technical file for the geographical indication of “Svensk Akvavit”. The Commission’s examination did not include the verification of the compliance with other applicable rules, including requirements of the technical file on the mandatory bottling and/or dilution in the geographical area, since they are not related to the definition of geographical indications.

The Uppsala Administrative Court decided partly against Altia in its verdict in February 2020. Altia has appealed the decision to the Administrative Court of Appeals in Stockholm (Kammarrätten i Stockholm). The Administrative Court of Appeals has granted leave of appeal.

Altia is investigating its options and further action in the matter, should the outcome of the Swedish Courts be negative. The proposed requirements could, if Altia is unsuccessful, require substantial changes to Altia’s production process of its aquavit products to the extent that Altia wants to use the geographical indication “Svensk Akvavit” (“Swedish Aquavit”). See also “Risk Factors – Changes in the legislation or other regulations concerning alcoholic beverages or uncertainties or changes in the interpretation of such legislation or regulations could increase the Combined Company’s costs or limit its business activities”.

Outlook and Trend Information

Outlook

This section “Outlook” contains forward-looking statements. These statements are not guarantees of Altia’s future financial performance. Altia’s actual result or financial position may differ in a material way from the result or financial position contained in or implied by the forward-looking statements. This may be due to several factors, which are described, among others, in sections “Risk factors” and “Certain Matters – Forward-looking statements”. This section “Outlook” concerns Altia as a separate company and should not be interpreted or construed to concern the Combined Company after the Effective Date. Undue reliance should not be placed on these forward-looking statements.

The development of Altia’s business operations and profitability are affected by the competitive environment, the overall economic outlook and changes in alcohol taxation and regulation. Uncertainty related to changes in consumer buying behaviour and consumer demand continues. In addition, overall fluctuations of direct product costs affect Altia’s profitability. On 29 April 2020 Altia suspended its guidance for 2020 due to the uncertainties related to the Coronavirus pandemic. A new guidance shall be provided if the impacts of the Coronavirus pandemic on the operating environment and business conditions can be assessed in a reliable manner.

The restrictions and instructions from governments and health authorities have a significant impact on Altia’s operating environment. Visibility for the rest of the year is poor and forecasting is difficult. Uncertainty in the economy remains at a high level and the risk of an economic slowdown is high. The recovery of the consumer beverage sales depends on the level and extent of governmental restrictions and recommendations on travelling, movement and social distancing. The pace of recovery is difficult to estimate and it is affected by changes in consumer behaviour and is expected to vary across sales channels: on-trade channels could be expected to recover faster than travel retail.

Impact of the Coronavirus pandemic

Due to the Coronavirus pandemic, the travel retail, on-trade and exports channels were largely closed during the second quarter of 2020. According to the view of Altia’s management, in consumer beverages, which consists of the Finland & Exports and Scandinavia segments of Altia’s business, sales to the monopolies and the grocery trade are affected by the recovery of travel retail and on-trade channels, which started as restrictions were lifted during the second quarter of 2020. Despite consumers shifting purchases of alcoholic beverages to monopolies and the exceptionally high monopoly volumes during the first half of 2020, the sales to monopolies will not compensate the shortfall coming from travel retail, exports and on-trade. Additionally, a prolongation or worsening of the Coronavirus pandemic could impact consumer behaviour. The recovery of the aforementioned channels depend on the level and extent of governmental restrictions and recommendations on travelling, movement and social distancing. The pace of recovery is difficult to estimate and is affected by changes in consumer behaviour and expected to vary across sales channels: on-trade channels could be expected to recover faster than travel retail. The uncertainty in the sales to the monopoly channel is related to 1) the monopoly channel remaining open and continuing normal operations which could be dependent on, for example, the health of the monopolies’ personnel and political decision-making, and to 2) Altia’s ability to deliver products.

Additionally, in the Altia Industrial segment uncertainty is high in both industrial products and services. The demand for starch has slightly weakened due to the soft paper industry market. The stable development of feed component volumes are expected to continue. The demand for technical ethanol is expected to remain at a higher level than in the previous year. Volumes in industrial services are expected to be negatively impacted by the Coronavirus pandemic. Uncertainty in Altia’s ability to deliver to the monopolies and grocery trade channels is related to the availability of products and raw materials such as bulk wine, partner goods and dry goods. The uncertainty in production is related to the health and safety of Altia’s employees and the availability of machinery spare parts and maintenance workforce.

Altia has taken measures to adjust its cost structure in the short-term. The majority of cost savings were related to other operational costs. During the second quarter of 2020, marketing activities e.g. in travel retail and on-trade were ceased and cost savings measures implemented in all functions. Temporary lay-offs and part-time work were also implemented in Finland, Sweden and Norway. Altia will continue to focus on net working capital management in the upcoming quarters together with other liquidity securing actions. Depending on the length of the lock-downs of societies, the Company expects that the ageing structure of the accounts receivable portfolio will develop in an unfavourable direction in the upcoming quarters with potential write-downs occurring. During the second quarter, the close follow-up of sales and profitability development continued, and additional cost savings actions will be implemented in the second half of 2020 when necessary.

At the end of the first half of 2020, Altia has assessed the impact of the Coronavirus pandemic uncertainties on its financial position and has considered the values of assets and liabilities that include critical accounting estimates and require management judgement. Based on this assessment, Altia has not identified any indication of goodwill impairment. The credit risk of trade receivables and the amount of bad debt provision has been analysed at the end of the first half of 2020 with the conclusion being that there is sufficient provision in place.

Market development by segments

Finland & Exports

During the first half of 2020, net sales have declined in the Finland & Exports segment due to the sales drop in travel retail, exports and on-trade following the Coronavirus pandemic restrictions issued in March 2020. Altia’s net sales in the monopoly channel grew as consumers shifted purchases to the monopoly, driven mainly by the net sales growth in spirits and bag-in-box wines. Partner portfolio changes in the second quarter of 2020 impacted wine sales slightly negatively, while net sales in the grocery trade channel grew slightly. In the Baltics, domestic grocery trade continued a stable positive development. During the second quarter of 2020, the gradual lifting of the Coronavirus pandemic restrictions in Finland started in June 2020, but the recovery of the affected sales channels has been slow. Additionally, the release of a tax provision of EUR 0.5 million from the second quarter of 2019 impacts year-on-year comparison negatively.

The positive channel mix, revenue management and the implemented cost savings measures have offset the negative impact of lost volumes in travel retail, exports and on-trade.

Additionally, Altia has partnered with Underberg to enter the German market with Koskenkorva Vodka and O.P. Anderson Aquavit. Altia has also launched several new innovations in the Koskenkorva and Leijona brands in Finland during 2020. In addition, the traffic to Viinimaa.fi continued to grow due to persistent long-term work in search engine and campaign optimisation.

Scandinavia

During the first half of 2020, Altia’s net sales in the segment decreased slightly due to the business model change in Denmark from 2019. However, in constant currencies the net sales experienced a slight increase. Altia’s net sales in the monopoly channels grew as consumers shifted purchases to the monopolies. In Sweden, sales growth in spirits was supported by solid sales and market share growth in the strategically important gin, rum and liquer categories. In Norway, net sales growth was strong across all categories and market share development was positive. The restrictions related to the Coronavirus pandemic impacted on-trade negatively and partner portfolio changes in the second quarter of 2020 impacted wine sales slightly negatively. The net sales in Other beverages declined due to partner portfolio changes from 2019. During the second quarter of 2020, the gradual lifting of the restrictions related to the Coronavirus pandemic in the Norwegian on-trade started in May 2020, but the recovery was slow.

The profitability improved due to growth in monopoly sales, revenue management and implemented cost savings measures. The development of the exchange rates, especially the NOK, impacted comparable EBITDA negatively.

Altia made several product launches in Sweden and Norway during the first half of 2020 in the following brands: O.P. Anderson, Explorer, Koskenkorva and Xanté. In addition, the traditional “Grönstedts Blå Punsch” (arrack liqueur) was relaunched in Sweden.

The number of visits to the folk o folk website also increased during the first half of 2020 as a result of search engine optimisation and an increased presence in social media. In June 2020, Altia launched a new site, folkofolk.se, which addresses consumers in Sweden with a Finnish background.

Altia Industrial

During the first half of 2020, net sales have declined mainly due to lower contract manufacturing volumes and the normalised barley price. Following the Coronavirus pandemic, the demand for technical ethanol has been strong and the volumes have remained at a higher level when compared to those from 2019. To meet the exceptionally high demand for raw material for hand sanitizers and also other segments of grain spirits and technical ethanol during the first half of 2020, Altia Industrial ran at full capacity at the Koskenkorva plant to produce different ethanol products for the markets. During the first half of 2020, starch volumes were below the 2019 level due to weaker demand in the paper industry while feed component volumes were on the 2019 level. Furthermore, the key priorities in the segment have been to secure the availability of raw materials such as bulk wine, partner goods and dry goods, supply chain operations and production continuity.

The profitability improved due to normalised barley price as well as the higher volumes and increased overall market prices of ethanol.

During the first half of 2020, the Koskenkorva Plant Distillery has been running at full capacity. Additionally, production process investments were carried out at Rajamäki along with a number of smaller improvement and maintenance investments at the Rajamäki and Koskenkorva plants.

Key factors affecting results of operations

Altia’s business and results of operations are influenced by a number of factors, some of which are outside of Altia’s control. The following key factors, among others, have had or may have, an effect on Altia’s business and results of operations.

•	General economic conditions;

•	Demand, trends and consumer behaviour;

•	Seasonal variation;

•	Competition;

•	Altia’s operational efficiency;

•	Price development of Altia’s products;

•	Pricing and availability of raw materials;

•	Demand for industrial products;

•	Changes in currency exchange rates; and

•	Regulatory and tax changes.

These factors are described in more detail below.

General economic conditions

The prevailing economic conditions and changes in consumer preferences may affect Altia’s field of business and, as such, be reflected in Altia’s results of operations. The macroeconomic and financial market conditions especially in Altia’s home markets in Northern Europe are factors affecting the demand for Altia’s products. In addition, market conditions in Russia and the Baltics, the central Eastern European region, China and the United States may impact the demand for Altia’s export services.

Economic fluctuation is usually reflected more strongly in consumers’ purchasing power and spending behaviour, such as in consumer preferences between the product categories, brands and price segments. On the other hand, an economic slowdown and other negative economic developments may affect consumer choices and put additional financial stress on Altia’s customers and suppliers in the Nordics as well as in export markets. Further, global crises, such as the ongoing Coronavirus pandemic, may cause significant short-term risks and uncertainties to the markets affecting the entire global operating environment. Restrictions related to global crises, which affect the customers, partners, suppliers and personnel of Altia may have numerous negative effects on Altia’s business. Additionally, even though the national alcoholic beverage retailing monopolies in Finland, Sweden and Norway can be seen as a lower credit risk customer than other customers, negative economic developments can negatively impact Altia’s ability to collect its receivables in a timely manner, or at all, for example from its partners.

Demand, trends and consumer behaviour

Consumer behaviour and preferences in the alcoholic beverage markets are affected by several factors, including changes in purchasing power, the age structure of consumers, changes in consumer preferences regarding the geographical origin of wines, the popularity of different spirit types and lifestyle trends. Segmentation of consumer groups into smaller special groups as well as demand for the novelties are still continuing, for which Altia aims to actively analyse consumer trends to foresee future consumer preferences and to respond to future changes and trends in product development in a timely manner.

Key trends such as authenticity, sustainability, health consciousness, premiumisation, convenience, and digitalisation provide growth opportunities for Altia to continue to further develop and expand its current product portfolio. Changes in consumption habits of alcoholic beverages and consumer preferences can occasionally occur fast. Rapid changes in demand for alcoholic beverages in general or in a specific category might increase or reduce the consumption of a certain product category or the consumption of alcoholic beverages as a whole, and therefore Altia must be able to react to these changes rapidly. Such changes may positively or negatively affect Altia’s results and profitability.

Altia’s success depends on the strength of its brands. Foreseeing and building business on new consumer trends as well as maintaining and strengthening Altia’s brand image and reputation through a high-quality product portfolio are one of the key factors affecting Altia’s results of operations also in the future. Altia’s own products and the products of its partners are sold on the consumer market in which the quality, visibility and reputation of product brands have substantial effects on their attractiveness for consumers.

Seasonal variation

There are substantial seasonal aspects affecting Altia’s net sales and profitability during the year, namely holiday and seasonal consumer buying patterns, especially at the end of the year during Christmas and New Year, but also during other key holidays such as Easter, the 1st of May and Midsummer. Altia typically generates a large amount of its revenue and cash flow during the fourth quarter of each financial year driven by the Glögg category as well as the Christmas and New Year season sales in general with higher consumption and gift purchases of more premium wine and spirits. On the other hand, Altia’s revenue is generally lower in the first quarter of each financial year, in addition to which excise taxes related to the high season at the end of the year are paid in January, resulting in large cash outflows.

The seasonal variations have resulted in significant fluctuations also in net working capital during the financial year, with Altia’s net working capital requirements at their highest before Christmas, Easter and Midsummer. Net working capital needs in the first quarter of the year are typically driven by lower operating revenue, payable alcohol taxes, VAT and due trade payables arising from the Christmas selling period in the fourth quarter. In the third quarter, Altia generally purchases and produces large amounts of products, such as Blossa Glögg in the lead up to the Christmas season and thus utilises a significant amount of cash from operations for its working capital needs. A failure or the occurrence of any adverse event during a high season could result in a significant reduction in net sales and therefore a deterioration in full-year earnings.

Competition

The wine and spirits sale and distribution industry in the markets in which Altia’s operates is intensely competitive. Despite the regulated nature of the state retail monopoly markets, all international brand houses are generally present, together with their regional and local producers and representatives, as well as hundreds of smaller importers (particularly in the wine industry), in all key markets where Altia operates. Altia’s distribution business is also very competitive with hundreds of importers operating in the market. The principal factors affecting Altia’s competitive position among the customers, consumers and partners include its brand strength, product range, pricing, product quality, innovation and new product offering, distribution capabilities, knowledge, and the capability and resources to create successful partnerships as well as the ability to foresee and respond to changing consumer preferences and demand. The effect of these factors varies depending on the market and the product.

A turnover of partners is a characteristic feature in the wine and spirits sale and distribution industry. The management of Altia believes that it has a strong competitive position with regard to maintaining and gaining partnerships. In 2019 and 2020, Altia entered into important new partnership and distribution agreements. In May 2019, Altia transferred its Danish domestic market business to Conaxess Trade Beverages, with Conaxess Trade Beverages gaining exclusive rights to the distribution and marketing of Altia’s brands in Denmark’s domestic market. In relation to this transfer, Altia entered into an agreement with Underberg with regard to portfolio distribution in Norway, Finland and Sweden. Further, in September 2019, Altia announced an investment in the Von Elk Company, whereby Altia became a minority shareholder in the company and the exclusive distributor in the Nordic and Baltic region of a sparkling glogg, Glöet. In 2020, Altia partnered with Underberg to enter the German market with Koskenkorva Vodka and O.P. Anderson Aquavit, including the sales, marketing and distribution of Koskenkorva Vodka Original and O.P. Anderson Original Aquavit. Gaining new customers, partners or distributors or, on the other hand, loss of agreements can affect the net sales and profitability of

Altia’s operations. In addition, pricing or other activities related to competing products can have an impact on the sale and distribution of Altia’s products and services.

Altia’s operational efficiency

While focusing and allocating resources on the key brands and partners and supporting the portfolio with marketing and sales force efforts, Altia actively reviews the scope of its portfolio and mix in different product and price categories and adjusts its product portfolio, when necessary, to reflect changes in the market and competitive environment as well as consumer preferences. With these measures, Altia aims to gain continuous competitiveness and profitability.

The Koskenkorva plant is efficient due to the unit’s own production, innovative use of material streams and outbounds, and a bio power plant in Koskenkorva. The demand for the end products, i.e. grain spirit, technical ethanol, starch and animal feed components, enable Altia to maintain optimal capacity utilisation at the plant and extract benefits of its integrated production process. Production volume is always a combination of the products. Therefore, significant changes in the demand for one of the end products cannot be fully reflected in production because of the interdependence with the other streams. For example, increased demand for starch could not be supplied without gaining additional volumes of grain spirit or technical ethanol. With respect to logistics, several local logistics operations have been outsourced to improve flexibility. Due to the versatile range of different products, bottles and packaging concepts, production planning is critical to ensure efficiency and to ensure the targeted costs of the goods sold. Disruptions or low capacity utilisation at Altia’s production plants could result in downtime on the machines and thereby have an adverse effect on Altia’s profitability.

Price development of Altia’s products

The pricing of Altia’s products is affected by demand in the end markets, portfolio management, tendering processes in retail monopolies, competition, the cost of raw materials and production, cost management and efficiency measures, as well as the overall financial targets. There are significant price differences between Altia’s home markets caused by varying alcohol tax levels, which may also affect pricing decisions for the products.

Altia’s products are priced in a competitive way by utilising scale, local presence, strong brands, long experience and extensive knowledge of consumer reactions with respect to changes in pricing in different price points. The behaviour of Altia’s large customers and partners has in the past and could in the future have an impact on Altia’s profitability through pricing pressure.

Pricing and availability of raw materials

Altia’s main raw materials are grain, bulk wine, eau-de-vie for cognac, whiskey, spring water, as well as other ingredients needed for a variety of different alcoholic beverages. Altia also purchases packaging materials, such as glass and PET bottles, corks and paper board for secondary packaging of Altia’s own brands, as well as raw materials that are used in production of industrial products and services under Altia’s Altia Industrial segment. Fluctuations in raw material prices can affect Altia’s profitability at least in the short term, as they are not immediately nor fully reflected in the prices of Altia’s products.

Costs of raw materials and packaging materials used for Altia’s products may be affected by various factors, such as global supply and demand, fuel and transport costs, weather conditions, agricultural uncertainty, crop failures, and governmental import and export controls. The availability of raw materials procured by Altia is usually ensured through framework agreements as well as arrangements with wholesalers. In exceptional circumstances, for example due to the effects of climate change, Altia could use certain alternative raw materials for the production of alcoholic beverages as well as packaging.

One of the larger cost items for Altia is electricity. Fluctuations in the market price of electricity are likely to affect Altia’s total operating costs. The price risk is managed by following Altia’s principles for electricity procurement.

Demand for industrial products

In addition to alcoholic beverages, Altia produces barley starch, technical ethanol and solvents, geothermal fluids and animal feed components as by-products for its industrial customers. In 2019, Altia’s net sales for the industrial products and services (i.e. the Altia Industrial segment) accounted for approximately 30.6 percent of Altia’s total net sales.

Technical ethanols are used in geothermal fluids and are sold to various industries, including pharmaceutical, healthcare, chemical and techno-chemical industries. Barley starch is used as a binding agent in the paper and paperboard industries, as a fermentation and freshness agent in beer production, and in other food industry applications. General economic conditions affect the demand of industrial products and therefore the end use of the products Altia is supplying. The starch market has generally been stable with some growth. However, due to the Coronavirus pandemic, the demand for starch has decreased as a result of the soft paper industry. During recent years the reduction in the paper segment has been replaced with the growth in the paperboard segments. According to Altia’s management, the market for technical ethanol has been relatively stable, however due to the Coronavirus pandemic the demand has been high, and the market for, for example heat transfer fluids, has grown. Altia also aims to continue the growth of the customer base of geothermal fluids and to expand the customer base of pharmaceutical customers, which would increase the production of technical ethanol. The Coronavirus pandemic has affected the demand of different ethanol qualities positively.

Changes in currency exchange rates

Altia operates in the Nordics and exports its products to several other countries, and, accordingly, it generates a portion of its sales and incurs a part of its expenses in currencies other than the euro. In addition, Altia has assets in currencies other than the euro. Accordingly, fluctuations in foreign currency exchange rates can affect Altia’s financial position and results of operations positively or negatively. Altia’s exposure to foreign exchange rates consists of transaction exposure and translation exposure. Fluctuations in currency exchange rates against the euro, particularly that of the Swedish krona, the Norwegian krone, U.S. dollar and Australian dollar have had, and are likely to continue to have, a significant impact on Altia’s reported figures.

Regulatory and tax changes

Altia’s business is subject to, and impacted by, extensive laws and regulations. These laws may change from time to time, which can have a direct impact on Altia or the changes can affect Altia’s customers or the markets they serve. While regulation may adversely affect Altia’s business, it may also offer opportunities to develop new products, gain competitive advantage as well as deepen relationships with the customers.

Excise taxes related to alcohol are the taxes with heaviest impact on Altia’s operational activities. Demand for Altia’s products is sensitive to fluctuations in excise taxes, since excise taxes generally constitute the largest component of the sales price of alcoholic beverages. In Nordic countries, increase in alcohol taxation and differences in consumer prices between neighbouring countries have increased the share of cross-border and tax-free sales. The tax and excise regimes applicable to Altia’s operations have in the past resulted, and could result in the future, in temporary increases or decreases in revenue that are responsive to the timing of any changes in excise taxes.

Overview of Disclosed Information over the Last 12 Months Relevant as at the Date of This Merger Prospectus

In addition to annual and interim reports, notifications of change in major ownership, disclosures related to governance and remuneration matters, and notifications of transactions by persons discharging managerial responsibilities at Altia or their related parties, Altia has disclosed the following information under Regulation (EU) No 596/2014.

Disclosures relating to the Merger

Altia and Arcus announced on 29 September 2020 that they have entered into a combination agreement to form a leading Nordic wine and spirits brand house through a statutory cross-border absorption merger, whereby Arcus will be merged into Altia and dissolved. See “Merger of Altia and Arcus – Overview of the Merger”.

Altia’s Board of Directors, Management and Auditors

General

Pursuant to the provisions of the Finnish Companies Act and the Articles of Association of Altia, the management and governance of Altia are divided between the shareholders, the Board of Directors and the Chief Executive Officer of Altia (the “CEO”). In addition, the Executive Management Team assists the CEO in the operations of Altia.

The shareholders of Altia exercise their decision-making power at the General Meeting of Shareholders. The matters to be dealt with in the General Meeting of Shareholders are defined in the Finnish Companies Act and Altia’s Articles of Association. The shareholder participates in the administration and management of Altia through resolutions passed at the General Meetings of Shareholders. The General Meeting of Shareholders of Altia is convened to be held annually within six months from the end of the previous financial year upon notice given by the Board of Directors. In addition, a General Meeting of Shareholders of Altia is held when requested in writing by the auditor of Altia or by shareholders representing at least one-tenth of all the shares in Altia in order to discuss a certain matter.

Corporate Governance

In addition to applicable laws, the rules and recommendations of Nasdaq Helsinki, and the Articles of Association, Altia complies with the Finnish Corporate Governance Code 2020 and does not deviate from any of its recommendations. The Finnish Corporate Governance Code 2020 is issued by the Finnish Securities Market Association, and it is publicly available on the website of the Finnish Securities Market Association at www.cgfinland.fi.

Shareholders’ Nomination Board

On 15 December 2017, the shareholder of Altia resolved to establish a Shareholders’ Nomination Board (the “Nomination Board”) consisting of the largest shareholders of Altia (or persons appointed by such shareholders) for annually preparing proposals concerning the composition, election and the remuneration of the members of the Board of Directors to the following Annual General Meeting. The Nomination Board will operate and the charter of the Nomination Board will apply until otherwise resolved by the General Meeting.

The Nomination Board consists of three (3) physical persons nominated by the shareholders as members. The members represent Altia’s three (3) largest shareholders who (i) represent the largest number of votes of all shares in Altia on the first banking day of June each year (the “Value Day”) as determined on the basis of the shareholder register of Altia maintained by Euroclear Finland Ltd; and (ii) wish to nominate a member to the Nomination Board. If a shareholder does not wish to exercise his or her right to nominate a member to the Nomination Board, the nomination right will be transferred, in accordance with the shareholder register, to the next largest shareholder who would not otherwise be entitled to nominate a member to the Nomination Board.

The Chairman of the Board of Directors acts as an expert member in the Nomination Board (the Chairman of the Board of Directors is not an official member of the Nomination Board and does not have any voting rights).

If a shareholder, who would have the obligation to notify Altia of certain changes in shareholding under the Finnish Securities Markets Act (flagging obligation), presents a written request directed to the Board of Directors by the Value Day, the holdings of a corporation or a foundation controlled by such shareholder or such shareholder’s holdings in several funds or registers will be combined when calculating the nomination right. A holder of nominee-registered shares will be taken into account when determining the composition of the Nomination Board if the holder of nominee-registered shares presents a written request concerning the issue directed to the Board of Directors by the Value Day.

Each shareholder entitled to nominate a member to the Nomination Board shall endeavour to elect a person who has the qualifications and experience necessary to meet the responsibilities and duties of Nomination Board. The term of office of the members of the Nomination Board ends when the next Nomination Board is elected.

Board of Directors

Pursuant to the Articles of Association, Altia’s Annual General Meeting of Shareholders elects a minimum of three (3) and a maximum of eight (8) members to serve on the Board of Directors each year. The Annual General Meeting also elects the Chairman and the Vice Chairman of the Board of Directors. The term of office of the members of the Board of Directors ends at the close of the next Annual General Meeting of Shareholders following their election. Should the Chairman or Vice Chairman of the Board of Directors resign or become otherwise unable to act as Chairman or Vice Chairman during their term of office, the Board of Directors shall have the right to elect a new Chairman or Vice Chairman from among its members for the remaining term of office.

The Board of Directors is responsible for the administration of Altia and the appropriate organisation of its operations. The Board of Directors is responsible for the appropriate arrangement of the supervision of Altia’s accounts and finances and decides on group wide significant matters of principal importance. The Board of Directors appoints and dismisses the CEO, supervises his or her actions, and decides on his or her remuneration and other terms and conditions of service. The Board of Directors also makes decisions on the strategy, investments, organisation and financial affairs of Altia.

The Board of Directors will deal with all matters pertaining to its area of responsibility in accordance with Finnish law, the Articles of Association, the Finnish Corporate Governance Code, as amended from time to time, as well as other rules and regulations applicable to publicly listed companies in Finland. The Board of Directors also ensures that good corporate governance is adhered to throughout the group. The Board of Directors approves the charters of the Board, the Audit Committee and the Human Resources Committee.

The Board of Directors shall not make decisions or take other measures that are conducive to conferring an undue benefit to a shareholder or another person at the expense of Altia or another shareholder. The Board of Directors shall act with due care and promote the interests of Altia and all its shareholders.

The following table presents the members of Altia’s Board of Directors as at the date of this Merger Prospectus:

Name	Year of birth	Position	Appointed to the Board of Directors
Sanna Suvanto-Harsaae	1966	Chairman (since 2015)	2013
Jyrki Mäki-Kala	1961	Vice Chairman	2020
Jukka Leinonen	1962	Member	2020
Tiina Lencioni	1971	Member	2017
Jukka Ohtola	1967	Member	2018
Anette Rosengren	1966	Member	2019
Torsten Steenholt	1969	Member	2017

Sanna Suvanto-Harsaae (born 1966) has been the Chairman of the Board of Directors, the Chairman of the HR Committee and a member of the Audit Committee of Altia since 2015 and a member of the Board of Directors since 2013. She currently serves as the Chairman of the Boards of Directors of Posti Group Corporation, Babysam A/S, BoConcept A/S, BoConcept Holding A/S, TCM Group A/S, Vital Petfood Group A/S, TMK A/S, Basa Holding A/S, Layout Holdco A/S, Nordic Pet Care Group A/S, Nordic Pet Care A/S, Isadora AB and Best Friend Group Oy, where she previously served as a member of the Board of Directors and Chief Executive Officer during 2013 and as the Chairman of the Board of Directors between 2012-2013, Best Friend Aktiebolag, Best Friend Danmark A/S and as a member of the Board of Directors of SAS AB (publ), Broman Group Oy, Harvia Plc, Best Sales A/S, where she previously served as the Chairman of the Board of Directors between 2014 and 2016, and CEPOS (Center for Political Studies) as well as a director and founder of Rakaas ApS. Previously she served as the Chairman of the Board of Directors of Paulig Ltd between 2019 and 2020, Workz A/S between 2016 and 2019, Danske Koncept Restauranter A/S between 2012 and 2018, where she previously served as a member of the Board of Directors between 2007 and 2012, TCM Group Invest ApS between 2016 and 2019, Go Care A/S between 2013 and 2017, Selskabet Af 12. Marts 2013 A/S between 2008 and 2017, Footway Group AB (publ) between 2015 and 2020, and as a member of the Board of Directors of Paulig Ltd between 2008 and 2019, Oy Palejo Ab between 2015 and 2018, CCS Healthcare AB between 2010 and 2016, Clas Ohlson AB (publ) between 2010 and 2017, Upplands Motor AB between 2010 and 2018, Upplands Motor Holding AB between 2015 and 2018 and Marketing Clinic Denmark A/S between 2009 and 2015. In addition, she also served as the Chairman of the Board of Directors of TCM Group A/S and BoConcept Holding A/S between 2016 and 2017, prior to these companies being merged into entities with identical names. Ms. Suvanto-Harsaae holds a Bachelor of Science degree in Business Administration from Lund University. She is a Finnish and a Danish citizen.

Jyrki Mäki-Kala (born 1961) has been the Vice Chairman of the Board of Directors and the Chairman of the Audit Committee of Altia since 2020. He currently serves as the Chief Financial Officer and a member of the Executive Committee of Neste Corporation. He also serves as a member of the Supervisory Board of Ilmarinen Mutual Pension Insurance, as the Chairman of the Board of Directors of Neste Marketing Ltd, as a member of the Board of Directors of Nynas AB where he also previously served as the Chairman of the Board of Directors between 2018 and 2020 and as a member of the Board of Directors of Neste Engineering Solutions Oy (previously Neste Jacobs Oy) where he also previously served as the Chairman of the Board of Directors between 2014 and 2018. Previously, he also served as a member of the Board of Directors of Finnish Industry Investment Ltd between 2019 and 2020, the Chief Financial Officer of Kemira Oyj between 2008 and 2013 and in various managerial positions at Kemira Oyj between 2005 and 2007 and at Finnish Chemicals Oy between 1988 and 2005. Mr. Mäki-Kala holds a Master of Science degree in Economics from the University of Vaasa. He is a Finnish citizen.

Jukka Leinonen (born 1962) has been a member of the Board of Directors and a member of the HR Committee of Altia since 2020. He currently serves as Executive Vice President, Nordic Cluster at Telenor ASA and is the Chief Executive Officer of DNA Ltd. He also serves as the Chairman of the Board of Directors of Telenor Connexion AB, Telenor Sverige AB and Telenor A/S. In addition, he serves as a member of the Board of Directors of DNA Store Ltd and DNA Welho Oy and as the Chairman of the Board of Directors of FiCom ry where he also served as the Vice Chairman of the Board of Directors between 2017 and 2018 and as a member of the Board of Directors between 2013 and 2018. Previously, he served as Senior Vice President, Corporate Business at DNA Ltd between 2010 and 2013, as Senior Vice President at Sonera Corporation between 2000 and 2002 and as the President and CEO of Sonera Solutions Ltd between 1996 and 1999. In addition, he has held various managerial positions at TeliaSonera Ltd between 2002 and 2009. Mr. Leinonen has also served as the Chairman of the Board of Directors of Song Products Oy and Song Mobile Oy between 2014 and 2015, as a member of the Board of Directors of Huuked Labs Oy between 2012 and 2019, Service Sector Employers Palta between 2013 and 2017, European Mobile Operator Ltd between 2019 and 2020 and Moi Mobile Ltd between 2019 and 2020, and as the Chairman of the Board of Directors of the now demerged DNA Welho Oy between 2013 and 2015, where he also served as a member of the Board of Directors between 2015 and 2019. Mr. Leinonen holds a Master of Science degree in Electrical Engineering from Helsinki University of Technology. He is a Finnish Citizen.

Tiina Lencioni (born 1971) has been a member of the Board of Directors and a member of the Audit Committee of Altia since 2017. She currently serves as the General Counsel at Marimekko Corporation. She is also a member of the Board of Directors of Board of Business Practice of Helsinki Chamber of Commerce, Marimekko Services Oy and Marimekko AB. She also serves as a Director (Geschäftsfuehrer) in Marimekko GmbH and as a Director in Marimekko UK Limited and Marimekko Australia Pty Ltd. In addition, she serves as the Chief Administrative Officer of Marimekko North America Holding Co., Marimekko North America Retail LLC, and Marimekko North America LLC. Previously, she served as a member of the Board of Directors of Keskinäinen Kiinteistö Oy Marikko between 2015 and 2018 and as the President of the Finnish Industrial Lawyers Association between 2013 and 2015. Ms. Lencioni holds a Master of Laws degree from Leibniz Universität Hannover and has passed an EEA aptitude examination for the Master of Laws level at the University of Helsinki. She is a Finnish citizen.

Jukka Ohtola (born 1967) has been a member of the Board of Directors and a member of the HR Committee of Altia since 2018. He currently serves as a Ministerial Adviser in the Ownership Steering Department of the Finnish Prime Minister’s Office. He also serves as a member of the Boards of Directors of Motiva Oy, Motiva Services Oy and State Business Development Company Vake Oy where he also previously served as a member of the Board of Directors between 2016 and 2018. In addition, Mr. Ohtola is the CEO and a member of the Board of Directors of JPO Capital Oy. Previously, he served as a member of the Boards of Directors of Kemijoki Oy between 2014 and 2019, Meritaito Ltd between 2015 and 2018, Ekokem Corporation between 2014 and 2016 and SoteDigi Oy in 2017. Mr. Ohtola holds a Master of Science degree in Economics from the Helsinki School of Economics and a CEFA qualification (Certified EFFAS Financial Analyst) from the Hanken School of Economics. He is a Finnish citizen.

Anette Rosengren (born 1966) has been a member of the Board of Directors of Altia since 2019. She currently serves as the Managing Director Nordics at Philip Morris International Inc. She also serves as the Chairman of the Board of Directors of Philip Morris Finland Oy, Philip Morris Aktiebolag, Philip Morris ApS, Philip Morris Norway AS and PM Tobakk Norge AS and as a member of the Board of Directors of Greenfood AB, Greenfood MC AB and Ops Opifera AB and as a deputy member of the Board of Directors of Håkan Gustavsson Media AB. Previously, Ms. Rosengren served as the Managing Director of Fazer Bageri AB between 2015 and 2018, as the CEO of Lantmännen Doggy AB between 2012 and 2015 and as Senior Vice President, Head of CF Communication, Sustainability and R&D at Lantmännen ek för between 2008 and 2012, as Director, Strategic Development and Marketing Nordic at Kraft Foods Group Inc. between 2005 and 2008, as the Vice President, Category Development Eastern Europe Middle East and Africa at Kraft Foods (Austria) between 2004 and 2005 and as Director, Marketing Service International at Kraft Foods (USA) between 2002 and 2004 as well as held various commercial, marketing and innovation roles at Kraft Foods Group Inc. between 1995 and 2001. She has also previously served as the Vice Chairman and as a member of the Board of Directors of the Swedish Food Federation between 2016 and 2018 and between 2012 and 2016 respectively and as a member of Board of Directors at the Confederation of Swedish Enterprise between 2016 and 2018, DLF Service Aktiebolag between 2015 and 2018, Lantmännen Swedish Oats AB between 2015 and 2016, Lantmännen Innovation AB between 2012 and 2015, Lantmännen Research Foundation between 2010 and 2015 and Center of Innovation COI Vårgårda between 2012 and 2015. Ms. Rosengren holds a Bachelor of Science degree in Marketing and Marketing Management from Lund University. She is a Swedish citizen.

Torsten Steenholt (born 1969) has been a member of the Board of Directors and a member of the Audit Committee of Altia since 2017. He currently serves at bioscience company Chr. Hansen A/S as Executive Vice President, Global Operations. Previously, he served as the Senior Vice President, Global Product Supply at Chr. Hansen A/S between 2012 and 2017 and as the Chief Executive Officer of Chr. Hansen Finland Oy between 2017 and 2018. Prior to joining Chr. Hansen, he served as Vice President, Production for Carlsberg Denmark A/S between 2009 and 2012 and Chief Operating Officer for Unicer SGPS, Portugal’s leading beverage company, between 2007 and 2009. He has also worked as Head of Production for Carlsberg UK Ltd between 2003 and 2007. He is a member of the Board of Directors of CO-RO A/S and CO-RO Holding A/S as well as the Vice Chairman of Chr. Hansen A/S and Chr. Hansen Natural Colors A/S where he previously served as a member of the Board of Directors in 2018. Previously, he served as a member of the Board of Directors of CO-ROS Fond between 2014 and 2018, Jep Petersen Spedition A/S between 2014 and 2016 and as the Vice Chairman of the Board of Directors of Ejendomsselskabet Bøge Allé 10-12 Hørsholm A/S between 2018 and 2019, where he also served as a member of the Board of Directors in 2018. Mr. Steenholt holds a Master of Science degree in Pharmacy from the Royal Danish School of Pharmacy, a Master of Science degree in Chemical Research from University College London and a Master Brewer Diploma from the Scandinavian School of Brewing. He is a Danish citizen.

Committees of the Board of Directors

Audit Committee

The Audit Committee shall have a minimum of three members. The majority of the Committee members must be independent of Altia, and at least one must be independent of Altia’s significant shareholders.

The Committee as a whole must have the expertise and experience required for the performance of the duties and responsibilities of the Committee. At least one Committee member must have competence in accounting or auditing and the Committee members as a whole must have competence relevant to one or several of the sectors in which Altia operates.

According to its Charter, the Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities of Altia’s financial reporting process and in monitoring the statutory audit of Altia and assists the Board of Directors in its oversight of matters pertaining to financial reporting, internal control, internal audit and risk management, and by making proposals on such matters to the Board of Directors. In addition, the duties of the Audit Committee include preparatory work on the decision on electing the auditor, the evaluation of the independence of the auditor, particularly the provision of related services to Altia and carrying out other tasks assigned to it by the Board of Directors. Among its other duties, the Audit Committee monitors the efficiency of the system of internal control and risk management, and the audit process.

The members of the Audit Committee are: Jyrki Mäki-Kala (chair), Tiina Lencioni, Torsten Steenholt and Sanna Suvanto-Harsaae.

Human Resources Committee

The Human Resources Committee shall have a minimum of three members. The majority of the Human Resources Committee members must be independent of Altia. The Committee must possess the expertise and experience required for the performance of the duties and responsibilities of the Committee. The CEO or any other person in Altia's management may not be a member of the Committee.

According to its Charter, the Human Resources Committee assists the Board of Directors by reviewing and preparing matters related to the remuneration principles of Altia, the performance and remuneration of the Executive Management Team and personnel as well as executive management appointments and reviewing appropriate succession planning procedures for executive management, and by making proposals on such matters to the Board of Directors.

The members of the Human Resources Committee are: Sanna Suvanto-Harsaae (chair), Jukka Leinonen and Jukka Ohtola.

CEO

The CEO is responsible for managing, supervising and controlling the business operations of Altia. Further, the CEO is responsible for the day-to-day executive management of Altia in accordance with the instructions and orders given by the Board of Directors. In addition, the CEO ensures that the accounts of Altia comply with Finnish law and that its financial affairs have been arranged in a reliable manner. The duties of the CEO are governed primarily by the Finnish Companies Act. The CEO shall provide the Board of Directors and its members with the information necessary for the performance of the duties of the Board Directors.

The CEO prepares issues for decision by the Board of Directors, develops Altia in line with the targets agreed with the Board of Directors and ensures proper implementation of the decisions of the Board of Directors. The CEO is also responsible for ensuring that Altia is managed in compliance with applicable laws and regulations. The CEO is not a member of the Board of Directors, but attends the meetings of the Board of Directors and has the right to speak at the meeting, unless the Board of Directors decides otherwise with regard to a particular subject matter.

Pekka Tennilä (born 1969) has served as Altia’s CEO since 2014.

Executive Management Team

The Executive Management is chaired by the CEO and comprises other members of the senior management appointed by the Board of Directors. The Executive Management Team meets regularly to address matters concerning the entire Altia group. The Executive Management Team is not a decision-making body of Altia. It assists the CEO in the implementation of Altia’s group strategy and in operational management. The Executive Management Team is responsible for managing Altia’s core business operations as a whole, which requires planning of various development processes, group principles and group practices, as well as monitoring the development of financial matters and group business plans. The Board of Directors have approved the charter of the Executive Management Team.

The following table presents the members of Altia’s Executive Management Team as at the date of this Merger Prospectus:

Name	Year of birth	Position	Appointed
Pekka Tennilä	1969	CEO	2014
Janne Halttunen	1970	Senior Vice President, Scandinavia	2017 (member of the Executive Management Team since 2015)
Kari Kilpinen	1963	Senior Vice President, Finland & Exports	2017
Kirsi Lehtola	1963	Senior Vice President, HR	2016
Kirsi Puntila	1970	Senior Vice President, Marketing	2016
Hannu Tuominen	1958	Senior Vice President, Altia Industrial	2009 (member of the Executive Management Team since 2008)

Pekka Tennilä (born 1969) has been the Chief Executive Officer of Altia and a member of the Executive Management Team since 2014. He joined Altia in 2014. He also serves as a member of the Board of Directors of Raisio Plc, the Finnish Food and Drink Industries’ Federation and Marketing Finland. Previously, he served as the Chief Executive Officer, Baltics at Carlsberg Group between 2012 and 2014, and has also held other managerial positions at Carlsberg Group. Mr. Tennilä holds a Master of Science degree in Business Management, majoring in International Marketing from the Turku School of Economics. He is a Finnish citizen.

Janne Halttunen (born 1970) has been the Senior Vice President, Scandinavia since 2017 and a member of the Executive Management Team since 2015. He joined Altia in 2009 as the Managing Director of Oy Wennerco Ab and served in this position until 2019. He is also a member of the Board of Directors of Erkki Halttunen Manageritiimi Oy. Previously, he served as Altia’s Senior Vice President, Partner Business and Export between 2015 and 2017, as the Director, Business Development; Managing Director, Partner Brands between 2013 and 2015, as the Managing Director of several of Altia’s subsidiaries between 2010 and 2019 as well as a member of the Board of Directors of Craft & Cask Ltd during 2015. In addition, he has held several managerial positions at British American Tobacco. Mr. Halttunen holds a Master of Science in Business Administration degree from the University of Jyväskylä. He is a Finnish citizen.

Kari Kilpinen (born 1963) has been the Senior Vice President, Finland & Exports and a member of the Executive Management Team since 2017. He joined Altia in 1997 and served as the Director of Altia Finland between 2005 and 2015 and as the Commercial Director, Finland markets between 2015 and 2017. Additionally, he currently serves as the Managing Director of Oy Wennerco Ab, and previously served as the Managing Director of several of Altia’s subsidiaries between 2010 and 2020. He is a member of the Board of Directors of Palpa Lasi Oy and The Association of Finnish Alcoholic Beverage Suppliers. He also currently acts as a private entrepreneur at Rib n Roll. Mr. Kilpinen holds a Bachelor’s degree in Hospitality Management from Haaga Institute Polytechnic and a Master of Business Administration degree from Henley, University of Reading. He is a Finnish citizen.

Kirsi Lehtola (born 1963) has been the Senior Vice President, HR and a member of the Executive Management Team since 2016. She joined Altia in 2016. Previously, she served as HR Director, Insurance and Wealth Management at OP Financial Group between 2015 and 2016 as well as Head of Group HR Services between 2013 and 2015, and Senior Vice President, HR, Publication Paper and Finland between 2007 and 2012 at Stora Enso Oyj. Ms. Lehtola holds a Master of Laws degree from the University of Turku with court training at the District Court of Lapua. She is a Finnish citizen.

Kirsi Puntila (born 1970) has been the Senior Vice President, Marketing, Innovation and Product Development and a member of the Executive Management Team since 2016. She joined Altia in 2014. She currently serves as a member of the Board of Directors of Vapo Oy, where she also served as a member of the Board of Directors during 2018 and as a member of the Marketing Advisory Board of Lastenklinikoiden Kummit ry. Previously, she served as the Spirits Category Director of Altia between 2015 and 2016 and the Marketing Director of Altia Brands in Stockholm between 2014 and 2015. She has also served as the Global Marketing Manager (Absolut vodka flavours and Kahlua liqueur) of The Absolut Company (Pernod Ricard S.A.) between 2010 and 2014. Ms. Puntila holds a Master of Science degree in Economics from the University of Vaasa, a Post Graduate Certificate from Sup de Cop Rennes, France and a Diploma in International Marketing Management (rated in IATTO, International Association of Trade Training Organizations) from Fintra, International Business School. She is a Finnish citizen.

Hannu Tuominen (born 1958) has been the Senior Vice President, Altia Industrial (previously Industrial Services and Supply Chain) since 2009 and a member of the Executive Management Team since 2008. He joined Altia in 2008. Additionally, he currently serves as the Chairman of the Board of Directors of Oy Wennerco Ab, as a member of the Board of Directors of several of Altia Group companies, and previously served as the Chairman of the Board of Directors of several of Altia’s subsidiaries between 2013 and 2020. He also serves as the Chief Executive Officer and a member of the Board of Directors of Testudo Oy and is a member of the Board of Directors of Roal Oy, where he served as the Chairman of the Board of Directors between 2014 and 2016 and a member of the Board of Directors previously between

2009 and 2014. Previously, he served as a member of the Board of Directors and the Managing Director of Integnor Oy between 2008 and 2019 and as a member of the Board of Directors of ECV Group Ltd between 2009 and 2019. He also served as a member and a deputy member of the Board of Directors of Chemigate Oy between 2016 and 2017 and between 2010 and 2016 respectively. He also served Vaisala Corporation as Production Director between 1992 and 1994 and Division Director between 1994 and 2007. In addition, he has previously worked in several positions at Fiskars Power Systems Oy and Fiskars Corporation. Mr. Tuominen holds a Master of Science degree in Engineering from Lappeenranta University of Technology. He is a Finnish citizen.

Information on the Members of the Board of Directors and the Executive Management Team

As at the date of this Merger Prospectus, none of the members of Altia’s Board of Directors or Executive Management Team has, in the previous five years:

•	been convicted of a fraudulent offence or violation;

•	held a managerial position, been in the executive management, been a member of the administrative or supervisory bodies of any company, or acted as a general partner in a limited partnership at the time of its bankruptcy, administration of an estate, or liquidation (excluding voluntary liquidation proceedings with a purpose of dissolving the company); or

•	been subject to any official public incrimination and/or sanctions by any statutory or supervisory authorities (including any designated professional bodies) or been disqualified by a court from acting as a member of the administrative, management or supervisory bodies of a company or from acting in the management or conduct of the affairs of any company.

Conflicts of Interest

The provisions regarding the conflicts of interest of the management are set forth in the Finnish Companies Act. Pursuant to Section 4 of Chapter 6 of the Finnish Companies Act, the members of the Board of Directors or the CEO may not participate in the handling of a contract between them and Altia. Pursuant to Section 4(a) of Chapter 6 of the Finnish Companies Act, a member of the Board of Directors of a publicly listed company may not participate, in the Board of Directors of the company or of its subsidiary, in the handling of a matter pertaining to a contract between the company and a third party, should the member in question be related to them and the action in question does not fall within the ordinary course of business of the company or is not concluded on normal commercial terms. A decision concerning such a matter is valid if it is supported by the required majority of those board members of the publicly listed company or its Finnish subsidiary who are not considered related parties to the matter at hand. The CEO is subject to the above-mentioned provisions related to the incapacity of a member of the Board of Directors of a public listed company in the decision-making of its subsidiary. What is stated above regarding the agreement is also applicable to other legal acts and legal proceedings, and to the exercise of the right to speak. The Finnish Companies Act contains no provisions on the conflicts of interest of the members of the management team.

To the knowledge of Altia, notwithstanding any shares they hold directly or indirectly in Altia, the members of the Board of Directors, the CEO, and the members of the Executive Management Team do not have any conflicts of interest between their duties to Altia and their private interests and/or their other duties. There are no family relationships between the members of Altia’s Board of Directors or the members of its Executive Management Team.

Based on an evaluation of independence, all the members of Altia’s Board of Directors are considered to be independent of Altia. The members of the Board of Directors are independent of Altia’s major shareholders, with the exception of Jukka Ohtola who is not independent of Altia’s major shareholders. Jukka Ohtola is a member of the Board of Directors of the State Business Development Company Vake Oy and serves as a Ministerial Adviser in the Ownership Steering Department of the Finnish Prime Minister’s Office.

Auditors

Pursuant to Article 8 of Altia’s Articles of Association, Altia must have one auditor, which must be an approved auditing firm. The term of the Auditor of Altia shall end at the close of the Annual Meeting following the election. Altia has appointed PricewaterhouseCoopers Oy, Authorised Public Accountants as its auditor. PricewaterhouseCoopers Oy has appointed Ylva Eriksson, Authorised Public Accountant, as the auditor with the principal responsibility.

The consolidated financial statements as at and for the year ended 31 December 2019 have been audited by PricewaterhouseCoopers Oy, Authorised Public Accountants, and have been incorporated by reference into this Merger Prospectus. Authorised Public Accountant Ylva Eriksson acted as the principal auditor in the financial year ended 31 December 2019. Ylva Eriksson is registered in the register of auditors referred in Section 9 of Chapter 6 of the Auditing Act (1141/2015, as amended).

Altia’s Annual General Meeting held on 4 June 2020 re-elected PricewaterhouseCoopers Oy as the auditor for a period up until the end of the next Annual General Meeting. Authorised Public Accountant Ylva Eriksson is acting as the principal auditor.

Altia’s Shares and Share Capital

General Information

The registered name of Altia is Altia Oyj in Finnish, Altia Abp in Swedish and Altia Plc in English. Altia is domiciled in Helsinki, Finland, its registered address is Kaapeliaukio 1, FI-00180 Helsinki, Finland and the telephone number of Altia is +358 207 013 013. Altia is a Finnish public limited liability company subject to the laws of Finland. The business identity code of Altia is 1505555-7, its legal entity identifier (LEI) is 52990007AXNSS4PNX352 and its accounting period is the calendar year.

Altia was registered with the Finnish Trade Register of the Finnish Patent and Registration Office (the “Trade Register”) on 4 January 1999.

Pursuant to Article 2 of the Articles of Association, Altia’s line of business is to by itself or through the group companies engage in 1. the manufacture, import, and sale of alcoholic beverages and products with an alcohol base; 2. the manufacture, import, and sale of other drinks; 3. the manufacture, import, and sale of ethanol and products with an ethanol base; 4. the manufacture and sale of other biotechnical and cosmetic, toiletry and detergent products; 5. the manufacture and sale of agricultural food and feed component; 6. the manufacture and sale of products made of renewable resources; 7. the training related to these industries, as well as the sale of the technology and the planning and laboratory services. Altia may own and possess real estate and securities.

Shares and Share Capital

As at the date of this Merger Prospectus, Altia’s registered share capital is EUR 60,480,378.36 and the number of shares issued is 36,140,485. The shares have no nominal value, are denominated in euro and all shares issued have been paid in full and issued in accordance with Finnish laws.

Altia has one class of shares, the ISIN code of which is FI4000292438. Each share entitles to one vote at the General Meetings of Altia and all shares provide equal rights to dividend and other distributable funds of Altia, including the distribution of Altia’s assets in dissolution. There are no voting restrictions related to the shares and the shares are freely transferrable.

Altia’s shares have been listed on the official list of Nasdaq Helsinki since 27 March 2018, and the trading code of the shares is Altia. The shares were entered into the book-entry securities system of Euroclear Finland on 19 January 2018.

Altia or its subsidiaries do not hold any shares in Altia as at the date of this Merger Prospectus.

History of the Share Capital

The share capital or number of shares of Altia have not changed during the period covered by the historical financial information.

Current Authorisations

The Annual General Meeting held on 4 June 2020 authorised the Board of Directors to resolve on the repurchase of Altia’s own shares. The number of shares to be repurchased by virtue of the authorisation shall not exceed 360,000 own shares in Altia, which corresponds to approximately one percent of all of Altia’s shares, subject to the provisions of the Finnish Companies Act on the maximum amount of shares owned by the company or its subsidiaries. The shares may be repurchased in one or several instalments and either through a tender offer made to all shareholders on equal terms or in another proportion than that of the existing shareholdings of the shareholders in the company in public trading at the prevailing market price. The shares would be repurchased with funds from Altia’s unrestricted shareholders’ equity. The shares could be repurchased for the purpose of implementing the company’s share-based incentive plans or share savings plans. The Board of Directors would be authorised to resolve on all other terms and conditions regarding the repurchase of Altia’s own shares. The authorisation is valid until the close of the next Annual General Meeting, however, no longer than until 30 June 2021.

Share-based Incentive Scheme

Altia’s CEO, the members of the Executive Management Team and selected key employees are part of a share-based long-term incentive scheme. The scheme consists of annually commencing individual performance share plans (PSP), each with a three-year performance period, followed by the payment of the potentially earned share reward. The commencement of each individual plan is subject to a separate Board approval. The first plan (PSP 2019–2021)

commenced in the beginning of 2019 and the potential share reward thereunder will be paid in the spring of 2022, provided that the performance targets set by the Board of Directors are achieved. If all the performance targets set for PSP 2019–2021 are fully achieved, the aggregate maximum number of shares to be paid based on this first plan is approximately 250,000 shares. The second plan (PSP 2020–2022) commenced in the beginning of 2020 and the potential share reward thereunder will be paid in the spring of 2023, provided that the performance targets set by the Board of Directors are achieved. If all the performance targets set for PSP 2020–2022 are fully achieved, the aggregate maximum number of shares to be paid based on this first plan is approximately 271,000 shares. The potential rewards under the performance share plans will be paid in listed shares of Altia. Altia may repurchase its own shares by virtue of the authorisation granted by the Annual General Meeting.

Dividends and Dividend Policy

The Board of Directors has confirmed a dividend policy for Altia. According to the dividend policy, Altia targets a dividend pay-out ratio of 60 percent or above of the result for the period. Altia aims to pursue an active dividend policy, and result of the period not considered necessary to grow and develop Altia will be distributed to the shareholders.

The Annual General Meeting held on 4 June 2020 resolved to distribute a dividend of EUR 0.21 per share as a first dividend instalment for the financial year ended 31 December 2019. In addition, the Annual General Meeting resolved to authorise the Board of Directors of Altia to resolve on the payment of a second dividend instalment so that the amount of dividend to be paid based on the authorisation shall not exceed EUR 0.21 per share. The authorisation is valid until the end of 2020. Unless the Board of Directors decides otherwise for a justified reason, the authorisation will be used to pay dividend one time during the period of validity of the authorisation. The Board of Directors will make a separate resolution on the possible payment of dividend no later than in the fourth quarter of 2020.

In addition, the Board of Directors of Altia proposed on 2 October 2020 to its Extraordinary General Meeting resolving on the Merger that the Board of Directors be authorised to resolve on the payment of an extra dividend in the maximum total amount of EUR 0.40 per share to Altia’s shareholders before the completion of the Merger. The extra dividend will be in addition to the dividend in the maximum total amount of EUR 0.21 per share authorised by the Annual General Meeting of Altia held on 4 June 2020 and payable to Altia’s shareholders by the end of 2020. Under the Finnish Companies Act, the General Meeting decides on the distribution of dividends based on a proposal by the company’s Board of Directors. Dividends are generally declared once every financial year and may be paid only after the General Meeting of Shareholders has approved the company’s financial statements. For a description of the restrictions applicable to dividend distributions, see “Shareholder Rights – Dividends and Other Distribution of Funds”.

Altia’s Ownership Structure

The following table sets forth the ten largest shareholders of Altia that appear in the shareholder register maintained by Euroclear Finland as at 21 October 2020:

Shareholder	Number of Shares	Percent of shares and votes
Valtion Kehitysyhtiö Vake Oy1)	13,097,481	36.24
Ilmarinen Mutual Pension Insurance Company	1,113,300	3.08
Varma Mutual Pension Insurance Company	1,050,000	2.91
WestStar Oy	655,566	1.81
Veritas Pension Insurance Company Ltd.	420,000	1.16
FIM Fenno Sijoitusrahasto	151,025	0.42
Säästöpankki Kotimaa	150,000	0.42
Petter and Margit Forsström´s Foundation	140,200	0.39
Mandatum Life Insurance Company Limited	138,798	0.38
Sijoitusrahasto Visio Allocator	123,012	0.34
Other shareholders including nominee-registered shareholders	19,101,103	52.85
Total Shares in the Company	36,140,485	100.00
__________

1) The State Business Development Company Vake Oy is wholly-owned by the State of Finland.

To the extent known to Altia, Altia is not, directly or indirectly, owned or controlled by any one person. Altia is not aware of any arrangements that may lead to a change of control in Altia.

Altia’s Related Party Transactions

Altia’s related parties include the subsidiaries, associated companies, joint ventures and joint operations of Altia. Related party transactions include such operations that are not eliminated in the group’s consolidated financial statements. Related parties also include the Board of Directors, the CEO, the members of the Executive Management Team and their family members as well as entities controlled or jointly controlled by these persons. Also, entities that are controlled or jointly controlled by, or are associates of the State of Finland, are related parties of Altia. Altia has applied the exemption to report only material transactions with the government related entities. Transactions with related parties are entered into on market terms. Altia has related party transactions on a continuous basis with its major customer Alko. Transactions with Alko have been presented in the below table under “Other companies considered related parties”. Altia’s subsidiaries have been presented in this Merger Prospectus under “— Business of Altia – Organisation and Personnel”. The members of the Board of Directors, the CEO, and other members of the Executive Management Team have been presented in this Merger Prospectus under section “— Altia’s Board of Directors, Management and Auditors”.

The following table presents Altia’s related party transactions (other than remuneration paid to the members of the Board of Directors, the CEO and other members of the Executive Management Team) for the six-month period ended 30 June 2019 and 2020 and for the year ended 31 December 2019.

	For the six months ended 30 June		For the year ended 31 December
	2020	2019	2019
In EUR million	(unaudited)	(unaudited)	(audited)
Sales of goods and services
Associates, joint ventures and joint operations	0.5	0.3	0.8
Other companies considered related parties	38.0	34.7	76.5
Total	38.5	35.0	77.3
Purchases of goods and services
Associates, joint ventures and joint operations	0.9	1.0	1.9
Other companies considered related parties	0.7	0.7	1.2
Total	1.6	1.7	3.2
Outstanding balances from sales and purchases of goods and services
Trade receivables
Associates, joint ventures and joint operations	0.1	-	-
Other companies considered related parties	2.3	1.2	0.9
Trade payables
Associates, joint ventures and joint operations	0.2	0.2	0.2
Other companies considered related parties	0.2	0.0	0.1

There have not been any significant changes in Altia’s related party transactions between 30 June 2020 and the date of this Merger Prospectus.

The following table presents the remuneration paid to the Board of Directors, the CEO and other members of the Executive Management Team for the year ended 31 December 2019.

For the year ended 31 December 2019
In EUR million	(audited)
CEO
Salaries and other short-term employee benefits	0.3
Performance bonus and the bonuses from long-term incentive plan	-
Pension benefits	0.1
Total	0.4
Members of the Executive Management Team (CEO not included)
Salaries and other short-term employee benefits	1.2
Pension benefits	0.2
Total	1.4
Members and deputy members of the Board of Directors	0.3

No monetary loans have been granted to the CEO or the members of the Board of Directors, nor any collaterals or commitments granted on their behalf.

With the exception of transaction bonuses related to the Merger payable to the management of Altia, there has been no material changes in the remuneration of the Board of Directors, the CEO and other members of the Executive Management Team between 31 December 2019 and the date of this Merger Prospectus. For information on the transaction bonuses related to the Merger, see “Merger of Altia and Arcus – Fees and Costs Relating to the Merger”.

INFORMATION ON ARCUS

Business of Arcus

Overview of the Business

Arcus is a leading Nordic player in the production, import, sale and distribution of wine and spirits18. Arcus is represented in all Nordic countries, with subsidiary companies in Norway, Sweden, Denmark and Finland, as well as in Germany. Arcus also exports spirits to markets outside the Nordic region and Germany, most importantly to the United States. Arcus has three business segments, Wine, Spirits and Logistics, representing 55 percent, 34 percent and 11 percent of Arcus’ operating revenue respectively (excluding eliminations for internal sales) for the year ended 31 December 2019.

Within the business segment Wine, Arcus offers wines in all quality segments. The majority of the wine portfolio is comprised of a wide variety of partner brands supplied by a large number of international producers. A limited, but growing, share of the portfolio are Arcus’ own brands that have been developed in-house, specifically customised to target local market preferences in each individual market. In 2019, approximately 11 percent of the segment’s sales was generated by Arcus brand products and the remaining approximately 89 percent through partner brands. A number of Arcus’ own brands are currently among the best-selling products at the various retail monopolies. Arcus’ wine operations are organised with a number of subsidiaries, where entrepreneurs with unique business acumen are invested. This business model aims to ensure long-term commitment and alignment of interests as key employees are incentivised to drive profitable growth.

Within the business segment Spirits, Arcus’ portfolio consists of iconic Arcus brands with long histories and heritage. The portfolio is focused towards a limited number of product categories, with a particular emphasis, and global category leadership, within aquavit19. The Spirits business segment is managed from Norway, with the exception of certain Danish brands (Aalborg and Gammel Dansk) which are managed locally but with support from Norway and other countries. Arcus’ centralised operations are responsible for sourcing, sales and operations planning, product development and production, but with separate sales and marketing personnel in Norway, Sweden, Finland, Denmark and in Germany. In 2019, approximately 85 percent of the segment’s sales, excluding revenue contribution from Arcus Production (“AP”), were generated by brands owned by Arcus (“Arcus brands”), while the remaining approximately 15 percent by partner brands. AP, which financially reports within the Spirits business segment, administers the day-to-day operations and maintenance of the spirits and wine production and bottling facilities at Arcus’ new and modern facility at Gjelleråsen, outside of Oslo, in Norway.

The business segment Logistics, operating externally under the Vectura name, is Arcus’ logistics service provider in the Norwegian market. The business has its administration, warehouse and logistics operations at the Gjelleråsen facility, supporting efficient interaction with AP given the physical integration between the activities aiming to provide a competitive advantage to Arcus in the Norwegian market through ensuring an effective route to market for Arcus’ products.

Since 2005, Arcus has evolved from being a local player in the Norwegian market to a leading pan-Nordic branded consumer goods company20 with selected international market presence. Arcus believes that its growth journey will continue through product innovation, further international expansion of core product categories and through winning new and attractive agencies. Arcus is well invested and offers a highly scalable platform that targets to drive further margin expansion going forward.

The following table presents a selection of Arcus’ key performance indicators for the six months ended 30 June 2020 and 30 June 2019, and for the year ended 31 December 2019. See “Certain matters – Presentation of Financial and Certain Other Information – Historical Financial Information of Arcus” and “Selected Consolidated Financial Information – Selected Consolidated Financial Information of Arcus – Financial key figures” for further information on the calculation of Arcus’ key performance indicators.

_______________________

18 Based on sales data from Vinmonopolet (Norway), Systembolaget (Sweden), Alko (Finland) and Nielsen (Denmark).

19 Based on management assessment, evaluating the relative positions of acquavit sales from Arcus and Altia.

20 Based on sales and volume data as provided by the retail monopolies in each region, Vinmonopolet, Systembolaget, Alko as well as Nielsen for Denmark.

	For the six months ended 30 June		For the year ended 31 December
	2020	2019	2019
In NOK million, unless otherwise indicated	(unaudited)	(unaudited)	(unaudited, unless otherwise indicated)
Total operating revenue	1,378	1,250	2,7631)
Operating result	105	62	2581)
Adjusted EBITDA2)	186	129	397
Adjusted EBITDA, %2)	13.5	10.3	14.4

__________________________________

1) Audited.

2) Alternative performance measure. See “Selected Consolidated Financial Information – Selected Consolidated Financial Information of Arcus – Reconciliation of Alternative Performance Measures”.

The following table presents the total operating revenue of Arcus by country for the six months ended 30 June 2020 and 30 June 2019, and for the year ended 31 December 2019.

	For the six months ended 30 June		For the year ended 31 December 2019
	2020	2019
In NOK million	(unaudited)	(unaudited)	(audited)
Norway	634	490	1,125
Sweden	526	533	1,075
Finland	123	100	227
Denmark	60	61	156
Germany	16	13	57
USA	2	2	5
DFTR	16	51	112
Other international	2	1	6
Total	1,378	1,250	2,763

Business strategy

Arcus’ strategy is to continue to strengthen its position within production, import, marketing, sale and distribution of wine and spirits in the Nordic markets, delivering stable and profitable growth over the long term. In addition, Arcus has identified Germany and Denmark as key focus markets going forward, with the intention of revitalising the market interest for selected spirits products in these markets. Arcus aims to leverage its unique local market insight, strong brand portfolio and proven operating model to drive growth and further margin expansion through operational improvements and scale benefits.

Arcus also has a clear set of strategic priorities related to its strategy, namely:

•	Reignite growth in spirits, especially in high-profit markets

•	Work on productivity in production

•	Continue managing gross profits on wine

•	Ensure distribution regains operational leverage from increased revenue

•	Manage SG&A costs across the board

Reignite growth in spirits, especially in high-profit markets

Arcus’ home markets for spirits are Norway, Sweden, Finland, Denmark and Germany. Through focusing resources on core brands and product categories Arcus has identified strong growth potential in these markets.

Aquavit and bitters, two of Arcus’ main product categories, have a strong domestic foothold in the respective countries and have experienced growth momentum in terms of value in Norway, Sweden and Finland21, while in Denmark and Germany efforts have been directed towards revitalising the brand portfolio that Arcus acquired from the negative trend that was seen under its previous ownership. Arcus seeks to ensure the continued growth through penetrating new occasions, as well as emphasising the aquavits attractive mixology features.

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21 Based on sales figures from the Nordic alcohol retail monopolies (Vinmonopolet, Systembolaget and Alko), as well as data from Nielse for Denmark.

Work on productivity in production

AP has undergone several structural changes over the years, in particular in relation to moving all production to the facilities at Gjelleråsen, Norway. Gjelleråsen represents a well invested and modern production facility. With all the production now centralised at Gjelleråsen, Arcus sees cost reduction and efficiency improvement potential at a number of stages in the value chain. Areas identified include simplification of the production phase of the value chain, reduction of costs related to purchasing and sourcing, and increasing the current utilisation rate. Simplification of products, reduction in stock keeping units (“SKU”) and increased production efficiency can be achieved through recipe simplification, tail cutting, optimisation of batch sizes and establishing stream-lined processes that reduce required man hours. Optimisation of sourcing can be achieved through a structured planning process and utilisation of scale benefits driven by simplification. Utilisation rate increase can be achieved through increasing third party bottling services, increased production and sale of own products, as well as insourcing bottling of products that are received in bulk where bottling activities currently are being outsourced to third party suppliers. These efforts, individually and collectively, are expected to contribute to margin expansion going forward.

Continue managing gross profits on wine

The wine product category is characterised by having relatively short product life cycles compared to spirits. The management of Arcus believes that Arcus has proven successful in securing new partnerships, developing own successful wine brands and executing profitable acquisitions required to defend and grow its strong market position22 over many years. Arcus intends to leverage its business acumen in securing new agencies, developing new wine brands and carrying out profitable acquisitions required to defend and further improve its current market position.

The management of Arcus believes that Arcus’ entrepreneurial business model for its wine operations is a clear competitive advantage for Arcus and a key factor in Arcus’ success. The model is based on key employees retaining a minority ownership in the subsidiaries they are employed in. This structure aims to ensure long term commitment and incentivises key employees to drive profitability as their remuneration is directly linked to performance. Furthermore, entrepreneurs are attracted to work together with Arcus due to access to an extensive knowledge base of the market as well as help with central functions such as finance, IT, HR and logistics which enables the entrepreneurs to focus on the business.

Ensure distribution regains operational leverage from increased revenue

Arcus’ logistics service provider, Vectura, is the leading provider of integrated logistics services to the wine and spirits market in Norway. A key focus area for Vectura in the coming years will be to maintain existing customers through providing best-in-class service. Furthermore, Vectura will seek to grow its current position through securing additional and profitable volumes from new customers. Arcus believes there to be further operational improvement potential in optimising operations and establishing a performance-based culture. Value management is a key area and the Arcus Group will continue its implementation of an optimised pricing model to better match contract complexity and margins, further driving profitability.

Financial Targets

Arcus’ Board of Directors has adopted the following financial targets. These financial targets constitute forward-looking statements that are not guarantees of future financial performance. Arcus’ actual results of operations could differ materially from those expressed or implied by these forward-looking statements as a result of many factors, including but not limited to those described under “Certain Matters – Forward-Looking Statements”, “Risk Factors” and “— Outlook and Trend Information – Key Factors Affecting the Results of Operations”. Any financial targets discussed herein are targets only and are not, and should not be viewed as forecasts, projections, estimates or views of Arcus’ future performance.

The long-term financial targets of Arcus are:

•	Revenue:

o	Organic growth of 3-5 percent per annum, including minor bolt-on acquisitions

•	EBITDA:

o	Growth of 6-9 percent per annum during the next 3-5 years

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22 Based on sales figures from the Nordic alcohol monopolies (Vinmonopolet, Systembolaget and Alko).

•	Dividend policy:

o	Arcus’ ambition is to pay annual dividend of approximately 50–70 percent of the annual net profit.

Arcus’ long-term financial targets are based on a number of assumptions, such as assumptions as to the development of the economy in the Nordic and other countries where the business is present, and the development of Arcus’ business operations, launches of new products and retaining key partner and customer accounts. These assumptions underlying Arcus’ financial targets may not prove to be correct and the results of Arcus’ operations may deviate significantly from the financial targets due to these and other factors described under, among other factors, “Certain Matters – Forward-Looking Statements”, “Risk Factors” and “— Outlook and Trend Information – Key Factors Affecting the Results of Operations”.

For information regarding Arcus’ financial performance during the six months ended 30 June 2020 and 30 June 2019 as well as the year ended 31 December 2019, see “Selected Consolidated Financial Information – Selected Consolidated Financial Information of Arcus”.

History

Arcus was established as a stand-alone state-owned entity in 1996 through a spin-off from the state retail monopoly company Vinmonopolet AS in an effort to comply with regulations set forth by the EEA. The retail distribution for alcohol remained to be controlled by a state-owned monopoly, while import, production, distribution and export were to be taken over by the newly established state-owned commercial company. The distillery operations as well as the traditional Norwegian spirits brands and their recipes were included in the spin-off. Arcus was partially privatised in 2001 and fully privatised in 2003. In 2016, Arcus was listed at the Oslo Stock Exchange.

Business Areas

Wine

The business segment Wine undertakes the import, product development, marketing and sale of wine in Norway, Sweden and Finland, with strong positions in each of these markets. Wine operations are based around partnerships with international producers of wine and bottling of own brands. For Arcus’ own brands, wine is purchased in bulk by AP and mixed at Gjelleråsen.

Wine import agents have an important role in the Nordic retail monopoly markets. The import agents work on identifying and bringing forth new products with local market appeal. The import agent’s role is particularly relevant in the Nordic markets where the retail distribution channel is controlled by state owned monopolies and the alcoholic beverage industry is highly regulated with regard to, for example advertisement restrictions and labelling requirements. For an import agent, top selling brands often account for a considerable share of the respective import agent’s sales and each import agent typically only holds a few of these in their portfolio. Arcus’ wine operations comprise a large number of majority owned import agents and, consequently, Arcus as a whole is less sensitive to losing one particular agency, however, losing a top selling agency can have a large economic impact for the individual import agents if a lost agency is not successfully replaced.

The agency business model provides a number of attractive aspects for producers including access to a market without incurring any material increase in fixed costs, access to the HoReCa segment that otherwise is challenging to penetrate, access to local market expertise to better position their products towards the consumers, as well as access to journalists and a joint advertising platform alongside other leading producers. The agency model is also beneficial for importers of wine as the industry is characterised by a vast number of producers, with no single producer commanding a dominant share of the market, and products typically having a set life cycle for which the management of Arcus estimates that Arcus must add 5-10 percent of new volumes to its portfolio per year to defend its current market position. Having the flexibility to easily adjust product portfolios and introduce new products without heavy investments in product development is a key benefit for importers.

The major share of Arcus’ turnover within the Wine segment is driven through Arcus’ import agents in the respective countries. These companies manage agencies for international producers’ brands. Industry expertise and a wide network of connections are key attributes in successfully securing and retaining attractive agencies and winning monopoly tenders required to be included in the retail sales channel base assortment. The industry is characterised by personal relationships between the producer and the import agent and most of the agencies are based on verbal agreements. The management of Arcus believes that Arcus’ decentralised organisational structure with multiple smaller subsidiaries is efficient in this dynamic industry. Furthermore, key personnel with strong industry relationships are encouraged to retain a minority ownership in the subsidiary, closely aligning their own interest with that of Arcus. The structure also encourages and facilitates an entrepreneurial spirit within the organisation driving progress and further success. A limited, but growing, share of sales within the wine segment comes from Arcus’ own brands, developed in-house, and specifically customised to target the local market preferences in each individual market. Product innovation and development is done within Arcus

Wine Brands (“AWB”). AWB sells its own products in Norway, while in Sweden and Finland these products are sold through Arcus’ local subsidiaries.

Arcus’ Wine operations in Norway are organised under Vingruppen AS, with administration, IT, HR and other group services provided by Arcus. The import subsidiaries manage their own agencies and administer their own import, marketing and sale, primarily targeted towards the state-owned monopolies. Wine operations in Sweden are organised under Vingruppen i Norden AB. The parent company administers finance, IT, HR, logistics and HoReCa sales for all the subsidiaries, while the individual subsidiaries manage their own agencies and administer their own import, marketing and sale. In Finland, a new set-up has been established, which administers finance, IT, HR, logistics and HoReCa for the Finnish subsidiaries, similar to the Swedish operations.

Spirits

Arcus is considered as a leading producer of aquavit23 and a leading player in the Nordic spirits market24. In addition to the Nordic countries, Germany is also considered a home market. In Germany, Arcus has a relatively small, but profitable, aquavit product business and sees growth potential going forward. Arcus brands represented approximately 85 percent of the Sprits segment’s operating revenue in 2019, not including revenue contribution from AP, with the remaining 15 percent generated through the sale of partner brands. Braastad cognac supplied by Tiffon S.A is included in the share of Arcus brands.

The Spirits segment develops and markets branded spirits products of which a major share consists of traditional Nordic products with long histories and heritage, supplemented by selected brands within the cognac and vodka categories. Arcus also has own brands within a number of other spirits categories. In addition to the segment’s own brands, Arcus imports and distributes a considerable number of third-party brands through agency agreements.

The major share of Arcus’ own brand sales are Norwegian and Danish aquavit products, however vodka, bitter and gin products are also important product categories. Arcus also has own brands within the whisky and grape spirits (cognac and brandy) categories, where spirits are imported, bottled and blended at Arcus’ production facilities at Gjelleråsen. In addition, Arcus owns 34.75 percent of the French cognac producer Tiffon S.A.

Arcus also has a number of agency agreements with international spirits producers from a number of different countries, of which Great Britain, France, Canada, Ireland and the United States are the largest. When competing for the most attractive agencies, Arcus’ competencies and industry expertise in the Nordic monopoly markets is an important competitive advantage. In addition, the management of Arcus believes that Arcus’ pan-Nordic platform, with a dedicated HoReCa sales force in all markets, is highly attractive for the international producers as the Nordic market, on an aggregate level, is a relatively large and attractive market from an international perspective, while individually the markets are relatively small and not as attractive.

The Spirits business segment is managed from Norway with centralised sales, marketing and product development at Gjelleråsen outside of Oslo, with the Danish brands managed by the Danish organisation.

Arcus Production

Arcus Production ensures sales and operations planning, production and distribution of Arcus’ spirits and wine brands. Arcus Production also provides bottling services to a limited number of third-party producers independent of Arcus. The business produces, among other things, Arcus’ Norwegian and Danish aquavit products and bottles large volumes of wine in both bottles and bag-in-box at Arcus’ modern production facility at Gjelleråsen.

In addition, Arcus Production has assumed the responsibility for sourcing, sale and operations planning, production, bottling and coordinating distribution of Arcus’ own brands across all product segments, in all the countries where Arcus operates. Arcus Production consolidates its financials into the Spirits operating segment. Based on internal sales forecasts and other underlying material, the Spirits and Wine business segments indicate the appropriate production volume to Arcus Production. Arcus Production subsequently bases production and inventory on these indications. The purchase of finished products as part of the agency business value chain is administered by the Spirits and Wine operating segments themselves.

Group Technical Development and Services (GTDS)

GDTS’ procurement development is responsible for the sourcing and purchasing of approximately one third of Arcus’ cost of goods. GTDS also administers the Gjelleråsen facility and secures appropriate maintenance. The management of Arcus believes that the facility at Gjelleråsen is among Europe’s most cutting-edge and advanced production facilities for

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23 Based on management assessment, evaluating the relative positions of acquavit sales from Arcus and Altia.

24 Based on sales figures from the Nordic alcohol monopolies (Vinmonopolet, Systembolaget and Alko).

wine and spirits and one of very few that has its own in-house certified laboratory for quality control and supervision (part of Arcus Production). Facility has a large capacity with a clear objective of maximising utilisation.

Altungstad Håndverksdestilleri at Stange in Norway is a stand-alone micro distillery and subsidiary of Arcus Norway AS that operates independently from Arcus Production. Also, Snälleröds brenneri in Ljungbyhed in Skåne, Sweden, operates fairly independently from Arcus Production and is for all practical purposes managed by Arcus Sweden AB.

Logistics – Vectura

Vectura AS is Norway’s largest logistics services provider for alcoholic beverages, accounting for approx. 50% of the share of deliveries to Vinmonopolet[21]. Vectura is a full-service provider with a service offering that includes inbound logistics, storage, and/or outbound logistics of products for its customers. The business unit’s distribution channels include Vinmonopolet, HoReCa and wholesalers, of which Vinmonopolet accounts for the vast majority of the market. Vectura works closely with a vast number of producers and import agents of various sizes in transporting and distributing goods originating from more than 40 different countries. Currently, approximately two thirds of Vectura’s distribution volumes are from external customers, the remaining being from Arcus’ wine and spirits products. Vectura AS was established in 1996 and is a wholly owned subsidiary of Arcus. Vectura has its head offices at Gjelleråsen outside of Oslo and utilises one of the most advanced and efficient logistics facilities in the industry. The business unit had a total of 173 employees at the year ended 31 December 2019 and had operating revenue of NOK 328 million for the year ended the same date.

One of Vectura’s key strengths is its strong industry expertise, as Vectura benefits from a knowledgeable organisation with experience from deciding and optimising the product stock in the warehouse. Close cooperation with producers and import agents as well as advanced IT systems are required to facilitate timely and appropriate delivery of products. The management of Arcus believes that this, in turn, provides stable results for Vectura through high accuracy on deliveries, limited inventory costs, consistency and predictability. Vectura also offers data analysis services with demand forecasts, extensive advisory and various industry reports with statistics on delivery service levels, inventory turnover and forecast accuracy to its customers. In addition to being a full-service logistics provider, Vectura has its own wholesale operation targeted towards the HoReCa market. HoReCa clients can easily access the product portfolios of all the importers that have distribution agreements with Vectura through Arcus’ online database.

Order intake is Vectura's contact point for customers within the HoReCa segment and Vinmonopolet. The unit is primarily focused on carrying out the customers’ requests and preserving the customers’ interests within the Vectura system. Customers can also execute their orders through Vectura’s online store. As the only integrated 3PL and 4PL provider to both Vinmonopolet and HoReCa in Norway, Vectura offers country wide distribution to both the HoReCa segment and to all of Vinmonopolet’s retail stores.

The following table presents the total operating revenue of Arcus by business segment for the six months ended 30 June 2020 and 30 June 2019, and for the year ended 31 December 2019. The figures include internal sales between the segments.

	For the six months ended 30 June		For the year ended 31 December
	2020	2019	2019
In NOK million	(unaudited)	(unaudited)	(audited)
Wine	875	772	1,603
Spirits	437	390	976
Logistics	168	150	328
Eliminations	-102	-62	-144
Total	1,378	1,250	2,763

Investments

For the six months ended 30 June 2020, Arcus’ gross capital expenditure amounted to NOK 20 million and for the year ended 31 December 2019 to NOK 19 million, representing 1.7 and 0.7 percent respectively of Arcus’ net sales for the respective period. For the six months ended 30 June 2020, capital expenditure was related mainly to investments in automation solutions in Vectura.

Properties, Plant and Equipment

Arcus has divested its land and building assets and currently owns no land or buildings. Arcus operates in a leased property including its warehouse, production facility and headquarters at Gjelleråsen outside of Oslo. The building at Gjelleråsen

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25 Based on data from Vinmonopolet.

is on an operating lease contract at “bare-house” terms that expires in 2037, with options to renew the agreement for additional 10-year periods indefinitely. The lease agreements with Gjelleråsen Eiendom AS involves considerable obligations for Arcus-Gruppen AS and the subsidiaries, especially regarding maintenance, insurance and property tax, which apply during the entire lease period.

As of 31 December 2019, Arcus’ main fixed assets are machinery and equipment. Machinery and equipment mainly relate to production equipment at Gjelleråsen and logistics systems and vehicles in Vectura. As of 31 December 2019 the book value of Arcus’ machinery and equipment amounted to NOK 280 million, of which the majority are assets under financial leases.

Intellectual Property

Arcus owns a large portfolio of trademarks and copyrights, know-how and confidential information relating to its business. Furthermore, Arcus owns material trademarks relating to all of the brands it produces and is therefore dependent on the maintenance and protection of its trademarks and all related rights.

Brands are among the most important assets in the alcoholic beverage industry because a strong brand provides a significant competitive advantage to the owner. Arcus generally registers and protects its brands in the markets in which the brands are sold. As trademarks can potentially be infinite in duration, they are of key value to Arcus and their protection and reputation are essential to Arcus’ business. Arcus owns the material trademarks utilised by its business (excluding trademarked products imported from third-party producers) in all countries where they are utilised.

Arcus also has proprietary secrets, technology, know-how, processes and other intellectual property rights that are not registered but are in Arcus’ view protected by appropriate confidentiality measures. Arcus considers the blends of spirits and flavour formulas utilised to make its brands to be trade secrets.

There are no patents or licenses that are material to Arcus’ business or profitability. Arcus engages in considerable product development activities; however expenses related to such activities are not capitalised, but are rather considered as operating expenses.

Corporate Social Responsibility

Arcus recognises that it has a responsibility to ensure that its business is conducted in a socially responsible manner, resulting in an ambition to successively integrate a structured approach to ensure a high standard of social and environmental responsibility.

There are several material and prioritised sustainability issues for the industry and Arcus, some related to Arcus’ own operations and some relevant for the value chain, especially to wine production in selected countries:

1.	Safe products with a high quality

2.	Responsible drinking program

3.	Health and safety for Arcus employees

4.	Ethical marketing and sales

5.	Good business ethics

6.	Reduced impact on the environment and climate from production and transport (such as water, energy and packaging)

7.	Arcus is obliged through the Norwegian initiative "Plastløftet" to reduce the use of plastic, design products for recycling and increase the use of recycled plastic

8.	Integration of sustainability aspects in sourcing and monitoring of the value chain, i.e., respect for human rights, decent working conditions, health and safety of the employees of suppliers and increased responsibility for the environment and climate of suppliers.

Arcus has a high awareness of the risks and complexity, but also opportunities related to these issues. The company works continuously to improve its processes and work related to these issues and while progress has been made, the development work in these areas continues, given that the issues are complex and involve many stakeholders.

Arcus is a signatory of the UN’s Global Compact, the 17 Sustainable Development Goals of the 2030 Agenda for Sustainable Development, an initiative for responsible and sustainable business. The Arcus Group bases its Corporate Social Responsibility (“CSR”) plan on the 10 principles that the Global Compact initiative sets forth for the environment, human rights, employee work conditions and anti-corruption. Arcus’ annual report to UN’s Global Compact is available through the UN’s Global Compact website.

Arcus has established clear objectives and guidelines for its CSR work. The Arcus Group conducts annual reviews of the Arcus Group’s compliance with board approved objectives and goals. Arcus also has a clear ethical charter where, among others, subjects concerning discrimination, bullying, and corruption are addressed. Arcus maintains a zero-tolerance policy regarding the subjects addressed in the Arcus Group’s ethical charter. All employees have signed-off on complying with these ethical guidelines as well as having understood their implications. The Arcus Group’s CSR policy and ethical charter are both available through the Arcus Group’s intranet and website, available in both Norwegian and English. The Arcus Group also has an internal anonymous whistle-blower phone number for employees.

Organisation and Personnel

Group legal structure

Arcus ASA is the parent holding company in the Arcus Group. Arcus’ operations are carried out through the wholly-owned operating subsidiaries Arcus-Gruppen AS and Vectura AS.

Arcus’ headquarters and central functions are located at Gjelleråsen outside of Oslo, Norway. Arcus has a pan-Nordic HR function but with main functions in the Norwegian operations, which employs the majority of Arcus’ employees. Wine's operations in Norway, Sweden and Finland are integrated into the regular governance structure, whereas the business segment Logistics has a partly separated governance structure from the remaining operations in Norway, with control implemented through the Arcus CEO serving as member of the Board of Directors. Wine in Sweden and Finland has its own support functions that also handle HR matters. Arcus’ organisation supports a decentralised and entrepreneurial culture at business area level, combined with group wide co-operation within areas such as purchasing, marketing and logistics to support efficient operations and scale benefits.

Arcus’ subsidiaries

On 30 June 2020, Arcus had a total of 45 subsidiaries. The following table presents the subsidiaries and associated companies of Arcus along with respective ownership shares of Arcus on 30 June 2020.

Name	Consolidated shareholding and voting right (percent)	Country of incorporation	Subsidiary/Associated Company to
Arcus ASA (parent company)	100	Norway
Arcus-Gruppen AS	100	Norway	Arcus ASA
Vectura AS	100	Norway	Arcus ASA
Arcus Norway AS	100	Norway	Arcus-Gruppen AS
Arcus Denmark AS	100	Denmark	Arcus-Gruppen AS
Det Danske Spiritus Kompagni A/S	100	Denmark	Arcus-Gruppen AS
Vingruppen AS	100	Norway	Arcus-Gruppen AS
VinGruppen Sweden Holding AB	100	Sweden	Arcus-Gruppen AS
Arcus Deutschland GmbH	100	Germany	Arcus-Gruppen AS
Arcus Sweden AB	100	Sweden	Arcus Norway AS
Arcus Finland Oy	100	Finland	Arcus Norway AS
BevCo AS	100	Norway	Arcus Norway AS
Atlungstad Håndverksdestilleri AS	100	Norway	Arcus Norway AS
Stockholms Spritfabrik AB	100	Sweden	Arcus Norway AS
Det Lysholmske Brenneri- og Destillasjonsfabrikker ANS	100	Norway	Arcus Norway AS
Oplandske Spritfabrik ANS	100	Norway	Arcus Norway AS
Løiten Brænderis Destillation ANS	100	Norway	Arcus Norway AS
Siemers & Cos Destillasjon ANS	100	Norway	Arcus Norway AS
Vingruppen i Norden AB	100	Sweden	VinGruppen Sweden Holding AB
Arcus Wine Brands AS	100	Norway	Vingruppen AS
Vinordia AS	100	Norway	Vingruppen AS
Symposium Wines AS	90	Norway	Vingruppen AS
Vinuniq AS	100	Norway	Vingruppen AS
Excellars AS	100	Norway	Vingruppen AS
Heyday Wines AS	70	Norway	Vingruppen AS
Classic Wines AS	100	Norway	Vingruppen AS
Creative Wines AS	100	Norway	Vingruppen AS
Wongraven Wines AS	90	Norway	Vingruppen AS
Hedoni Wines AS	90	Norway	Symposium Wines AS
Arcus BrandLab AS	100	Norway	Arcus Wine Brands AS
Arcus Co Brands AS	100	Norway	Arcus Wine Brands AS
Vinunic AB	100	Sweden	Vingruppen i Norden AB
WineWorld Sweden AB	90	Sweden	Vingruppen i Norden AB
The WineAgency Sweden AB	90	Sweden	Vingruppen i Norden AB
Valid Wines Sweden AB	83	Sweden	Vingruppen i Norden AB
Arcus Winebrands Sweden AB	100	Sweden	Vingruppen i Norden AB

Social Wines Oy	100	Finland	Vingruppen i Norden AB
Vinum Import Oy	93	Finland	Vingruppen i Norden AB
Vingruppen Oy	100	Finland	Vingruppen i Norden AB
Wineworld Finland Oy	76	Finland	Wineworld Sweden AB
Quaffable Wines Sweden AB	72	Sweden	Wineworld Sweden AB
Vingaraget AB	100	Sweden	Vinunic AB
Heritage Wines Sweden AB	90	Sweden	The WineAgency Sweden AB and WineWorld Sweden AB
Vinunic Oy	94	Finland	Social Wines Oy
Brews4U Finland Oy	85	Finland	Social Wines Oy
New Frontier Wines AB	72	Sweden	Quaffable Wines Sweden AB

Joint arrangements and associated companies
Tiffon SA	35	France	Associated company
Smakeappen AS	50	Norway	Associated company
Beverage Link AS	45	Norway	Associated company

The associated companies of Arcus, Tiffon S.A, Smakesappen AS and Beverage Link AS, are not consolidated into Arcus’ financials, but rather accounted for under the equity method and disclosed with corresponding book value and share of profits from associates in Arcus’ financial accounts. All other companies in the list above are subsidiaries and are consolidated in Arcus’ financials on a 100 percent basis.

Employees

As of 31 December 2019, Arcus employed 435 employees, corresponding to 431 full time employees (“FTE’s"). A significant portion of Arcus’ personnel work for Arcus’ wholly owned logistics and distribution services subsidiary Vectura. The Spirits segment also employs a large share of Arcus’ employees. The following table presents Arcus’ employees per country as at 31 December 2019.

Number of employees per country	As at 31 December 2019
Norway	341
Sweden	55
Finland	17
Denmark	19
Germany	3
Total	435

The following table presents the average number Arcus’ employees per business segment for the year ended 31 December 2019.

Number of employees per Business Area	31 December 2019
Spirits	142
Wine	84
Logistics	173
Unspecified	36
Total	435

Apart from deliberate headcount reductions as a part of efficiency improvement initiatives in recent years, Arcus has historically had a low employee turnover. A significant portion of Arcus’ employees are covered by collective bargaining agreements.

Material Agreements

Arcus Senior Facilities Agreement

On 24 October 2016, Arcus entered into SEK 750,000,000 term loan, NOK 600,000,000 revolving credit and NOK 50,000,000 guarantee facilities agreement with Skandinaviska Enskilda Banken AB (publ) (SEB) as lender. The facilities agreement was amended in March 2020 and (the facilities agreement as amended, the “Arcus Senior Facilities Agreement”) whereby the multicurrency revolving facility was increased to NOK 800 million. The Arcus Senior Facilities Agreement is unsecured. The termination date for the facilities is 24 October 2022. There is no amortisation under the facilities.

The term loan was utilised towards repayment and cancellation of existing debt. All revolving loans must be applied towards general corporate purposes and working capital purposes of the Arcus group. The guarantee facility may be applied towards issuance of guarantees in favour of public authorities as security for collection of taxes, and for general corporate purposes and working capital purposes of the Arcus group. The current utilisation of the facilities as of 21 October 2020 is as follows: (i) the term loan – outstanding principal of SEK 750 million, (ii) the revolving facility – aggregate outstanding loans of NOK 144.2 million, and (iii) the guarantee facility – aggregate outstanding guarantees of NOK 57.2 million.

Interest on loans drawn under the facilities is determined in reference to IBOR (being CIBOR, EURIBOR, NIBOR, STIBOR and LIBOR (as applicable) and are defined as the sum of the applicable margin and IBOR. The margin for each of the facilities depends on the EBITDA covenant (Net Debt to EBITDA). The Arcus Senior Facilities Agreement contains a financial covenant relating to leverage, according to which the ratio of net-interest bearing debt to EBITDA of Arcus must not exceed 3.75:1.

Compliance with the EBITDA covenant is monitored quarterly. The Arcus Senior Facilities Agreement contains other customary covenants, including covenants regarding compliance with laws and sanctions, negative pledges, restrictions on mergers, acquisitions and disposals, restrictions on granting loans and guarantees and restrictions on change of business.

The Arcus Senior Facilities Agreement contains customary events of default and customary terms on acceleration situations including payment defaults, breach of the financial covenant and breach of other provisions of the Arcus Senior Facilities Agreement as well as on cross-default. In addition, the Arcus Senior Facilities Agreement contains customary representations and information undertakings. The Arcus Senior Facilities Agreement contains a change of control clause. SEB has granted a waiver on 22 September 2020 in respect of change of control provisions etc. provided that the internal reorganisation within the Arcus group is completed before the Effective Date of the Merger.

Lease agreement for Arcus’ operating site at Gjelleråsen

Arcus has one operating site at Gjelleråsen which is considered important for Arcus’ business operations. The operating lease agreement includes the agreement concluded with Gjelleråsen Eiendom AS on the lease of production, distribution and administration buildings at Gjellerårsen for a term of 25 years as from 1 January 2012. The annual rent under this agreement is NOK 82,627 thousand as of 2019.

Other material agreements

Other than the Arcus Senior Facilities Agreement and the lease agreement at Gjelleråsen, Arcus has not entered into (i) material agreements outside of its ordinary course of business during the two financial years immediately preceding the date of this Merger Prospectus or (ii) other agreements outside its ordinary course of business based on which a company belonging to the Arcus Group would have material obligations or rights as at the date of this Merger Prospectus that are material from the Arcus Group’s perspective.

Insurance

Arcus has various operating insurance policies covering employees’ accidents and travel, property damage, business interruption, auto and machinery, general and product liability, CPI (contaminated product insurance) recall, marine cargo and crime and fraud. Arcus also maintains directors’ and officers’ liability insurance for the members of the Board of Directors and the Group Management Team, the coverage of which the management believes is customary for a company of a similar size and type. Generally, Arcus’ management believes that Arcus’ insurance coverage is customary for companies operating in the industry and adequate for the risks typically associated with its operations and business activities. Arcus’ management regularly reviews the adequacy of the insurance coverage. However, there can be no assurance that no losses will be incurred or that this coverage will be sufficient to cover the damages in the event of a significant event or claim.

Legal Proceedings

Arcus becomes involved from time to time in various claims and legal proceedings arising in the ordinary course of business, such as employee claims, disputes with suppliers, customers and competitors, and proceedings initiated by public authorities. Arcus is not as of the date of this Merger Prospectus and, has not been within the past twelve months, party to any material governmental, legal or arbitration proceeding that may have or have had a significant effect on the financial position or profitability of Arcus, and Arcus is not aware of any such proceedings pending or threatened.

Outlook and Trend Information

Outlook

This section “Outlook” contains forward-looking statements. These statements are not guarantees of Arcus’ future financial performance. Arcus’ actual result or financial position may differ in a material way from the result or financial position contained in or implied by the forward-looking statements. This may be due to several factors, which are described, among others, in sections “Risk factors” and “Certain Matters – Forward-looking statements”. This section “Outlook” concerns Arcus as a separate company and should not be interpreted or construed to concern the Combined Company after the Effective Date. Undue reliance should not be placed on these forward-looking statements.

Arcus operates in non-cyclical wine and spirits markets with moderate and steady growth, but with some variations between the different categories, countries and seasons. Arcus expects that tender wins, new products, operational efficiency improvements in Arcus’ three business segments and minor bolt-on acquisitions will contribute the profitable growth going forward. Over the next years, Arcus is still committed to meeting the financial targets outlined at the initial public offering of Arcus in 2016. In the short term, the Coronavirus pandemic outbreak will continue to influence the Arcus Group’s business in ways that are currently difficult to predict. While the Arcus Group is currently experiencing positive effects, it is impossible to forecast how long these effects will continue. The Arcus Group is closely monitoring events in order to minimise potential disruption to the operations so the Arcus Group can continue meeting the customers’ expectations.

Impact of the Coronavirus pandemic

During the first half of 2020, Arcus was affected by the global medical and financial crisis following Coronavirus pandemic. Arcus experienced the first effects from the Coronavirus pandemic in March 2020. Even though the second quarter of 2020 was the first full quarter affected by the Coronavirus pandemic, the results have been better than forecasted at the beginning of the crisis. It is still too early to predict how severely the pandemic will affect the various business areas in a medium- and long-term perspective.

Arcus has made use of certain relief and support measures available from governments in different territories to mitigate the effects of the Coronavirus pandemic. Such measures primarily relate to reduced social security contributions, reimbursement of salaries to employees on sick leave or those temporarily laid off and delays in payment terms of taxes and other levies.

The Coronavirus pandemic is identified as an impairment indicator for certain cash generating units (“CGU”) in Spirits, and the management of Arcus has estimated the recoverable amount and compared this to the carrying amount for the relevant CGUs. There is an increased uncertainty about the future performance due to the Coronavirus pandemic, which increases the sensitivity on assumptions applied in the impairment assessment.

The Arcus Group’s management has based its current estimates of future cash flows on the expectation that the business will normalise from the Coronavirus pandemic around the beginning of 2021 and the discount rates are based on an expected stabilisation of volatility, risk premiums and interest rates at levels prior to the outbreak of the Coronavirus pandemic. However, the Arcus Group’s management believes it is still too early to predict the full impact that the Coronavirus pandemic will have on the business and financial markets as the situation is still developing and hence there is a high degree of uncertainty associated with these assumptions.

Based on the impairment tests performed, no impairment was identified in the first half of 2020. Depending on the duration of the Coronavirus pandemic, and to what extent the business is affected in the medium to long term perspective, it may have an impact on assumptions applied for calculating the recoverable amount for fixed and intangible assets, including goodwill.

Key trends and market development per segment

Spirits

The key trends seen in the Norwegian spirits market include a shift from mid-priced alternatives towards super-premium, premium or value brands, as well as, a shift towards lower ABV alcoholic drinks. In Sweden, there has been an increased interest for organic spirits in recent years. In Denmark, new flavours of spirits and low ABV shots have experienced increased interest. Arcus sees growth potential in increasing speed and innovation to quickly adapt to new emerging trends and positioning itself to capitalise on new market developments.

Arcus is enjoying a strong position as a leading global aquavit producer and sees considerable growth potential in introducing the aquavit and bitter product categories to selected markets where they currently receive little attention.

During in the second quarter of 2020, revenue has increased in all monopoly markets as sales shifted from border channels to domestic retail. In Norway, Sweden and Finland revenue increased in the double digits compared to the previous year. Despite the strong growth in the monopoly markets, the organic growth on external sales was negative by 8.5 percent, mainly due to lower travel and border sales following the Coronavirus pandemic. The EBITDA margin increased compared to the second quarter of 2019 due to lower operational costs combined with higher gross profit from internal wine bottling.

Wine

The Nordic monopolies assortment is determined through a clearly defined tender process. Products that are included in a monopoly’s base assortment enjoy the highest degree of product promotion through allocated shelf spacing in all of a country’s monopoly retail stores. These products consequently have a higher likelihood of enjoying high sales volumes and sales growth. Arcus sees potential in focusing efforts towards winning assortment tenders in order to increase the number of Arcus products included in a monopoly’s base assortment. Further potential is seen in focusing promotions towards products that are already included in a monopoly’s base assortment, and Arcus also sees operational improvement potential in developing and adapting simpler, faster and more commercial ways of working.

The management of Arcus believes that Arcus has been successful in utilising its market insight in developing best-selling, own wine brands. This innovation trend has primarily been strong in the Norwegian market and Arcus has developed a number of the best-selling products at Vinmonopolet. Arcus’ own wine brands typically enjoy considerably higher margins than partner brands. Innovation and product development is driven through the Arcus Wine Brands (“AWB”) subsidiary. Arcus sees considerable potential in establishing a closer cooperation between the AWB and Arcus’ wine segment operations in Sweden and Finland. Arcus believes that this can be achieved through developing a Nordic route to market for products developed in AWB. This would facilitate that successful innovations can be easily introduced into all the Nordic monopoly markets.

In the second quarter of 2020, the Wine segment experienced solid growth and in particular in Norway, with increasing revenue of 53 percent compared to the previous year. In Sweden, revenues from the existing business continued to grow, but sales were lower compared to the second quarter of 2019 due to the loss of producers in March 2019. A stronger SEK and EUR strengthened the overall reported growth, in addition to the acquisition of Wongraven Wines in December 2019. The strong increase in revenues combined with flat indirect costs has been the main reason for the increased EBITDA margin for the segment. A favourable bag-in-box sales combined with price increases in the monopolies, led to an increased gross margin for the period despite the negative effect of the strong EUR and USD on purchasing costs.

Logistics

Following Vectura’s move to Gjelleråsen in 2012, Arcus has invested a great amount of time and financial efforts in order to facilitate a smooth transition to the new facility. Inter alia, Vectura has worked actively to both maintain old and attract new customers, which despite the somewhat high initial cost has yielded successful results over time. Further, Vectura has experienced positive sales development and contributed to Arcus’ organic growth over the past years.

The logistics business of Arcus experienced a distributed volume growth of 4 million litres, from 13.1 to 17.1 million litres from first half of 2019 to first half of 2020. The volume growth was driven by significantly higher sales to Vinmonopolet, as HoReCA was significantly reduced due to the Coronavirus pandemic. Volumes to Vinmonopolet increased by 47.1 percent while the distributed volume to the HoReCa channel decreased by 62.8 percent due to closures of bars and restaurants amid the Coronavirus pandemic situation. Consequently, the operating revenue increased by 11 percent in the quarter vis-à-vis last year. Additionally, on 11 March 2020, Arcus announced that Vectura had agreed to investigate a merger with Cuveco AS in order to establish a joint company. The discussions have, however, not led to an agreement.

Key factors affecting results of operations

Arcus’ business and results of operations are influenced by a number of factors, some of which are outside of Arcus’ control. The following key factors, among others, have had or may have, an effect on Arcus’ business and results of operations.

•	General economic conditions;

•	Demand, trends and consumer behaviour;

•	Seasonal variation;

•	Competition;

•	Price development of Arcus’ products;

•	Pricing and availability of raw materials;

•	Changes in currency exchange rates; and

•	Regulatory and tax changes.

General economic conditions

The prevailing economic conditions and changes in consumer preferences may affect Arcus’ field of business and, as such, be reflected in Arcus’ results of operations. The macroeconomic and financial market conditions especially in Arcus’ core markets in the Nordics are factors affecting the demand for Arcus’ products. In addition, market conditions in other markets may impact the demand for Arcus’ export services, and in particular the Spirits segment.

Seasonal variation

There are substantial seasonal aspects affecting Arcus’ sales and profitability throughout the year, namely holiday and seasonal consumer buying patterns, especially at the end of the year during Christmas and the New Year, but also during other key holidays such as Easter, the 17th of May and during the summer period. Arcus typically generates a large amount of its revenue and cash flow during the fourth quarter of each financial year driven by the Christmas and New Year season sales in general with higher consumption and gift purchases of more premium wine and spirits. On the other hand, Arcus’ revenue is generally lower in the first quarter of each financial year.

Competition

The wine and spirits sale and distribution industry in the markets in which Arcus operates is intensely competitive.

Despite the regulated nature of the state retail monopoly markets, all international brand houses are generally present, together with the regional and local producers, as well as hundreds of smaller importers (particularly in the wine industry), in all key markets where Arcus operates. Arcus’ distribution business is also very competitive with hundreds of importers operating in the market. The principal factors affecting Arcus’ competitive position among the customers, consumers and partners include its brand strength, product range, pricing, product quality, innovation and new product offering, distribution capabilities, knowledge, and the capability and resources to create successful partnerships as well as the ability to foresee and respond to changing consumer preferences and demand. The effect of these factors varies depending on the market and the product.

Price development of Arcus’ products

The pricing of Arcus’ products is affected by demand in the end markets, portfolio management, tendering processes in retail monopolies, competition, the cost of raw materials and production, cost management and efficiency measures, as well as the overall financial targets. There are significant price differences between Arcus’ home markets caused by varying alcohol tax levels, which may also affect pricing decisions for the products.

Arcus’ products are priced in a competitive way by utilising scale advantages, solid local presence, strong brands within both the Spirits and Wine segments, long experience and extensive knowledge of consumer reactions with respect to changes in pricing in different price points. The behaviour of Arcus’ large customers and partners has in the past and could in the future have an impact on Arcus’ profitability through pricing pressure.

Pricing and availability of raw materials and imported goods

Arcus relies on the import of raw materials for the production of various Spirits and Wine products including ethanol, bulk wine as well as other ingredients needed for a variety of different alcoholic beverages. Arcus also purchases packaging materials, such as glass and PET bottles, corks and paper board for the secondary packaging of Arcus’ own brands. Fluctuations in raw material prices can affect Arcus’ profitability at least in the short term, as they are not immediately reflected in the prices of Arcus’ products.

Costs of raw materials and packaging materials used for Arcus’ products may be affected by various factors, such as global supply and demand, fuel and transport costs, weather conditions, agricultural uncertainty, crop failures, and governmental import and export controls. The availability of raw materials procured by Arcus is usually ensured through framework agreements as well as arrangements with wholesalers. In exceptional circumstances, for example due to the effects of climate change, Arcus could use certain alternative raw materials for the production of alcoholic beverages as well as packaging.

Changes in currency exchange rates

Arcus operates in the Nordics and exports its products to several other countries, and, accordingly, it generates a portion of its sales and incurs a part of its expenses in currencies other than the Norwegian krone. Furthermore, the Arcus Group also sources both raw materials and products from countries which operate a currency other than the Norwegian krone, in particular related to the euro. Arcus also has assets in currencies other than the Norwegian krone. Accordingly, fluctuations in foreign currency exchange rates can affect Arcus’ financial position and results of operations positively or negatively. Arcus’ exposure to foreign exchange rates consists of transaction exposure and translation exposure. Fluctuations in currency exchange rates against the Norwegian krone, particularly that of the Swedish krona, the euro, the Danish krone and U.S. dollar have had, and are likely to continue to have, a significant impact on Arcus’ reported figures.

Regulatory and tax changes

Arcus’ business is subject to, and impacted by, extensive laws and regulations. These laws may change from time to time, which can have a direct impact on Arcus or the changes can affect Arcus’ customers or the markets they serve. While regulation may adversely affect Arcus’ business, it may also offer opportunities to develop new products, gain a competitive advantage as well as deepen relationships with the customers.

Overview of Disclosed Information over the Last 12 Months Relevant as at the Date of This Merger Prospectus

In addition to annual and interim reports, disclosures related to governance and remuneration matters, including dividends distributions, and notifications of transactions by primary insiders in Arcus or their close associates, Arcus has disclosed the following information in accordance with the Norwegian Securities Trading Act section 5-2.

Arcus and Altia announced on 29 September 2020 that they have entered into a combination agreement to form a leading Nordic wine and spirits brand house through a statutory cross-border absorption merger, whereby Arcus will be merged into Altia and dissolved. See “Merger of Altia and Arcus – Overview of the Merger”.

Arcus’ Board of Directors, Management and Auditors

In accordance with Norwegian law and the Articles of Association of Arcus, the overall management and governance of Arcus is vested in the Board of Directors and the Chief Executive Officer of Arcus (the “CEO”). In addition, the Arcus Group Management Team assists the CEO in the operations of Arcus.

The General Meeting is the highest authority of Arcus. All shareholders in Arcus are entitled to attend and vote at General Meetings of Arcus and to table draft resolutions for items to be included on the agenda for a General Meeting.

The Board of Directors has two sub-committees: an Audit Committee and a Remuneration Committee (see Sections

“– Committees of the Board of Directors – Audit Committee” and “– Committees of the Board of Directors – Remuneration Committee”). In addition, the Articles of Association provide for a Nomination Committee (see Section “– Shareholders’ Nomination Committee”).

Shareholders’ Nomination Committee

Pursuant to the Articles of Association, Arcus shall have a Nomination Committee elected by the Annual General Meeting. The Nomination Committee is elected for a period of two (2) years. A majority of the members shall be independent of Arcus’ Board of Directors and Arcus’ Group Management Team.

The responsibility of the Nomination Committee is, among other things, to nominate candidates to be elected by the General Meeting as shareholder-elected members of the Board of Directors and their deputies whenever their respective period of service expires or when a by-election is needed. Moreover, the Nomination Committee also nominates candidates to be elected by the General Meeting as members of the Nomination Committee.

The Nomination Committee proposes remunerations to the members of the Board of Directors and to the members of the Nomination Committee. The proposal shall be made in advance for a period of one (1) year counting from the date of the Annual General Meeting.

The current members of the Nomination Committee are Sverre R. Kjær (Chair of the Nomination Committee), Karin Bing Orgland and Jan Ole Stangeland. These three were all elected at the Annual General Meeting on 11 April 2019 for a two year period up to the Annual General Meeting in 2021.

Board of Directors

Pursuant to the Articles of Association, Arcus’ Board of Directors shall consist of a minimum of three (3) and a maximum of eight (8) shareholder elected members. In addition, members of the Board of Directors are elected by and among the employees in accordance with applicable company legislation. The authority to sign on behalf of the company is held by the Chairman of the Board of Directors alone or two members of the Board of Directors jointly.

The overall management of Arcus is vested in the Board of Directors and Arcus’ Group Management Team. In accordance with Norwegian law, the Board of Directors is responsible for, among other things, supervising the general and daily management of Arcus’ business, ensuring proper organisation, preparing plans and budgets for its activities ensuring that Arcus’ activities, accounts and assets management are subject to adequate controls and undertaking investigations necessary to perform its duties.

The Board of Directors will deal with all matters pertaining to its area of responsibility in accordance with Norwegian law, the Articles of Association, the Norwegian Corporate Governance Code, as amended from time to time, as well as other rules and regulations applicable to publicly listed companies in Norway. The Board of Directors also ensures that good corporate governance is adhered to throughout the group.

The Board of Directors shall not make decisions or take other measures that are conducive to conferring an undue benefit to a shareholder or another person at the expense of Arcus or another shareholder. The Board of Directors shall act with due care and promote the interests of Arcus and all its shareholders.

The Board of Directors satisfy the gender representation requirements in the Norwegian Public Limited Liability Companies Act, with four (4) shareholder elected female board members, three (3) shareholder elected male board members, two (2) employee elected female board members and one (1) employee elected male board member.

The Board of Directors is in compliance with the independence requirements of the Norwegian Code of Practice for Corporate Governance (the "Corporate Governance Code"), meaning that (i) the majority of the shareholder-elected members of the Board of Directors are independent of Arcus’ Group Management Team and material business contacts, (ii) at least two of the shareholder-elected members of the Board of Directors are independent of Arcus’ main shareholders, and (iii) no members of Arcus’ Group Management Team are members of the Board of Directors. The following table presents the members of Arcus’ Board of Directors as at the date of this Merger Prospectus:

Name	Position	Appointed to the Board of Directors
Michael Holm Johansen	Chairman	2016*
Ann-Beth Freuchen	Member	2017
Leena Saarinen	Member	2016*
Nils Selte	Member	2018
Kirsten Ægidius	Member	2019
Carl Erik Hagen	Member	2019
Ingeborg Flønes	Member	2020
Erik Hagen	Member (elected by the employees)	2015*
Ann Therese Elisabeth Jacobsen	Member (elected by the employees)	2018
Anne-Marie Flåten	Member (elected by the employees)	2020

* Also board members in Arcus-Gruppen AS prior to the 2016 listing.

Michael Holm Johansen has been the Chairman of board of Arcus ASA since August 2016. From 2013 to 2016, Mr. Johansen was a member of the Board of Directors ArcusGruppen AS (Chairman from 2014). Mr. Johansen also serves as the chairman of the remuneration committee. Mr. Johansen has served as vice chairman on the board of Dagrofa aps 2013-2018, vice chairman for KFI Erhvervsdrivende Fond 2013-2017 and as a board member in Tiffon S.A. from 2014 to 2016. In addition, Mr. Johansen has served on boards relating to joint-ventures between The Coca-Cola Company and its partners in Italy, Austria and Switzerland 2006-2012. Mr. Johansen has held several international executive roles in the Coca-Cola Company. He was the President for Central and Southern Europe 2004-2011. He held various senior management roles in the Nordics, South-East Europe and in Atlanta 1997-2003. Mr. Johansen served on the executive committee of Schulstad Gruppen 1993-1997. Mr. Johansen worked in marketing with Procter and Gamble in Switzerland 1982-88. Mr. Johansen holds a Master of Management degree from the J.L. Kellogg Graduate School of Management at Northwestern University, and a BSc in Economics and Business from Copenhagen School of Business Administration.

Ann-Beth Freuchen has been a member of the Board of Directors of Arcus since April 2017. Ms. Freuchen currently serves as the Executive Vice President and CEO of Orkla ASA, where Canica AS is the largest shareholder (largest shareholder of Arcus ASA). Her previous experience includes various positions within the Orkla Group, including Co-Chief Executive Officer and Executive VP at Orkla Confectionery & Snacks Norge AS, Chief Executive Officer at Kims Norge AS, Sales Director at Nidar AS, Group Manager-Product at Kims Norge AS and Product Manager at Lilleborg AS.

Leena Saarinen has been a member of the Board of Directors of Arcus since November 2016. Ms. Saarinen has extensive experience from senior management positions within food and retail industries, and was previously the CEO and president of Altia Oy (2005-2007). Prior to joining Altia Oy, Ms. Saarinen worked several years at Unilever in various positions and divisions within Unilever, a multinational consumer goods company. She has extensive board experience from both listed and non-listed companies, primarily Finland-based within food and retail. She is currently a board member of Ice Age Water Oy, Handelsbanken Finland, QT Group Oy, Etteplan Oyj, Verso Food Oy besides being the Chairman of Palmia Oy.

Nils Selte has been a member of the Board of Directors of Arcus since May 2018. Since 2001 he has been the CFO and CEO of Canica AS, the largest shareholder of Arcus, where he currently serves as the CEO. Further, Mr. Selte has previously served as SVP Finance/Group Treasurer at ICA Ahold AB and Hakon Gruppen AS, as Finance Manager for both Hakon Gruppen AS and LIVI Norge AS, and as Consultant at the Office of the Auditor General of Norway. In addition to his directorship in Arcus, Mr. Selte serves as the Chairman of Komplett AS and as board member of Orkla ASA, where he is also the Chair of the Audit Committee. In addition, he also serves on the Board of several other Canica companies.

Kirsten Ægidius has been a member of the Board of Directors of Arcus since 2019. Ms. Ægidius has previously been a non-executive director of Andersen & Martini A/S and Midsona AB, and is currently the Managing Director of MATE.Bike Internatonal. She has extensive experience from food and retail companies, including CCO of Harboes as well as senior management positions at Breweries Hilding Anders AB and Weber-Stephen Nordic. Her previous roles also include Marketing Director of Carlsberg Denmark and various positions within Coca-Cola and Unilever.

Carl Erik Hagen has been a member of the Board of Directors of Arcus since 2019. Mr. Hagen currently holds several board positions, including in Brandbassador AS, Canica Holding AG and Komplett Group. Mr. Hagen is currently employed by Canica International AG in Zürich, and has previous experience from Commercial and Residential Real Estate at Adir Group in London.

Ingeborg Flønes has been a member of the Board of Directors of Arcus since 2020. Ms. Flønes is the CEO at HOFF SA, a supplier of potato spirit and the 4th largest shareholder in Arcus ASA. Ms. Flønes is also a board member of Fjordland AS, a Norwegian brand that sells ready-made meals. Apart from her current roles, she has experience from serving several boards, including Finansklagenemnda (the Norwegian Financial Services Complaints Board) and Forbrukerrådet, the Norwegian Consumer Council.

Erik Hagen has been an employee-elected member of the Board of Directors of Arcus since 2015. Erik Hagen joined Arcus in 1976 as bottler worker and has been an employee-elected member of the Board of Directors in Arcus since 1996. He has broad experience from different boards as an employee-elected member of the Board of Directors and as a full time union leader since 1992. Mr. Hagen has held the position as staff representative and local union leader of NNN ("Norwegian Food and Allied Workers Union") in Arcus since 1986. Mr. Hagen is currently member of the association board NNN, member of the Board of Directors of the Confederation of Trades Unions Norway, Chairman of the TU Confederation's Industrial policy committee in Oslo and Chairman of NNN Oslo and Akershus. He is also a member of the Boards of Directors at MIA (Mangfold i Arbeidslivet) and De Facto.

Ann Therese Elisabeth Jacobsen has been an employee-elected member of the Board of Directors of Arcus since 2018. Prior to this position Ms. Jacobsen has held board positions at NNN Oslo og Akershus, where she also has been employed as Administration Secretary from 2015-2017. She has board positions at Vin og Brennevinarbeidernes Fellesklubb and Vectura klubben. She is currently working as a project coordinator on an automation project for Vectura.

Anne-Marie Flåten has been an employee-elected member of the Board of Directors of Arcus since 2020. She holds the position as Quality Manager in Arcus Norway AS, and has previous experience from the Norwegian Food Safety Authority, Institute for Medincal Biochemistry and the Norwegian Building Research Institute.

Committees of the Board of Directors

Audit Committee

The Board of Directors has elected an Audit Committee from among the members of the Board of Directors. The committee currently comprises two (2) members: Nils Selte, CEO of Canica, which is also Arcus’ largest shareholder, and Leena Maria Saarinen. Saarinen is independent of Arcus’ largest shareholders.

Pursuant to Section 6-43 of the Norwegian Public Limited Liability Companies Act, the Audit Committee shall:

•	Prepare the Board of Directors' supervision of Arcus’ financial reporting process;

•	Monitor the systems for internal control and risk management;

•	Have continuous contact with Arcus’ auditor regarding the audit of the annual accounts; and

•	Review and monitor the independence of Arcus’ auditor, including in particular the extent to which services other than auditing provided by the auditor or the audit firm represent a threat to the independence of the auditor.

Remuneration Committee

The Board of Directors has established a Remuneration Committee that consists of two (2) members of the Board of Directors. The members of the Remuneration Committee shall be independent of Arcus’ Group Management Team. The committee currently consist of Michael Holm Johansen as the chairman and Ingeborg Flønes as a member (after her election at the Annual General Meeting in 2020).

Arcus has adopted guidelines that describe the responsibility and tasks of the Remuneration Committee. The Remuneration Committee shall ensure that Arcus has a remuneration scheme that contributes to promote and grant incentives for governance of and control with Arcus’ risks, counteract a high degree of risk taking and avoid conflict of interests.

Group Management Team

The Arcus Group Management Team is responsible for the daily management of Arcus’ operations in accordance with Norwegian law and instructions set out by the Board of Directors. Among other responsibilities, the CEO is responsible for keeping the accounts of Arcus in accordance with prevailing Norwegian legislation and regulations and for managing Arcus’ assets in a responsible manner. In addition, the CEO must according to Norwegian law brief the Board of Directors about Arcus’ activities, financial position and operating results at a minimum of one time per month.

The following table presents the members of Arcus’ Group Management Team as at the date of this Merger Prospectus:

Name	Position	Appointed
Kenneth Hamnes	Group CEO	2015
Sigmund Toth	Group CFO	2016
Erlend Stefansson	Group Director Spirits	2016
Eirik Andersen	Group Director Wine, Managing Director Vingruppen AS (Wine Norway)	2018
Svante Selling	Managing Director Vingruppen i Norden AB (Wine Sweden)	2018
Petra Thorén	Managing Director Vingruppen Oy (Wine Finland)	2020
David Måsender	Group Director Production	2019
Erik Bern	Group Director CSR, Group Technical Services	2018
Jan-Erik Nilsen	Group Director HR	2019
Per Bjørkum	Group Director IR and Communications	2013
Roar Ødelien	Managing Director Vectura AS	2019

Kenneth Hamnes has been Group CEO since 2015. Mr. Hamnes has extensive experience from working with brands, including several executive management positions within the Orkla Group. From 1997 – 2000, Mr. Hamnes served as both Brand Manager and Key Account Manager at Lilleborg AS. He was also the Sales Director at Bakehuset AS (previously Bakers AS) and Stabburet AS. Mr. Hamnes has also worked as a Consultant and Project Leader for The Boston Consulting Group and was the CEO at Maarud AS in the six-year period prior to Arcus.

Mr. Hamnes holds an MSc in Economics and Business Administration from NHH Norwegian School of Economics.

Sigmund Toth has been Group CFO of Arcus since 2016. From October 2015 until the time of entering his current position, Mr. Toth served as Head of Business Controlling & Treasury of Arcus Group. His responsibilities also include managing Arcus’ IT functions. Prior to joining Arcus Group, Mr. Toth was a Management Consultant at McKinsey & Company and worked mainly on the improvement of staff & support functions across a number of industries. He also has experience from Procter & Gamble where he was employed in various roles within finance and accounting.

Mr. Toth holds a Master of Business Administration (Diplôme ESSEC) from ESSEC Business School.

Erlend Stefansson has been Group Director for the spirits business of Arcus since 2012. He is responsible for product development, marketing and sales of the Group spirits brands globally, with special focus on the home markets in the Nordics and Germany. Apart from his current position, Mr. Stefansson also serves as Chairman for various of the boards within the Arcus. Mr. Stefansson has a background from various senior roles within sales and marketing, retail development and communication, i.a. including Sales Director of Ringnes AS (part of Carlsberg Group) and CEO of Spits ASA. He also has experience from Management Consulting with McKinsey & Co.

Mr. Stefansson holds an MSc in Economics and Business Administration from NHH Norwegian School of Economics besides a Food Executive Program degree from Cornell University.

Eirik Andersen has been Group Director of Arcus Wine Norway and Managing Director of Vingruppen AS since 2018. Prior to his current position, Mr. Andersen was the Managing Director for Symposium Wines, one of Arcus’ subsidiaries from 2016 to 2018. Mr. Andersen also serves as board member for several of the Group’s subsidiaries, including Chair of Arcus Wine Norway. He also has experience from various positions within Vinmonopolet, the Norwegian monopoly for alcohol retail sales in Norway.

Mr. Andersen holds a Diploma from the Wine & Spirit Education Trust besides a 2-year degree from BI Norwegian Business School.

Svante Selling has been Managing Director of Vingruppen i Norden AB since 2018, the wine business of Arcus in Sweden and Finland. Mr. Selling has held several senior roles within the Group since 2008, including roles as Country Manager of Arcus Sweden from 2008–2015, Country Manager of Arcus Spirits Norway from 2015–2016, and Nordic Sales Director of Arcus Spirits from 2016–2018. Mr. Selling also has 10 years’ experience from various positions within Pernod Ricard Sweden where he primarily was responsible for managing key accounts. He also has experience from Systembolaget where he worked as a Shop Manager.

Mr. Selling is a certified Sommelier.

Petra Thorén has been Managing Director of Vingruppen Oy since 2020 where she is responsible for the Finland-based subsidiary of Arcus. Ms. Thorén has extensive experience from several senior roles within strategic communication. Prior to her current role in Arcus, she was engaged as Advisor for DEN Group Oy, a Finland-based manufacturer and service provider within the construction industry. Ms. Thorén has also been the Managing Partner at Miltton Markets Oy as well as Partner at Kreab Oy, both Finland-based company engaged in strategic communication. She also has served as board member for several companies, ranging from industries within corporate governance and marketing to sports and finance.

Ms. Thorén holds a Master of Science in Economics from Hanken, Swedish School of Economics and Business Administration.

David Måsender has been the Group Director of Production since 2020. Mr. Måsender has held several senior and board member roles within the Group since 2013, primarily related to production and logistics. Before joining Arcus Group, Måsender was the Forecasting Manager at Ringnes and Key Account Manager at Scandza. In addition, Mr. Måsander also has experience from Ernst & Young as a Management Consultant.

Mr. Måsender holds a Master of Industrial Engineering and Management from Linköping Institute of Technology.

Erik Bern has been the Group Director of CSR, Procurement and Group Technical Services since 2018. Since 2009, Mr. Bern has held various position within the Group, including Project Director from 2009-2013 in addition to acting as interim CEO in 2013. Between 2013 and 2018, Mr. Bern was the Group Director of Arcus’ Supply Chain. Mr. Bern also has extensive experience from the food and beverage industry, including senior roles at Ringnes AS (part of Carlsberg Group).

Mr. Bern holds a Master’s degree in Machine technology and naval architect.

Jan-Erik Nilsen has been the Group Director HR of Arcus since 2019. Prior to his current position, Mr. Nilsen has held several senior HR position within the Group since 2014. Mr. Nilsen also has extensive experience from various IT and development roles, including Director of Process & IT at Interpress from 2004-2010, in addition to more than 20 years’ experience from various roles within Narvesen Group.

Per Bjørkum has been the Group Director of Arcus IR and Communications since 2013. He has extensive experience from managing corporate information, investor relations and strategic communications. Prior to his position in Arcus he worked as a journalist and editor at Reuters Norway. He has also held the position as VP of communications for NetCom and has more than 12 years of experience as a communication consultant. Mr Bjørkum was one of the founding partners of the consulting company First House AS.

Mr. Bjørkum holds an MBA in International Business, Schiller Int. University, London.

Roar Ødelien has been the Managing Director of Vectura AS since 2019. He has vast experience from the paper and pulp industry including several senior management roles. Prior to his current position, he was the Chief Operating Officer of Norske Skogindustrier ASA for a 5-year period until he joined Nortura SA as the company’s Distribution Director in 2018. Ms. Ødelien has also held several senior positions within logistics, primarily within Carlsberg Group.

Mr. Ødelien holds a Business Degree from Ingerniørskolen.

Additional information about the members of the Board of Directors and Management

On the date of this Merger Prospectus, none of the members of the Board of Directors or the Group Management Team of Arcus have in the previous five years:

•	been convicted of a fraudulent offence or violation;

•	held a managerial position, been in the executive management, been a member of the administrative or supervisory bodies of any company, or acted as a general partner in a limited partnership at the time of its bankruptcy, administration of an estate, or liquidation (excluding voluntary liquidation proceedings with a purpose of dissolving the company); or

•	been subject to any official public incrimination and/or sanctions by any statutory or regulatory authorities (including any designated professional bodies) or been disqualified by a court from acting as a member of the administrative, management or supervisory bodies of a company or from acting in the management or conduct of the affairs of any company.

Conflicts of interest

The member of the Board of Directors, Ingeborg Flønes, is the CEO of Hoff SA, which is the sole supplier of potato spirits to Arcus, which may pose a potential conflict of interest when negotiating supplier agreements. Apart from this, as far as Arcus is aware, the members of the Board of Directors and the Arcus Group Management Team have no conflicts between theirs duties at the company and their private interests or other duties.

There is no arrangement or understanding with major shareholders, customers, suppliers or others, pursuant to which any member of the Board of Directors or the Arcus Group Management Team has been selected.

To Arcus’ knowledge, there are currently no family relationships between any of the members of the Board of Directors and the Group Management Team of Arcus.

Auditor

As of the date of this Merger Prospectus, Arcus’ auditor is Ernst & Young AS. Ernst & Young AS is a member of the Norwegian Institute of Public Accountants (Den Norske Revisorforeningen). Ernst & Young AS has audited Arcus’ consolidated financial statements for the year ended 31 December 2019, which have been incorporated by reference into this Merger Prospectus.

Arcus’ Shares and Share Capital

General information on Arcus

Arcus is a public limited liability company incorporated in Norway and is organised under the laws of Norway pursuant to the Norwegian Public Limited Liability Companies Act. Arcus’ registered company name is Arcus ASA and it is domiciled in Nittedal, Norway. Arcus was registered in the Norwegian Register of Business Enterprises on 5 November 2004, and its business identity number is 987 470 569. The registered address of Arcus is Destilleriveien 11, 1481 Hagan, Norway, Arcus’ telephone number is +47 67 06 50 00 and its website can be found on www.arcus.no.

The shares of Arcus are listed on the Oslo Stock Exchange under the ticker code “Arcus”. The ISIN code for Arcus’ shares is NO0010776875. The legal entity indentifyer (LEI) of Arcus is 213800Z4X87YPAKKS645.

According to Section 3 of Arcus’ Articles of Association, Arcus’ objective is to operate, import, export, production, storage and distribution of alcoholic beverages and other goods, and other business activities in connection therewith, including participation in other companies engaged in such activities.

Shares and share capital

Arcus’ issued share capital is NOK 1,360,465.10 divided into 68,023,255 shares each with a nominal value of NOK 0.02, all fully paid and validly issued in accordance with Norwegian law. The issued shares are registered in book-entry form with the VPS and have ISIN NO 001 0776875. The VPS registrar of Arcus is Nordea Bank Norge ASA, Essendropsgate 7, P.O. 1166 Sentrum, 0107 Oslo, Norway. Arcus has one class of shares. Each share carries one vote and all shares carry equal rights in all respects, including rights to dividends. The Articles of Association do not provide for any restrictions on the transfer of shares, or a right of first refusal upon a transfer of shares. Share transfers are not subject to approval by the Board of Directors.

History of the Share Capital

From the first day of listing on the Oslo Stock Exchange on 1 December 2016 and until the date of this Merger Prospectus, Arcus’ share capital and number of shares has remained unchanged.

Current Authorisations

Arcus’ Annual General Meeting held on 10 June 2020 authorised Arcus’ Board of Directors to increase Arcus’ share capital by up to NOK 136,000.00 in connection with investments, general corporate purposes and transactions. The preferential rights of the shareholders of Arcus, pursuant to Section 10-4 of the Norwegian Public Limited Liability Companies Act may be set aside. The authorisation also covers share capital increases against non-cash contributions and right to charge Arcus with special obligations, as well as resolutions on mergers and demergers. The authorisation can only be used to issue shares to finance further growth, issue shares as consideration in connection with acquisitions of other companies, businesses and/or assets, or to finance such acquisitions, or for existing share- and option program for management and recommended share program for employees. The authorisation is valid until the Annual General Meeting of Arcus in 2021, however no longer than until 30 June 2021.

Further, the Annual General Meeting held on 10 June 2020 also authorised Arcus’ Board of Directors to, on behalf of Arcus, acquire treasury shares up to an aggregate nominal value of NOK 136,000.00. The purchase price for each treasury share shall be minimum NOK 0.02 and maximum NOK 200.00. Arcus’ Board of Directors determines the method of acquisition and disposal of shares. The authorisation is valid until the Annual General Meeting of Arcus in 2021, however no longer than until 30 June 2021.

Long-term incentive programme and share scheme for employees in Arcus

Arcus has established a share option program in which it has issued certain share options to senior executives and a share savings program for all its employees.

Under the option program, Arcus has issued 1,062,091 stock options in 2018, 2,033,802 stock options in 2019 and 2,508,879 stock options in 2020. These stock options remain outstanding and become vested in April 2021, April 2022 and April 2023, respectively. The stock options have KPI based vesting criteria that have to be fully or partially met in order to be exercisable.

The Board of Directors of Arcus has due to the Merger resolved to terminate the option program with effect from the Effective Date and Arcus has agreed with the option holders that they shall be compensated with a cash payment following the Effective Date. Based on the adjusted mechanism applicable to mergers where Arcus is not the surviving entity, the number of outstanding stock options have been reduced so that the number of outstanding stock options as of this date is no (0) 2018 stock options, 476,437 2019 stock options and 339,163, 2020 stock options. All stock options will lapse on the Effective Date and the option holders will, as compensation, receive an amount of NOK 4.49, NOK 8.71 and NOK 11.6, respectively for each 2018 stock options, 2019 stock options and 2020 stock options that lapse of the Effective Date. The total amount of compensation to the option holders will be NOK 7,900,921 at maximum.

In the same manner as in 2017, 2018 and 2019 Arcus has in 2020 extended an offer to its employees to purchase shares in Arcus for a maximum amount of NOK 25,000 per employee with a maximum discount of 20 per cent with an upward limit of NOK 5,000, and with a tie-in period of 12 months. Arcus will following announcement of the Q3 2020 report acquire the required number of shares, less 6,948 treasury shares already held by Arcus, in the public trading at the Oslo Stock Exchange and deliver such shares to the employees that have ordered shares under the share savings program.

Dividends and dividend policy

According to Arcus’ dividend policy, the ambition has been to pay annual dividend of approximately 50-70 percent of the annual net profit. At the Annual General Meeting of Arcus on 10 June 2020, it was resolved to distribute a dividend of NOK 1.66 per share, in total NOK 113 million, and the dividends were distributed on 10 July 2020.

Arcus’ Ownership Structure

Shareholders owning 5 percent or more of the shares in Arcus have an interest in Arcus’ share capital which is notifiable pursuant to the Norwegian Securities Trading Act. The following table sets forth shareholders owning 5 percent or more of the shares in Arcus, as registered in the Norwegian Central Securities Depositary as of 21 October 2020.

Shareholder	Number of shares	Percent of shares and votes
Canica AS	30,093,077	44.2%
Geveran Trading Co Ltd	6,750,000	9.9%
Other shareholders including nominee-registered shareholders	31,180,178	45.8%
Total Shares in the Company	68,023,255	100.0%

Arcus has one class of shares, and accordingly there are no differences in voting rights between the shares of Arcus. As of the date of this Merger Prospectus, Arcus is not aware of any arrangements the operation of which may at a subsequent date result in a change of control of Arcus.

Arcus’ Related Party Transactions

Supplier agreement with Hoff SA

Hoff is the only supplier of Norwegian potato spirits. Arcus is obliged to use spirits made from 95 percent Norwegian potatoes in order to market its aquavit as "Norwegian aquavit". The supplier agreement with Hoff is consequently important for the Arcus Group's production of Norwegian aquavit. The agreement expires 31 December 2022, with an option for Arcus to extend the term for another 5 + 5 + 5 years exercisable by 12 months' prior written notice

Transactions with Tiffon SA

In 2018 and 2019, Arcus has engaged in transactions with the cognac producer Tiffon SA, where Arcus holds an associated ownership position of 34.75 percent in. Arcus has the sole rights to sell Braastad (which is produced by Tiffon SA) in the Nordic region.

There have not been any significant changes in Arcus’ related party transactions out of the ordinary course of business between 30 June 2020 and the date of this Merger Prospectus.

Remuneration to the Board of Directors and the Executive Management Team

The following table presents the remuneration paid to the Board of Directors, the CEO and other members of the Group Management Team for the year ended 31 December 2019.

For the year ended 31 December 2019
In NOK thousands	(audited)
CEO
Salary	3,103
Benefits in kind*	1,954
Performance bonus	-
Pension costs	486
Total	5,543
Members of the Group Management Team (CEO not included)
Salaries and employee benefits	15,438
Benefits in kind*	4,657
Performance bonus	550
Pension costs	1,404
Total	22,049
Members and deputy members of the Board of Directors
Board fees including committee work	2,746
Total	2,746

*Performance bonus in 2019 mainly a one-off related to settlement of IPO retention plan

No monetary loans have been granted to the CEO or the members of the Board of Directors, nor any collaterals or commitments granted on their behalf.

With the exception of transaction bonuses related to the Merger payable to the management of Arcus, there has been no material changes in the remuneration of the Board of Directors, the CEO and other members of the Group Management Team between 31 December 2019 and the date of this Merger Prospectus. For information on the transaction bonuses related to the Merger, see “Merger of Altia and Arcus – Fees and Costs Relating to the Merger”.

SHAREHOLDER RIGHTS

Altia Shares

Altia has a single class of shares. Altia’s shares are listed on Nasdaq Helsinki with ISIN code FI4000292438 and trading code Altia. The trading currency of Altia’s shares is the euro. Each share entitles its holder to one vote at a general meeting of shareholders, and the shares are freely transferable. There are neither voting restrictions nor vote-cutters related to the shares. The number of Altia’s issued shares on the date of this Merger Prospectus is 36,140,485, and they are fully paid and issued in accordance with Finnish laws. Altia’s shares have no nominal value, and Altia’s Articles of Association do not contain any provisions governing the minimum or the maximum of the number of shares or the amount of share capital.

There is further information on Altia’s shares and share capital in the section “Information on Altia – Altia’s Shares and Share Capital”. For further information on the nominee registration of shares, see “The Finnish Securities Markets – The Finnish book-entry securities system – Custody of the shares and nominee registration”.

Pre-emptive Subscription Rights

Pursuant to the Finnish Companies Act, the shareholders of a Finnish limited liability company have a pre-emptive right to subscribe for the company’s shares in proportion to the number of shares in the company they already hold unless otherwise provided in the resolution of the General Meeting or the Board of Directors on such issue. Pursuant to the Finnish Companies Act, a resolution by the General Meeting that deviates from the shareholders’ pre-emptive rights must be approved by at least two thirds of all votes cast and shares represented at the General Meeting. In addition, pursuant to the Finnish Companies Act, such a resolution requires that the company has a weighty financial reason to deviate from the pre-emptive rights of shareholders. In addition, pursuant to the Finnish Companies Act, a resolution on a share issue without payment waiving the shareholders’ pre-emptive rights requires that there is an especially weighty financial reason for the company and considering the interests of all shareholders in the company.

Certain shareholders who reside in or have a registered address in certain jurisdictions other than Finland may not be able to exercise pre-emptive rights in respect of their shareholdings unless a registration statement, or an equivalent thereof under the applicable securities laws of their respective jurisdictions, is effective or an exemption from any registration or similar requirements under the applicable laws of their respective jurisdictions is available.

General Meeting

Pursuant to the Finnish Companies Act, shareholders exercise their decision-making power at General Meetings. Pursuant to the Articles of Association of Altia and the Finnish Companies Act, the Annual General Meeting is to be held annually within six (6) months of the end of the financial year.

Pursuant to the Companies Act and Articles of Association of Altia, the Annual General Meeting must resolve on, among other things, the following matters:

•	adoption of the financial statements and consolidated financial statements,

•	use of the profit shown on the balance sheet,

•	granting of discharge from liability to the members of the Board of Directors and the CEO,

•	the adoption of the remuneration policy, when necessary,

•	the adoption of the remuneration report,

•	election and remuneration of the members of the Board of Directors, and

•	election and remuneration of the auditors.

Furthermore, an authorisation for the Board of Directors to resolve on a share issue or issue of other special rights entitling to shares and amendments to the Articles of Association also require the resolution of the General Meeting. In addition to Annual General Meetings, Extraordinary General Meetings may also be held if required. Depending on the nature of the matter to be resolved, the provisions of the Finnish Companies Act regarding qualified majority, as described below, are applied.

The General Meeting handles the matters required by the Finnish Companies Act or the Articles of Association or presented to it by the Board of Directors. As a general rule, the General Meeting is convened by the Board of Directors. If a shareholder or shareholders of a company controlling at least ten percent of the shares or the company’s auditor requests in writing that a certain matter be handled at the General Meeting, the Board of Directors must convene the

General Meeting within one month from the arrival of the request. Under the Finnish Companies Act, a shareholder may submit a written request to the Board of Directors to include on the agenda for the next General Meeting any matter falling within the competence of the General Meeting, provided that the request is submitted in good time so that it can be included in the notice to the meeting. In a listed company, a request is always considered to be on time if it is submitted no later than four weeks prior to notice being given to a meeting.

A proposal by the Shareholders’ Nomination Board for the composition of the Board of Directors is included in the notice to the Annual General Meeting. The same applies to a proposal for the composition of the Board of Directors made by shareholders with at least 10 percent of the votes carried by the shares, provided that the candidates have given their consent to the election and the company has received information of the proposal sufficiently in advance so that it may be included in the notice to the General Meeting. A proposal by the Board of Directors for the auditors of the company is published in connection with the notice to the General Meeting.

Pursuant to Altia’s Articles of Association, General Meetings shall be convened by publishing a notice to the meeting on the company’s website not more than three (3) months and not less than three (3) weeks before the date of the General Meeting, however, at least nine (9) days before the record date of the General Meeting as provided by the Finnish Companies Act. In order to attend the General Meeting, a shareholder shall notify the company by the date mentioned in the notice to the meeting, which may not be more than ten (10) days before the meeting.

Pursuant to the Finnish Companies Act, only the shareholders who have been entered in the company’s shareholders’ register maintained by Euroclear Finland eight working days before a General Meeting (the “Record Date”) have the right to attend the General Meeting. A holder of nominee-registered shares has the right to participate in the General Meeting by virtue of such shares based on which they would, on the Record Date, be entitled to be registered in the shareholders’ register of the company held by Euroclear Finland. The right of a holder of nominee-registered shares to participate in the General Meeting requires, in addition, that the shareholder has been registered on the basis of such shares in the temporary shareholders’ register of the company held by Euroclear Finland. The notification of temporary entry into the shareholders’ register must be submitted no later than on the date specified in the notice to the General Meeting, which must be after the Record Date.

Pursuant to the Finnish Companies Act, a shareholder may participate in the General Meeting in person or by way of proxy representation. A proxy representative must produce a dated proxy document or otherwise in a reliable manner demonstrate their right to represent a shareholder at the General Meeting. When a shareholder participates in the General Meeting by means of several proxy representatives representing the shareholder based on shares in different securities accounts, the shares based on which each proxy representative represents the shareholder must be identified in connection with the registration for the General Meeting. In addition, each shareholder or proxy representative may have an assistant present at the General Meeting.

Voting Rights

A shareholder may attend and vote at a General Meeting personally or by using an authorised representative. Each Altia share entitles its holder to cast one (1) vote at the General Meeting. If a holder of a nominee-registered share wishes to attend the General Meeting and exercise the voting rights attached to such share, the holder must register for a temporary entry in Altia’s shareholders’ register. A notification for the temporary entry into the shareholders’ register must be submitted no later than on the date specified in the notice to the General Meeting, which must be after the Record Date. There are no quorum requirements for the General Meetings in the Finnish Companies Act or Altia’s Articles of Association.

At the General Meeting, resolutions generally require the approval of the majority of the votes cast. However, certain resolutions, such as amending the Articles of Association, a directed share issue and, in certain cases, a resolution regarding the merger or demerger of the company, require a majority of two thirds of the votes cast and of the shares represented at the General Meeting. In addition, certain resolutions, such as a mandatory redemption of the shares in deviation from the shareholdings of the shareholders, require the consent of all shareholders.

Dividends and Other Distribution of Funds

Under the Finnish Companies Act, dividends on shares of a Finnish company may only be paid after the General Meeting has resolved on the distribution of dividend. As a general rule, the General Meeting may not decide to distribute assets in excess of what the Board of Directors has proposed or approved. Pursuant to the Companies Act, the distribution of dividends must be based on the most recently adopted and audited financial statements. A company may also pay an interim dividend based on the earnings of the ongoing financial year if the Extraordinary General Meeting adopts new audited financial statements. The payment of dividends requires the approval of the majority of the votes cast at the General Meeting. The General Meeting may also authorise the Board of Directors to decide on the distribution of dividend.

Pursuant to the Finnish Companies Act, equity is divided into restricted and non-restricted equity. The division between restricted equity and unrestricted equity is relevant in the determination of distributable funds. Share capital and revaluation surplus, fair value reserve, and revaluation reserve as defined in the Finnish Accounting Act (1336/1997, as amended) are restricted equity. The share premium reserve and legal reserve established prior to the entry into force of the Finnish Companies Act are restricted equity as provided by the Act on the Implementation of the Companies Act (625/2006, as amended). Unrestricted equity consists of other reserves and the profit of the current and previous financial periods. The amount of any dividend or other distribution of assets is limited to the amount of distributable funds. However, no funds may be distributed if at the time of deciding on the distribution it is known or it should be known that the company is insolvent or that the distribution would result in insolvency. Distributable funds include the profit for the financial year, retained earnings from previous years, and other unrestricted equity, less reported losses and the amount required by the company’s Articles of Association to be left undistributed. The distributable funds must be adjusted as appropriate by the amount of foundation, research, and certain development costs capitalised in the balance sheet pursuant to the Act on the Implementation of the Companies Act.

A dividend or other distribution of assets may not exceed the amount proposed or approved by the Board of Directors unless requested at the Annual General Meeting by shareholders representing at least ten percent of the issued shares of a company. If such a request is presented, and sufficient distributable funds are available as described above, the dividend paid must equal at least one half of a company’s profit for the financial year, less the amount required by the company’s Articles of Association to be left undistributed. The shareholders may, however, not request a dividend exceeding eight percent of the total equity of a company. The possible distributions of profit for the financial period before the General Meeting are subtracted from the amount to be distributed.

Dividend and other distributions are paid to shareholders or their nominees who are included in the shareholders’ register on the relevant Record Date. The shareholders’ register is maintained by Euroclear Finland through a relevant book-entry account operator. Under the Finnish book-entry securities system, dividends are paid by account transfers to the accounts of the shareholders appearing in the registry. All shares of Altia provide their holders equal rights to dividend and other distributions of Altia (including in an event of dissolution of Altia). The date of expiry of the dividend is usually three years from the payment date of the dividend.

Under the Companies Act, a company may acquire or redeem its own shares. Decisions on the acquisition or redemption of a company’s own shares must be made by the General Meeting and require at least two thirds of the votes cast and the shares represented at the meeting. The General Meeting may also authorise the Board of Directors to decide on an acquisition of the company’s own shares using the unrestricted equity for a specific period of time, which cannot exceed 18 months. A company may acquire its own shares in a proportion other than that of the shares held by the shareholders only if there is a weighty financial reason for the company to do so. As a general rule, a company may redeem its own shares in a proportion other than that of the shares held by the shareholders only by the consent of all shareholders. A public company’s decision to acquire or redeem its own shares or to accept them as pledge may not be made if the treasury shares in the possession of or held as pledges by the company and its subsidiaries exceed ten percent of all shares. Shares held by a company or its subsidiaries do not entitle the holder to participate in the General Meeting or to dividend distribution.

The Merger Consideration Shares entitle their holder to dividends and other distribution of assets by Altia as well as other shareholder rights after being registered in the Finnish Trade Register. The distribution of other unrestricted equity than profits is effected essentially in the same way as described above regarding the distribution of dividend.

Treasury Shares

Pursuant to the Companies Act, a company can repurchase its own shares. Resolutions regarding the repurchase of a company’s own shares must be made by the General Meeting, unless the General Meeting has authorised the Board of Directors to resolve upon share repurchases using unrestricted equity. Any such authorisation with regard to a public limited liability company may remain in effect for no more than 18 months. A public limited liability company may not, directly or indirectly, own more than 10 percent of all shares in the company.

Mandatory Tender Offer and Redemption Obligation

The Finnish Securities Market Act requires that a shareholder whose holding in a company exceeds three tenths or one half of the total voting rights attached to the shares of the company after the commencement of a public quotation of such shares must make a public tender offer for all the remaining shares and securities with an entitlement to the shares issued by the company for fair value. For more information, see “The Finnish Securities Markets – Regulation of the Securities Markets”.

Under the Finnish Companies Act, a party holding more than nine tenths of all the shares and votes attached to the shares in a company has the right to redeem the shares of the other shareholders of the company at fair value. The Finnish Companies Act provides detailed provisions for the calculation of shares and votes attached thereto. In addition, any minority shareholder that possesses shares that may be so redeemed by a majority shareholder under the Finnish Companies Act has the right to require such majority shareholder to redeem its shares. If a shareholding constitutes the right and obligation for redemption, the company must immediately have this entered in the Finnish Trade Register. The Redemption Committee of the Finland Chamber of Commerce appoints a requisite number of arbitrators to resolve disputes related to the redemption and the redemption price. The fair price of the share before the initiation of the arbitration serves as the basis for the determination of the redemption price.

Transfer through the Finnish Book-Entry Securities System

Upon a sale of shares through the Finnish book-entry securities system, the relevant shares are transferred from the seller’s book-entry account to the buyer’s book-entry account as an account transfer. For the sale, allocation data is recorded into Euroclear Finland’s Altia system and, if necessary, a provision regarding the book-entry security is made to the book-entry account. The sale is registered as an advance transaction until the settlement thereof and the payment for the shares, after which the buyer will automatically be registered in the register of shareholders of the relevant company. Trades are normally cleared in Euroclear Finland’s automated clearing and settlement system (Altia system) on the second banking day after the trade date unless otherwise agreed by the parties. If the shares are registered in the name of a nominee and the seller’s and buyer’s shares are deposited in the same custodial nominee account, a sale of shares does not require any entries into the Finnish book-entry securities system unless the nominee changes or the shares are transferred from the custodial nominee account based on the sale.

Foreign Exchange Control

The shares of a Finnish company may be purchased by non-residents of Finland without any separate Finnish exchange control consent. Non-residents may also receive dividends without separate Finnish exchange control consent, but the company is generally required to withhold tax on the transfer of assets out of Finland unless an agreement for avoiding double taxation whose provisions prevent the withholding of tax applies. Non-residents who have acquired shares in a Finnish limited liability company may receive shares pursuant to a bonus issue or through participation in a rights issue without separate Finnish exchange control consent. The shares of a Finnish company may be sold in Finland by non-residents, and the proceeds of such sales may be transferred out of Finland in any convertible currency. There are no Finnish exchange control regulations restricting the sale of shares in a Finnish company by non-residents to other non-residents.

THE FINNISH SECURITIES MARKETS

The following is an overview of the Finnish securities market, including a brief summary of certain Finnish laws and regulations in effect as at the date of these Listing Particulars, affecting Altia as a company listed on Nasdaq Helsinki. The summary is not intended to provide a comprehensive description of all laws and regulations affecting Altia and should not be considered exhaustive. Moreover, the laws, rules, regulations, and procedures summarised below may be amended or reinterpreted.

Trading in Securities and Clearing on Nasdaq Helsinki

Trading in and clearing of securities on Nasdaq Helsinki take place in euro. The minimum price increment in which prices are quoted (tick size) depends on the share price. Price information is produced and published in euro.

Nasdaq Helsinki uses the trading platform INET Nordic. INET Nordic is an order-based system in which orders are executed when price and volume information and other conditions match. INET Nordic continuously broadcasts trading information. The information is displayed in real time in the form of order books, concluded trades, index information, and different kinds of reports, for instance. Nasdaq Helsinki has three principal trading sessions: pre-open session, continuous trading, and post-trading session. The pre-open session for shares begins at 9:00 a.m. (all times in this section are stated in Finnish time) and ends at 9:45 a.m., during which orders may be placed, changed, or cancelled. The opening call begins at 9:45 a.m. and ends at 10:00 a.m. Continuous trading begins immediately after the opening call ends at 10:00 a.m., and trading based on market demand continues until 6:25 p.m., when the closing call is initiated. Orders entered during the pre-open session and existing orders with several days’ validity are automatically transferred into the opening call. Post-trading, during which contract transactions for shares can be registered as after-hours trading in confirmed prices within the price limits based on the day’s trading, takes place between 6:30 p.m. and 7:00 p.m.

Trades are normally cleared in Euroclear Finland’s automated clearing and settlement system (Infinity system) on the second banking day after the trade date unless otherwise agreed by the parties. Nasdaq Helsinki is a part of Nasdaq, Inc. (“Nasdaq”). Nasdaq offers trading across multiple asset classes, and its technology supports the operations of over 90 marketplaces in 50 countries. Nasdaq also owns and maintains the stock exchanges in Stockholm, Copenhagen, Reykjavik, Tallinn, Riga, and Vilnius. Each country has its own official list and country-specific listing requirements. Nasdaq’s Nordic List (the “Nordic List”) was launched in 2006 and consists of shares listed on the exchanges in Helsinki, Copenhagen, Stockholm, and Reykjavik. Through the Nordic List, the listing requirements for companies and the way of presenting the listed companies have been harmonised. On the Nordic List, companies are presented first by their market capitalisation and then by their industry sector irrespective of the domicile of the issuer. The market capitalisation classification is divided into three categories: large companies (Large Cap), mid-sized companies (Mid Cap), and small companies (Small Cap). Within each market capitalisation segment, issuers are sorted by their industry sector according to the ICB Company Classification Standard. Issuers belonging to the same industry sector are placed in the same industry sector segment in alphabetical order.

Regulation of the Securities Market

The securities market in Finland is supervised by the Finnish Financial Supervisory Authority (the “FIN-FSA”). The principal statute governing the Finnish securities market is the Finnish Securities Markets Act, which contains regulations with respect to, among other things, company and shareholder disclosure obligations, such as the flagging obligation, prospectuses, and public tender offers. Furthermore, the Market Abuse Regulation regulates insider dealing, the unlawful disclosure of inside information, market manipulation, and the public disclosure of inside information. MAR establishes a uniform regulatory framework for the market abuse regime in the EU. The FIN-FSA and Nasdaq Helsinki have also issued more detailed regulations under the Finnish Securities Markets Act. The FIN-FSA monitors compliance with these regulations.

The Finnish Securities Markets Act specifies the minimum disclosure requirements for Finnish companies applying to be listed on Nasdaq Helsinki or making a public offering of securities in Finland. An issuer of a security subject to public trading is obliged to provide financial information of the company regularly and, pursuant to MAR, disclose to the public as soon as possible any inside information which directly concerns the issuer. The issuer may delay the disclosure of inside information to the public if all of the conditions set out in MAR are met. Information disclosed must be sufficient to enable investors to make an informed assessment of the security and the issuer thereof.

The Finnish Criminal Code (39/1889, as amended) contains provisions relating to the misuse of inside information, the unlawful disclosure of inside information, market manipulation, and the breach of disclosure requirements. A breach of these provisions constitutes a criminal offense. Pursuant to MAR, the Finnish Securities Markets Act, and the Finnish Act on the Financial Supervisory Authority (878/2008, as amended), the FIN-FSA has the right to impose administrative sanctions to the extent the offense does not fall within the scope of the Finnish Criminal Code. The FIN-FSA may, for example, issue a public warning or impose an administrative fine or penalty payment for the breach of disclosure requirements or public tender offer, insider register, or market abuse provisions. The disciplinary board of Nasdaq Helsinki may give a warning or note or impose a disciplinary fine or order a company to be removed from the stock exchange list.

A shareholder of a Finnish listed company is required, without undue delay, to notify said company and the FIN-FSA when its voting interest in or its percentage ownership of the total number of shares in said company reaches, exceeds, or falls below 5 percent, 10 percent, 15 percent, 20 percent, 25 percent, 30 percent, 50 percent, 66.67 percent (2/3), or 90 percent, calculated in accordance with the Finnish Securities Markets Act, or when it has on the basis of a financial instrument the right to receive an amount of shares that reaches, exceeds, or falls below any such threshold. If a Finnish listed company receives information indicating that a voting interest or ownership interest has reached, exceeded, or fallen below any of these thresholds, it must, without undue delay, publish such information and disclose it to Nasdaq Helsinki and to the main media. If a shareholder violates its obligation to notify the relevant parties of a voting interest or ownership, the FIN-FSA may, based on a weighty reason, prohibit the shareholder from using its right to vote and be presented at the General Meeting for the shares to which the violation relates.

Pursuant to the Securities Markets Act, a shareholder whose proportion of voting rights in a listed company exceeds three tenths (3/10) or one half (1/2) of the total voting rights attached to the shares of the company, calculated in accordance with the Finnish Securities Markets Act, after the commencement of a public quotation of such shares must make a public tender offer for all the remaining shares and securities with an entitlement to its shares issued by the company for fair value. If the securities exceeding the thresholds referred to above have been acquired through a public tender offer on all shares and securities with an entitlement to the shares issued by the target company, no obligation to make a tender offer arises. If a company has two or more shareholders whose holdings of voting rights exceed the above-mentioned limit, only the shareholder with the most voting rights is required to make a tender offer. If the proportion of votes described above is exceeded solely due to measures taken by the target company or other shareholders, the shareholder will not be obligated to make a tender offer until they acquire or subscribe for more shares in the target company or otherwise increase their proportion of votes in the target company. If the above-mentioned limit is exceeded due to the shareholders acting in concert when making a voluntary tender offer, the obligation to make a tender offer is not triggered if the acting in concert is limited to such tender offer only. There is no obligation to make a tender offer if a shareholder or another party who is acting in concert with such shareholder gives up its voting rights in excess of the above-mentioned limit within one month after such limit is exceeded, provided that the shareholder publishes its intention and voting rights are not used during such time.

Under the Finnish Companies Act, a shareholder holding shares representing more than nine tenths of all the shares in a company and of the votes conferred by the shares has the right to redeem the shares of the other shareholders of the company at fair value. In addition, any minority shareholder that possesses shares that may be so redeemed by the majority shareholder in accordance with the Finnish Companies Act is entitled to require the majority shareholder to redeem its shares. The Finnish Companies Act includes detailed rules that apply to the calculation of the specified proportions of shares and votes of a majority shareholder.

Under the Finnish Securities Markets Act, a Finnish listed company must directly or indirectly belong to an independent body established in Finland that broadly represents the business sector and has, in order to promote compliance with good securities markets practice, issued a recommendation which relates to the actions of the management of the target company regarding a public takeover bid (the “Helsinki Takeover Code”). Pursuant to the Finnish Securities Markets Act, a listed company must provide an explanation for not being committed to complying with the Helsinki Takeover Code.

Net short positions relating to shares tradable on Nasdaq Helsinki must be disclosed to the FIN-FSA in accordance with Regulation (EU) No 236/2012 of the European Parliament and of the Council of 14 March 2012 on short selling and certain aspects of credit default swaps. The obligation to notify net short positions applies to all investors and market participants. A net short position in relation to the shares of a company that has shares admitted to trading on a regulated market must be disclosed where the position reaches, exceeds, or falls below the threshold of 0.2 percent of the target company’s issued share capital. A new notification must be submitted for each 0.1 percent above the threshold. The FIN-FSA publishes the notified net short positions on its website if the net short position reaches, exceeds, or falls below 0.5 percent of the issued share capital of the target company. On 16 March 2020, the European Securities and Markets Authority (ESMA) decided to lower the reporting threshold to national competent authorities, including the FIN-FSA, of net short positions from 0.2% to 0.1% on a temporary basis. ESMA renewed its decision on 16 September 2020 and it comes into force on 18 September 2020. The decision will apply for three months from its date of entry into force.

Book-Entry Securities System

General

Any issuer established in the European Union that issues or has issued transferable securities that are admitted to trading or traded on trading venues must arrange for such securities to be represented in book-entry form. The issuer has the right to choose the central securities depository where the securities are admitted to trading. The central securities depository maintains the book-entry system. In Finland, the central securities depository is Euroclear Finland, which provides national clearing and settlement as well as registration services for securities. Euroclear Finland maintains a centralised book-entry securities system for both equity and debt securities. The address of Euroclear Finland is Urho Kekkosen katu 5 C, FI-00100, Helsinki, Finland.

Euroclear Finland keeps, on behalf of the issuers, issuer-specific shareholders’ registers of companies entered into the book-entry system. In addition, Euroclear Finland offers book-entry account services to shareholders who have opened their accounts before the enforcement of the Act on the Book-Entry System and Settlement Activities (348/2017, as amended), entered into force on 21 June 2017. During the transitional period of the Act on the Book-Entry System and Clearing Operations (348/2017, as amended), the expenses incurred by Euroclear Finland in connection with maintaining the centralised book-entry securities system are borne mainly by the issuers and the account operators participating in the book-entry securities system. The account operators, consisting, for instance, of credit institutions, investment service firms, and other institutions licensed to act as clearing parties by the central securities depository, administer the book-entry accounts and are entitled to make entries in the book-entry accounts.

Registration procedure

In order to hold entries in the book-entry system, a shareholder or such holder’s nominee must establish a book-entry account with an account operator or register its shares through a nominee registration process in order to effect share entries. Finnish shareholders are not allowed to hold their shares through nominee registration in Finland. Non-Finnish shareholders may deposit book-entries in a custodial nominee account, where the shares are registered in the name of a custodial account holder in the company’s shareholders’ register. A custodial nominee account must contain information on the custodial account holder instead of the beneficial owner and indicate that the account is a custodial nominee account. Book-entry securities owned by one or more beneficial owners may be registered in a custodial nominee account. In addition, shares owned by a foreigner, foreign entity, or foreign trust may be registered in a book-entry account opened in the name of such foreigner, foreign entity, or foreign trust, but the holding may be registered in the name of a nominee in the company’s shareholders’ register. For shareholders who have not transferred their shares into book-entries, a joint book-entry account is opened with the central securities depository, and the issuer is entered as the account holder. All transactions in securities registered with the book-entry securities system are executed as computerised book-entry transfers. The account operator confirms book-entry transfers by sending notifications of all transactions to the holder of the respective book-entry account. Account holders also receive an annual statement of their holdings at the end of each calendar year.

Each book-entry account is required to contain specified information with respect to the account holder and other holders of rights to the book-entries entered into the account and information on the account operator administering the book-entry account. In addition to this, the book-entry account must contain information with respect to the type and number of book-entry securities registered and the rights and restrictions pertaining to the account and to the book-entry securities registered in the account. A nominee account is identified as such on the entry. Euroclear Finland and the account operators are bound by strict confidentiality requirements, although certain information (for example the name and address of each account holder) contained in the register is public, except in the case of nominee registration. The FIN-FSA is entitled to receive certain information on nominee registrations upon request. However, a company must keep the shareholders’ register accessible to everyone at the head office of the company or, if the company’s shares are incorporated in the book-entry system, at the registered office of the central securities depository in Finland, except in the case of nominee registration.

Each account operator is strictly liable for errors and omissions in the registers it maintains and for any unauthorised disclosure of information. If an account holder has suffered a loss as a result of a faulty registration or an amendment to or deletion of rights in respect of registered securities, and the relevant account operator is unable to compensate for such loss due to insolvency that is not temporary, such account holder is entitled to compensation from the statutory registration fund of Euroclear Finland. The capital of the registration fund must be at least 0.0048 percent of the average of the total market value of the book-entries kept in the book-entry system during the last five calendar years and it must be at least EUR 20 million. The compensation to be paid to an injured party is equal to the amount of damages suffered from a single account operator subject to a maximum amount of EUR 25,000 per account operator. The liability of the registration fund to pay damages in relation to each individual incident is limited to EUR 10 million.

Custody of the shares and nominee registration

A non-Finnish shareholder may appoint an account operator (or certain other Finnish or non-Finnish organisations approved by the central securities depository) to act as a custodial nominee account holder on its behalf. A custodial nominee account holder is entitled to receive dividends on behalf of the shareholder. A holder of nominee-registered shares wishing to attend and vote at General Meetings must be notified for a temporary entry in the shareholders’ register no later than the date set out in the notice to convene the meeting, which date must be subsequent to the Record Date of the relevant General Meeting. A holder of nominee-registered shares temporarily registered in the shareholders’ register will be deemed to have registered for the meeting and no further registration is required provided that such holder of nominee-registered shares would be entitled, by virtue of such shares, to be registered in the shareholders’ register of the company held by Euroclear Finland on the Record Date. When the holder of nominee-registered shares is known, a custodial nominee account holder is required, on request, to disclose to the FIN-FSA and the relevant company the identity of the holder of the shares registered in its name and the number of shares owned by such holder of nominee-registered shares. If the identity of the holder of nominee-registered shares is not known, the custodial nominee account holder is required to disclose the identity of the representative acting on behalf of the holder of nominee-registered shares and the number of shares held and to submit a written declaration to the effect that the holder of the nominee-registered is not a Finnish natural person or a legal entity.

Finnish depositories for both Euroclear Bank, S.A./N.V. – the operator of Euroclear Finland – and Clearstream have custodial accounts within the book-entry securities system, and, accordingly, non-Finnish shareholders may hold their shares listed on Nasdaq Helsinki in their accounts in Euroclear Bank, S.A./N.V. and in Clearstream.

Shareholders who wish to hold their shares in the book-entry securities system in their own name and who do not maintain a book-entry account in Finland are required to open a book-entry account through an authorised account operator in Finland and a convertible euro account at a bank.

Compensation Fund for Investors and Deposit Insurance Funds

The Finnish Act on Investment Services (747/2012, as amended) sets forth a compensation fund for investors. The act divides investors into professional and non-professional investors. The fund does not cover losses incurred by professional investors. The definition of professional investor includes business enterprises and public entities, which can be deemed to understand the securities markets and the associated risks. An investor may also provide notice in writing that, on the basis of their professional skills and experience in investing, they are a professional investor; however, natural persons are presumed to be non-professional investors.

Investment firms and credit institutions must belong to the compensation fund. The compensation fund secures the payment of clear and indisputable claims in cases where an investment company or credit institution has been declared bankrupt, undergoing corporate restructuring proceedings, or otherwise, for a reason other than temporary insolvency, not able to pay claims within a determined period of time. For valid claims, the compensation fund will pay 90 percent of the investor’s claim against each investment company or credit institution, up to a maximum of EUR 20,000. The compensation fund does not provide compensation for losses attributable to decreases in stock value or bad investment decisions. Accordingly, investors continue to be liable for the consequences of their own investment decisions.

Pursuant to the Act on the Financial Stability Authority (1195/2014, as amended), depositary banks must belong to a deposit guarantee scheme, which is intended to safeguard payments of receivables in the depositary bank’s account or receivables in the forwarding of payments that have not yet been entered into an account if the depositary bank becomes insolvent and the insolvency is not temporary. The customers of a depositary bank can be compensated by the deposit insurance fund up to a maximum of EUR 100,000. An investor’s assets may be safeguarded either by the deposit insurance fund or the compensation fund. However, an investor’s funds may not be safeguarded by both funds at the same time.

TAXATION

The following summary is based on the tax laws of Finland and Norway as in effect on the date of this Merger Prospectus, and is subject to changes in Finnish and Norwegian law, including changes that could have a retroactive effect on taxation. The following summary is not exhaustive and does not take into account or deal with the tax laws of any country other than Finland and Norway. Prospective investors are advised to consult their own professional tax advisors as to the Finnish, Norwegian or foreign tax consequences of the Merger and the purchase, ownership and disposition of the Merger Consideration Shares. The tax legislation of prospective investors’ Member State and the Combined Company’s country of incorporation may have an impact on the income received from the Merger Consideration Shares. Prospective investors who may be affected by the tax laws of other jurisdictions should consult their tax advisors with respect to the tax consequences applicable to their particular individual circumstances.

Finnish taxation

The following is a description of the material Finnish income and transfer tax consequences that may be relevant with respect to this Merger. The following description of Finnish domestic tax legislation relating to the Merger, dividend distributions and capital gains arising from the sale of Merger Consideration Shares is applicable to natural persons and limited liability companies both resident and non-resident in Finland.

The following description does not address any tax considerations applicable to the holders of the Merger Consideration Shares that may be subject to special tax rules, including, among others, different restructurings of corporations, controlled foreign corporations (CFC), non-business carrying entities, income tax-exempt entities, general or limited partnerships. Furthermore, this description addresses neither Finnish inheritance nor gift tax consequences.

This description is based primarily on:

•	The Finnish Income Tax Act (1535/1992), as amended;

•	the Finnish Business Income Tax Act (360/1968), as amended;

•	the Finnish Act on Taxation of Non-residents (627/1978), as amended;

•	the Finnish Transfer Tax Act (931/1996), as amended; and.

•	the Finnish Tax Procedure Act (1558/1995), as amended.

In addition, relevant case law as well as decisions and statements made by the tax authorities in effect and available on the date of this Merger Prospectus have been taken into account. Tax legislation, case law, and statements given by tax authorities are subject to change, which could also have retroactive effects.

All of the foregoing is subject to change, which could apply retroactively and could affect the tax consequences described below.

General

Residents and non-residents of Finland are treated differently for tax purposes. Finnish residents (persons with unlimited tax liability) are subject to Finnish taxation on their worldwide income. Non-residents (persons with limited tax liability) are only taxed on Finnish source income. The worldwide income of persons resident in Finland is subject to taxation in Finland. Non-residents are taxed on Finnish source income only. In addition, any income received by a non-resident from a permanent establishment located in Finland is subject to taxation in Finland. Tax treaties entered into by Finland may restrict the applicability of Finnish internal tax legislation and prevent the taxation of income derived in Finland by a non-resident. Finnish tax treaties may limit the applicability of domestic tax legislation and also preclude the right to tax non-resident's Finnish source income.

Generally, a natural person is deemed a resident of Finland for tax purposes if the person stays in Finland for more than six consecutive months or if the permanent home and abode of the person is in Finland. A Finnish citizen is deemed a resident of Finland for tax purposes during the year he or she has emigrated from Finland and three subsequent years, unless he or she proves that no essential ties to Finland existed during the relevant tax year. Earned income is taxed at progressive tax rates. Capital income up to EUR 30,000 per calendar year is taxed at a rate of 30 percent and, if the overall capital income exceeds EUR 30,000 during a calendar year, the tax rate for the exceeding amount is 34 percent. Corporate entities established under the laws of Finland are regarded as residents of Finland and thus subject to corporate income tax on their worldwide income. In addition, non-residents are subject to Finnish corporate income tax on their income connected with their permanent establishments situated in Finland. The current corporate income tax rate is 20 percent.

The following is a summary of certain Finnish tax consequences relating to the purchase, ownership, and disposal of the Merger Consideration Shares by Finnish resident and non-resident shareholders, as well as of general tax consequences of the Merger.

Tax implications of the Merger

Altia

A merger is a corporate reorganization in which a limited liability company merges into another limited liability company and all assets and liabilities of the merging company are transferred to the recipient company. Such merger is tax neutral, which means that from a taxation viewpoint, the merging company does not dissolve. The shareholders of the merging company will receive new shares in the recipient company as a merger consideration, in proportion to their ownership in the merging company.

Merger will be completed with tax continuity, i.e. as a tax neutral Merger for Finnish tax purposes. This applies both to Arcus (as the merging company), Arcus’ Norwegian and Finnish tax resident shareholders and Altia (as the recipient company). For other foreign shareholders the tax consequences will depend on local laws and regulations.

Arcus is not deemed to be dissolved for the purposes of taxation. The deductible expenses relating to Arcus will be deducted in the taxation of Altia as they would have been deducted in the taxation of Altia (principle of continuity). Following a merger, the possible tax losses of the merging company would according to the Section 123 of the Income Tax Act transfer to the recipient company if the recipient company or its shareholders have owned more than half of the shares in the merging company since the beginning of the year during which the loss occurred. This precondition is not met in Arcus’ Merger into Altia and accordingly the tax losses of Arcus will not be transferred to Altia. However, Section 123 of the Income Tax Act should not have direct implication to the tax loss carry forwards in Arcus’ subsidiaries at the time of the Merger, but the tax treatment should be based on local jurisdiction of each respective subsidiary.

If the assets of the Arcus cease to be connected to a Norwegian permanent establishment in connection to the Merger, these assets are subject to exit taxation in Norway.

Finnish transfer tax is not payable in connection with the issuance or subscription of new Merger Consideration Shares.

Shareholders of Arcus

A tax-neutral merger in which the merger consideration is paid in shares in the recipient company, is not considered a transfer of the shares from the viewpoint of Arcus’ shareholders and, therefore, such merger does not cause any direct income tax implications for the shareholders to the extent that only new shares and no cash is received as consideration in merger. However, possible redemption of shares and payments for fractions of shares are taxable. The implications of the capital gains or losses of the transfer of the shares after the merger are described below under “Taxation of Capital gains”. The acquisition cost of the shares in the recipient company received as merger consideration by the shareholders is derived from the acquisition cost of the shares in the merging company.

Taxation of dividends and equity returns

Distribution of funds from unrestricted equity funds (Chapter 13 Section 1 Sub-section 1 of the Finnish Companies Act) by listed company as referred to in Section 33 a, Sub-section 2 of the Finnish Income Tax Act ("Listed Company") is taxed as distribution of dividends. Therefore, the following applies also to distribution of funds from company's unrestricted equity funds.

Resident individuals

85 percent of dividends paid by listed company to an individual shareholder is considered capital income of the recipient, taxable at the rate of 30 percent (however, should overall capital income exceed EUR 30,000 during a calendar year, the tax rate for the exceeding amount is 34 percent), the remaining 15 percent being tax-exempt. If the shares form part of resident individual shareholder's business activities, 85 percent of dividends paid by listed company is considered business income which is taxed partly as earned income at progressive rates and partly as capital income at the rate of 30 percent (however, if the overall capital income exceeds EUR 30,000 during a calendar year, the tax rate for the exceeding amount is 34 percent), the remaining 15 percent being tax-exempt.

Listed company distributing dividends is obligated to withhold tax from dividends paid to resident individuals. Currently, the tax withheld is 25.5 percent of the dividend. The tax withheld by the distributing company is credited against the final tax payable by the individual shareholder for the dividend received. Resident individuals must review their pre-completed tax form to confirm that the received dividend income during the tax year is correct and, if necessary, correct the amount of dividend income and the amount of prepaid income tax on the pre-completed tax form.

Regulations concerning the taxation of a dividend based on a nominee-registered share have been amended and the new regulation came into force on 1 January 2020 regarding taxpayers who are Finnish tax residents. According to the new rules, a 50 percent withholding tax will be withheld on the nominee account’s dividends if the dividend paying company or registered custodian cannot identify the recipient of the dividend.

The dividends paid for shares kept on a share savings account constitute proceeds of the share savings account, which are regarded as taxable capital income when the proceeds are withdrawn from the share savings account. For the taxation of the proceeds of share savings accounts, please see below “Taxation of Capital gains”.

Finnish limited liability companies

The tax treatment of dividends distributed by a listed company varies depending on whether the Finnish company receiving the dividend is a listed company or a non-listed company.

Dividends received by a listed company from another listed company are generally tax-exempt. However, in case the shares are included in the investment assets of the shareholder (only financial, insurance, and pension institutes may have investment assets referred to in this context), 75 percent of the dividend is taxable income, the remaining 25 percent being tax-exempt.

Dividends received by a non-listed Finnish company from a listed company are generally fully subject to corporate income. However, in cases where the non-listed company directly owns 10 percent or more of the share capital of the listed company distributing the dividend, the dividend received on such shares is tax-exempt provided that the shares are not included in investment assets of the shareholder. If the shares are included in investment assets of the shareholder, 75 percent of the dividend is taxable income, the remaining part of the dividend being tax-exempt.

Non-resident individuals

Dividends paid by a Finnish company to non-residents are subject to Finnish withholding tax. The withholding tax as a final tax at source is withheld by the company distributing the dividend at the time of dividend payment. The withholding tax rate for dividend received by non-resident individual shareholder is 30 percent, unless otherwise set forth in an applicable tax treaty. Any Finnish withholding tax withheld in excess can be applied to be refunded by the Finnish Tax Administration provided that the non-resident individual shareholder can prove to be entitled to a lower withholding tax rate under the applicable tax treaty.

Finland has entered into double tax treaties with many countries pursuant to which the withholding tax rate is reduced on dividends paid to persons entitled to the benefits under such treaties. For example, in the case of treaties with the following countries, Finnish withholding tax regarding dividends of portfolio shares is generally reduced to the following rates: Austria: 10 percent; Belgium: 15 percent; Canada: 15 percent; Denmark: 15 percent; France: zero; Germany: 15 percent; Ireland: zero; Italy: 15 percent; Japan: 15 percent; the Netherlands: 15 percent; Norway: 15 percent; Spain: 15 percent; Sweden: 15 percent; Switzerland: 10 percent; the United Kingdom: zero; and the United States: 15 percent (0 percent for certain pension funds). This list is not exhaustive. A further reduction in the withholding tax rate is usually available to corporate shareholders for dividend distributions on qualifying holdings (usually ownership of at least 10 or 25 percent of the share capital or voting rights of the distributing company). The benefit of reduced withholding rate in an applicable tax treaty will be available if the person beneficially entitled to the dividend has provided the payer of the dividend the necessary details on the applicability of the tax treaty.

When the shares of a Finnish company are nominee-registered, the Finnish company paying the dividend pays them to the nominee-registered custodian account, whose custodian remits the dividends paid to the beneficial owners. If the recipient of the dividend paid to a nominee registered share is resident in a tax treaty state, withholding tax is always levied on the dividend at a rate of at least 15 percent, or a higher percentage provided for in the applicable tax treaty, provided that, pursuant to the information duly ascertained by the payer, the recipient qualifies under the tax treaty provisions applicable to dividends. The recipient of dividends may, prior to the payment, provide the payer with an explanation of his or her domicile and the other requirements for the application of the tax treaty, in which case he or she may receive the dividend payable on the nominee-registered share at a lower withholding tax rate pursuant to the applicable tax treaty. This means that with respect to dividends on shares held through a nominee account, tax is withheld at the rate set in the applicable tax treaty, higher than 15 percent or 15 percent absent thorough clarification of the identity of the person beneficially entitled to the dividend. Such procedure, however, requires that the foreign custodian intermediary is registered in the Finnish tax authorities’ register and that it is resident in territory of the European Union or in a country with which Finland has a tax treaty. Also, the foreign custodian intermediary must have an agreement with the Finnish account operator regarding the custody of the shares. In such agreement, the foreign custodian intermediary must, among other things, agree to report the dividend receiver’s residential country to the account operator and to provide additional information to the tax authorities, if needed. If these provisions are not fulfilled, a 30 percent withholding tax is withheld from a non-resident natural person and a 20 percent withholding tax is withheld from a non-resident corporate entity on the nominee account’s dividends. The regulations concerning the taxation of a dividend based on a nominee-

registered share and the prerequisites on how the provisions of a tax treaty could be applied to the dividend have been amended and the new regulation will come into force on 1 January 2021. According to the new rules, a 35 percent withholding tax will be withheld on nominee-registered shares’ dividends if the new provisions regarding application of a lower withholding tax rate under a tax treaty are not fulfilled.

No withholding tax is levied on dividends paid for shares kept on a share savings account. The dividends paid for shares kept on a share savings account constitute proceeds of the share savings account. For the taxation of the proceeds of share savings accounts, please see below “Capital Gains and Losses”.

Non-resident companies

As a general rule, non residents of Finland are subject to Finnish withholding tax on dividends paid by a Finnish company. The withholding tax is withheld by the company distributing the dividend at the time of dividend payment and no other taxes on the dividend are payable in Finland. The withholding tax rate is 20 percent for non resident corporate entities as income receivers. The withholding tax may be reduced or removed under an applicable tax treaty. Any Finnish withholding tax withheld in excess can be applied to be refunded by the Finnish Tax Administration provided that the non-resident corporate entities as income receivers can prove to be entitled to a lower withholding tax rate under the applicable tax treaty.

No withholding tax is levied under Finnish tax laws on dividends paid to foreign corporate entities that reside, and are subject to corporate tax, in an EU member state as specified in Article 2 of the Parent Subsidiary Directive (2011/96/EU), as amended by the Council Directive 2013/13/EU and 2014/86/EU, and that directly hold at least ten percent of the capital of the dividend distributing Finnish company.

Dividends paid to certain foreign corporate entities resident within the EEA may qualify for a complete exemption from Finnish withholding taxation or may be subject to withholding taxation at a reduced rate, based on how the dividend would have been taxed, had it been paid to a corresponding Finnish entity. No withholding tax is levied in Finland from dividends to a non-resident entity distributed by a Finnish company, if (i) the entity receiving dividend resides in the EEA; (ii) the Mutual Assistance Directive (2011/16/EU) or an agreement on mutual assistance and information exchange in tax matters applies to the home state of the recipient of the dividend; and (iii) the company receiving a dividend is equivalent to a Finnish entity defined in Section 33(d)(4) of the Finnish Income Tax Act or Section 6(a) of the Finnish Business Income Tax Act; (iv) the dividend would be fully tax exempt if paid to a Finnish corresponding corporation or entity; and (v) the entity establishes (with a certificate from the home member state’s tax authority) that in accordance with the agreement on avoiding double taxation concluded between Finland and the home state of the recipient of dividends, the withholding tax cannot de facto be credited in full.

Recent rulings of the European Court of Justice (Joined Cases C-116/16 and C-117/16 and Joined Cases C-115/16, C-118/16, C-119/16, C-299/16) regarding the concept of beneficial owner for European Union law purposes may have implications on Finnish tax legislation going forward, which may result in, inter alia, additional criteria to obtain a preferred dividend withholding tax rate.

Taxation of capital gains

Resident individuals

Capital gain or loss arising from the sale of shares or subscription rights is taxable as capital gain, or as capital loss deductible from capital gains of resident individuals. Capital gains are currently taxed at a rate of 30 percent (however, should overall capital income exceed EUR 30,000 during a calendar year, the tax rate for the exceeding amount is 34 percent). If the disposition of shares is connected to business activities (business income source) of the seller, any gain arising from the sale is deemed to be the seller's business income, which will be divided according to the Finnish Income Tax Act to be taxed as earned income at a progressive tax rate and capital income at a rate of 30 percent (however, should the overall capital income exceed EUR 30,000 during a calendar year, the tax rate for the exceeding amount is 34 percent).

Any capital gain or loss is calculated by deducting from the sales price the original acquisition cost and expenses related to the sale. Alternatively, individuals may, instead of deducting the actual acquisition costs, choose to apply a so-called presumptive acquisition cost, which is equal to 20 percent of the sales price or, if the shares have been held for at least ten years, 40 percent of the sales price. If the presumptive acquisition cost is used instead of the actual acquisition cost, any expenses related to the sale are deemed to be included therein and, therefore, may not be separately deducted from the sales price.

A capital loss arising from the sale of securities, such as the Merger Consideration Shares, is deductible primarily from the resident individual's capital gains and secondarily from other capital income arising in the same year and during the following five calendar years. Capital losses will not be taken into account when calculating the capital income deficit for the calendar year in question. Thus, such capital losses do not affect the amount of the deficit credit deductible from earned income.

Notwithstanding the above, capital gains arising from the sale of assets, such as the Merger Consideration Shares, are exempt from tax, provided that proceeds of all assets sold by the resident individual during the calendar year do not, in the aggregate, exceed EUR 1,000 (not including proceeds of assets the sale of which is tax-exempt pursuant to Finnish tax laws). Correspondingly, capital losses are not tax deductible if the acquisition cost of all assets sold during the calendar year do not, in the aggregate, exceed EUR 1,000, and proceeds of all assets sold by the resident individual during the same calendar year do not, in the aggregate, exceed EUR 1,000.

The profit gained on the disposal of the assets kept on a share savings account is not taxable income. The proceeds of a share savings account are considered taxable capital income when the proceeds are withdrawn from the share savings account. The current capital tax rate is 30 percent for capital income of up to EUR 30,000 per calendar year and 34 percent for any amount in excess of EUR 30,000.

The loss resulting from the disposal of the assets kept on a share savings account is also not deductible. The losses of a share savings account are deductible from the taxable capital income only in the year in which the share savings account is closed. The losses of a share savings account are deducted from the net capital income after the capital losses and before the other deductions from the capital income. To the extent that the losses have not been deducted from the taxable capital income in any tax year, it will be taken into account when calculating the capital income loss. The losses of a share savings account are not taken into account when calculating the capital income deficit, and hence, no deficit credit is granted. The capital income loss will be deducted from the capital income over the course of the subsequent 10 years as capital income is accumulated.

An individual resident in Finland has to enter information regarding the sale of securities, such as the Merger Consideration Shares, occurred during the relevant calendar year on the pre-completed tax form.

Finnish limited liability companies

The following applies only to Finnish limited liability companies taxed in accordance with the Finnish Business Income Tax Act. Generally, capital gain from shares is taxable income of the limited liability company.

With effect from tax year 2020, the application of the Finnish Income Tax Act will be restricted significantly, and, as a rule, the Finnish Business Income Tax Act will be applied to the calculation of the taxable income of most corporations (with certain exceptions, such as the calculation of the taxable income of certain real estate companies and agriculture). In accordance with the transitional provision, capital losses which have been calculated according to the Finnish Income Tax Act and have not been offset before tax year 2020, can be carried forward for five years following the tax year of the disposal of the asset, and will primarily be deductible from capital gains on disposals of other assets, and secondarily from capital gains on disposal of shares or real property belonging to fixed assets.

Any sales price from sale of securities is generally business income of a Finnish company. Correspondingly, the acquisition cost of the shares is deductible from business income upon disposal of the shares. However, a participation exemption for capital gains on share disposals is available for Finnish companies, provided that certain strict requirements are met. Apart from companies carrying out private equity business, capital gain arising from sale of shares that are part of fixed assets of the selling company is not considered taxable business income and, correspondingly, capital losses incurred on sale of such shares are not tax deductible, provided, among others, that (i) the selling company has continuously owned at least 10 percent of the share capital in the company whose shares are sold and such sold shares have been owned for at least one year, which period has ended no later than one year prior to the sale, (ii) the company whose shares have been sold is not a real estate or residential housing company or a limited liability company whose activities, on a factual basis, mainly consist of ownership or possession of property, and (iii) the company whose shares are sold is resident in Finland or a company meant in Article 2 of the Parent Subsidiary Directive or resident in a country with which Finland has entered into a tax treaty for the elimination of double taxation applicable to dividends. Furthermore, in order for the capital gain to be tax-exempt, an operational connection between the company selling the shares and the company whose shares are sold has been required in case law.

Tax deductible capital losses arising from sale of shares (other than shares sold under the participation exemption) that are part of fixed assets of the selling company can only be deducted from capital gains arising from sale of shares part of fixed assets during the same tax year and five subsequent tax years. Capital losses arising from sale of shares that are not part of fixed assets are tax deductible from taxable income in the same fiscal year and the subsequent ten years in accordance with the general rules concerning losses carried forward. Should the capital loss result from sale of shares belonging to other source of income, the capital loss can be deducted from capital gains accruing from sale of assets belonging to other source of income the same tax year and five subsequent tax years.

Non-residents

Investors that are not resident in Finland for tax purposes are not generally subject to Finnish tax on capital gains arising from the transfer of the Merger Consideration Shares, unless the transfer of the Shares relates to business activities carried out in Finland (through a permanent establishment) or more than 50 percent of the total assets of the company in question consists of real estate properties located in Finland.

If a non-resident individual has a share savings account in Finland, the proceeds withdrawn from the share savings account may, however, be taxed in Finland as the non-resident’s income, if there is no tax treaty in place preventing the taxation of the income. If there is no tax treaty in place preventing the levying of the withholding tax, the proceeds withdrawn from the share savings account will be subject to withholding tax at the rate of 30 percent.

The loss resulting from the closing of a share savings account cannot be deducted from a non-residents’ income subject to withholding tax. The loss of a share savings account can, however, be deducted from the capital income generated in Finland which is subject to taxation under the Finnish Act on Assessment Procedure, if the non-resident has such income. However, if the taxation of the proceeds paid from a share savings account is not possible in Finland because of the existence of a tax treaty, the loss cannot be deducted from the capital income and it will not be taken into account when calculating the capital income loss.

Transfer tax

Transfer tax is generally not payable on the transfer of a Finnish company’s shares subject to public trading on a regulated market or multilateral trading facility against fixed cash consideration on the condition that the broker or other party to the transaction is an investment firm, a foreign investment firm or other investment services provider as defined in the Finnish Act on Investment Services or the transferee has been approved as a trading party in the market where the transfer is executed. If the broker or other trading party is not a securities broker within the meaning of the Transfer Tax Act (i.e. the intermediary is a foreign broker that does not have a branch or office in Finland), the precondition for the tax exemption is that the transferee notifies the Finnish tax authorities of the transfer within two months of the transfer or that the intermediary submits an annual notification to the tax authorities pursuant to the Tax Procedure Act.

The exemption does not apply to certain specifically defined disposals, such as transfers of shares by means of a capital contribution or distribution, or transfers of shares in which the consideration consists partially or completely of employment or work. Also, the exemption does not apply to transfers of shares carried out in order to fulfil the provisions in the Companies Act concerning the purchase of minority shareholdings under squeeze out rules. Furthermore, the exemption does not apply to a transfer of shares if it is based on an offer made after the public trading with the share in question has ended or before it has begun. However, such transfer may qualify for the exemption if it takes place in the context of a sale of shares that is a part of a combined public offer to sell existing shares and subscribe for new shares of the company, in which the shares transferred are specified only after the public trading has begun and in which the sales price is equal to the subscription price of the new shares.

The buyer is liable to pay transfer tax amounting to 1.6 percent of the transaction price in share transfers that do not fulfil the above criteria (2.0 percent on transfers of shares in a company qualified as a real estate company). If the buyer in that case is not resident in Finland for tax purposes or a Finnish branch of a foreign credit institution, investment service firm, fund management company or EEA alternative investment fund manager, the seller must charge the tax to the buyer. If the broker is a Finnish stockbroker or credit institution or the Finnish branch or office of a foreign stockbroker or credit institution, it is liable to charge the transfer tax to the buyer and execute the payment on behalf of the buyer. If neither party to the transaction is resident in Finland or the Finnish branch of a foreign credit institution, investment service firm, fund management company or EEA alternative investment fund manager, no transfer tax is payable on the transfer of shares (excluding transfers of shares in real estate company, as defined in the Finnish Transfer Tax Act). No transfer tax is payable if the amount of transfer tax is less than EUR 10.

Norwegian taxation

Introduction

This subsection presents a brief outline of certain tax aspects under Norwegian law related to the Merger for Arcus, Altia and their shareholders. The presentation is based on Norwegian tax regulations in force as of the date of this Merger Prospectus.

The subsection does not include any information with respect to taxation in any other jurisdiction than Norway, and the presentation only focuses on the shareholder categories explicitly mentioned below. Hence, the presentation does i.a. not exhaustively cover the tax situation for non-Norwegian shareholders holding or disposing of shares in Arcus through a Norwegian permanent establishment. Further, special rules, which are not mentioned below, may apply to shareholders which are transparent entities for tax purposes and for shareholders that have moved or will move out of Norway.

The subsection is of general nature and is not intended to be an exhaustive analysis of all possible tax aspects related to the Merger. Accordingly, prospective holders of shares in Arcus or Altia should consult and rely upon their own tax advisors as to the consequences under the tax regulations of Norway and elsewhere.

The presentation is subject to any amendments to tax laws and regulations that may occur after the date of this Merger Prospectus, including any retroactive enforcement. The presentation is based primarily on:

•	the Norwegian Income Tax Act (14/1999), as amended; and

•	the Norwegian Public Limited Liability Companies Act (45/1997), as amended.

Please note that for the purpose of this subsection, a reference to a Norwegian or foreign shareholder refers to the tax residency and not the nationality of the shareholder.

Arcus and Altia

The Merger is for Norwegian tax purposes treated as a tax neutral Merger, meaning that the Merger will be completed with tax continuity. This applies both to Arcus and the shareholders of Arcus and Altia, and has the following Norwegian tax consequences:

Arcus

The Merger will not be considered a taxable event for Arcus. The deferred taxation is based on the assumption of continuity with regard to tax values &NegativeTh&NegativeThand acquisition dates on assets, rights and obligations that are transferred to Altia in connection with the Merger. The same applies to other tax positions held by Arcus. However, although Arcus’ tax assets from tax losses and net interest expenses carried forward should survive in Norwegian taxation, they will likely not be utilisable in Finnish taxation.

However, if any assets, rights or obligations of Arcus cease to be connected to a Norwegian permanent establishment in connection to the Merger, these assets, rights or obligations are subject to exit taxation in Norway.

Furthermore, the Merger will have no tax consequences for the Norwegian subsidiaries of Arcus.

The shareholders of Arcus and Altia

The Merger will not be considered a taxable event for the shareholders of Arcus in the extent that only new shares and no cash is received as consideration in the Merger. The deferred taxation is based on continuity with respect to entry values &NegativeTh&NegativeThand acquisition dates on the shares received as merger consideration. The concept of continuity also applies for the tax position paid-in capital and other relevant tax positions.

However, possible redemption of shares and payments for fractions of shares are taxable as capital gains or losses. The implications of capital gains or losses of transfer of consideration shares after completion of the Merger are described below under “Taxation of shareholders on capital gains and losses”.

The Merger will not be considered a taxable event for Norwegian shareholders of Altia.

Taxation of shareholders on capital gains or losses

Non-resident shareholders (individuals and corporate shareholders)

Non-residents are generally not liable to tax in Norway on capital gains realized on realization of shares in a Norwegian company, unless the non-resident taxpayer is deemed to have a permanent establishment in Norway according to the Norwegian Income Tax Act and the applicable tax treaty, and the shares are considered as assets of that permanent establishment.

Shareholders that are not resident in Norway should consult and rely upon their own tax advisors as to the consequences of the Merger in their own state of residence or citizenship.

Resident individuals

Resident individual shareholders holding shares in Arcus through a share savings account (“Aksjesparekonto”) will not be taxed for any capital gains or losses realized from the transfer of shares after the Merger. Such shareholders will be taxed once net gains are withdrawn from the share savings account.

Resident individual shareholders holding shares in Arcus directly and not through a share savings account will be taxable for any gains or losses realized from the transfer of shares after the Merger. The taxable amount will be calculated as the total consideration received in such transfer less historic cost price and less any unused tax exemption allowance ("skjermingsfradrag"), to be grossed up with 1.44 and taxed with the current flat income tax rate of 22 percent.

Resident companies

Resident shareholders being companies are generally not taxable in Norway on gains or losses from realization of shares in companies resident within the EEA (hereunder Finland), as such holdings generally qualifies for Norwegian participation exemption.

DOCUMENTS ON DISPLAY

Copies of the following documents may be inspected during the validity period of this Merger Prospectus within standard business hours at the registered office of Altia at Kaapeliaukio 1, 00180 Helsinki, Finland and at the registered office of Arcus at Destilleriveien 11, 1481 Hagan, Norway, and they are available on Altia’s website at www.altiagroup.com/investors:

•	This Merger Prospectus;

•	the Merger Plan, including appendices;

•	the Articles of Association of Altia as in force on the date of this Merger Prospectus;

•	the Articles of Association of Arcus as in force on the date of this Merger Prospectus;

•	Independent auditor’s assurance report on the compilation of pro forma financial information included in this Merger Prospectus to the Board of Directors of Altia;

•	documents incorporated by reference into this Merger Prospectus.

DOCUMENTS INCORPORATED BY REFERENCE INTO THIS MERGER PROSPECTUS

The following documents have been incorporated by reference into this Merger Prospectus in accordance with Article 19 of the Prospectus Regulation, and they form a part of the financial information of Altia and Arcus. Should any of the documents incorporated by reference into this Merger Prospectus themselves refer to or incorporate by reference any further information, such information is not incorporated by reference into and does not form a part of this Merger Prospectus. The documents that have been incorporated by reference into this Merger Prospectus are available for review during the validity period of this Merger Prospectus at Altia’s website www.altiagroup.com/investors and also at the registered office of Altia at Kaapeliaukio 1, 00180 Helsinki, Finland within standard business hours, and the documents incorporated by reference concerning Arcus are available for review at Arcus’ website www.arcus.no/en/investor/arcus-altia-merger as well as at the registered office of Arcus at Destilleriveien 11, 1481 Hagan, Norway within standard business hours.

Altia

•	Altia’s unaudited consolidated half-year financial report as at and for the six months ended 30 June 2020; and

•	The report of the Board of Directors, audited consolidated financial statements, audited parent company financial statements and independent auditor’s report as at and for the year ended 31 December 2019 (included on pages 27 to 53 and 118 to 192 of Altia’s Annual Report prepared for the year ended 31 December 2019).

Arcus

•	Arcus’ unaudited half-year financial report as at and for the six months ended 30 June 2020; and

•	The report of the Board of Directors, audited consolidated financial statements, audited parent company financial statements and independent auditor’s report as at and for the year ended 31 December 2019 (included on pages 59 to 145 of Arcus’ financial statements prepared for the year ended 31 December 2019).

ANNEX A – THE ARTICLES OF ASSOCIATION OF ALTIA

1 Company name and registered office

The company’s name is Altia Oyj in Finnish, Altia Abp in Swedish, and Altia Plc in English.

The company’s registered office is situated in Helsinki, Finland.

2 Company’s line of business

The company’s line of business is to by itself or through the group companies engage in 1. the manufacture, import, and sale of alcoholic beverages and products with an alcohol base; 2. the manufacture, import, and sale of other drinks; 3. the manufacture, import, and sale of ethanol and products with an ethanol base; 4. the manufacture and sale of other biotechnical and cosmetic, toiletry and detergent products; 5. the manufacture and sale of agricultural food and feed component; 6. the manufacture and sale of products made of renewable resources; 7. the training related to these industries, as well as the sale of the technology and the planning and laboratory services. The Company may own and possess real estate and securities.

3 Shares

The shares of the Company belong to the book-entry securities system.

4 Company’s Board of Directors

The company’s Board of Directors shall comprise a minimum of three (3) and a maximum of eight (8) members. The Chairman, Vice Chairman, and other members of the Board of Directors are elected by the General Meeting, which also decides on their remuneration. The term of office of the members of the Board of Directors will expire at the end of the first Annual General Meeting following the election.

Should a Chairman or Vice Chairman of the Board of Directors resign or become otherwise unable to act as Chairman or Vice Chairman during their term of office, the Board of Directors shall have the right to elect a new Chairman or Vice Chairman from among its members for the remaining term of office.

The Board of Directors constitutes a quorum when more than half of the members of the Board of Directors are present at the meeting.

5 Chief executive officer (CEO)

The company has a CEO elected by the Board of Directors.

6 Company representation

The company is represented by the members of the Board of Directors and the CEO two together. The Board of Directors may authorise other designated persons to represent the company together with a board member or another person authorised to represent the company.

The Board of Directors may also grant rights of procuration.

7 Company’s financial year

The company’s financial year is the calendar year.

8 Company auditors

The company shall have one (1) auditor, which shall be an approved auditing firm. The auditor’s term shall cover the financial year. The term of office of the auditor shall end at the end of the first Annual General Meeting following the election.

9 Notice to the general meeting

General Meetings shall be convened by publishing a notice to the meeting on the company’s website not more than three (3) months and not less than three (3) weeks before the date of the General Meeting, however, at least nine (9) days before the record date of the General Meeting as provided by the Finnish Companies Act.

10 Right to attend the general meeting

A-1

A shareholder wishing to attend a General Meeting shall notify the company by the date mentioned in the notice to the meeting, which may not be more than ten (10) days before the meeting.

11 Annual general meeting

The Annual General Meeting must be held annually within six (6) months from the end of the financial year on the date specified by the Board of Directors.

The General Meeting shall present:

1.	financial statements, which includes parent company’s profit and loss account, balance sheet, and notes, as well as the consolidated financial statements and the Board of Directors’ report;

2.	the auditor's report;

shall decide on:

1.	the adoption of the financial statements;

2.	the use of the profit shown on the balance sheet;

3.	the discharge from liability to the members of the Board of Directors and the CEO;

4.	the adoption of the remuneration policy, when necessary;

5.	the adoption of the remuneration report;

6.	the number of the members of the Board of Directors, as well as the remuneration payable to the members of the Board of Directors and the auditor and;

shall elect:

1.	a Chairman and Vice Chairman of the Board of Directors and other members of the Board of Directors;

2.	an auditor;

shall deal with:

1.	any matters notified by the shareholders in the manner provided for in Section 5 of Chapter 5 of the Finnish Limited Liability Companies Act; and

2.	other matters listed in the meeting notice.

A-2

ANNEX B – THE ARTICLES OF ASSOCIATION OF ARCUS

§ 1

The business name of the company is Arcus ASA. The company is a public limited liability company.

§ 2

The registrered office of the company is located in the municipality of Nittedal. General meetings can also be held in the municipality of Oslo.

§ 3

The company's purpose is to operate, import, export, production, storage and distribution of alcoholic beverages and other goods, and other business activities in connection therewith, including participation in other companies engaged in such activities.

§ 4

The company's share capital is NOK 1,360,465.10 divided on 68,023,255 shares, each with a nominal value of NOK 0.02. The shares shall be registrered in the Norwegian Central Securities Depository (VPS).

§ 5

The board of directors of the company shall consist of at least three, but no more than eight shareholder-elected board members, as adopted by the general meeting. In addition, board members are elected by and among the employees in accordance with applicable company legislation.

§ 6

The authority to sign on behalf of the company is held by the chairman of the board alone or two board members jointly.

§ 7

The annual general meeting shall discuss and decide upon the following:

1)	Approval of the annual accounts and annual report, including distribution of dividend.

2)	Other matters that according to law or the articles of association are to be decided upon by the general meeting.

When documents concerning matters to be discussed at general meetings in the company have been made available to the shareholders on the company's web pages, the board of directors may decide that the documents shall not be sent to the shareholders. If so, a shareholder may demand that documents concerning matters to be discussed at the general meeting be sent to him or her. The company cannot demand any form of compensation for sending the documents to the shareholders.

Shareholders may cast a written vote in advance in matters to be discussed at the general meetings of the company. Such votes may also be cast through electronic communication. The access to cast votes in advance is subject to the presence of a safe method of authenticating the sender. The board of directors decides whether such a method exists before each individual general meeting. The notice of general meeting must state whether votes in advance are permitted and which guidelines, if any, that have been issued for such voting.

The notice of general meeting may state that shareholders wanting to attend the general meeting must notify the company thereof within a certain period. This period cannot expire sooner than five days before the meeting.

§ 8

B-1

The company shall have a nomination committee consisting of three members. The members of the nomination committee shall be shareholders or representatives of shareholders. The members of the nomination committee, including its chairman, are elected by the general meeting. The members of the nomination committee's period of service shall be two years unless the general meeting decides otherwise. The period of service commences from the time of being elected unless otherwise decided. It terminates at the end of the annual general meeting of the year in which the period of service expires. Even if the period of service has expired, the member must remain in his or her position until a new member has been elected. The members of the nomination committee's fees shall be determined by the general meeting.

The nomination committee shall have the following responsibilities:

(i)	To give the general meeting its recommendations regarding the election of board members to be elected by the shareholders

(ii)	To give the general meeting its recommendations regarding the board members' fees

(iii)	To give the general meeting its recommendations regarding the election of members of the nomination committee

(iv)	To give the general meeting its recommendations regarding the members of the nomination committee's fees.

The general meeting may issue further guidelines for the nomination committee's work.

B-2

ANNEX C – INDEPENDENT AUDITOR’S ASSURANCE REPORT ON THE COMPILATION OF PRO FORMA FINANCIAL INFORMATION INCLUDED IN THIS MERGER PROSPECTUS

To the Board of Directors of Altia Plc

Independent auditor’s assurance report on the compilation of pro forma financial information included in a Merger Prospectus

We have completed our assurance engagement to report on the compilation of pro forma financial information of Altia Plc, which has been compiled by the Board of Directors of Altia Plc. The pro forma financial information comprises pro forma balance sheet as at 30 June 2020, pro forma income statements for the six months ended 30 June 2020 and for the year ended 31 December 2019 and related notes set out in the section “Unaudited Pro Forma Financial Information” of the Merger Prospectus issued by Altia Plc and dated on 23 October 2020. The applicable basis used by the Board of Directors of Altia Plc in compiling the pro forma financial information is specified in Annex 20 of Commission Delegated Regulation (EU) 2019/980 and described in the section “Unaudited Pro Forma Financial Information” of the Merger Prospectus.

The pro forma financial information has been compiled by the Board of Directors of Altia Plc to illustrate the impact of the Merger of Altia and Arcus set out in the section “Unaudited Pro Forma Financial Information” of the Merger Prospectus on Altia’s financial position as at 30 June 2020 and its financial performance for the six months ended 30 June 2020 and for the year ended 31 December 2019, as if the Merger had taken place at 30 June 2020 for the pro forma balance sheet and at 1 January 2019 for the pro forma income statements. As part of this process, information about the company’s financial position and financial performance has been extracted by the Board of Directors of Altia Plc from the company’s financial statements for the year ended 31 December 2019, on which an audit report has been published and the company’s half-year report as at and for the six months ended 30 June 2020, on which no review report has been published.

The Board of Director’s responsibility for the pro forma financial information

The Board of Directors of Altia Plc is responsible for compiling the pro forma financial information in accordance with the Commission Delegated Regulation (EU) 2019/980.

The Practitioner’s Independence and Quality Control

We are independent from the company according to the ethical requirements in Finland and we have complied with other ethical requirements, which apply to the engagement conducted.

The practitioner applies International Standard on Quality Control 1 (ISQC 1) and accordingly maintains a comprehensive system of quality control including documented policies and procedures regarding compliance with ethical requirements, professional standards and applicable legal and regulatory requirements.

The practitioner’s responsibilities

Our responsibility is to express an opinion, as required by section 3 of Annex 20 of Commission Delegated Regulation (EU) 2019/980, as to whether the pro forma financial information has been compiled, in all material respects, by the Board of Directors of Altia Plc on the basis stated and whether that basis is consistent with the accounting policies applied by the issuer.

We conducted our engagement in accordance with International Standard on Assurance Engagements (ISAE 3420) Assurance Engagements to Report on the Compilation of Pro Forma Financial Information Included in a Prospectus, issued by the International Auditing and Assurance Standards Board. This standard requires that the practitioner plan and perform procedures to obtain reasonable assurance as to whether the pro forma financial information has been compiled by the Board of Directors of Altia Plc, in all material respects, in accordance with Commission Delegated Regulation (EU) 2019/980.

For the purposes of this engagement, we are not responsible for updating or reissuing any reports or opinions on any historical financial information used in compiling the pro forma financial information, nor have we, in the

PricewaterhouseCoopers Oy, Authorised Public Accountants, P.O. Box 1015 (Itämerentori 2), FI-00101 HELSINKI
Phone +358 20 787 7000, Fax +358 20 787 8000, www.pwc.fi
Reg. Domicile Helsinki, Business ID 0486406-8

course of this engagement, performed an audit or review of the financial information used in compiling the pro forma financial information.

The purpose of the pro forma financial information included in a Merger Prospectus is solely to illustrate the impact of a significant event or transaction on unadjusted financial information of the company as if the event had occurred or the transaction had been undertaken at an earlier date selected for the purposes of the illustration. Accordingly, we do not provide any assurance that the actual outcome of the event or transaction would have been as presented.

A reasonable assurance engagement to report on whether the pro forma financial information has been compiled, in all material respects, on the basis stated and that basis is consistent with the accounting policies of the issuer involves performing procedures to assess whether the basis used by the Board of Directors of Altia Plc in the compilation of the pro forma financial information provides a reasonable basis for presenting the significant effects directly attributable to the event or transaction, and to obtain sufficient appropriate evidence about whether:

•	the basis stated has been consistently applied in the pro forma adjustments; and

•	the resulting pro forma financial information reflects the proper application of those adjustments to the unadjusted financial information.

The procedures selected depend on the practitioner’s judgment, having regard to the practitioner’s understanding of the nature of the company, the event or transaction in respect of which the pro forma financial information has been compiled, and other relevant engagement circumstances.

The engagement also involves evaluating the overall presentation of the pro forma financial information.

We believe that the evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Opinion

In our opinion,

•	the pro forma financial information has been properly compiled on the basis stated in the section “Unaudited Pro Forma Financial Information” of the Merger Prospectus and

•	the basis stated is consistent with the accounting policies applied by Altia Plc.

Restriction to the distribution and the use of the report

This report has been issued solely for the purposes of including in the Merger Prospectus prepared in accordance with Prospectus Regulation (EU) 2017/1129 (as amended) and Commission Delegated Regulation (EU) 2019/980.

Our work has not been carried out in accordance with auditing standards or other standards and practices generally accepted in the United States of America or auditing standards of the Public Company Accounting Oversight Board (United States) and accordingly should not be relied upon by U.S. investors as if it had been carried out in accordance with those standards and practices.

Helsinki 23 October 2020

PricewaterhouseCoopers Oy
Authorised Public Accountants

Ylva Eriksson

Authorised Public Accountant (KHT)

ANNEX D – MERGER PLAN

Merger Plan

29 September 2020

for the merger of

Altia Plc and Arcus ASA

NOT FOR PUBLICATION OR DISTRIBUTION, IN WHOLE OR IN PART, DIRECTLY OR INDIRECTLY, IN OR INTO AUSTRALIA, CANADA, HONG KONG, JAPAN, SOUTH AFRICA OR ANY OTHER JURISDICTION WHERE SUCH PUBLICATION OR DISTRIBUTION WOULD VIOLATE APPLICABLE LAWS OR RULES OR WOULD REQUIRE ADDITIONAL DOCUMENTS TO BE COMPLETED OR REGISTERED OR REQUIRE ANY MEASURE TO BE UNDERTAKEN IN ADDITION TO THE REQUIREMENTS UNDER FINNISH LAW. SEE “IMPORTANT INFORMATION” ON PAGE D-17.

Contents

1. Companies Involved in the Merger	D-3
2. Reasons for the Merger	D-4
3. Proposal to the General Meetings of the Merging Company and the Recipient Company	D-4
4. Amendments to the Recipient Company’s Articles of Association	D-4
5. Board of Directors and Remuneration	D-5
6. Exchange Ratio	D-6
7. Merger Consideration	D-6
8. Distribution of the Merger Consideration	D-7
9. Option rights and other special rights entitling to shares	D-7
10. Share capital of the Combined Company	D-8
11. Description of assets, liabilities and shareholders’ equity of the Merging Company and of the circumstances relevant to their valuation, of the effect of the Merger on the balance sheet of the recipient Company and of the accounting TREATMENT TO BE APPLIED IN THE MERGER	D-8
12. Employees’ participation in the merger process and likely repercussions of the Merger on employment	D-8
13. matters outside ordinary business operations	D-9
14. Capital loans	D-10
15. Shareholdings between the Merging Company and the Recipient Company	D-10
16. Business mortgages	D-10
17. Special benefits or rights in connection with the Merger	D-10
18. Registration of the execution of the Merger and conditions for such registration	D-10
19. Merger date for accounting purposes	D-11
20. Financial statements which have formed the basis for the determination of the terms of the Merger	D-11
21. Listing of the new shares of the Recipient Company and delisting of the shares of the Merging Company	D-11
22. Conditions for executing the Merger	D-12
23. Auxiliary Trade Names	D-13
24. Merger Report	D-13
25. Language versions	D-13
26. Other issues	D-13

Merger Plan

The Boards of Directors of Arcus ASA ("Arcus") and Altia Plc ("Altia") propose to the Extraordinary General Meetings of the respective companies that the Extraordinary General Meetings resolve on a merger of Arcus into Altia where all assets, rights and liabilities of Arcus shall be transferred through a statutory cross-border absorption merger without a liquidation procedure to Altia, as set forth in this merger plan (the "Merger Plan") (the "Merger").

As merger consideration, the shareholders of Arcus shall receive new shares of Altia, in proportion to their existing shareholdings with aggregated fractional entitlements to new shares being sold in public trading on Nasdaq Helsinki Ltd (the "Helsinki Stock Exchange") or Oslo Børs for the benefit of the shareholders entitled to such fractions. Arcus shall automatically dissolve as a result of the Merger. However, the Board of Directors of the Recipient Company may at its sole discretion decide to maintain a branch office of the Combined Company in Norway following the dissolution of Arcus.

The Merger shall be carried out in accordance with Chapter 16 of the Finnish Companies Act (624/2006, as amended) (the "Finnish Companies Act"), Chapter 13 of the Norwegian Public Limited Liability Companies Act of 13 June 1997 No. 45 (the "Norwegian Public Companies Act"), Section 52 a of the Finnish Business Tax Act (360/1968, as amended), and Chapter 11 of the Norwegian Income Tax Act.

1.	Companies Involved in the Merger

1.1.	Merging Company

Corporate name:	Arcus ASA ("Arcus" or the "Merging Company")
Business ID:	987 470 569
Corporate form:	Norwegian Public Limited Liability Company (nw. allmennaksjeselskap)
Address:	Destilleriveien 11, 1481 Hagan, Norway
Domicile:	Nittedal, Norway
Register authority and its address:	The Norwegian Register of Business Enterprises, Havnegata 48, Brønnøysund, Norway (the "Norwegian Business Register")

The Merging Company is a public limited liability company, the shares of which are publicly traded on the official list of Oslo Børs.

1.2.	Recipient Company

Corporate name:	Altia Plc ("Altia" or the "Recipient Company")
Business ID:	1505555-7
Corporate form:	Finnish Public Limited Liability Company (fi. julkinen osakeyhtiö)
Address:	Kaapeliaukio 1, 00180 Helsinki, Finland
Domicile:	Helsinki, Finland
Register authority and its address:	Finnish Patent and Registration Office, Sörnäisten rantatie 13 C, FI-00530 Helsinki, Finland (the "Finnish Trade Register")

The Recipient Company is a public limited liability company, the shares of which are publicly traded on the official list of the Helsinki Stock Exchange.

The Merging Company and the Recipient Company are hereinafter individually also referred to as a "Party" and jointly referred to as the “Parties” or the “Companies Involved in the Merger” and the Recipient Company after the Merger is hereinafter referred to as the "Combined Company".

1.3.	Combined Company

The corporate details of the Combined Company will be as set out above for the Recipient Company, except for the corporate name which shall change to Anora Group Plc. The Combined Company shall have its domicile in Helsinki, Finland, and headquarter functions in Helsinki.

The Combined Company will continue to be listed on the official list of Nasdaq Helsinki. The Parties will seek to ensure that the shares in the Combined Company or depository receipts or interests representing the shares in the Combined Company, as the case may be, will be subject to a secondary listing on the Oslo Børs, in connection with the completion of the Merger or as soon as possible thereafter, for a transitional period of four (4) months from the first day of the secondary listing on the Oslo Børs, after which the shares in the Combined Company (or depository receipts or interests representing the shares in the Combined Company, as the case may be) shall be delisted from the Oslo Børs. The Board of Directors of the Combined Company is instructed to implement the delisting by separate application to the Oslo Børs.

The Combined Company's CEO will be Pekka Tennilä, the current CEO of Altia.

2.	Reasons for the Merger

The Companies Involved in the Merger have on 29 September 2020 entered into an agreement concerning the combination of the business operations of the Companies Involved in the Merger through a statutory cross-border absorption merger of the Merging Company into the Recipient Company in accordance with the Finnish Companies Act, the Norwegian Public Companies Act and this Merger Plan (the "Combination Agreement").

The Merger will form a wine and spirits brand house with leading presence across the Nordics with a relevant market presence also in the Baltics. The Combined Company will have a unique portfolio of iconic local, regional and global wine and spirits brands. This, combined with deep consumer insights and strong innovation capabilities will enable the Combined Company to achieve growth and meet changing consumer needs even better. The Combined Company will offer a one-stop shop for customers both in on- and off-trade. Further, its wide distribution presence in the complex Nordic markets and enhanced sales excellence, will make the Combined Company an even more attractive partner.

The transaction will allow the Combined Company to strive for growth and more powerful product launches both in and outside the Nordics. The Combined Company’s attractive brand portfolio has significant export potential. With a strong combined cash flow, the Combined Company will be a competitive Northern European player able to seek further growth also through targeted M&A.

The Merger provides a step-change in scale with expected efficiencies throughout the value chain. It will allow the Combined Company to improve its cost position and seek for additional efficiency gains long term. The transaction will also form more competitive Industrial and Logistics business units through increased internal volumes. The combination targets EBITDA net synergies of around EUR 8-10 million annually, to be achieved through cost synergies in sourcing, manufacturing, logistics and SG&A as well as revenue synergies from home markets and beyond. The companies expect that most of the synergies will be achieved within approximately two years from completion of the Merger. The combination is also expected to create long-term positive effects that will continue to materialise even after this period.

Reference is made to the public announcement of the Merger for further information about its rationale and details.

3.	Proposal to the General Meetings of the Merging Company and the Recipient Company

The Boards of Directors of the Merging Company and the Recipient Company propose to the Extraordinary General Meetings of the respective companies that the Merger according to this Merger Plan is adopted.

The Extraordinary General Meetings of the Merging Company and the Recipient Company resolving on the Merger are expected to be held in November 2020 on the same date.

4.	Amendments to the Recipient Company’s Articles of Association

The current Articles of Association of the Merging Company and the Recipient Company are attached to this Merger Plan as Appendix 1A and Appendix 1B, respectively.

As part of the Merger and the resolutions to be made by the Recipient Company's Extraordinary General Meeting in connection therewith, and effective as from completion of the Merger, the Articles of Association of the Combined Company shall be amended to read as set out in Appendix 1C.

5.	Board of Directors and Remuneration

According to the proposed Articles of Association of the Combined Company, the Combined Company shall have a Board of Directors consisting of a minimum of three (3) and a maximum of eight (8) members. The number of members of the Board of Directors of the Combined Company shall be confirmed and the members of the Board of Directors shall be elected by the Extraordinary General Meeting of the Recipient Company resolving on the Merger. Both decisions shall be conditional upon the registration of the execution of the Merger with the Finnish Trade Register. The term of such members of the Board of Directors shall commence on the date of registration of the execution of the Merger with the Finnish Trade Register (the "Effective Date") and shall expire at the end of the Annual General Meeting of the Combined Company in 2022. As part of its approval of the Merger, the Board of Directors of the Recipient Company proposes to the Extraordinary General Meeting of Shareholders a temporary amendment to the Articles of Association to enable the term of such members of the Board of Directors of the Combined Company to expire at the end of the Annual General Meeting of the Combined Company in 2022.

The Shareholders’ Nomination Board of the Recipient Company, after consultation with the Nomination Committee of the Merging Company, proposes to the Extraordinary General Meeting of the Recipient Company resolving on the Merger that the Board of Directors of the Combined Company shall consist of eight (8) members elected by the shareholders and that: Michael Holm Johansen, current member of the board of Arcus, be conditionally elected as the Chairman of the Board of Directors of the Combined Company, that Sanna Suvanto-Harsaae, current member of the board of Altia, be conditionally elected as the Vice Chairman of the Board of Directors of the Combined Company, that Jyrki Mäki-Kala and Torsten Steenholt, each a current member of the Board of Directors of the Recipient Company, be conditionally elected to continue to serve on the Board of Directors of the Combined Company, that Kirsten Ægidius, Ingeborg Flønes and Nils Selte, each a current member of the Board of Directors of the Merging Company, be conditionally elected as new members of the Board of Directors of the Combined Company, and that Sinikka Mustakari be conditionally elected as a new member of the Board of Directors of the Combined Company, all for the term commencing on the Effective Date and expiring at the end of the Annual General Meeting of the Combined Company in 2022.

In addition, the Merging Company and the Recipient Company will comply with the rules for arranging employee participation in connection with a statutory cross-border merger as described in Clause 12, which may include arrangements to have employee representatives on the Board of Directors of the Combined Company.

The Shareholders’ Nomination Board of the Recipient Company, after consultation with the Nomination Committee of the Merging Company, proposes to the Extraordinary General Meeting of the Recipient Company resolving on the Merger that the remuneration payable to the members conditionally elected as members of the Board of Directors of the Combined Company would be in line with the resolutions of the Annual General Meeting of Altia held on 4 June 2020. The annual remuneration of the members conditionally elected to the Board of Directors of the Combined Company shall be paid in proportion to the length of their term in office. The remuneration of the members of the Board of Directors potentially nominated by the employees as employee representatives shall be determined by the Board of Directors separately but will not in any event exceed the remuneration of the other members of the Board of Directors. The term of the members of the Board of Directors of the Recipient Company not conditionally elected to continue to serve on the Board of Directors of the Combined Company for the term commencing on the Effective Date shall end on the Effective Date.

The term of the members of the Board of Directors of the Merging Company shall end on the Effective Date.

The Shareholders’ Nomination Board of the Recipient Company, after consultation with the Nomination Committee of the Merging Company, may amend the above-mentioned proposal concerning the election of members of the Board of Directors of the Combined Company, in case one or more of the above-mentioned persons would not be available for election at the Extraordinary General Meeting of the Recipient Company resolving on the Merger.

The Board of Directors of the Recipient Company, after consultation with the Shareholders’ Nomination Board of the Recipient Company and the Nomination Committee of the Merging Company, may as necessary convene a General Meeting of Shareholders after the Extraordinary General Meeting of the Recipient Company resolving on the Merger to resolve to supplement or amend the composition of the Board of Directors of the Combined Company or their remuneration prior to the Effective Date, in case a conditionally elected member of the Board of Directors of the Combined Company dies, resigns or for any other reason has to be replaced by another person or their remuneration be amended for some other reason.

As part of its approval of the Merger, the Shareholders' Nomination Board of the Recipient Company proposes to the Extraordinary General Meeting of Shareholders a temporary deviation from the Charter of the Recipient Company's Shareholders' Nomination Board to the effect that, should the Effective Date be later than 1 June 2021, the members of the Shareholders' Nomination Board of the Combined Company will be determined based on the three (3) largest shareholders in the Combined Company on the tenth business day following the Effective Date.

6.	Exchange Ratio

The Merger is based on an exchange ratio reflecting a relative value of Altia and Arcus of 53.5 : 46.5 (the "Exchange Ratio"), in addition to which an extra dividend in the maximum total amount of EUR 0.40 per share in Altia (corresponding to approximately EUR 14,456,194 million) will be paid to Altia's shareholders before the Merger is completed (the extra dividend is in addition to the dividend of EUR 0.21 per share authorized by the Annual General Meeting of Altia held on 4 June 2020 (corresponding to approximately EUR 7,589,501.85 million) and payable before the end of 2020).

The Exchange Ratio has been determined based on the assessed relative valuations of the Merging Company and the Recipient Company, applying generally used valuation methods, including market-based valuations and profitability contributions of the Companies Involved in the Merger.

Based on their respective relative value determinations, supported by fairness opinions obtained by the Boards of Directors of the Merging Company and the Recipient Company from their respective financial advisors, each of the Boards of Directors of the Merging Company and the Recipient Company, respectively, have concluded that the valuations and the Exchange Ratio are fair and that the Merger and the Merger Consideration are in the best interest of the Merging Company and the Recipient Company, respectively, and in the best interest of their respective shareholders.

7.	Merger Consideration

7.1.	Merger Consideration

The shareholders of the Merging Company shall receive as merger consideration 0.4618 new shares of the Combined Company (the "Consideration Shares") for each share owned in the Merging Company per each individual book-entry account (the "Merger Consideration"). The Consideration Shares shall be issued to the shareholders of the Merging Company in proportion to their shareholding in the Merging Company at a record date to be set in connection with completion of the Merger.

No Consideration Shares will be issued with respect to shares in the Merging Company held by the Merging Company itself or by the Recipient Company.

On the date of this Merger Plan, the number of issued and outstanding shares in the Merging Company is 68,023,255, which includes 6,948 treasury shares. Based on the situation on the date of this Merger Plan and the agreed Exchange Ratio, the total number of shares in the Recipient Company to be issued as Merger Consideration would therefore be 31,409,930 shares.

There is only one share class in the Recipient Company, and the shares of the Recipient Company do not have a nominal value.

In case the number of shares received by a shareholder of the Merging Company (per each individual book-entry account as Merger Consideration is a fractional number, the fractions shall be rounded down to the nearest whole share for the purpose of determining the number of Consideration Shares to be received by the relevant shareholder. Fractional entitlements to new shares of the Combined Company shall be aggregated and sold in public trading on the Helsinki Stock Exchange or the Oslo Børs and the proceeds shall be distributed to shareholders of the Merging Company entitled to receive such fractional entitlements in proportion to their holding of such fractional entitlements. Any costs related to the sale and distribution of fractional entitlements shall be borne by the Recipient Company.

With the exception of proceeds from the sale of possible fractional entitlements, no other cash consideration will be paid in connection with the Merger.

7.2.	Allocation of the Merger Consideration

The allocation of the Merger Consideration will be based on the shareholding in the Merging Company at a record date to be set in connection with completion of the Merger.

The final total number of shares in the Combined Company to be issued as Merger Consideration shall be determined on the basis of the number of shares in the Merging Company held by shareholders of the Merging Company, other than shares held by the Merging Company itself or the Recipient Company, at a record date to be set in connection with completion of the Merger. Such total number of shares to be issued as Merger Consideration shall be rounded down to the nearest full share.

The final number of shares to be issued as Merger Consideration may be affected by, among others, any change concerning the number of shares issued by and outstanding in the Merging Company or held by the Merging Company as treasury shares, e.g., the Merging Company transferring existing treasury shares in accordance with existing share-based incentive plans, prior to the Effective Date.

7.3.	Other consideration

Apart from the Merger Consideration and proceeds from the sale of fractional entitlements, all as set forth in this Clause 7 above, no other consideration shall be distributed to the shareholders of the Merging Company.

7.4.	Share options and other rights entitling to shares in the Merging Company

The Merging Company has issued certain share options to its senior executives (stock options 2018, stock options 2019 and stock options 2020) (the "Option Program"). At the date of this Merger Plan, 1,062,091 stock options 2018, 2,033,802 stock options 2019 and 2,508,879 stock options 2020 remain outstanding and would become vested in April 2021, April 2022 and April 2023, respectively. The stock options have KPI based vesting criteria that have to be fully or partially met in order to be exercisable. The Arcus Board has due to the Merger resolved to terminate the Option Program with effect from completion of the Merger and agreed with the option holders that the option holders shall be compensated with a cash payment following completion of the Merger. Based on the adjustment mechanism applicable to mergers where Arcus is not the surviving entity, the number of outstanding stock options have been reduced so that the number of outstanding stock options at the date of this Merger Plan are no (0) 2018 stock options, 476,437 2019 stock options and 339,163 2020 stock options (the "Options"). All of the Options will lapse on completion of the Merger and the option holders will, as compensation, receive an amount of NOK 4.49, NOK 8.71 and NOK 11.06, respectively, for each 2018 stock options, 2019 stock options and 2020 stock options. The total amount of compensation to the option holders will be NOK 7,900,921.

8.	Distribution of the Merger Consideration

The Merger Consideration shall be distributed to the shareholders of the Merging Company on the Effective Date or as soon as reasonably possible thereafter.

The Consideration Shares may be delivered in the form of directly held shares in the Combined Company in the book-entry securities system maintained by Euroclear Finland Ltd., depository receipts or depositary interests registered at the Norwegian Central Securities Depository or similar arrangements. The Parties will seek a listing of the Combined Company on the Oslo Børs, and in case of a listing the Combined Company shall facilitate the holding and trading of shares by current shareholders of the Merging Company through VPS registration of depository receipts, depositary interests or similar arrangements as the default option, or, if possible, direct VPS registration of shares in the Combined Company. In the event that the Combined Company's shares, depositary receipts or depositary interests are not listed on the Oslo Børs, the Combined Company shall facilitate and cover the cost of any shareholders of the Merging Company who wish, within (3) months from the Effective Date to switch to holding shares registered in Euroclear Finland Ltd., whether through a nominee structure or other structure generally suitable for the current shareholder base.

The Consideration Shares shall carry full shareholder rights, including rights to dividends, as from the date of their registration with the Finnish Trade Register.

9.	Option rights and other special rights entitling to shares

The shareholders in the Merging Company do not hold any special rights as set out in Section 13-26(2) no. 7 of the Norwegian Public Companies Act or other special rights in the Merging Company.

There are no such rights in the Merging Company as set out in Section 11-1, 11-10 and 11-12 (financial instruments) of the Norwegian Public Companies Act or other special rights in the Merging Company, other than certain share options issued to key employees as set out in Clause 7.4 above.

10.	Share capital of the Combined Company

The share capital of the Combined Company shall be increased by EUR 1,019,621.64 in connection with the registration of the execution of the Merger in accordance with the accounting treatment described in Clause 11.

11.	Description of assets, liabilities and shareholders’ equity of the Merging Company and of the circumstances relevant to their valuation, of the effect of the Merger on the balance sheet of the recipient Company and of the accounting TREATMENT TO BE APPLIED IN THE MERGER

In the Merger, all (including known, unknown and conditional) assets, liabilities and responsibilities as well as agreements and commitments and the rights and obligations relating thereto of the Merging Company, and any items that replace or substitute any such item, will transfer to the Recipient Company by operation of law.

The Recipient Company has obtained adequate back-up financing commitments from a recognised lender in connection with the Merger. The Parties shall prior to the execution of the Merger jointly agree upon the steps to be taken with respect to the existing financing arrangements of the Parties, inter alia, with respect to financing arrangements that will transfer to and be continued by the Recipient Company and financing arrangements to be refinanced and/or repaid and cancelled.

The Merger is to be carried out by applying the acquisition method using book values for accounting purposes. The assets and the liabilities in the closing accounts of the Merging Company are recognised at book value in appropriate asset and liability line items in the balance sheet of the Recipient Company in accordance with the Finnish Accounting Act (1336/1997, as amended) and the Finnish Accounting Decree (1339/1997, as amended), except for the items relating to receivables and liabilities between the Recipient Company and the Merging Company; these receivables and liabilities will be extinguished in the Merger.

The equity of the Recipient Company shall be formed in the Merger by applying the acquisition method so that the amount corresponding the book value of the net assets of the Merging Company shall be recorded into reserve for invested unrestricted equity of the Recipient Company with the exception of the increase in share capital as described in Clause 10.

A description of the assets, liabilities and shareholders’ equity of the Merging Company and an illustration of the post-Merger indicative balance sheet of the Recipient Company is attached to this Merger Plan as Appendix 2.

The final effects of the Merger on the balance sheet of the Recipient Company will be determined according to the circumstances and the laws and regulations governing the preparation of the financial statements in Finland (“Finnish Accounting Standards”) at the Effective Date of the Merger.

12.	Employees’ participation in the merger process and likely repercussions of the Merger on employment

The employees of the Merging Company shall be transferred to the Recipient Company in connection with the execution of the Merger by operation of law as so-called old employees. The Recipient Company shall assume the obligations arising from the employment and service relationships of the transferring personnel and the related benefits as in force at the Effective Date.

The employees of the subsidiaries and affiliated companies of the Merging Company are not directly affected by the Merger, as their employment relationships will remain with their current employers and not be transferred to a new employer. The position of the CEO of the Merging Company will terminate at the latest upon completion of the Merger. Otherwise no employment or service contracts concluded with the employees of the Merging Company, the Recipient Company, or their subsidiaries or affiliated companies shall terminate due to the transaction.

Any information or consultation obligations, to the extent they may be required pursuant to the applicable laws, regulations and collective bargaining agreements, including but not limited to the Finnish Act on Co-operation within Undertakings (334/2007) and Chapter 16 of the Norwegian

Employment Act no62 of 17 June 2005, which implement the Council directive 2001/23/EC of 12 March 2001, shall be complied with. Each Party shall comply with all the statutory requirements relating to the employee transfer and jointly coordinate with the other Party the actions to be taken in relation thereto.

At the date of signing of this Merger Plan, the Recipient Company does not have any employee representatives in the Board of Directors, whereas the Merging Company has three (3) employee representatives in the Board of Directors based on a group scheme comprising the Merging Company's Norwegian subsidiaries and in accordance with applicable law, agreement and a decision by the previous Norwegian Industrial Democracy Board. The Merging Company and the Recipient Company will comply with the rules for arranging employee participation in connection with a statutory cross-border merger, which may include arrangements to have employee representatives on the Board of Directors of the Combined Company.

Since the Combined Company will be domiciled in Finland, it will be subject to the Finnish regulations on employee participation. The Finnish Act on Personnel Representation in the Company Administration (725/1990) and the Finnish Act on Employee Involvement in European Companies (SE) (758/2004) as referred to therein, which implement the directive 2005/56/EC of the European Parliament and of the Council of 26 October 2005, set out the rules for arranging employee participation in connection with a statutory cross-border merger. In accordance with the aforementioned acts, unless the Parties make a joint decision of applying the so-called standard rules set forth by Section 9b of the Finnish Act on Personnel Representation in the Company Administration and the relevant Sections of the Finnish Act on Employee Involvement in European Companies (SE), the Parties will enter into negotiations with the special negotiating body of the employees regarding the arrangement of employee participation within the Combined Company.

Employee representation in the boards of directors of the subsidiaries of the Companies Involved in the Merger will remain or be established in accordance with the applicable laws and regulations in each jurisdiction.

To the extent workforce reductions or other measures should be considered in the future, there will be separate discussions and/or employee consultations with the Combined Company's employees and/or their representatives in accordance with the applicable laws, regulations and collective bargaining agreements in each jurisdiction.

13.	matters outside ordinary business operations

From the date of this Merger Plan and until completion of the Merger, each of the Parties shall continue to conduct their operations in the ordinary course of business and in a manner consistent with past practice of the relevant Party, unless the Parties specifically agree otherwise in line with the provisions of the Combination Agreement.

The Board of Directors of the Recipient Company proposes to the Extraordinary General Meeting of the Recipient Company resolving on the Merger that the Board of Directors of the Recipient Company be authorized to resolve on the payment of an extra dividend in the maximum total amount of EUR 0.40 per share, in addition to the authorization by the Annual General Meeting of the Recipient Company held on 4 June 2020 to resolve on a payment of dividend in the maximum total amount of EUR 0.21 per share prior to the end of 2020, to the shareholders of the Recipient Company prior to the Effective Date (in aggregate a maximum total amount of EUR 0.61 per share representing approximately EUR 22,045,695.85, the “Pre-Completion Dividend”).

The Board of Directors of the Merging Company intends to propose to the Extraordinary General Meeting of the Merging Company to carry out a change to the Merging Company's corporate structure before completion of the Merger by creating a new holding company, Arcus Holding AS, for the operations of the Arcus group. This reorganisation will be carried out by way of a demerger of Arcus whereby substantially all of the assets, rights and liabilities of Arcus will be transferred to a new company, Arcus NewCo AS, and a parallel tripartite merger of Arcus NewCo AS into Arcus Holding AS, resulting in substantially all of the current assets, rights and liabilities of Arcus being owned by Arcus Holding AS (the "Reorganisation"). In order to facilitate for the demerger in the Reorganisation, Arcus will propose to increase the nominal value of each of Arcus' shares from NOK 0.02 to NOK 5.00 by way of a bonus issue (the "Bonus Issue"). After completion of the Reorganisation and the Merger, Arcus Holding AS will be a wholly owned subsidiary of the Combined Company serving as a holding company for the former Arcus’ part of the operations of the combined group.

Other than in connection with the Reorganisation and Bonus Issue in the Merging Company, existing option-based incentive plans of the key employees of the Merging Company, the annual share savings programme for employees of the Merging Company, the share-based incentive programme of the Recipient Company, and the distribution of the Pre-Completion Dividend by the Recipient Company to its shareholders, the Merging Company and the Recipient Company shall during the Merger process not resolve on any matters (regardless of whether such matters are ordinary or extraordinary) which would affect the shareholders’ equity or number of outstanding shares in the relevant company, including but not limited to share issues or redemptions, acquisition or disposal of treasury shares, dividend distributions, changes in share capital, or any comparable actions, or take or commit to take any such actions, unless the Parties specifically agree otherwise.

14.	Capital loans

Neither the Merging Company or the Recipient Company has issued any capital loans, as defined in Chapter 12, Section 1 of the Finnish Companies Act.

15.	Shareholdings between the Merging Company and the Recipient Company

On the date of this Merger Plan, the Merging Company or its subsidiaries do not own and the Merging Company agrees not to acquire and to cause its subsidiaries not to acquire any shares in the Recipient Company and the Recipient Company does not own and agrees not to acquire and to cause its subsidiaries not to acquire any shares in the Merging Company, unless the Parties specifically agree otherwise in writing.

On the date of this Merger Plan, the Merging Company holds 6,948 treasury shares. Neither of the Companies Involved in the Merger has a parent company.

16.	Business mortgages

On the date of this Merger Plan, there are no business mortgages as defined in the Finnish Act on Business Mortgages (634/1984, as amended) pertaining to the assets of either the Merging Company or the Recipient Company.

17.	Special benefits or rights in connection with the Merger

Except as set forth below, no special benefits or rights, each within the meaning of the Finnish Companies Act and the Norwegian Public Companies Act, shall be granted in connection with the Merger to any members of the Board of Directors, the CEOs, or the auditors of either the Merging Company or the Recipient Company, or to the auditors issuing expert statements on this Merger Plan to the Merging Company and the Recipient Company.

The CEO of the Recipient Company is entitled to a transaction bonus in the maximum amount of 70% of his annual base salary and a retention bonus in the maximum amount of 70% of his annual base salary.

The CEO of the Merging Company is entitled to a transaction bonus equivalent to 8.5 months of his fixed base salary and an additional transaction bonus equivalent to 6 months of his fixed base salary upon a successful completion of the Merger. The latter amount will be gradually reduced in the event that the CEO should resign prior to completion of the Merger.

The remuneration of the auditors issuing their statement on this Merger Plan is proposed to be paid in accordance with an invoice approved by the Board of Directors of the Recipient Company and the Board of Directors of the Merging Company, respectively.

18.	Registration of the execution of the Merger and conditions for such registration

Subject to the approval of the required resolutions by the respective Extraordinary General Meetings, each Party, including the Boards of Directors of the Companies Involved in the Merger, undertakes to procure that the necessary resolutions are made and actions taken to facilitate the Merger. Specifically, promptly following the signing date of the Merger Plan the Parties shall:

(a)	ensure filing of the Merger Plan with the Norwegian Business Register in accordance with Section 13-25 (2) no. 5, cf. Section 13-13 of the Norwegian Public Companies Act and with the Finnish Trade Register in accordance with Chapter 16 Section 24 of the Finnish Companies Act;

(b)	make the Merger Plan available to the Parties' respective shareholders in accordance with the Finnish Companies Act and the Norwegian Public Companies Act respectively; and

(c)	convene the Extraordinary General Meetings in the Companies Involved in the Merger for respective approvals of the Merger in accordance with the Merger Plan.

Subject to the conditions set out in Clause 22 of this Merger Plan, the Merger will be executed when the Finnish Trade Register has registered the Merger in the Finnish Trade Register pursuant to Chapter 16, Section 25 of the Finnish Companies Act, whereby the legal consequences of the Merger enter into force pursuant to Chapter 16, Section 27, first paragraph of the Finnish Companies Act. The planned Effective Date, meaning the planned date of registration of the execution of the Merger, is 1 April 2021 (effective registration time approximately at 00:01:01). The planned Effective Date is not binding and the actual Effective Date may be earlier or later than above date.

The Boards of Directors of the Companies Involved in the Merger shall have an obligation to file the notification for the execution of the Merger with the Finnish Trade Register and the Norwegian Business Register without undue delay after all conditions for the Merger set out in Clause 22 of this Merger Plan have been fulfilled or duly waived, with a request to register the Merger.

The Boards of Directors of the Companies Involved in the Merger may jointly resolve not to implement the Merger, both before and after the Extraordinary General Meetings of the Companies Involved in the Merger have resolved upon the Merger.

At the date of registration of completion of the Merger with the Finnish Trade Register all assets, obligations and liabilities of the Merging Company shall be deemed to be transferred to the Combined Company and at the same time the Merging Company shall be dissolved. However, the Board of Directors of the Recipient Company may at its sole discretion decide to maintain a branch office of the Combined Company in Norway following the dissolution of Arcus.

19.	Merger date for accounting purposes

The Merger is expected to be implemented with effect for accounting purposes as from the Effective Date and from the Effective Date the transactions of the Merging Company will be treated for accounting purposes as being those of the Combined Company.

20.	Financial statements which have formed the basis for the determination of the terms of the Merger

The terms of this Merger are based on the financial statements of the Merging Company as of 31 December 2019, the financial statements of the Recipient Company as of 31 December 2019 and the interim reports of both companies as of 30 June 2020, all of which are attached as Appendix 3A.

The financial statements of the Merging Company are prepared in accordance with the Norwegian Accounting Act of 17 July 1998 number 56 (as amended).The financial statements of the Recipient Company are prepared in accordance with the Finnish Accounting Act (1336/1997, as amended).

The consolidated financial statements of the Companies Involved in the Merger are prepared in accordance with International Financial Reporting Standards (IFRS) as adopted by the European Union.

The consolidated financial statements of the Merging Company and the Recipient Company as of 31 December 2018 and 2017, are attached as Appendix 3B.

21.	Listing of the new shares of the Recipient Company and delisting of the shares of the Merging Company

The Recipient Company shall apply for the listing of the Consideration Shares to be issued by the Recipient Company to public trading on the Helsinki Stock Exchange. The Parties will seek to ensure that the shares in the Combined Company or depository receipts or interests representing the shares in the Combined Company, as the case may be, will be subject to a secondary listing on the Oslo Børs in connection with the completion of the Merger or as soon as possible thereafter, for a transitional period of four (4) months from the first day of the secondary listing on the Oslo Børs, after which the shares in the Combined Company (or depository receipts or interests representing the shares in the Combined Company, as the case may be) shall be delisted from the Oslo Børs. The Board of Directors of the Combined Company is instructed to implement the delisting by separate application to the Oslo Børs.

For the purposes of the Merger, the listing of the Consideration Shares, and the secondary listing on the Oslo Børs, a merger prospectus will be published by the Recipient Company before the Extraordinary General Meetings of the Recipient Company and the Merging Company, respectively, resolving on the Merger. The listing of and trading in the Consideration Shares shall begin on the Effective Date or as soon as reasonably possible thereafter.

The trading in the shares of the Merging Company on Oslo Børs is expected to end at the end of the last trading day preceding the Effective Date and the shares in the Merging Company are expected to cease to be listed on Oslo Børs as of the Effective Date, at the latest.

22.	Conditions for executing the Merger

Completion of the Merger is for each of the Companies Involved in the Merger conditional only upon the fulfilment or, to the extent permitted by applicable law, waiver of the following conditions:

(a)	approval of the Merger at the Extraordinary General Meetings of the Companies Involved in the Merger;

(b)	approval of the Pre-Completion Dividend to the shareholders of the Recipient Company and such distribution having been executed;

(c)	competition approvals and regulatory approvals having been obtained in accordance with the Combination Agreement;

(d)	the Recipient Company having obtained written confirmations from Helsinki Stock Exchange that listing of the Consideration Shares will take place promptly upon the completion of the Merger;

(e)	the financing required in connection with the Merger being available materially in accordance with the post-Completion financing arrangements as further regulated under the Combination Agreement;

(f)	no event of default under any arrangement in respect of financial indebtedness of either Party having occurred and is continuing or is reasonably likely to occur as a result of the completion, if such event of default would, in the opinion of the Boards of Directors of both Parties acting in good faith, be reasonably expected to have a material adverse effect on the Combined Company;

(g)	no material adverse effect having occurred on or after the date of signing of the Combination Agreement (the "Signing Date") or neither of the Companies Involved in the Merger having, on or after the Signing Date, received information on a material adverse effect having occurred prior to the Signing Date and previously undisclosed to it;

(h)	the Parties having in all material respects complied with their respective covenants and obligations included in the Combination Agreement, including having satisfied all their obligations to fulfil the statutory requirements for the Merger and the completion under the Finnish Companies Act and the Norwegian Public Companies Act; and

(i)	the Combination Agreement remaining in force and not having been terminated.

Each of the Boards of Directors in the Companies Involved in the Merger has the right to, in their sole discretion and without approval from the Extraordinary General Meeting, to the extent permitted by applicable law, to waive any of the conditions for completion set out above on behalf of the Merging Company and the Recipient Company, respectively.

Furthermore, the Combination Agreement may be terminated with immediate effect prior to completion of the Merger only as follows:

(a)	by mutual written consent duly authorised by the Boards of Directors of the Companies Involved in the Merger;

(b)	by either Party if (a) the conditions for completion of the Merger have not been fulfilled by the long stop date as set out in the Combination Agreement or (b) it becomes evident (including, without limitation, due to a material adverse effect incapable of being cured occurring, appearing or being disclosed to the other Party after the Signing Date or due to a Party failing to fulfil any of its undertakings or obligations resulting in the failure of the completion) that the Completion cannot take place by the long stop date regardless of any possible course of action by the Parties, provided, however, that the right in (a) and (b) to terminate is not available to the Party whose failure to fulfil any undertaking or obligation under the Combination Agreement has resulted in the completion not occurring by such date;

(c)	by either Party, if either or both of the respective Extraordinary General Meetings of the Companies Involved in the Merger have not considered the resolutions regarding approval of the Merger within four months of the registration of the Merger Plan with the Finnish Trade Register or if, upon consideration by the Extraordinary General Meetings, they have failed to be duly approved;

(d)	by either Party if any governmental entity (including, but not limited to, any competition authority) shall have given an order or taken any regulatory action that is non-appealable and conclusively prohibits the effecting of the completion; and

(e)	by the non-breaching Party upon a breach by the other Party of any representation and warranty given under the Combination Agreement, provided that such breach has resulted, or could reasonably be expected to result, in a material adverse effect as regulated under the Combination Agreement.

23.	Auxiliary Trade Names

In connection with the execution of the Merger, the auxiliary trade names set out in Appendix 4 are registered for the Combined Company.

24.	Merger Report

The Boards of Directors of the Companies Involved in the Merger shall prepare a merger report in accordance with Section 13-27 of the Norwegian Public Companies Act and Chapter 16, Section 22 of the Finnish Companies Act.

25.	Language versions

This Merger Plan has been prepared and executed in English. The Parties shall prepare Finnish and Norwegian translations. Should any discrepancies exist between the English, Finnish and Norwegian versions, the English version shall prevail.

26.	Other issues

Upon resolving the Merger Plan, the General Meetings grant the Boards of Directors of the Merging Company and the Recipient Company authorisation to jointly complete any minor amendments in the Merger Plan if this does not cause any harm or disadvantage for the companies, their creditors or the shareholders.

This Merger Plan is governed by and construed in accordance with Norwegian and Finnish law, as applicable, without giving effect to any choice or conflict of law provision or rule (whether of Norway, Finland or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than Norway or Finland.

Any dispute, controversy or claim between the Parties arising out of or relating to this Merger Plan shall be finally settled by arbitration in accordance with the Arbitration Rules of the Finland Chamber of Commerce. The number of arbitrators shall be three (3). Altia shall appoint one (1) arbitrator and Arcus shall appoint one (1) arbitrator. In the event of a failure by any Party to appoint such party-appointed arbitrator, the Arbitration Institute of the Finland Chamber of Commerce will make the appointment upon the request of the other Party. The third arbitrator, who will act as chairman of the arbitral tribunal, will be appointed by the Arbitration Institute of the Finland Chamber of Commerce unless the two party-appointed arbitrators reach an agreement on the arbitrator to be appointed as chairman within fourteen (14) days of the appointment of the latter party-appointed arbitrator. The seat of arbitration shall be Helsinki, Finland. The language of the arbitration shall be English.

This Merger Plan has been made in two (2) identical counterparts, one (1) for the Merging Company and one (1) for the Recipient Company.

[Signature pages follow]

In Helsinki, on 29 September 2020

ALTIA PLC Authorized by the Board of Directors of Altia Plc
SANNA SUVANTO-HARSAAE By:_____________________________
Name: Sanna Suvanto-Harsaae Title: Chairman of the Board of Directors

On 29 September 2020

ARCUS ASA
MICHAEL HOLM JOHANSEN _____________________________	LEENA MARIA SAARINEN _____________________________
Michael Holm Johansen Chairman	Leena Maria Saarinen Board member

ANN-BETH NINA JOHANNESEN FREUCHEN _____________________________	NILS KLOUMANN SELTE _____________________________
Ann-Beth Nina Johannesen Freuchen Board member	Nils Kloumann Selte Board member

CARL ERIK HAGEN _____________________________	INGEBORG FLØNES _____________________________
Carl Erik Hagen Board member	Ingeborg Flønes Board member

KIRSTEN ÆGIDIUS _____________________________	ERIK HAGEN _____________________________
Kirsten Ægidius Board member	Erik Hagen Board member (employee representative)

ANN THERESE ELISABETH JACOBSEN _____________________________	ANNE-MARIE FLÅTEN _____________________________
Ann Therese Elisabeth Jacobsen Board member (representative)	Anne-Marie Flåten Board member (employee representative)

Appendices to Merger Plan

Appendix 1A	Current Articles of Association of the Merging Company.
Appendix 1B	Current Articles of Association of the Recipient Company.
Appendix 1C	Draft amended Articles of Association of the Combined Company.
Appendix 2	Description of assets, liabilities and shareholders’ equity and valuation of the Merging Company and the preliminary presentation of the balance sheet of the Recipient Company.
Appendix 3A	Financial statements of the Merging Company and the Recipient Company as of 31 December 2019 and the interim reports of both companies as of 30 June 2020.
Appendix 3B	Financial statements of the Merging Company and the Recipient Company as of 31 December 2018 and 2017.
Appendix 4	Auxiliary trade names

IMPORTANT INFORMATION

The distribution of this document may be restricted by law and persons into whose possession any document or other information referred to herein comes should inform themselves about and observe any such restrictions. The information contained herein is not for publication or distribution, in whole or in part, directly or indirectly, in or into Australia, Canada, Hong Kong, Japan, South Africa or any other jurisdiction where such publication or distribution would violate applicable laws or rules or would require additional documents to be completed or registered or require any measure to be undertaken in addition to the requirements under Finnish law. Any failure to comply with these restrictions may constitute a violation of the securities laws of any such jurisdiction. This document is not directed to, and is not intended for distribution to or use by, any person or entity that is a citizen or resident or located in any locality, state, country or other jurisdiction where such distribution, publication, availability or use would be contrary to law or regulation or which would require any registration or licensing within such jurisdiction.

Altia is a Finnish company and Arcus is a Norwegian company. The transaction, including the information distributed in connection with the merger and the related shareholder votes, is subject to disclosure, timing and procedural requirements of a non-U.S. country, which are different from those of the United States. The financial information included or referred to in this document has been prepared in accordance with IFRS, which may not be comparable to the accounting standards, financial statements or financial information of U.S. companies or applicable in the United States.

It may be difficult for U.S. shareholders of Arcus to enforce their rights and any claim they may have arising under U.S. federal or state securities laws, since Altia and Arcus are not located in the United States, and all or some of their officers and directors are residents of non-U.S. jurisdictions. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment. U.S. shareholders of Arcus may not be able to sue Altia or Arcus or their respective officers and directors in a non-U.S. court for violations of U.S. laws, including federal securities laws, or at the least it may prove to be difficult to evidence such claims. Further, it may be difficult to compel Altia or Arcus and their affiliates to subject themselves to the jurisdiction of a U.S. court. In addition, there is substantial doubt as to the enforceability in a foreign country in original actions, or in actions for the enforcement of judgments of U.S. courts, based on the civil liability provisions of the U.S. federal securities laws.

This document does not constitute a notice to an EGM or a merger prospectus and as such, does not constitute or form part of and should not be construed as, an offer to sell, or the solicitation or invitation of any offer to buy, acquire or subscribe for, any securities or an inducement to enter into investment activity. Any decision with respect to the proposed merger of Arcus into Altia should be made solely on the basis of information to be contained in the actual notices to the EGM of Arcus and Altia, as applicable, and the merger prospectus related to the merger as well as on an independent analysis of the information contained therein. You should consult the merger prospectus for more complete information about Altia, Arcus, their respective subsidiaries, their respective securities and the merger.

No part of this document, nor the fact of its distribution, should form the basis of, or be relied on in connection with, any contract or commitment or investment decision whatsoever. The information contained in this document has not been independently verified. No representation, warranty or undertaking, expressed or implied, is made as to, and no reliance should be placed on, the fairness, accuracy, completeness or correctness of the information or the opinions contained herein. Neither Altia nor Arcus, nor any of their respective affiliates, advisors or representatives or any other person, shall have any liability whatsoever (in negligence or otherwise) for any loss however arising from any use of this document or its contents or otherwise arising in connection with this document. Each person must rely on their own examination and analysis of Altia, Arcus, their respective securities and the merger, including the merits and risks involved. The transaction may have tax consequences for Arcus shareholders, who should seek their own tax advice.

The securities referred to in this document have not been, and will not be, registered under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”), or the securities laws of any state of the United States (as such term is defined in Regulation S under the U.S. Securities Act) and may not be offered, sold or delivered, directly or indirectly, in or into the United States absent registration, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the U.S. Securities Act and in compliance with any applicable state and other securities laws of the United States. This document does not constitute an offer to sell or solicitation of an offer to buy any of the shares in the United States. Any offer or sale of new Altia shares made in the United States in connection with the merger may be made pursuant to the exemption from the registration requirements of the U.S. Securities Act provided by Rule 802 thereunder.

The new shares in Altia have not been and will not be listed on a U.S. securities exchange or quoted on any inter-dealer quotation system in the United States. Neither Altia nor Arcus intends to take any action to facilitate a market in the new shares in Altia in the United States.

The new shares in Altia have not been approved or disapproved by the U.S. Securities and Exchange Commission, any state securities commission in the United States or any other regulatory authority in the United States, nor have any of the foregoing authorities passed comment upon, or endorsed the merit of, the merger or the accuracy or the adequacy of this document. Any representation to the contrary is a criminal offence in the United States.

Appendix 1A

Current Articles of Association of the Merging Company

ARTICLES OF ASSOCIATION

for

Arcus ASA

(As last amended 29 November 2016)

§ 1

The business name of the company is Arcus ASA. The company is a public limited liability company.

§ 2

The registered office of the company is located in the municipality of Nittedal. General meetings can also be held in the municipality of Oslo.

§ 3

The company's purpose is to operate, import, export, production, storage and distribution of alcoholic beverages and other goods, and other business activities in connection therewith, including participation in other companies engaged in such activities.

§ 4

The company's share capital is NOK 1,360,465.10 divided on 68,023,255 shares, each with a nominal value of NOK 0.02. The shares shall be registered in the Norwegian Central Securities Depository (VPS).

§ 5

The board of directors of the company shall consist of at least three, but no more than eight shareholder-elected board members, as adopted by the general meeting. In addition, board members are elected by and among the employees in accordance with applicable company legislation.

§ 6

The authority to sign on behalf of the company is held by the chairman of the board alone or two board members jointly.

§ 7

The annual general meeting shall discuss and decide upon the following:

1) Approval of the annual accounts and annual report, including distribution of dividend.

2) Other matters that according to law or the articles of association are to be decided upon by the general meeting.

When documents concerning matters to be discussed at general meetings in the company have been made available to the shareholders on the company’s web pages, the board of directors may decide that the documents shall not be sent to the shareholders. If so, a shareholder may demand that documents concerning matters to be discussed at the general meeting be sent to him or her. The company cannot demand any form of compensation for sending the documents to the shareholders.

Shareholders may cast a written vote in advance in matters to be discussed at the general meetings of the company. Such votes may also be cast through electronic communication. The access to cast votes in advance is subject to the presence of a safe method of authenticating the sender. The board of directors decides whether such a method exists before each individual general meeting. The notice of general meeting must state whether votes in advance are permitted and which guidelines, if any, that have been issued for such voting.

The notice of general meeting may state that shareholders wanting to attend the general meeting must notify the company thereof within a certain period. This period cannot expire sooner than five days before the meeting.

§ 8

The company shall have a nomination committee consisting of three members. The members of the nomination committee shall be shareholders or representatives of shareholders. The members of the nomination committee, including its chairman, are elected by the general meeting. The members of the nomination committee’s period of service shall be two years unless the general meeting decides otherwise. The period of service commences from the time of being elected unless otherwise decided. It terminates at the end of the annual general meeting of the year in which the period of service expires. Even if the period of service has expired, the member must remain in his or her position until a new member has been elected. The members of the nomination committee’s fees shall be determined by the general meeting.

The nomination committee shall have the following responsibilities:

(I) To give the general meeting its recommendations regarding the election of board members to be elected by the shareholders

(II) To give the general meeting its recommendations regarding the board members’ fees

(III) To give the general meeting its recommendations regarding the election of members of the nomination committee

(IV) To give the general meeting its recommendations regarding the members of the nomination committee’s fees.

The general meeting may issue further guidelines for the nomination committee’s work.

Appendix 1B

Current Articles of Association of the Recipient Company

Altia Plc’s Articles of Association

1 Company name and registered office

The company’s name is Altia Oyj in Finnish, Altia Abp in Swedish, and Altia Plc in English.

The company’s registered office is situated in Helsinki, Finland.

2 Company’s line of business

The company’s line of business is to by itself or through the group companies engage in 1. the manufacture, import, and sale of alcoholic beverages and products with an alcohol base; 2. the manufacture, import, and sale of other drinks; 3. the manufacture, import, and sale of ethanol and products with an ethanol base; 4. the manufacture and sale of other biotechnical and cosmetic, toiletry and detergent products; 5. the manufacture and sale of agricultural food and feed component; 6. the manufacture and sale of products made of renewable resources; 7. the training related to these industries, as well as the sale of the technology and the planning and laboratory services. The Company may own and possess real estate and securities.

3 Shares

The shares of the Company belong to the book-entry securities system.

4 Company’s board of directors

The company’s Board of Directors shall comprise a minimum of three (3) and a maximum of eight (8) members. The Chairman, Vice Chairman, and other members of the Board of Directors are elected by the General Meeting, which also decides on their remuneration. The term of office of the members of the Board of Directors will expire at the end of the first Annual General Meeting following the election.

Should a Chairman or Vice Chairman of the Board of Directors resign or become otherwise unable to act as Chairman or Vice Chairman during their term of office, the Board of Directors shall have the right to elect a new Chairman or Vice Chairman from among its members for the remaining term of office.

The Board of Directors constitutes a quorum when more than half of the members of the Board of Directors are present at the meeting.

5 Chief executive officer (ceo)

The company has a CEO elected by the Board of Directors.

6 Company representation

The company is represented by the members of the Board of Directors and the CEO two together. The Board of Directors may authorise other designated persons to represent the company together with a board member or another person authorised to represent the company.

The Board of Directors may also grant rights of procuration.

7 Company’s financial year

The company’s financial year is the calendar year.

8 Company auditors

The company shall have one (1) auditor, which shall be an approved auditing firm. The auditor’s term shall cover the financial year. The term of office of the auditor shall end at the end of the first Annual General Meeting following the election.

9 Notice to the general meeting

General Meetings shall be convened by publishing a notice to the meeting on the company’s website not more than three (3) months and not less than three (3) weeks before the date of the General Meeting, however, at least nine (9) days before the record date of the General Meeting as provided by the Finnish Companies Act.

10 Right to attend the general meeting

A shareholder wishing to attend a General Meeting shall notify the company by the date mentioned in the notice to the meeting, which may not be more than ten (10) days before the meeting.

11 Annual general meeting

The Annual General Meeting must be held annually within six (6) months from the end of the financial year on the date specified by the Board of Directors.

The General Meeting shall present:

1. financial statements, which includes parent company’s profit and loss account, balance sheet, and notes, as well as the consolidated financial statements and the Board of Directors’ report;

2. the auditor's report;

shall decide on:

1. the adoption of the financial statements;

2. the use of the profit shown on the balance sheet;

3. the discharge from liability to the members of the Board of Directors and the CEO;

4. the adoption of the remuneration policy, when necessary;

5. the adoption of the remuneration report;

6. the number of the members of the Board of Directors, as well as the remuneration payable to the members of the Board of Directors and the auditor and;

shall elect:

1. a Chairman and Vice Chairman of the Board of Directors and other members of the Board of Directors;

2. an auditor;

shall deal with:

1. any matters notified by the shareholders in the manner provided for in Section 5 of Chapter 5 of the Finnish Limited Liability Companies Act; and

2. other matters listed in the meeting notice.

Appendix 1C

Draft amended Articles of Association of the Combined Company.

Anora Group Plc’s Articles of Association

1 Company name and registered office

The company’s name is Anora Group Oyj in Finnish, Anora Group Abp in Swedish, and Anora Group Plc in English.

The company’s registered office is situated in Helsinki, Finland.

2 Company’s line of business

The company’s line of business is to by itself or through the group companies or joint ventures engage in 1. the manufacture, import, export, storage, and sale of (a) non-alcoholic and alcoholic beverages and (b) starch, ethanol and ethanol-based products; 2. the manufacture and sale of other petrochemical and biotechnical components and products, agricultural food and feed components and products, and products made of renewable resources; 3. services and training related to these businesses; and 4. other business activities in connection therewith. The Company may own and possess real estate and securities.

3 Shares

The shares of the Company belong to the book-entry securities system.

4 Company’s Board of Directors

The company’s Board of Directors shall comprise a minimum of three (3) and a maximum of eight (8) members. The Chairman, Vice Chairman, and other members of the Board of Directors are elected by the General Meeting, which also decides on their remuneration. The term of office of the members of the Board of Directors will expire at the end of the first Annual General Meeting following the election. However, the term of office of the members of the Board of Directors conditionally elected at the Extraordinary General Meeting held in 2020 will expire at the end of the Annual General Meeting held in 2022.

Should a Chairman or Vice Chairman of the Board of Directors resign or become otherwise unable to act as Chairman or Vice Chairman during their term of office, the Board of Directors shall have the right to elect a new Chairman or Vice Chairman from among its members for the remaining term of office.

The Board of Directors constitutes a quorum when more than half of the members of the Board of Directors are present at the meeting.

5 Chief executive officer (CEO)

The company has a CEO elected by the Board of Directors.

6 Company representation

The company is represented by the members of the Board of Directors and the CEO two together. The Board of Directors may authorise other designated persons to represent the company together with a board member, the CEO, or another person authorised to represent the company.

The Board of Directors may also grant rights of procuration.

7 Company’s financial year

The company’s financial year is the calendar year.

8 Company auditors

The company shall have one (1) auditor, which shall be an approved auditing firm. The auditor’s term shall cover the financial year. The term of office of the auditor shall end at the end of the first Annual General Meeting following the election.

9 Notice to the general meeting

General Meetings shall be convened by publishing a notice to the meeting on the company’s website not more than three (3) months and not less than three (3) weeks before the date of the General Meeting, however, at least nine (9) days before the record date of the General Meeting as provided by the Finnish Companies Act.

10 Right to attend the general meeting

A shareholder wishing to attend a General Meeting shall notify the company by the date mentioned in the notice to the meeting, which may not be more than ten (10) days before the meeting.

11 Annual general meeting

The Annual General Meeting must be held annually within six (6) months from the end of the financial year on the date specified by the Board of Directors.

The Annual General Meeting shall present:

1. financial statements, which includes parent company’s profit and loss account, balance sheet, and notes, as well as the consolidated financial statements and the Board of Directors’ report;

2. the auditor's report;

shall decide on:

1. the adoption of the financial statements;

2. the use of the profit shown on the balance sheet;

3. the discharge from liability to the members of the Board of Directors and the CEO;

4. the adoption of the remuneration policy, when necessary;

5. the adoption of the remuneration report;

6. the number of the members of the Board of Directors, as well as the remuneration payable to the members of the Board of Directors and the auditor and;

shall elect:

1. a Chairman and Vice Chairman of the Board of Directors and other members of the Board of Directors;

2. an auditor;

shall deal with:

1. any matters notified by the shareholders in the manner provided for in Section 5 of Chapter 5 of the Finnish Limited Liability Companies Act;

2. and other matters listed in the meeting notice.

Notwithstanding the aforesaid in this Article 11, the Annual General Meeting to be held in 2021 shall decide on the number of the members of the Board of Directors and remuneration payable to the members of the Board of Directors and elect the Chairman and Vice Chairman of the Board of Directors and other members of the Board of Directors only if the term of office of the members of the Board of Directors conditionally elected at the Extraordinary General Meeting held in 2020 has not yet begun.

Appendix 2	Description of assets, liabilities and shareholders’ equity and valuation of the Merging Company and the preliminary presentation of the Merger balance sheet of the Recipient Company

The following Recipient Company’s Merger Balance sheet illustrates the combination of Altia’s balance sheet as at 30 June 2020 and Illustrative balance sheet of Arcus after the Reorganisation and application of the acquisition method as defined under Finnish Accounting Standards using book values for the recording of the Merger. The Merging Company’s balance sheet information has been aligned with Altia’s Accounting principles. The final effects of the Merger on the balance sheet of the Recipient Company will be determined according to the balance sheet position and the Finnish Accounting Standards in force as per the Effective Date.

In EUR million	Recipient Company before Merger1)	Merging Company after Reorganisation2)		Preliminary Merger adjustments3)	Note	Recipient Company's Merger Balance Sheet
ASSETS
Non-current assets
Intangible assets	16					16
Tangible assets	50					50
Investments total	206	52				258
TOTAL NON-CURRENT ASSETS	272	52				324

Current assets
Inventories total	46					46
Non-current receivables	14	0				14
Current receivables	33	12				45
Cash at hand and in banks	100	0				100
TOTAL CURRENT ASSETS	193	12				205
TOTAL ASSETS	465	64				529

EQUITY AND LIABILITIES
Equity
Share capital	60	31		-30	3a)	62
Share premium		19		-19	3a)	0
Invested unrestricted equity fund	1			51	3a)	52
Hedge reserve	-1					-1
Retained earnings and profit for the period	95	2		-24	3a),3b)	73
TOTAL EQUITY	156	52		-22		186

Appropriations
Depreciation difference	19					19
Provisions
Other provisions		0				0
Liabilities
Non-current liabilities	75	0				75
Current liabilities	215	12	2b)	22	3b)	248
TOTAL LIABILITIES	290	12		22		324
TOTAL EQUITY AND LIABILITIES	465	64		0		529

1)	The Recipient Company’s balance sheet before the Merger is derived from the Recipient Company’s unaudited balance sheet as at 30 June 2020 prepared in accordance with the Finnish Accounting Standards.

2)	The Merging Company’s balance sheet after the Reorganisation illustrates the impacts of the intended Reorganisation of the Merging Company as described in the Section 13 of the Merger Plan whereby substantially all of the assets, rights and liabilities of Arcus will be transferred to a new holding company, Arcus NewCo AS, and parallel tripartite merger of Arcus NewCo AS into Arcus Holding AS (a wholly owned subsidiary of Arcus). The Reorganisation will create an inter-company receivable which will be subsequently converted into shares in Arcus Holding AS and recognised in the form of contribution in kind to increase the share capital and share premium in the Merging Company's equity before the Effective Date (resulting in a share capital and share premium in the Merging Company as before the Reorganisation, but after the Bonus Issue). The Merging Company’s balance sheet after the Reorganisation has been converted in EUR using NOK exchange rate of 10.912 as at 30 June 2020.

a.	If the Reorganisation would not take place, the assets, rights and liabilities of the Merging Company transferring in the Merger would correspond to the assets, rights and liabilities presented under note 4) below as at the Effective Date with the exception of the potential write down of the most of the remaining deferred tax asset in the balance sheet on the Effective Date.

b.	Current liabilities include liabilities relating to dividend payable amounting to EUR 10.3 million (NOK 112.9 million) in the Merging Company which have been paid on 10 July 2020.

3)	Preliminary Merger adjustments consist of the following:

a.	The equity of the Receiving Company shall be formed in the Merger by applying the acquisition method as defined under Finnish Accounting Standards so that the amount corresponding the book value of the net assets of the Merging Company shall be recorded into reserve for invested unrestricted equity of the Receiving Company with the exception of the increase EUR 1.0 million in share capital as described in Section 10.

b.	The Board of Directors of the Recipient Company proposes Pre-Combination Dividend of approximately EUR 22.0 million (as further set out in Section 13 of the Merger Plan) to the shareholders of Altia prior to the Effective Date. In the illustrative Recipient Company’s Merger Balance Sheet the equity and the current liabilities have been adjusted for the proposed dividend.

4)	The Merging Company’s balance sheet before Reorganisation and Merger presented below is derived from the unaudited balance sheet as at 30 June 2020 prepared accordance with the Norwegian Accounting Act (Norwegian GAAP) and converted in EUR using NOK exchange rate of 10.912 as at 30 June 2020 and have been aligned with Altia’s Accounting principles.

In EUR million	Merging Company prior Reorganisation
ASSETS
Total non-current assets	132
Total current assets	65
TOTAL ASSETS	197

EQUITY AND LIABILITIES
TOTAL EQUITY	52
Provisions	0
Non-current liabilities	0
Current liabilities	145
TOTAL LIABILITIES	145
TOTAL EQUITY AND LIABILITIES	197

The illustrative Receiving Company’s Merger Balance Sheet presented above does not take into account among others the group contributions, dividend payments, except for the dividend payment mentioned in note 3b) above, which may be paid prior to the Effective Date and transaction costs related to the Merger which all could have a significant impact on the Receiving Company’s Merger Balance Sheet and the Merging Company’s assets and liabilities prior to the Effective Date.

Appendix 3A

Financial statements of the Merging Company and the Recipient Company as of 31 December 2019 and the interim reports of both companies as of 30 June 2020

The documents containing the financial information included in this Appendix 3A are available on Altia’s website at www.altiagroup.com/investors/merger.

Appendix 3B

Financial statements of the Merging Company and the Recipient Company as of 31 December 2018 and 2017

The documents containing the financial information included in this Appendix 3B are available on Altia’s website at www.altiagroup.com/investors/merger.

Appendix 4

Auxiliary Trade Names

In connection with the execution of the Merger, the following auxiliary trade names are registered for the Recipient Company:

•	Altia, through which the Recipient Company will carry out the manufacture, marketing and sale of starch, ethanol-based products and alcoholic beverages.

•	Arcus, through which the Recipient Company will carry out sale and marketing of alcoholic beverages.